As filed with the Securities and Exchange Commission on June 28, 2006
Registration No. 333-134722

SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

AMENDMENT NO. 1 TO
FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

MIRANT NORTH AMERICA, LLC
(Exact name of Registrant as Specified in Its Charter)

Delaware	4911	20-4514609
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)
1155 Perimeter Center West
Atlanta, Georgia 30338
Telephone: (678) 579-5000
Facsimile: (678) 579-5589
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)
S. Linn Williams
Executive Vice President and General Counsel
1155 Perimeter Center West
Atlanta, Georgia 30338
Telephone: (678) 579-5000
Facsimile: (678) 579-5589
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)
With copies to:
M. Hill Jeffries
Alston & Bird LLP
1201 West Peachtree Street
Atlanta, Georgia 30309-3424
Telephone: (404) 881-7000
Facsimile: (404) 881-4777
MNA FINANCE CORP.
(Exact name of Registrant as Specified in Its Charter)

Delaware	4911	20-3958481
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)
1155 Perimeter Center West
Suite 100
Atlanta, Georgia 30338
Telephone: (678) 579-5000
Facsimile: (678) 579-5589
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)
S. Linn Williams
Executive Vice President and General Counsel
1155 Perimeter Center West
Atlanta, Georgia 30338
Telephone: (678) 579-5000
Facsimile: (678) 579-5589
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)
With copies to:
M. Hill Jeffries
Alston & Bird LLP
1201 West Peachtree Street
Atlanta, Georgia 30309-3424
Telephone: (404) 881-7000
Facsimile: (404) 881-4777

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of the Registration Statement.
TABLE OF ADDITIONAL REGISTRANTS
The following subsidiaries of Mirant North America, LLC are guarantors of the new notes and are co-registrants:

	State of Incorporation	I.R.S. Employer	Primary Standard Industrial
Name of Additional Registrant	or Organization	Identification Number	Classification Code Number

Mirant Texas Management, LLC	Delaware	20-4514872	4911
Mirant Texas, LP	Delaware	58-2458361	4911
Mirant California, LLC	Delaware	58-2439965	4911
Mirant Potrero, LLC	Delaware	58-2441671	4911
Mirant Delta, LLC	Delaware	58-2441669	4911
Mirant Canal, LLC	Delaware	58-2415569	4911
Mirant Kendall, LLC	Delaware	58-2415568	4911
Mirant Zeeland, LLC	Delaware	58-2512045	4911
Mirant Special Procurement, Inc.	Delaware	58-2628316	4911
MLW Development, LLC	Delaware	71-0947795	4911

c/o Mirant North America, LLC
1155 Perimeter Center West
Atlanta, Georgia 30338
Telephone: (678) 579-5000
Facsimile: (678) 579-5589
(Address, Including Zip Code, and Telephone Number, Including Area Code,
of Each of the Co-Registrant’s Principal Executive Offices)
S. Linn Williams
Executive Vice President and General Counsel
1155 Perimeter Center West
Atlanta, Georgia 30338
Telephone: (678) 579-5000
Facsimile: (678) 579-5589
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code,
of Agent for Service for Each Co-Registrant)
With copies to:
M. Hill Jeffries
Alston & Bird LLP
1201 West Peachtree Street
Atlanta, Georgia 30309-3424
Telephone: (404) 881-7000
Facsimile: (404) 881-4777
If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
The Registrants hereby amend this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrants shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Prospectus
Mirant North America, LLC
MNA Finance Corp.
Offer to Exchange $850,000,000 of Its
7.375% Senior Notes Due 2013,
Registered under the Securities Act,
for $850,000,000 of Its Outstanding Unregistered
7.375% Senior Notes Due 2013
This exchange offer will expire at 5:00 p.m.,
New York City time, on July 28, 2006, unless extended.

•	We are offering to exchange $850,000,000 aggregate principal amount of 7.375% senior notes due December 31, 2013, registered under the Securities Act of 1933, as amended, or the “Securities Act,” and referred to in this prospectus as the new notes, for all $850,000,000 aggregate principal amount of outstanding unregistered 7.375% senior notes due December 31, 2013, which are referred to in this prospectus as the old notes.

•	The terms of the new notes will be substantially identical to the terms of the old notes that were issued on December 23, 2005, except that the new notes will be registered under the Securities Act and will not be subject to transfer restrictions or registration rights. The old notes were issued in reliance upon an available exemption from the registration requirements of the Securities Act.

•	We will pay interest on the new notes on each June 30 and December 31, beginning December 31, 2006.

•	The new notes will be fully and unconditionally guaranteed on a senior unsecured basis by certain of our current and future domestic restricted subsidiaries.

•	Subject to the terms of this exchange offer, we will exchange the new notes for all old notes that are validly tendered and not withdrawn prior to the expiration of this exchange offer.

•	The exchange of old notes for new notes pursuant to this exchange offer generally will not be a taxable event for U.S. federal income tax purposes. See “Summary of certain United States federal tax considerations.”

•	We will not receive any proceeds from this exchange offer.
Investing in the new notes involves risks. You should consider carefully the risk factors beginning on page 9 of this prospectus before tendering your old notes in this exchange offer.
Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the new notes or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
Each broker-dealer that receives new notes for its own account pursuant to this exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for old notes where such old notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. We have agreed that we will make this prospectus available to any broker-dealer for use in connection with any such resale until the earlier of 180 days after the closing of this exchange offer or the date on which each such broker-dealer has resold all of the new notes acquired by it in this exchange offer. See “Plan of distribution.”
The date of this prospectus is June 29, 2006

Important information about this prospectus
You should rely only on the information in this prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to exchange and issue the new notes in any jurisdiction where the offer or exchange is not permitted. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.
This exchange offer is not being made to, and we will not accept surrenders for exchange from, holders of old notes in any jurisdiction in which this exchange offer or the acceptance of this exchange offer would violate the securities or blue sky laws of that jurisdiction.
Where you can find more information
This document contains summaries of the terms of certain agreements that we believe to be accurate in all material respects. However, we refer you to the actual agreements for complete information relating to those agreements. All summaries are qualified in their entirety by this reference. We will make copies of those documents available to you upon your request to us. While any of the old notes remain outstanding, we will make available to any holder or any prospective purchaser the information required pursuant to Rule 144A(d)(4) under the Securities Act during any period in which we are not subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, or the “Exchange Act.”
Forward-looking statements
This prospectus includes statements that are, or may be deemed to be, “forward-looking statements.” These forward-looking statements can be identified by the use of forward-looking terminology, including the terms “estimate,” “anticipate,” “expect,” “intend,” “may,” “will” or “should” or, in each case, their negative or other variations or comparable terminology. These forward-looking statements include all matters that are not historical facts.

i

They appear in a number of places throughout this prospectus and include statements regarding our current intentions, beliefs or expectations concerning, among other things, our results of operations, financial condition, liquidity, prospects, growth, strategies and the industry in which we operate.
By their nature, forward-looking statements involve risks and uncertainties because they relate to events and depend on circumstances that may or may not occur in the future. We caution you that forward-looking statements are not guarantees of future performance and that our actual results of operations, financial condition and liquidity, and the development of the industry in which we operate may differ materially from those made in or suggested by the forward-looking statements contained in this prospectus. In addition, even if our results of operations, financial condition and liquidity, and the development of the industry in which we operate are consistent with the forward-looking statements contained in this prospectus, those results or developments may not be indicative of results or developments in subsequent periods.
Forward-looking statements are only predictions. Actual events or results may differ materially from any forward-looking statement as a result of various factors, which include:

•	legislative and regulatory initiatives regarding deregulation, regulation or restructuring of the electric utility industry; changes in state, federal and other regulations (including rate and other regulations); changes in, or changes in the application of, environmental and other laws and regulations to which we and our subsidiaries and affiliates are or could become subject;

•	failure of our assets to perform as expected, including outages for unscheduled maintenance or repair;

•	implementation of business strategies, including the acquisition of additional assets or the disposition or alternative utilization of existing assets;

•	changes in market conditions, including developments in energy and commodity supply, demand, volume and pricing, or the extent and timing of the entry of additional competition in our markets or those of our subsidiaries and affiliates;

•	increased margin requirements, market volatility or other market conditions that could increase our obligations to post collateral beyond amounts which are expected;

•	our inability to access effectively the over-the-counter and exchange-based commodity markets or changes in commodity market liquidity or other commodity market conditions, which may affect our ability to engage in asset management and proprietary trading activities as expected;

•	our ability to borrow additional funds and access capital markets;

•	strikes, union activity or labor unrest;

•	weather and other natural phenomena, including hurricanes and earthquakes;

•	the cost and availability of emissions allowances;

•	our ability to obtain adequate fuel supply and delivery for our facilities;

•	curtailment of operations due to transmission constraints;

•	environmental regulations that restrict our ability to operate our business;

•	war, terrorist activities or the occurrence of a catastrophic loss;

•	deterioration in the financial condition of our counterparties and the resulting failure to pay amounts owed to us or to perform obligations or services due to us;

•	hazards customary to the power generation industry and the possibility that we may not have adequate insurance to cover losses as a result of such hazards;

•	price mitigation strategies employed by independent system operators (“ISOs”) or regional transmission organizations (“RTOs”) that result in a failure to compensate our generation units adequately for all of their costs;

•	volatility in our gross margin as a result of our accounting for derivative financial instruments used in our asset management activities and volatility in our cash flow from operations resulting from working capital requirements, including collateral, to support our asset management and proprietary trading activities;

•	our inability to enter into intermediate and long-term contracts to sell power and procure fuel on terms and prices acceptable to us;

•	the inability of our operating subsidiaries to generate sufficient cash flow and our inability to access that cash flow to enable us to make debt service and other payments;

•	the fact that our New York subsidiaries remain in bankruptcy;

•	our substantial consolidated indebtedness and the possibility that we or our subsidiaries may incur additional indebtedness in the future;

•	restrictions on the ability of our subsidiaries to pay dividends, make distributions or otherwise transfer funds to us, including restrictions on Mirant Mid-Atlantic, LLC contained in its leveraged lease financing agreements;

•	the resolution of claims and obligations that were not resolved during the Chapter 11 process that may have a material adverse effect on our results of operations;

•	our ability to negotiate favorable terms from suppliers, counterparties and others and to retain customers because we were previously subject to bankruptcy protection; and

•	the disposition of the pending litigation described in this prospectus.
We undertake no obligation to publicly update or revise any forward looking statements to reflect events or circumstances that may arise after the date of this prospectus.
You should also read carefully the factors described in the “Risk factors” section of this prospectus to better understand the risks and uncertainties inherent in our business and underlying any forward-looking statements.
Any forward-looking statements that we make in this prospectus speak only as of the date of such statements, and we undertake no obligation to update such statements. Comparisons of results for current and prior periods are not intended to express any future trends or indications of future performance unless expressed as such and should only be viewed as historical data.

Market and industry data and forecasts
This prospectus includes market share and industry data and forecasts that we obtained from industry publications and surveys and internal company surveys. Industry publications and surveys and forecasts generally state that the information contained therein has been obtained from sources believed to be reliable, but there can be no assurance as to the accuracy or completeness of included information. We have not independently verified any of the data from third-party sources nor have we ascertained the underlying economic assumptions relied upon therein. Statements as to our market position are based on market data currently available to us. While we are not aware of any misstatements regarding our market position or industry data presented herein, our estimates involve risks and uncertainties and are subject to change based on various factors, including those discussed under the heading “Risk factors” in this prospectus.
Presentation of information
In this prospectus, unless the context requires otherwise: (i) “Mirant North America,” the “Company,” “we,” “us” and “our” refer to Mirant North America, LLC and its subsidiaries (including MNA Finance Corp.); (ii) “Mirant” and “Mirant Corporation” refer to our former parent company, Old Mirant, or its successor New Mirant, as applicable; (iii) “Old Mirant” refers to our former parent company, which held the name Mirant Corporation until the effective date of the Plan (as defined below); (iv) “New Mirant” refers to the new company formed pursuant to the Plan, which serves as the ultimate corporate parent of our business enterprise since the effective date of the Plan; (v) “Mirant Americas Generation” refers to Mirant Americas Generation, LLC, our direct parent; (vi) “Mirant Americas” refers to Mirant Americas, Inc., our indirect parent; (vii) “Mirant Mid-Atlantic” refers to Mirant Mid-Atlantic, LLC, one of our subsidiaries; (viii) “Mirant Energy Trading” refers to Mirant Energy Trading, LLC, our subsidiary through which we conduct our commercial operations, as described below; (ix) “Mirant Debtors” refers to Mirant Corporation and all of its subsidiaries who filed voluntary petitions for relief under Chapter 11 of the Bankruptcy Code in the United States Bankruptcy Court for the Northern District of Texas (the “Bankruptcy Court”) in 2003; (x) “Mirant Americas Generation Debtors” refers to Mirant Americas Generation and its subsidiaries who filed voluntary petitions for relief under Chapter 11 of the Bankruptcy Code in the Bankruptcy Court in 2003; (xi) “Issuers” refers to Mirant North America, LLC and MNA Finance Corp., the co-issuers of the notes; (xii) “subsidiary guarantors” refers to those of our subsidiaries that are guarantying our obligations under the notes and our senior secured credit facilities; (xiii) “non-guarantor subsidiaries” refers to those of our subsidiaries that are not guarantying our obligations under the notes and our senior secured credit facilities, including Mirant Energy Trading and Mirant Mid-Atlantic, and, until such time as they emerge from bankruptcy, our “New York subsidiaries,” which consist of Mirant New York, Inc. (“Mirant New York”), Mirant Bowline, LLC (“Mirant Bowline”), Mirant Lovett, LLC (“Mirant Lovett”), Mirant NY-Gen (“Mirant NY-Gen”), LLC and Hudson Valley Gas Corporation; (xiv) “Petition Date” refers to July 14, 2003 and July 15, 2003; (xv) “initial purchasers” refers to the initial purchasers of the old notes pursuant to a Purchase Agreement dated December 20, 2005 entered into with us and the subsidiary guarantors; (xvi) “old notes” refers to the 7.375% senior notes due 2013 that we issued on December 23, 2005; (xvii) “new notes” refers to the 7.375% senior notes due 2013 that we registered under the Securities Act and that we are offering in exchange for the old notes; and (xviii) “notes” refers to the old notes and the new notes, collectively.
Mirant Energy Trading conducts the trading and marketing business previously conducted by other subsidiaries of Mirant, including Mirant Energy Americas Marketing, LP. We refer to the historical activities of such business as if they were the historical operations of Mirant Energy Trading. Mirant Energy Trading began conducting this business on February 1, 2006.
The description of the Plan included in this prospectus is subject to, and qualified in its entirety by, reference to the Plan, which is filed as an exhibit to the registration statement of which this prospectus is a part.

v

Summary
This summary does not contain all of the information that may be important to you. For a more complete understanding of this exchange offer, the Company and the notes, please review this prospectus in its entirety, including the risk factors and our combined and consolidated financial statements and the related notes included elsewhere herein.
Our business
Mirant North America, LLC, is a national independent power provider and an indirect wholly-owned subsidiary of Mirant Corporation. We produce and sell substantially all of the output from our generating facilities in the forward and spot markets and the remainder under contracts with third parties. We use derivative financial instruments, such as commodity forwards, futures, options and swaps to manage our exposure to fluctuations in electric energy and fuel prices. We are a Delaware limited liability company that owns or leases approximately 12,035 megawatts (“MW”) of electric generation capacity in the United States. We operate 72 generating units at 21 plants serving customers located near major metropolitan load centers in Maryland, California, New York, Massachusetts, Michigan, Virginia and Texas.
Pursuant to the Amended and Restated Second Amended Joint Chapter 11 Plan of Reorganization for Mirant Corporation and its Affiliated Debtors (the “Plan”), in December 2005 Mirant contributed its interests in Mirant Potomac River, LLC (“Mirant Potomac River”) and Mirant Peaker, LLC (“Mirant Peaker”) to our indirect wholly-owned subsidiary Mirant Mid-Atlantic, and its interest in Mirant Zeeland, LLC (“Mirant Zeeland”) and Mirant Americas Energy Marketing, LP (“Mirant Americas Energy Marketing”), Mirant Americas Development, Inc., Mirant Americas Production Company, Mirant Americas Energy Capital, LLC, Mirant Americas Energy Capital Assets, LLC, Mirant Americas Development Capital, LLC, Mirant Americas Retail Energy Marketing, L.P., and Mirant Americas Gas Marketing I-IV, LLCs, (collectively, the “Trading Debtors”) to us. All of the contributed subsidiaries were under the common control of Mirant and are collectively referred to as the “Contributed Subsidiaries.” On January 31, 2006, the trading and marketing business of the Trading Debtors was transferred to Mirant Energy Trading, our wholly-owned subsidiary.
We have a number of service agreements for labor and administrative services with Mirant and Mirant Services, LLC (“Mirant Services”). In addition, Mirant Energy Trading provides, and previously Mirant Americas Energy Marketing provided services to other Mirant affiliates related to the sale of electric power and the procurement of fuel and emissions allowances. These agreements are discussed further in Note 5 to our combined and consolidated financial statements included elsewhere in this prospectus.
Corporate information
Our principal executive offices are located at 1155 Perimeter Center West, Atlanta, Georgia 30338, and our telephone number at this address is (678) 579-5000. Mirant Corporation’s website is located at http://www.mirant.com. Mirant Corporation’s website and the information contained on this website are not part of this prospectus.

Use of proceeds
This exchange offer is intended to satisfy our obligations under the registration rights agreement into which we entered when we issued the old notes. We will not receive any cash proceeds from this exchange offer. In exchange for the old notes that you tender pursuant to this exchange offer, you will receive new notes in like principal amount. The old notes that are surrendered in exchange for the new notes will be retired and cancelled by us upon receipt and cannot be reissued. The issuance of the new notes under this exchange offer will not result in any increase in our outstanding debt.
The net proceeds to us from the sale of the old notes were $831 million.
Consolidated ratio of earnings to fixed charges
Our ratio of earnings to fixed charges including our consolidated subsidiaries is computed by dividing earnings by fixed charges. The following table sets forth our consolidated ratio of earnings to fixed charges for the periods shown:

	Three months
	ended	Year ended		Year ended		Year ended		Year ended	Year ended
	March 31,	December 31,		December 31,		December 31,		December 31,	December 31,
	2006	2005		2004		2003		2002	2001

Ratio of earnings to fixed charges(a)	7.59	0.13	(b)	1.86	(b)	(7.82	)(b)	1.82	2.86

(a)	The ratio of earnings to fixed charges above differs materially from the Consolidated Coverage Ratio Calculation as defined in the Indenture. See the “Description of notes—Certain definitions” for additional information on the Consolidated Coverage Ratio.

(b)	The Company discontinued recording interest on liabilities subject to compromise after the Petition Date in 2003. In the third quarter of 2005, the Company determined that it was probable that contractual interest on liabilities subject to compromise from the Petition Date would be incurred for certain claims expected to be allowed under the Plan. As a result, the Company recorded interest expense of approximately $749 million in 2005 on liabilities subject to compromise. The $749 million of interest expense included approximately $452 million related to $1.7 billion principal amount of Mirant Americas Generation senior notes maturing in 2011, 2021 and 2031, which were reinstated under the Plan. This debt is included in liabilities subject to compromise in the combined balance sheet as of December 31, 2004. However, the $1.7 billion principal amount of reinstated debt of Mirant Americas Generation is not an obligation of Mirant North America and is not included in the Company’s consolidated balance sheet at March 31, 2006 or December 31, 2005. For 2005, earnings would have been insufficient to cover fixed charges by $758.0 million. For 2003, earnings would have been insufficient to cover fixed charges by $3.069 billion. Earnings for the year ended December 31, 2003 included impairment losses of $3.030 billion.

The exchange offer

Background	On December 23, 2005, we issued in a private offering $850.0 million of old notes due 2013. In connection with this private offering, we entered into a registration rights agreement in which we agreed, among other things, to deliver this prospectus to you and to complete an exchange offer for the old notes.

General	We are offering to exchange $1,000 principal amount of our new notes due December 31, 2013, for each $1,000 principal amount of our old notes due December 31, 2013. Currently, there is $850.0 million in principal amount of old notes outstanding.

The terms of the new notes are identical in all material respects to the terms of the old notes, except that the new notes are registered under the Securities Act and generally are not subject to transfer restrictions or registration rights.

Old notes may be exchanged only in minimum denominations of $1,000 and integral multiples of $1,000 in excess of $1,000. New notes will be issued only in minimum denominations of $1,000 and integral multiples of $1,000 in excess of $1,000.

Subject to the terms of this exchange offer, we will exchange new notes for all of the old notes that are validly tendered and not withdrawn prior to the expiration of this exchange offer. The new notes will be issued in exchange for corresponding old notes in this exchange offer, if consummated, as soon as practicable after the expiration of this exchange offer.

Expiration date	This exchange offer will expire at 5:00 p.m., New York City time, on July 28, 2006, unless we extend it. We do not currently intend to extend the expiration date.

Withdrawal of tenders	You may withdraw the surrender of your old notes at any time prior to the expiration date.

Taxation	The exchange of old notes for new notes in this exchange offer generally will not be a taxable event for U.S. federal income tax purposes. See “Summary of certain United States federal tax considerations.”

Conditions to this exchange Offer	This exchange offer is subject to customary conditions, which we may assert or waive. See “This exchange offer— Conditions to this exchange offer; waivers.”

Procedures for tendering	If you wish to accept this exchange offer and your old notes are held by a custodial entity such as a bank, broker, dealer, trust company or other nominee, you must instruct this custodial entity to tender your old notes on your behalf pursuant to the procedures of the custodial entity. If your old notes are registered in your name, you must complete, sign and date the accompanying letter of transmittal, or a facsimile of the letter of transmittal, according to the instructions contained in this prospectus and the letter of transmittal. You must also mail or otherwise deliver the letter of transmittal, or a facsimile of the letter of transmittal, together with the old notes and any other required documents, to the exchange agent at the address set forth on the cover page of the letter of transmittal.

Custodial entities that are participants in The Depository Trust Company, or “DTC,” must tender old notes through DTC’s Automated Tender Offer Program, or “ATOP,” which enables a custodial entity, and the beneficial owner on whose behalf the custodial entity is acting, to electronically agree to be bound by the letter of transmittal. A letter of transmittal need not accompany tenders effected through ATOP.

By tendering your old notes in either of these manners, you will represent and agree with us that:

• you are acquiring the new notes in the ordinary course of your business;

•      you have no arrangement or understanding with any person to participate in a distribution (within the meaning of the Securities Act) of the new notes in violation of the provisions of the Securities Act;

• you are not an affiliate of the Issuers (within the meaning of Rule 405 under the Securities Act); and

•      if you are a broker-dealer registered under the Exchange Act, you are participating in the exchange offer for your own account in exchange for old notes acquired as a result of market making activities or other trading activities and you will deliver a prospectus in connection with any resale of the new notes.

See “This exchange offer— Effect of surrendering old notes.”

Resale of new notes	We believe that you can resell and transfer your new notes without registering them under the Securities Act and delivering a prospectus, if you can make the representations that appear under “This exchange offer— effect of surrendering old notes.” Our belief is based on interpretations expressed in SEC no-action letters to other issuers in exchange offers like ours.

We cannot guarantee that the SEC would make a similar decision about this exchange offer. If our belief is wrong, or if you cannot truthfully make the necessary representations, and you transfer any registered note issued to you in this exchange offer without meeting the registration and prospectus delivery requirements of the Securities Act, or without an exemption from these requirements, then you could incur liability under the Securities Act. We are not indemnifying you for any liability that you may incur under the Securities Act. A broker-dealer can only resell or transfer new notes if it delivers a prospectus in connection with the resale or transfer.

Consequences of failure to exchange	For a description of the consequences of a failure to exchange the old notes, see “Risk factors.”

Use of proceeds	We will not receive any proceeds from the exchange of notes pursuant to the exchange offer.

Exchange agent	Deutsche Bank Trust Company Americas is the exchange agent for this exchange offer. The address and telephone number of the exchange agent are on page 185 of this prospectus.

The new notes

Issuers	Mirant North America, LLC and MNA Finance Corp.

Securities	$850,000,000 aggregate principal amount of 7.375% Senior Notes due 2013.

Maturity	December 31, 2013.

Interest payment dates	June 30 and December 31, commencing December 31, 2006.

Optional redemption	The notes will be redeemable at our option, in whole or in part, at any time prior to December 31, 2009, at a price equal to 100% of the principal amount, plus accrued and unpaid interest, plus a “make-whole” premium. At any time on or after December 31, 2009, we may redeem the notes at the redemption prices set forth in this prospectus, together with accrued and unpaid interest, if any, to the date of redemption.

At any time prior to December 31, 2008, we may redeem up to 35% of the original principal amount of the notes with the proceeds of certain equity offerings at a redemption price of 107.375% of the principal amount of the notes, together with accrued and unpaid interest, if any, to the date of redemption.

Mandatory offers to purchase	The occurrence of a Change of Control will be a triggering event requiring us to offer to purchase from you all or a portion of your notes at a price equal to 101% of their principal amount, together with accrued and unpaid interest, if any, to the date of purchase.

Certain asset dispositions or casualty events will be triggering events which may require us to use the proceeds from those asset dispositions or casualty events to make an offer to purchase the notes at 100% of their principal amount, together with accrued and unpaid interest, if any, to the date of purchase if such proceeds are not otherwise used, or committed to be used, within certain time periods, to repay senior secured indebtedness, to repay indebtedness under our senior secured credit facilities (with a corresponding reduction in commitments) or to invest in capital assets related to our business.

Guarantees	The notes are guaranteed on a senior unsecured basis by certain of our domestic subsidiaries, each of which also guarantees our obligations under our senior secured credit facilities. Any subsidiaries that in the future guarantee any of our indebtedness, including indebtedness under our senior secured credit facilities, or indebtedness of any subsidiary guarantor, will also guarantee the notes. The guarantees will be released when the guarantees of our indebtedness and the guarantees of any indebtedness of our subsidiary guarantors are released. The guarantees are unsecured senior indebtedness of our subsidiary guarantors and have the same ranking with respect to indebtedness of our subsidiary guarantors as the notes have with respect to our indebtedness.

For the year ended December 31, 2005, our non-guarantor subsidiaries (excluding our New York subsidiaries) collectively had operating income of $67 million compared to $59 million of combined operating income. Our New York subsidiaries had an operating loss of $106 million.

Ranking	The notes:

• are our general unsecured obligations;

• are effectively junior in right of payment to our secured debt to the extent of the value of the assets securing such debt;

• rank equally in right of payment with all of our existing and future unsecured unsubordinated debt;

• are senior in right of payment to all of our existing and future senior subordinated and subordinated debt; and

• are structurally subordinated to all of the existing and future liabilities (including trade payables) of each of our subsidiaries that do not guarantee the notes.

As of March 31, 2006:

• we had approximately $1,595 million of total indebtedness (including the notes), all of which ranks equally with the notes;

•      we had approximately $698 million of secured indebtedness under our senior secured credit facilities and $47 million of capital leases. Of this secured indebtedness, $200 million cash collateral was posted to support future issuances of letters of credit. Approximately $147 million of letters of credit had been issued against this cash collateral and $54 million of availability remained. We also have additional commitments under the senior secured credit facilities available to us of $800 million.

• one of our guarantor subsidiaries, Mirant Zeeland had approximately $11.8 million of capital lease indebtedness that is effectively senior to the notes with respect to the leased assets;

• our non-guarantor subsidiaries (excluding our New York subsidiaries) had $4,892 million of total assets, representing 83% of our total assets;

• our New York subsidiaries that are remaining in bankruptcy had $706 million of total assets, representing 12% of our total assets; and

• our non-guarantor subsidiaries (excluding our New York subsidiaries) had $1,008 million of total liabilities represent-

ing 35% of our total liabilities, not including the termination value of approximately $1,445 million under the Mirant Mid-Atlantic leveraged leases, all of which is structurally senior to the notes to the extent of the liabilities of the respective subsidiary.

Covenants	We will issue the new notes under an indenture with Law Debenture Trust Company of New York, as trustee (the “Trustee”). The indenture, among other things, limits our ability and the ability of our restricted subsidiaries (as defined under the heading “Description of the notes”) to:

• incu assume or guarantee additional indebtedness;

• issu redeemable stock and preferred stock;

• repu capital stock;

• make other restricted payments including, without limitation, paying dividends and making investments;

• crea liens;

• rede debt that is junior in right of payment to the notes;

• sell or otherwise dispose of assets, including capital stock of subsidiaries;

• ente into agreements that restrict dividends from subsidiaries;

• merg consolidate or sell or otherwise dispose of all or substantially all of our assets;

• ente into transactions with affiliates;

• guar indebtedness;

• ente into sale/leaseback transactions; and

• ente into new lines of business.

These covenants are subject to a number of important exceptions and qualifications, and certain covenants may be suspended for so long as we maintain an investment grade rating. For more details, see “Description of the notes.”

Risk factors	Before tendering your old notes, you should carefully consider, along with the other information in this prospectus, the specific factors set forth under “Risk factors” for risks involved with an investment in the new notes.

Risk factors
Before you tender your old notes, you should be aware that there are various risks involved in an investment in the new notes, including those we describe below. You should consider carefully these risk factors together with all of the other information included or referred to in this prospectus before you decide to tender your old notes in this exchange offer.
Risks related to the exchange offer
If you fail to exchange your old notes for new notes, you will continue to hold notes subject to transfer restrictions.
We will only issue new notes in exchange for old notes that you timely and properly tender. Therefore, you should allow sufficient time to ensure timely delivery of the old notes, and you should carefully follow the instructions on how to tender your old notes set forth under “This exchange offer— procedures for tendering” and in the letter of transmittal that accompanies this prospectus. Neither we nor the exchange agent are required to notify you of any defects or irregularities relating to your tender of old notes.
If you do not exchange your old notes for new notes in this exchange offer, the old notes you hold will continue to be subject to the existing transfer restrictions. In general, you may not offer or sell the old notes except under an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. We do not plan to register the old notes under the Securities Act. If you continue to hold any old notes after this exchange offer is completed, you may have trouble selling them because of these restrictions on transfer.
Because we anticipate that most holders of old notes will elect to participate in this exchange offer, we expect that the liquidity of the market for the old notes after the completion of this exchange offer may be substantially limited. Any old notes tendered and exchanged in the exchange offer will reduce the aggregate principal amount at maturity of the old notes not exchanged. Following this exchange offer, if you did not tender your old notes, you generally will not have any further registration rights, except in limited circumstances, and the old notes will continue to be subject to transfer restrictions.
If an active trading market does not develop for the new notes, you may be unable to sell the new notes or to sell them at a price you deem sufficient.
The new notes will be securities for which there is no established trading market. We do not intend to list the new notes on any exchange or maintain a trading market for them. We give no assurance as to:

•	the liquidity of any trading market that may develop;

•	the ability of holders to sell their new notes; or

•	the price at which holders would be able to sell their new notes.
Even if a trading market develops, the new notes may trade at higher or lower prices than their principal amount or purchase price, depending on many factors, including:

•	prevailing interest rates;

•	the number of holders of the new notes;

•	the interest of securities dealers in making a market for the new notes;

•	the market for similar debt securities; and

•	our financial performance.
Risks relating to our business
Our revenues are unpredictable because many of our facilities operate without long-term power purchase agreements, and our revenues and results of operations depend on market and competitive forces that are beyond our control.
We sell capacity, energy and ancillary services from many of our generating facilities into competitive power markets or on a short-term fixed price basis through power sales agreements. We are not guaranteed recovery of our costs or any return on our capital investments through mandated rates. The market for wholesale electric energy and energy services reflects various market conditions beyond our control, including the balance of supply and demand, the marginal and long run costs incurred by our competitors and the impact of market regulation. The price for which we can sell our output may fluctuate on a day-to-day basis. The markets in which we compete remain subject to one or more forms of regulation that limit our ability to raise prices during periods of shortage to the degree that would occur in a fully deregulated market, limiting our ability to recover costs and an adequate return on our investment.
Our revenues and results of operations are influenced by factors that are beyond our control, including:

•	the failure of market regulators to develop efficient mechanisms to compensate merchant generators for the value of providing capacity needed to meet demand;

•	actions by regulators, ISOs, RTOs and other bodies that may prevent capacity and energy prices from rising to the level sufficient for recovery of our costs, our investment and an adequate return on our investment;

•	the ability of wholesale purchasers of power to make timely payment for energy or capacity, which may be adversely impacted by factors such as retail rate caps, refusal by regulators to allow utilities to fully recover their wholesale power costs and investments through rates, catastrophic losses, and losses from investments in unregulated businesses;

•	the fact that increases in prevailing market prices for fuel oil, coal, natural gas and emissions allowances may not be reflected in increased prices we receive for sales of energy;

•	increases in supplies due to actions of our current competitors or new market entrants, including the development of new generating facilities that may be able to produce electricity less expensively than our generating facilities, and improvements in transmission that allow additional supply to reach our markets;

•	the competitive advantages of certain competitors including continued operation of older power plants in strategic locations after recovery of historic capital costs from ratepayers;

•	existing or future regulation of our markets by the Federal Energy Regulatory Commission (“FERC”), ISOs and RTOs, including any price limitations and other mechanisms to address some of the price volatility or illiquidity in these markets or the physical stability of the system;

•	regulatory policies of state agencies which affect the willingness of our customers to enter into long-term contracts generally, and contracts for capacity in particular;

•	weather conditions that depress demand or increase the supply of hydro power; and

•	changes in the rate of growth in electricity usage as a result of such factors as regional economic conditions and implementation of conservation programs.
In addition, unlike most other commodities, electric energy can only be stored on a very limited basis and generally must be produced at the time of use. As a result, the wholesale power markets are subject to substantial price fluctuations over relatively short periods of time and can be unpredictable.
Changes in commodity prices may negatively impact our financial results by increasing the cost of producing power or lowering the price at which we are able to sell our power, and we may be unsuccessful at managing this risk.
Our generation business is subject to changes in power prices and fuel costs, which may impact our financial results and financial position by increasing the cost of producing power and decreasing the amounts we receive from the sale of power. In addition, actual power prices and fuel costs may differ from our expectations.
Mirant Energy Trading engages in asset hedging activities related to sales of electricity and purchases of fuel. The income and losses from these activities are recorded as generation revenues and fuel costs. Mirant Energy Trading may use forward contracts and derivative financial instruments to manage market risk and exposure to volatility in electricity, coal, natural gas, emissions and oil prices. We cannot provide assurance that these strategies will be successful in managing our price risks, or that they will not result in net losses to us as a result of future volatility in electricity and fuel markets.
Many factors influence commodity prices, including weather, market liquidity, transmission and transportation inefficiencies, availability of competitively priced alternative energy sources, demand for energy commodities, natural gas, crude oil and coal production, natural disasters, wars, embargoes and other catastrophic events, and federal and state environmental regulation and legislation.
Additionally, we expect to have an open position in the market, within our established guidelines, resulting from the management of our portfolio. To the extent open positions exist, fluctuating commodity prices can impact financial results and financial position, either favorably or unfavorably. Furthermore, the risk management procedures we have in place may not always be followed or may not always work as planned. As a result of these and other factors, we cannot predict the impact that risk management decisions may have on our business, operating results or financial position. Although management devotes a considerable amount of attention to these issues, their outcome is uncertain.
We are exposed to the risk of fuel and fuel transportation cost increases and volatility and interruption in fuel supply because our facilities generally do not have long-term agreements for natural gas, coal and oil fuel supply.
Although we attempt to purchase fuel based on our known fuel requirements, we still face the risks of supply interruptions and fuel price volatility. Our cost of fuel may not reflect changes in energy and fuel prices in part because we must pre-purchase inventories of coal and oil for reliability and dispatch requirements, and thus the price of fuel may have been determined at an earlier date than the price of energy generated from it. The price we can obtain from the sale of energy may not rise at the same rate, or may not rise at all, to match a rise in fuel costs. This may have a material adverse effect on our financial performance. The volatility of fuel prices could adversely affect our financial results and operations.
Some of our generation facilities depend on only one or a few customers or suppliers. These parties, as well as other parties with whom we have contracts, may fail to perform their obligations, or may terminate their existing agreements, which may result in a default on project debt or a loss in revenues and may require us to institute legal proceedings to enforce the relevant agreements.
Several of our power production facilities depend on a single customer or a few customers to purchase most or all of the facility’s output or on a single supplier or a few suppliers to provide fuel, water and other services required for the operation of the facility. The sale and procurement agreements for these facilities may also provide support for any project debt used to finance the related facilities. The failure of any supplier or customer to fulfill its contractual obligations to the facility could have a material adverse effect on such facility’s financial results. The financial performance of these facilities is dependent on the continued performance by customers and suppliers of their obligations under their long-term agreements.
Revenue received by our subsidiaries may be reduced upon the expiration or termination of existing power sales agreements. Some of the electricity we generate from our existing portfolio is sold under long-term power sales agreements that expire at various times. When the terms of each of these power sales agreements expire, it is possible that the price paid to us for the generation of electricity may be reduced significantly, which would substantially reduce our revenue.
Operation of our generation facilities involves risks that may have a material adverse impact on our cash flows and results of operations.
The operation of our generation facilities involves various operating risks, including, but not limited to:

•	the output and efficiency levels at which those generation facilities perform;

•	interruptions in fuel supply;

•	disruptions in the delivery of electricity;

•	adverse zoning;

•	breakdowns or equipment failures (whether due to age or otherwise);

•	restrictions on emissions;

•	violations of our permit requirements or changes in the terms of or revocation of permits;

•	releases of pollutants and hazardous substances to air, soil, surface water or groundwater;

•	shortages of equipment or spare parts;

•	labor disputes;

•	operator errors;

•	curtailment of operations due to transmission constraints;

•	failures in the electricity transmission system which may cause large energy blackouts;

•	implementation of unproven technologies in connection with environmental improvements; and

•	catastrophic events such as fires, explosions, floods, earthquakes, hurricanes or other similar occurrences.
A decrease in, or the elimination of, the revenues generated by our facilities or an increase in the costs of operating such facilities could materially impact our cash flows and results of operations, including cash flows available to us to make payments on our debt or our other obligations.
For example on December 16, 2005, one of the generating units at our Chalk Point facility experienced a forced outage as a result of a structural failure in one of its retired-in-place precipitators. The failure caused damage to associated ductwork. The Chalk Point facility resumed normal operations on January 17, 2006.
On September 18, 2005, Unit No. 1 at the Morgantown facility experienced a forced outage in response to high turbine vibration resulting from the failure of one low pressure turbine blade. This failure required the unit to be shut down. The unit returned to service on November 18, 2005.
The accounting for our asset hedging and proprietary trading activities may increase the volatility of our quarterly and annual financial results.
We engage in asset management activities in order to economically hedge our exposure to market risk with respect to (1) electricity sales from our generation facilities, (2) fuel utilized by those facilities and (3) emissions allowances. We generally attempt to balance our fixed-price physical and financial purchases and sales commitments in terms of contract volumes and the timing of performance and delivery obligations through the use of financial and physical derivative contracts. We also use derivative contracts with respect to our limited proprietary trading activities, through which we attempt to achieve incremental returns by transacting where we have specific market expertise. Some of the derivatives from our asset hedging and proprietary trading activities are recorded on our balance sheet at fair value pursuant to Statement of Financial Accounting Standards Board (“SFAS”) No. 133, “Accounting for Derivative Instruments and Hedging Activities,” (“SFAS No. 133”). None of our derivatives recorded at fair market value are designated as hedges under SFAS No. 133 and changes in their fair value are therefore recognized currently in earnings as unrealized gains or losses. As a result, our financial results— including gross margin, operating income and balance sheet ratios— will, at times, be volatile and subject to fluctuations in value primarily due to changes in electricity and fuel prices. For example, for the quarter ended March 31, 2006, we were required to mark-to-market contracts resulting in a $281 million gain as compared to the quarter ended March 31, 2005, when we were required to mark-to-market contracts resulting in a $57 million loss. For the year ended December 31, 2005, we were required to mark-to-market contracts resulting in a $21 million charge as compared to the year ended December 31, 2004, when we were required to mark-to-market contracts resulting in a $167 million gain. For a more detailed discussion of the accounting treatment of our asset hedging and proprietary trading activities, see Note 6 to our combined and consolidated financial statements, included herein.

Our results are subject to quarterly and seasonal fluctuations.
Our operating results have fluctuated in the past and may continue to do so in the future as a result of a number of factors, including:

•	seasonal variations in demand and corresponding energy and fuel prices; and

•	variations in levels of production.
We compete to sell energy and capacity in the wholesale power markets against some competitors that enjoy competitive advantages, including the ability to recover fixed costs through rate base mechanisms and a lower cost of capital.
Regulated utilities in the wholesale markets generally enjoy a lower cost of capital than we do and often are able to recover fixed costs through regulated retail rates including, in many cases, the costs of generation, allowing them to build, buy and upgrade generation facilities without relying exclusively on market clearing prices to recover their investments. The competitive advantages of such participants could adversely impact our ability to compete effectively and could have an adverse impact on the revenues generated by our facilities.
Our business and activities are subject to extensive environmental requirements and could be adversely affected by such requirements, including future changes to them.
Our business is subject to extensive environmental regulation by federal, state and local authorities, which, among other things, restricts the discharge of pollutants into the air, water and soil, and also governs the use of water from adjacent waterways. Such laws and regulations frequently require us to obtain operating permits and remain in continuous compliance with the conditions established by those operating permits. To comply with these legal requirements and the terms of our operating permits, we must spend significant sums on environmental monitoring, pollution control equipment and emissions allowances. If we were to fail to comply with these requirements, we could be subject to civil or criminal liability and the imposition of liens or fines. In addition, we may be required to shut down facilities if we are unable to comply with the requirements, such as with carbon dioxide (“CO2”) regulations for which there currently is not a technical compliance solution, or if we determine the expenditures required to comply are uneconomic. For example, we currently intend to retire our Lovett generation facility in New York, in part because of substantial environmental capital expenditure requirements, starting with Unit 5 in 2007 and Units 3 and 4 in 2008. We are pursuing alternatives that would make it economically feasible for this generation facility to remain in operation, but there can be no assurances that we will be successful. Furthermore, we had planned to shut down, at least temporarily, the Kendall facility from January 2006 through December 2007, with the possibility of restarting operations in January 2008. However, the Independent System Operator — New England (“ISO-NE”) determined that a small part of the capacity of the Kendall facility is needed for reliability and negotiated a reliability-must-run (“RMR”) arrangement for the facility. We may mothball the Kendall facility following the expiration of the RMR arrangement if it is not economically feasible to continue to operate the facility.
In addition, environmental laws, particularly with respect to air emissions, wastewater discharge and cooling water intake structures, are generally becoming more stringent, which may require us to make expensive facility upgrades or restrict our operations to meet more stringent standards. With the trend toward stricter standards, greater regulation, and more extensive permitting requirements, we expect our environmental expenditures to be substantial in the future. Although we have budgeted for significant expenditures to comply with these requirements, actual expenditures may be greater than budgeted amounts. We may have underestimated the cost of the environmental work we are planning or the air emissions allowances we anticipate buying. In addition, new environmental laws may be enacted, new or revised regulations under those laws may be issued, the interpretation of such laws and regulations by regulatory authorities may change, or additional information concerning the way in which such requirements apply to us may be identified. For example, in November 2005, Maryland’s governor announced that he intends to propose a Maryland Clean Power Rule that would require deep reductions in nitrogen oxide (“NOx”) emissions by 2009 and in sulfur dioxide (“SO2”) and mercury emissions by 2010 at six Maryland coal fired power facilities, including our Chalk Point, Dickerson and Morgantown facilities. If the rulemaking proceeds according to the timing indicated by the Governor’s office, that rule would become law in the summer of 2006. Although we have not fully evaluated the impacts of the Governor’s proposed rule as announced, if adopted as proposed, it would require us to increase substantially our capital expenditure requirements from 2006 through 2010 in a way that could materially and adversely affect us. We may not be able to recover incremental capital costs of compliance with new environmental regulations, which may adversely affect our financial performance and condition.
From time to time we may not be able to obtain necessary environmental regulatory approvals. Such approvals could be delayed or subject to onerous conditions. If there is a delay in obtaining any environmental regulatory approvals or if onerous conditions are imposed, the operation of our generation facilities or the sale of electricity to third parties could be prevented or become subject to additional costs. Such delays or onerous conditions could have a material adverse effect on our financial performance and condition.
Certain environmental laws, including the Federal Comprehensive Environmental Response, Compensation and Liability Act of 1980 (“CERCLA”) and comparable state laws, impose strict and, in many circumstances, joint and several liability for costs of contamination in soil, groundwater and elsewhere. Some of our facilities have areas with known soil and/or groundwater contamination. Releases of hazardous substances at our generation facilities, or at locations where we dispose of (or in the past disposed of) hazardous substances and other waste, could require us to spend significant sums to remediate contamination, regardless of whether we caused such contamination. The discovery of significant contamination at our generation facilities, at disposal sites we currently utilize or have formerly utilized, or at other locations for which we may be liable, or the failure or inability of parties contractually responsible to us for contamination to respond when claims or obligations regarding such contamination arise, could have a material adverse effect on our financial performance and condition.
The expected decommissioning and/or site remediation obligations of certain of our generation facilities may negatively impact our cash flows.
We expect that certain of our generation facilities and related properties will become subject to decommissioning and/or site remediation obligations that may require material expenditures. The exact amount and timing of such expenditures, if any, is not presently known. Furthermore, laws and regulations may change to impose material additional decommissioning and remediation obligations on us in the future. If we are required to make material expenditures to decommission or remediate one or more of our facilities, such obligations will impact our cash flows and may adversely impact our ability to make payments on our obligations.

Our level of indebtedness could adversely affect our ability to raise additional capital to fund our operations, limit our ability to react to changes in the economy or our industry and prevent us from meeting our obligations.
As of March 31, 2006, our total indebtedness was approximately $1.6 billion. In addition, the present value of lease payments under the Mirant Mid-Atlantic leveraged leases is approximately $1 billion (assuming a 10% discount rate) and the termination value of the Mirant Mid-Atlantic leveraged leases is $1.4 billion. Our substantial degree of leverage could have important consequences, including the following: (1) it may limit our ability to obtain additional debt or equity financing for working capital, capital expenditures, debt service requirements, acquisitions and general corporate or other purposes; (2) a substantial portion of our cash flows from operations must be dedicated to the payment of principal and interest on our indebtedness and will not be available for other purposes, including our operations, capital expenditures and future business opportunities; (3) the debt service requirements of our other indebtedness could make it more difficult for us to satisfy our financial obligations; (4) certain of our borrowings, including borrowings under Mirant North America’s senior secured credit facilities, are at variable rates of interest, exposing us to the risk of increased interest rates; (5) it may limit our ability to adjust to changing market conditions and place us at a competitive disadvantage compared with our competitors that have less debt; and (6) we may be more vulnerable in a downturn in general economic conditions or in our business and we may be unable to carry out capital expenditures that are important to our long-term growth or necessary to comply with environmental regulations.
We are a holding company and may not have access to sufficient cash to meet our obligations.
Our operations may not generate sufficient cash to enable us to make principal and interest payments on our indebtedness. In addition, payments to us by our subsidiaries will be contingent upon our subsidiaries’ earnings. Our subsidiaries are permitted under the terms of our indebtedness to incur additional indebtedness that may restrict payments from those subsidiaries to us. We cannot assure you that agreements governing current and future indebtedness of our subsidiaries will permit those subsidiaries to provide us with sufficient cash to fund our obligations.
We have no operations other than the operations of the subsidiaries that we own, including Mirant Mid-Atlantic. We have no source of revenue to pay interest or principal on our debt other than money received from distributions. Our subsidiaries are separate and distinct legal entities and they have no obligation, contingent or otherwise, to pay our obligations or to make any funds available to pay those obligations, whether by dividend, distribution, loan or other payment.
Our obligations are effectively subordinated to the obligations or indebtedness of any of our subsidiaries. As of March 31, 2006, we had approximately $1.6 billion of indebtedness outstanding under its notes and credit facility. A significant portion of our cash from operations is generated by Mirant Mid-Atlantic. Under the Mirant Mid-Atlantic leveraged leases, Mirant Mid-Atlantic is subject to a covenant that does not permit them to make distributions to us unless (1) certain fixed charge coverage ratio and projected fixed charge coverage ratio tests are met and (2) at the time of and after giving effect to such distribution, no significant lease default or lease event of default has occurred and is continuing.

We may be unable to generate sufficient liquidity to service our debt and to post required amounts of cash collateral necessary to effectively hedge market risks.
Our ability to pay principal and interest on our debt depends on our future operating performance. If our cash flows and capital resources are insufficient to allow us to make scheduled payments on our debt, we may have to reduce or delay capital expenditures, sell assets, seek additional capital, restructure or refinance. There can be no assurance that the terms of our debt will allow these alternative measures, that the financial markets will be available to us on acceptable terms or that such measures would satisfy our scheduled debt service obligations.
We seek to manage the risks associated with the volatility in the price at which we sell power produced by our generation facilities and in the prices of fuel, emissions allowances and other inputs required to produce such power by entering into hedging transactions. These asset hedging activities generally require us to post a significant amount of collateral either in the form of cash or letters of credit. As of March 31, 2006, we had approximately $245 million of posted cash collateral and $147 million of letters of credit outstanding primarily to support our asset hedging activities and debt service reserve requirements. While we seek to structure transactions in a way that reduces our potential liquidity needs for collateral, we may be unable to execute our hedging strategy successfully if we are unable to post the amount of collateral required to enter into and support hedging contracts.
In our efforts to hedge commodity price risk, we are an active participant in energy exchange and clearing markets. These markets require a per contract initial margin to be posted, regardless of the credit quality of the participant. The initial margins are determined by the exchanges through the use of proprietary models that rely on a variety of inputs and factors, including market conditions. We have limited notice of any changes to the margin rates. Consequently, we are exposed to changes in the per unit margin rates required by the exchanges and could be required to post additional collateral on short notice.
If our facilities experience unplanned outages, we may be required to procure replacement power in the open market to satisfy contractual commitments. Without adequate liquidity to post margin and collateral requirements, we may be exposed to significant losses and may miss significant opportunities, and we may have increased exposure to the volatility of spot markets.
Our business is subject to complex government regulations. Changes in these regulations, or their administration, by legislatures, state and federal regulatory agencies, or other bodies may affect the costs of operating our facilities or our ability to operate our facilities. Such cost impacts, in turn, may negatively impact our financial condition and results of operations.
Generally, we are subject to regulation by the FERC regarding the terms and conditions of wholesale service and rates, as well as by state agencies regarding physical aspects of the generation facilities. The majority of our generation is sold at market prices under the market-based rate authority granted by the FERC. If certain conditions are not met, the FERC has the authority to withhold or rescind market-based rate authority and require sales to be made based on cost-of-service rates. A loss of our market-based rate authority could have a materially negative impact on our generation business.
Even where market-based rate authority has been granted, the FERC may impose various forms of market mitigation measures, including price caps and operating restrictions, where it determines that potential market power might exist and that the public interest requires such potential market power to be mitigated. In addition to direct regulation by the FERC, most of our assets are subject to rules and terms of participation imposed and administered by various RTOs and ISOs. Although these entities are themselves ultimately regulated by the FERC, they can impose rules, restrictions and terms of service that are quasi-regulatory in nature and can have a material adverse impact on our business. For example, ISOs and RTOs may impose bidding and scheduling rules, both to curb the potential exercise of market power and to ensure market functions. Such actions may materially impact our ability to sell and the price we receive for our energy and capacity.
Changes in the markets in which we compete may have an adverse impact on the results of our operations. For example, in the fall of 2004, Pennsylvania — New Jersey — Maryland Interconnection LLC, (‘’PJM”) completed its integration of American Electric Power, Inc. (“AEP”), Duquesne Light and Dayton Power & Light (“DP&L”) into PJM. Under PJM rules, AEP, Duquesne Light and DP&L were then deemed by PJM to be capable of providing capacity to all areas of PJM. This has depressed the prices that can be charged for capacity in PJM.
Certain of our assets are located in the Electric Reliability Council of Texas (“ERCOT”) market. Such assets are not generally subject to regulation by the FERC, but are subject to similar types of regulation by the Public Utility Commission of Texas (“PUCT”).
To conduct our business, we must obtain licenses, permits and approvals for our facilities. These licenses, permits and approvals can be in addition to any required environmental permits. No assurance can be provided that we will be able to obtain and comply with all necessary licenses, permits and approvals for these facilities. If we cannot comply with all applicable regulations, our business, results of operations and financial condition could be adversely affected.
On August 8, 2005, the EPAct 2005 was enacted. Among other things, the EPAct 2005 provides incentives for various forms of electric generation technologies, which will subsidize our competitors. Many regulations that could be issued pursuant to the EPAct 2005 may have an adverse impact on our business.
In 2003, the Northeastern United States and parts of Canada suffered a massive blackout allegedly stemming from transmission problems originating in Ohio. In part as a result of this, the EPAct 2005 requires the FERC to select an industry self-regulatory organization which will impose mandatory reliability rules and standards. We cannot predict the impact of this on us.
We cannot predict whether the federal or state legislatures will adopt legislation relating to the restructuring of the energy industry. There are proposals in many jurisdictions both to advance and to roll back the movement toward competitive markets for supply of electricity, at both the wholesale and retail level. In addition, any future legislation favoring large, vertically integrated utilities and a concentration of ownership of such utilities could impact our ability to compete successfully, and our business and results of operations could suffer. We cannot provide assurance that the introductions of new laws, or other future regulatory developments, will not have a material adverse impact on our business, operations or financial condition.
Changes in technology may significantly impact our generation business by making our generation facilities less competitive.
A basic premise of our generation business is that generating power at central facilities achieves economies of scale and produces electricity at a low price. There are other technologies that can produce electricity, most notably fuel cells, microturbines, windmills and photovoltaic solar cells. It is possible that advances in technology will reduce the cost of alternative methods of electricity production to levels that are equal to or below that of most central station electric production, which could have a material impact on our results of operations.

Terrorist attacks, future war or risk of war may adversely impact our results of operations, our ability to raise capital or our future growth.
As power generators, we face heightened risk of an act of terrorism, either a direct act against one of our generation facilities or an inability to operate as a result of systemic damage resulting from an act against the transmission and distribution infrastructure that we use to transport our power. If such an attack were to occur, our business, financial condition and results of operations could be materially adversely impacted. In addition, such an attack could impact our ability to service our indebtedness, our ability to raise capital and our future growth opportunities.
Our operations are subject to hazards customary to the power generation industry. We may not have adequate insurance to cover all of these hazards.
Our operations are subject to many hazards associated with the power generation industry, which may expose us to significant liabilities for which we may not have adequate insurance coverage. Power generation involves hazardous activities, including acquiring, transporting and unloading fuel, operating large pieces of rotating equipment and delivering electricity to transmission and distribution systems. In addition to natural risks, such as earthquake, flood, lightning, hurricane and wind, hazards, such as fire, explosion, collapse and machinery failure, are inherent risks in our operations. These hazards can cause significant personal injury or loss of life, severe damage to and destruction of property, plant and equipment, contamination of, or damage to, the environment and suspension of operations. The occurrence of any one of these events may result in our being named as a defendant in lawsuits asserting claims for substantial damages, environmental cleanup costs, personal injury and fines and/or penalties. We maintain an amount of insurance protection that we consider adequate, but we cannot assure that our insurance will be sufficient or effective under all circumstances and against all hazards or liabilities to which we may be subject. A successful claim for which we are not fully insured could hurt our financial results and materially harm our financial condition.
The subsidiaries that own our generation facilities in New York, including our Lovett and Bowline facilities, have not emerged from Chapter 11.
Our Lovett and Bowline generation facilities in New York are subject to disputes with local tax authorities regarding property tax assessments and with the New York State Department of Environmental Conservation (the “NYSDEC”) regarding environmental controls. We are also in discussions with the Independent System Operator of New York (“NYISO”) and utilities regarding an agreement that would compensate Mirant Lovett for its contribution to the reliability of the New York electric power system. The facilities are forecasted to have negative operating cash flows at their current tax valuations. Until a settlement is reached on property taxes, environmental controls and reliability that would permit economically feasible operation, our subsidiaries that own the facilities, Mirant Lovett and Mirant Bowline, will remain in Chapter 11. The Lovett and Bowline facilities are currently in negotiations on all of these issues. Although negotiations are continuing, resolutions may not be reached in the near future or not at all. Until resolutions are reached and the companies emerge from bankruptcy, we will not have access to the cash from operations generated from these subsidiaries.
Mirant NY-Gen, which includes hydroelectric facilities at Swinging Bridge, Rio and Mongaup, and small combustion turbine facilities at Hillburn and Shoemaker, is insolvent. Its expenses are being funded under a debtor-in-possession facility made by Mirant Americas, with the approval of, and under the supervision of, the Bankruptcy Court. Mirant NY-Gen is currently discussing with the FERC appropriate remediation for a sinkhole discovered in May 2005 in the dam at the Swinging Bridge facility. We also conducted a flood study to determine downstream consequences if the maximum capacities of the reservoirs were exceeded at our New York Swinging Bridge, Rio and Mongaup generation facilities, which may cause the FERC to request that Mirant NY-Gen remediate those dams as well. Mirant NY-Gen has initiated discussions with the FERC for surrendering its permits to operate all the hydroelectric facilities at Swinging Bridge, Rio and Mongaup, and expects to begin that formal process soon. It is not possible at this point to determine the cost of remediating the dam and surrendering the permits, but such costs may be substantial.
We may be subject to claims that were not discharged in the bankruptcy cases, which could have a material adverse effect on our results of operations and profitability.
The nature of our business frequently subjects us to litigation. Substantially all of the material claims against us that arose prior to the date of the bankruptcy filing were resolved during our Chapter 11 proceedings. In addition, the Bankruptcy Code provides that the confirmation of a plan of reorganization discharges a debtor from substantially all debts arising prior to confirmation and certain debts arising afterwards. With few exceptions, all claims that arose prior to our bankruptcy filing and before confirmation of the Plan are (1) subject to compromise and/or treatment under the Plan or (2) discharged, in accordance with the Bankruptcy Code and terms of the Plan. Circumstances in which claims and other obligations that arose prior to our bankruptcy filing were not discharged primarily relate to certain actions by governmental units under police power authority, where we have agreed to preserve a claimant’s claims, as well as, potentially, instances where a claimant had inadequate notice of the bankruptcy filing. The ultimate resolution of such claims and other obligations may have a material adverse effect on our results of operations and profitability.
We cannot be certain that the bankruptcy proceeding will not adversely affect our operations going forward.
Although we emerged from bankruptcy upon consummation of the Plan, we cannot assure you that having been subject to bankruptcy protection will not adversely affect our operations going forward, including our ability to negotiate favorable terms from suppliers, hedging counterparties and others and to attract and retain customers. The failure to obtain such favorable terms and retain customers could adversely affect our financial performance.
Risks relating to the notes
We may not be able to generate sufficient cash to service all of our indebtedness, including the notes, and as a result we may be forced to take other actions to satisfy our obligations under our indebtedness, which may not be successful.
Our ability to make scheduled payments or to refinance our debt obligations depends on our financial and operating performance, which is subject to prevailing economic and competitive conditions and to certain financial, business and other factors beyond our control. We cannot assure you that we will maintain a level of cash flows from operating activities sufficient to permit us to pay the principal, premium, if any, and interest on our indebtedness.
If our cash flows and capital resources are insufficient to fund our debt service obligations, we may be forced to reduce or delay capital expenditures, sell assets or operations, seek additional capital or restructure or refinance our indebtedness, including the notes. We cannot assure you that we would be able to take any of these actions, that these actions would be successful and permit us to meet our scheduled debt service obligations or that these actions would be permitted under the terms of the senior secured credit facilities or the indenture that governs the notes. In the absence of such operating results and resources, we could face substantial liquidity problems and might be required to dispose of material assets or operations to meet our debt service and other obligations. The senior secured credit facilities and the indenture restrict our ability to dispose of assets and use the proceeds from any such disposition. We may not be able to consummate those dispositions or to obtain the proceeds that we could realize from them and these proceeds may not be adequate to meet any debt service obligations then due. See “Description of other indebtedness and Mirant Mid-Atlantic leveraged leases” and “Description of the notes.”
If we cannot make scheduled payments on our debt, we will be in default and, as a result:

•	our debt holders could declare all outstanding principal and interest to be due and payable;

•	the lenders under our senior secured credit facilities could terminate their commitments to lend us money and foreclose against the assets securing their borrowings; and

•	we could seek protection from creditors by filing for bankruptcy (which may involve liquidation proceedings), which could result in you losing your investment in the notes.
Despite current indebtedness levels, we may still be able to incur substantially more debt. This could further exacerbate the risks described above.
We and our subsidiaries may be able to incur substantial additional indebtedness in the future. The terms of the indenture do not fully prohibit us or our subsidiaries from doing so. If we incur any additional indebtedness that ranks equally with the notes, the holders of that debt will be entitled to share ratably with you in any proceeds distributed in connection with any insolvency, liquidation, reorganization, dissolution or other winding-up of us. The indenture and the terms of our senior secured credit facilities permit the incurrence of certain categories of indebtedness that is effectively senior to the notes because it is either structurally senior or secured, including indebtedness incurred by our subsidiaries to finance environmental expenditures, capital expenditures required by law and, with respect to Mirant Mid-Atlantic, to finance improvements to comply with the Mirant Mid-Atlantic leveraged leases. This may have the effect of reducing the amount of proceeds paid to you. Additionally, our senior secured credit facilities provide commitments of up to $1.5 billion in the aggregate and permit us to incur $250 million of additional secured debt. All of those borrowings are secured indebtedness. If new debt is added to our current debt levels, the related risks that we and our subsidiaries now face could intensify. The subsidiaries that guarantee the notes are providing secured guarantees of our senior secured credit facilities. See “Description of the notes” and “Description of other indebtedness and Mirant Mid-Atlantic leveraged leases.”
Restrictive covenants may adversely affect our operations.
Our senior secured credit facilities and the indenture governing the notes contain various covenants that limit our ability to, among other things:

•	incur additional debt or provide guarantees in respect of obligations of other persons;

•	issue redeemable preferred stock;

•	pay dividends or distributions or redeem or repurchase capital stock;

•	prepay, redeem or repurchase debt;

•	make loans, investments and capital expenditures;

•	incur liens;

•	engage in sale/leaseback transactions;

•	restrict distributions from our subsidiaries;

•	sell assets and capital stock of our subsidiaries; and

•	consolidate or merge with or into, or sell all or substantially all of our assets to, another person.
Mirant Americas Generation is subject to a restrictive covenant that limits its incurrence of debt on a consolidated basis. Subject to certain exceptions, Mirant Americas Generation and its subsidiaries, including us, may not incur additional indebtedness unless the consolidated ratio of net debt to earnings before interest, taxes, depreciation and amortization (“EBITDA”) of Mirant Americas Generation and its subsidiaries is 6.75:1 or less. Because our debt will be consolidated with Mirant Americas Generation’s debt, our future incurrence of debt may be limited by future incurrences of debt by Mirant Americas Generation.
In addition, our senior secured credit facilities require us to maintain specified financial ratios and satisfy other financial condition tests. Our ability to meet those financial ratios and tests can be affected by events beyond our control, and we cannot assure you that we will meet those tests. A breach of any of these maintenance covenants could result in a default under our senior secured credit facilities. Upon the occurrence of an event of default under our senior secured credit facilities, the lenders could elect to declare all amounts outstanding under our senior secured credit facilities to be immediately due and payable and terminate all commitments to extend further credit. An acceleration of amounts due under the senior secured credit facilities or other indebtedness in an amount in excess of $50 million will result in a cross-default under the indenture relating to the notes. If we were unable to repay those amounts, the lenders under our senior secured credit facilities could proceed against the collateral granted to them to secure that indebtedness. We have pledged substantially all of our assets (other than (x) the assets of Mirant Energy Trading and Mirant Mid-Atlantic and the subsidiaries of Mirant Mid-Atlantic and (y) until such entities emerge from Chapter 11, the assets of Mirant New York, Inc., Mirant Lovett, LLC, Mirant NY-Gen, LLC, Mirant Bowline, LLC and Hudson Valley Gas Corporation) as collateral under our senior secured credit facilities. If the lenders under our senior secured credit facilities accelerate the repayment of borrowings, we cannot assure you that we will have sufficient assets to repay our senior secured credit facilities and our other indebtedness, including the notes, or borrow sufficient funds to refinance such indebtedness. Even if we are able to obtain new financing, it may not be on commercially reasonable terms, or terms that are acceptable to us. See “Description of other indebtedness and Mirant Mid-Atlantic leveraged leases.”
Variable rate indebtedness subjects us to interest rate risk, which could cause our debt service obligations to increase significantly.
Certain of our borrowings, primarily borrowings under our senior secured credit facilities, are, and are expected to continue to be, at variable rates of interest and expose us to interest rate risk. If interest rates increase, our debt service obligations on the variable rate indebtedness would increase even though the amount borrowed remained the same, and our net income would decrease. The applicable margin with respect to the term loans will be a rate per annum equal to: (1) 0.75% for base rate term loans; and (2) 1.75% for Eurodollar rate term loans. Each quarter point change in interest rates would result in a $1.75 million change in annual interest expense on our senior secured term loan. Until the time we deliver financial statements to the lenders for the first full fiscal quarter after the closing date of the senior secured credit facilities, the applicable margin with respect to the revolving loan will be a rate per annum equal to: (1) 1.25% for base rate revolving loans; and (2) 2.25% for Eurodollar rate revolving loans. Thereafter, applicable margins with respect to revolving loans will be subject to reduction by up to 0.50% based on our consolidated leverage ratio. Similarly, assuming all revolving loans are fully borrowed, each quarter point change in interest rates would result in a $2 million change in annual interest expense on our senior secured revolving credit facility. In the future we may enter into interest rate swaps, involving the exchange of floating for fixed rate interest payments, to reduce interest rate volatility.
If we default on our obligations to pay our indebtedness, we may not be able to make payments on the notes.
Any default under the agreements governing our indebtedness, including a default under our senior secured credit facilities, that is not waived by the required lenders, and the exercise of remedies by the holders of such indebtedness, could make us unable to pay principal, premium, if any, and interest on the notes and substantially decrease the market value of the notes. If we are unable to generate sufficient cash flow and are otherwise unable to obtain funds necessary to meet required payments of principal, premium (if any) and interest on our indebtedness, or if we otherwise fail to comply with the various covenants, including financial and operating covenants, in the instruments governing our indebtedness (including covenants in our indenture and our senior secured credit facilities), we could be in default under the terms of the agreements governing such indebtedness, including our senior secured credit facilities and our indenture. In the event of such default, the holders of such indebtedness could elect to declare all the funds borrowed thereunder to be due and payable, together with accrued and unpaid interest, the lenders under our senior secured credit facilities could elect to terminate their commitments thereunder and cease making further loans and institute foreclosure proceedings against our assets and we could seek protection from creditors by filing for bankruptcy (which may involve liquidation proceedings). If our operating performance declines, we may in the future need to obtain waivers from the required lenders under our senior secured credit facilities to avoid being in default. If we breach our covenants under our senior secured credit facilities and seek a waiver, we may not be able to obtain a waiver from the required lenders. If this occurs, we would be in default under our senior secured credit facilities, the lenders could exercise their rights, as described above, and we could be forced into bankruptcy or liquidation. See “Description of other indebtedness and Mirant Mid-Atlantic leveraged leases” and “Description of the notes.”
The notes and the guarantees are effectively subordinated to all of our secured debt and, if a default occurs, we may not have sufficient funds to fulfill our obligations under the notes and the guarantees.
The notes and any related subsidiary guarantees are general senior unsecured obligations that rank equally in right of payment with all of our existing and future unsecured and unsubordinated indebtedness. The notes are effectively subordinated to all our and our subsidiary guarantors’ secured indebtedness to the extent of the value of the assets securing that indebtedness. As of March 31, 2006 we had approximately $698 million of secured indebtedness under our senior secured credit facilities and $47 million of capital leases. Of this secured indebtedness, $200 million cash collateral was posted to support future issuances of letters of credit. Approximately $147 million of letters of credit had been issued against this cash collateral and $54 million of availability remained. We also have additional commitments under the senior secured credit facilities available to us of $800 million. In addition, the indenture governing the notes, subject to some limitations, permits us to incur additional secured indebtedness and your notes and any related subsidiary guarantees will be effectively junior to any additional secured indebtedness we may incur.
In the event of our bankruptcy, liquidation, reorganization or other winding up, dissolution or other similar proceedings, the assets that secure our secured indebtedness will be available to pay obligations on the notes and any related subsidiary guarantees only after all secured indebtedness, together with accrued interest, has been repaid in full from our assets. Likewise, because our senior secured credit facilities are secured obligations, our failure to comply with the terms of such facilities would entitle those lenders to declare all the funds borrowed thereunder, together with accrued interest, immediately due and payable. If we were unable to repay such indebtedness, the lenders could foreclose on substantially all of our assets which serve as collateral. In this event, our secured lenders would be entitled to be repaid in full from the proceeds of the liquidation of those assets before those assets would be available for distribution to other creditors, including holders of the notes. Holders of the notes will participate in our remaining assets ratably with all holders of our unsecured indebtedness that is deemed to be of the same class as the notes, and potentially with all of our other general creditors. We advise you that there may not be sufficient assets remaining to pay amounts due on any or all the notes and any related subsidiary guarantees then outstanding.
The notes are structurally subordinated to all indebtedness of our subsidiaries that do not become guarantors of the notes, including the obligations under the Mirant Mid-Atlantic leveraged leases.
You will not have any claim as a creditor against any of our subsidiaries that do not become guarantors of the notes, including Mirant Mid-Atlantic and Mirant Energy Trading. Indebtedness and other liabilities, including trade payables, whether secured or unsecured, of those subsidiaries will be effectively senior to your claims against those subsidiaries, including the obligations of Mirant Mid-Atlantic under the Mirant Mid-Atlantic leveraged leases. The present value of lease payments under the Mirant Mid-Atlantic leveraged leases is $1,079 million (assuming a 10% discount rate) and the termination value of the Mirant Mid-Atlantic leveraged leases is $1,445 million.
For the three months ended March 31, 2006, our non-guarantor subsidiaries (excluding our New York subsidiaries) generated $347 million of our operating income. At March 31, 2006, such non-guarantor subsidiaries collectively had $4,892 million of our total assets, representing 83% of our total assets. On March 31, 2006, such non-guarantor subsidiaries (excluding our New York subsidiaries) had $1,008 million of total liabilities representing 35% of our total liabilities, not including the termination value of approximately $1,445 million under the Mirant Mid-Atlantic leveraged leases, all of which is structurally senior to the notes to the extent of the liabilities of the respective subsidiary.
In addition, the indenture governing the notes does, subject to some limitations, permit these subsidiaries to incur additional indebtedness and will not contain any limitation on the amount of other liabilities, such as trade payables, that may be incurred by these subsidiaries.

We may not be able to repurchase the notes upon a change of control.
Upon the occurrence of specific kinds of change of control events, we are required to offer to repurchase all outstanding notes at 101% of their principal amount, plus accrued and unpaid interest. We may not be able to repurchase the notes upon a change of control because we may not have sufficient funds. Further, we may be contractually restricted under the terms of our senior secured credit facilities from repurchasing all of the notes tendered by holders upon a change of control. Accordingly, we may not be able to satisfy our obligations to purchase your notes unless we are able to refinance or obtain waivers under our senior secured credit facilities. Our failure to repurchase the notes upon a change of control would cause a default under the indenture and a cross-default under the senior secured credit facilities. Our senior secured credit facilities also provide that a change of control, as defined in such agreement, will be a default that permits lenders to accelerate the maturity of borrowings thereunder. Any of our future debt agreements may contain similar provisions.
In addition, the change of control provisions in the indenture may not protect you from certain important corporate events, such as a leveraged recapitalization (which would increase the level of our indebtedness), reorganization, restructuring, merger or other similar transaction, unless such transaction constitutes a “Change of Control” under the indenture. Such a transaction may not involve a change in voting power or beneficial ownership or, even if it does, may not involve a change that constitutes a Change of Control to trigger our obligation to repurchase the notes.
Therefore, if an event occurs that does not constitute a Change of Control, we will not be required to make an offer to repurchase the notes and you may be required to continue to hold your notes despite the event. See “Description of other indebtedness and Mirant Mid-Atlantic leverage leases” and “Description of the notes— Change of control.”
Federal and state fraudulent transfer laws permit a court to void the notes and the guarantees and, if that occurs, you may not receive any payments on the notes.
The issuance of the notes and the guarantees may be subject to review under federal and state fraudulent transfer and conveyance statutes. While the relevant laws may vary from state to state, under such laws the payment of consideration will be a fraudulent conveyance if (1) we paid the consideration with the intent of hindering, delaying or defrauding creditors or (2) we or any of our subsidiary guarantors, as applicable, received less than reasonably equivalent value or fair consideration in return for issuing either the notes or a guarantee and, in the case of (2) only, one of the following is also true:

•	we or any of our subsidiary guarantors were or was insolvent or rendered insolvent by reason of the incurrence of the indebtedness;

•	payment of the consideration left us or any of our subsidiary guarantors with an unreasonably small amount of capital to carry on our business; or

•	we or any of our subsidiary guarantors intended to, or believed that we or it would, incur debts beyond our or its ability to pay as they mature.
If a court were to find that the issuance of the notes or a guarantee was a fraudulent conveyance, the court could void the payment obligations under the notes or such guarantee or subordinate the notes or such guarantee to presently existing and future indebtedness of ours or such guarantor, or require the holders of the notes to repay any amounts received with respect to the notes or such guarantee. In the event of a finding that a fraudulent conveyance occurred, you may not receive any repayment on the notes. Further, avoidance of the notes could result in an event of default with respect to our other debt and that of our subsidiaries that could result in acceleration of such debt.
Generally, an entity would be considered insolvent if at the time it incurred indebtedness:

•	the sum of its debts, including contingent liabilities, was greater than the fair saleable value of all its assets;

•	the present fair saleable value of its assets were less than the amount that would be required to pay its probable liability on its existing debts and liabilities, including contingent liabilities, as they become absolute and mature; or

•	it could not pay its debts as they become due.
We cannot be certain as to the standards a court would use to determine whether or not we or the subsidiary guarantors were solvent at the relevant time. Furthermore, in the event of a subsequent bankruptcy proceeding, regardless of the standard that the court uses, the court could also determine that issuance of the notes and the guarantees should be subordinated under the doctrine of equitable subordination to our or any guarantor’s other debt.
If the guarantees were legally challenged, any guarantee could also be subject to the claim that, since the guarantee was incurred for our benefit, and only indirectly for the benefit of the guarantor, the obligations of the applicable guarantor were incurred for less than fair consideration. A court could thus void the obligations under the guarantees, subordinate them to the applicable guarantor’s other debt or take other action detrimental to the holders of the notes.
If Mirant Americas Generation or Mirant Corporation files for bankruptcy, their creditors may make claims in bankruptcy court to substantively consolidate our assets and liabilities; any such claim, if successful, would have a material adverse effect on us.
The equitable doctrine of substantive consolidation permits a bankruptcy court to disregard the separateness of related entities and to consolidate and pool the entities’ assets and liabilities and treat them as though the assets and liabilities were held by one entity where the interrelationship between the entities warrants such consolidation. Substantive consolidation effectively reorders priorities of recovery and may significantly alter the rights of lenders. While it is unusual for courts to exercise this remedy, especially where one of the companies involved is not in bankruptcy, we cannot assure you that no such claims would be made if Mirant Americas Generation or Mirant Corporation filed for bankruptcy or how a bankruptcy court would rule on such a claim.
A recent Third Circuit decision focused on two critical factors: (i) whether creditors dealt with the entities as a single economic unit and did not rely on their separate identity in extending credit and (ii) whether the affairs of the debtors are so entangled that consolidation will benefit all creditors. In doing so, it isolated the following principles as the core ones to be considered in evaluating a request for consideration:

(1)	The general expectation of state law, the Bankruptcy Code, and thus of commercial markets is that courts respect entity separateness absent compelling circumstances calling equity into play.

(2)	The harms that substantive consolidation addresses are nearly always caused by debtors who disregard corporate form. Harms caused by creditors are normally dealt with in other manners, such as fraudulent transfer law and equitable subordination.

(3)	The administrative convenience resulting from consolidation is an inadequate basis for invoking it.

(4)	Because substantive consolidation is an extreme remedy that may profoundly affect creditors’ rights and recoveries, the imprecision of this “rough justice” should be invoked rarely and only after determining that other, more precise, remedies conferred by the Bankruptcy Code are inappropriate or unavailable.

(5)	Substantive consolidation should not be used offensively to tactically disadvantage a group of creditors in the process of plan confirmation or to alter creditor rights.

Finally, the proponent of consolidation must prove either that: (i) prepetition the entities sought to be consolidated disregarded separateness so significantly their creditors relied on the breakdown of entity borders and treated them as one legal entity, or (ii) postpetition their assets and liabilities are so scrambled that separating them is prohibitive and hurts all creditors.
If a court determined to consolidate us with Mirant Americas Generation or Mirant Corporation in the event of their bankruptcy, we would be liable for their debts and obligations, including their outstanding indebtedness for borrowed money. It is unclear how substantive consolidation would effect our financial condition.

Use of proceeds
This exchange offer is intended to satisfy our obligations under the registration rights agreement to which we entered when we issued the old notes. We will not receive any cash proceeds from this exchange offer. In exchange for the old notes that you tender pursuant to this exchange offer, you will receive new notes in like principal amount. The old notes that are surrendered in exchange for the new notes will be retired and cancelled by us upon receipt and cannot be reissued. The issuance of the new notes under this exchange offer will not result in any increase in our outstanding debt.
The net proceeds to us from the sale of the old notes were $831 million.
The following table sets forth the sources and uses of funds in connection with the offering of the old notes and our entry into our senior secured credit facilities.

(Dollars in millions)
Sources	Amount
Cash	$303
Drawings under Senior Secured Revolving Credit Facility	465
Senior Secured Term Loan(1)	700
7.375% Senior Notes due 2013	850

Total sources	$2,318

Uses	Amount

Payments to Mirant Americas Generation creditors(2)	$1,801
Payment to Mirant Americas in respect of Mirant Energy Trading	250
Deposit into cash collateral account to support future letters of credit(1)	200
Repay post-petition loan to Mirant Corporation	16
Fees and expenses	51

Total uses	$2,318

(1) $200 million of proceeds under the senior secured term loan was deposited at closing into a cash collateral account to support future letters of credit issued under our senior secured credit facilities. As of March 31, 2006, we had issued $147 million of letters of credit against this amount.
(2) These payments include (a) $886 million to holders of Mirant Americas Generation’s senior notes maturing in 2006 and 2008, to retire these notes, (b) $306 million under the Mirant Americas Generation revolving credit facility, (c) $452 million of accrued interest under reinstated senior notes of Mirant Americas Generation maturing in 2011, 2021 and 2031, and (d) $157 million to other creditors. These payments do not include approximately $15 million of estimated unresolved cash claims due to Mirant Americas Generation creditors. Approximately $7 million of these claims were settled in May 2006. In addition, there remains approximately $16 million of estimated cash claims due to creditors of the New York subsidiaries.
On January 3, 2006, we drew $465 million on the senior secured revolving credit facility. This amount was repaid during the three months ended March 31, 2006.

Selected consolidated financial data
The information set forth below should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our historical combined and consolidated financial statements and the notes thereto, which are included elsewhere in this prospectus. The selected financial data has been derived from our combined and consolidated financial statements. See Note 1 to our combined and consolidated financial statements for further discussion.
From the Petition Date through emergence, our combined and consolidated financial statements were prepared in accordance with Statement of Position 90-7, “Financial Reporting by Entities in Reorganization Under the Bankruptcy Code” (“SOP 90-7”). Our Statement of Operations Data for the years ended December 31, 2004 and 2003 does not include interest expense on debt that was subject to compromise subsequent to the Petition Date. Our Statement of Operations Data for the year ended December 31, 2005, reflects the effects of accounting for the Plan confirmed on December 9, 2005. For further discussion of the effects of the Plan, see Note 3 to our combined and consolidated financial statements.

	Years ended December 31,

	2005	2004	2003	2002	2001

Statement of Operations Data:
Operating revenues	$3,049	$3,568	$4,057	$3,611	$6,651
Net (loss) income	(779)	106	(3,209)	227	754
Balance Sheet Data:
Total Assets	7,208	6,157	6,296	11,752	12,980
Total long-term debt	897	50	55	3,581	3,213
Liabilities subject to compromise	58	5,366	5,350	—	—
Equity (deficit)	$4,293	$(326)	$(439)	$2,338	$1,948

Management’s discussion and analysis of
financial condition and results of operations
This section is intended to provide the reader with information that will assist in understanding our financial statements, the changes in those financial statements from year to year and the primary factors contributing to those changes. The following discussion should be read in conjunction with our combined and consolidated financial statements and the notes accompanying those financial statements.
Overview
We are a national independent power provider whose revenues and gross margin primarily are generated through the production of electricity in the United States. On the Petition Date, and various dates thereafter, the Company’s subsidiaries were among the Mirant Debtors that filed with the Bankruptcy Court voluntary petitions for relief under Chapter 11 of the Bankruptcy Code.
The Plan was confirmed by the Bankruptcy Court on December 9, 2005, and Mirant emerged from bankruptcy on January 3, 2006. As a result, we recorded the effects of the Plan in our financial statements for the year ended December 31, 2005. We recognized a gain of $30 million, included in reorganization items, net related to the effects of the Plan.
The primary factors impacting the earnings and cash flows of our operations are the prices for power, natural gas, coal and oil, which are driven largely by supply and demand. Demand for power varies regionally and seasonally due to, among other things, weather and general economic conditions. Power supplies similarly vary by region and are impacted significantly by available generating capacity, transmission capacity and federal and state regulation. We also are impacted by the relationship between prices for power and fuel, such as natural gas, coal and oil that impact our cost of generating electricity.
We currently economically hedge a substantial portion of our Mid-Atlantic coal fired baseload generation (generation that is dispatched most of the time) and our New England oil fired generation through over-the-counter transactions. However, we generally do not hedge most of our cycling and peaking units (generating facilities that are not dispatched as frequently) due to the limited value we can extract in the marketplace and the high cost of collateral typically required to support these contracts. As of March 3, 2006, we had economically hedged approximately 90%, 60%, 30% and 30% of our expected Mid-Atlantic coal fired generation for the remainder of 2006, 2007, 2008 and 2009, respectively, and purchased approximately 100%, 80%, 30% and 30% of the expected Mid-Atlantic coal requirements for such periods. Included in such amounts are financial swap transactions entered into by Mirant Mid-Atlantic with a counterparty in January 2006, pursuant to which Mirant Mid-Atlantic economically hedged approximately 80%, 50% and 50% of its expected on-peak coal fired baseload generation for 2007, 2008 and 2009, respectively. The financial swap transactions are senior unsecured obligations of Mirant Mid-Atlantic and do not require the posting of cash collateral either for initial margin or for securing exposure due to changes in power prices. In addition, as of March 3, 2006, we had economically hedged approximately 50% of our expected oil fired generation in New England for the remainder of 2006 and procured approximately 50% of the corresponding expected oil requirements.
Our business is subject to extensive environmental regulation by federal, state and local authorities. This requires us to comply with applicable laws and regulations and to obtain and comply with the terms of government issued operating permits. Our costs of complying with environmental laws, regulations and permits are substantial. We estimate that our capital expenditures for environmental compliance will be approximately $200 million for 2006 and will be $1.0 billion to $1.5 billion for 2006 through 2011.
Recently, several significant stockholders of our parent, Mirant, have urged Mirant to consider the sale of certain assets. As a result of these efforts or for other strategic reasons, Mirant may decide to sell some of the assets of the Company that provide credit support for the notes. In the event of such a sale, we would be required to reinvest or repay indebtedness with the proceeds from such sale in accordance with the Asset Sale covenant contained in the Indenture. See ‘Description of the notes — Limitations on sales of assets and subsidiary stock.‘
Bankruptcy considerations
While in bankruptcy, our financial results were volatile as asset impairments, asset dispositions, restructuring activities, contract terminations and rejections, and claims assessments significantly impacted our combined and consolidated financial statements. As a result, our historical financial performance is likely not indicative of our financial performance post-bankruptcy.
Results of operations
Three months ended March 31, 2006 versus three months ended March 31, 2005
Our operating revenues and expenses from affiliates and nonaffiliates aggregated by classification for the three months ended March 31, 2006 and 2005, are as follows (in millions):

	For the three months ended March 31,

			Increase/
	2006	2005	(decrease)

Gross Margin
Affiliate	$(13)	$5	$(18)
Nonaffiliate	666	190	476

Total gross margin	653	195	458

Operating Expenses:
Operations and maintenance
Affiliate	70	78	(8)
Nonaffiliate	73	61	12
Depreciation and amortization	32	33	(1)
Generation facilities rent	24	25	(1)
Gain on sales of assets, net	—	(1)	1

Total operating expenses	199	196	3

Operating income (loss)	454	(1)	455

Other expense (income), net
Affiliate	(1)	3	(4)
Nonaffiliate	32	(1)	33
Reorganization items, net	—	30	(30)
Provision for income taxes	—	6	(6)

Net Income (Loss)	$423	$(39)	$462

In the tables below, the Mid-Atlantic region includes our Chalk Point, Morgantown, Dickerson and Potomac River facilities. The Northeast region includes our Lovett, Bowline, Grahamsville, Hillburn, Mongaup, Rio, Shoemaker, Swinging Bridge, Canal, Kendall, Martha’s Vineyard and Wyman facilities. The West and Mid-Continent regions includes our Contra Costa, Pittsburg,

Potrero, Bosque and Zeeland facilities. Energy Trading includes proprietary trading and Eliminations include the elimination of intercompany transactions between Mirant North America subsidiaries.
Operating statistics
The following table summarizes capacity factor (average percentage of full capacity used over a specific period) by region for the three months ended March 31, 2006 and 2005:

	March 31,

	2006	2005	Decrease

Mid-Atlantic	35%	38%	(3)%
Northeast	15%	40%	(25)%
West and Mid-Continent	7%	9%	(2)%

The following table summarizes power generation volumes by region for the three months ended March 31, 2006 and 2005 (in gigawatt hours):

	March 31,

	2006	2005	Decrease

Mid-Atlantic	4,081	4,439	(358)
Northeast	977	2,607	(1,630)
West and Mid-Continent	564	748	(184)

Total	5,622	7,794	(2,172)

Gross margin
Our gross margin increased by $458 million for the three months ended March 31, 2006, compared to the same period for 2005. The following table details gross margin by realized and unrealized margin for the three months ended March 31, 2006 and 2005 (in millions):

	2006			2005

	Realized	Unrealized	Total	Realized	Unrealized	Total

Mid-Atlantic	$191	$226	$417	$140	$(56)	$84
Northeast	146	34	180	60	9	69
West and Mid-Continent	35	—	35	28	4	32
Energy Trading	18	21	39	21	(15)	6
Eliminations	(18)	—	(18)	3	1	4

Total	$372	$281	$653	$252	$(57)	$195

The $458 million increase in gross margin is detailed as follows (in millions):

	For the three months ended March 31, 2006

	Mid-		West and	Energy
	Atlantic	Northeast	Mid-Continent	trading	Eliminations	Total

Energy(1)	$137	$55	$—	$—	$(18)	$174
Contracted and capacity(2)	3	4	35	—	—	42
Incremental realized value of hedges(3)	40	79	—	—	—	119
Unrealized gains/losses(4)	226	34	—	21	—	281
Other(5)	11	8	—	18	—	37

Total	$417	$180	$35	$39	$(18)	$653

	For the three months ended March 31, 2005

	Mid-		West and	Energy
	Atlantic	Northeast	Mid-Continent	trading	Eliminations	Total

Energy	$145	$48	$—	$—	$—	$193
Contracted and capacity	6	8	31	—	—	45
Incremental realized value of hedges	(30)	4	(3)	—	—	(29)
Unrealized gains/losses	(56)	9	4	(15)	1	(57)
Other	19	—	—	21	3	43

Total	$84	$69	$32	$6	$4	$195

	For the three months ended March 31, 2006 vs. 2005

	Mid-		West and	Energy
	Atlantic	Northeast	Mid-Continent	trading	Eliminations	Total

Energy	$(8)	$7	$—	$—	$(18)	$(19)
Contracted and capacity	(3)	(4)	4	—	—	(3)
Incremental realized value of hedges	70	75	3	—	—	148
Unrealized gains/losses	282	25	(4)	36	(1)	338
Other	(8)	8	—	(3)	(3)	(6)

Total	$333	$111	$3	$33	$(22)	$458

(1)	Energy includes gross margin from the generation of electricity, emissions allowances sales and purchases, fuel sales and steam sales.

(2)	Contracted and capacity relates to revenue received through reliability must run contracts (“RMR”) and other installed capacity mechanisms.

(3)	Incremental realized value of hedges reflects the actual margin upon the settlement of our power and fuel hedging contracts.

(4)	Unrealized gains/losses reflect the unrealized portion of our derivative hedging contracts.

(5)	Other includes revenues from ancillary services.
Mid-Atlantic operations gross margin increased by $333 million primarily due to the following:

•	an increase of $70 million in incremental realized value of hedges primarily related to the settlement of power hedging contracts at higher than market prices; and

•	an increase of $282 million related to unrealized gains from hedging activities of $226 million for the three month period ending March 31, 2006, primarily due to declining forward prices. Unrealized losses from hedging activities were $56 million for the same period in 2005 primarily due to increasing power prices.
Northeast operations gross margin increased by $111 million primarily due to the following:

•	an increase of $75 million in incremental realized value of hedges primarily related to the settlement of power hedging contracts at higher than market prices; and

•	an increase of $25 million related to unrealized gains from hedging activities of $34 million for the three month period ending March 31, 2006, compared to $9 million for the same period in 2005.
West and Mid-Continent operations gross margin increased by $3 million primarily due to an increase of $3 million in RMR capacity margin primarily due to an outage at one of our California generating units in 2005.

Energy Trading gross margin increased $33 million primarily due to an increase in unrealized gains from derivative trading instruments of $36 million.
Eliminations gross margin decreased by $22 million due primarily to a decrease of $18 million related to the elimination of intercompany emissions allowances transactions.
Operating expenses
Our operating expenses increased by $3 million for the three months ended March 31, 2006, compared to the same period in 2005 primarily due to an increase of approximately $4 million related to higher maintenance on one of our generating facilities.
Other expense, net
Our other expense, net increased by $29 million for the three months ended March 31, 2006, compared to the same period in 2005 primarily due to interest expense on our debt.
Reorganization items, net
Our reorganization items, net decreased by $30 million due to Mirant’s emergence from Chapter 11.
2005, 2004 and 2003
Our gross margins and expenses from affiliates and nonaffiliates aggregated by classification for the years ended December 31, 2005, 2004 and 2003, are as follows (in millions):

	Years ended December 31,

			Increase/			Increase/
	2005	2004	(decrease)	2004	2003	(decrease)

Gross Margin
Affiliate	$(20)	$325	$(345)	$325	$(218)	$543
Nonaffiliate	901	803	98	803	1,315	(512)

Total gross margin	881	1,128	(247)	1,128	1,097	31

Operating Expenses:
Operations and maintenance:
Affiliate	301	338	(37)	338	254	84
Nonaffiliate	289	250	39	250	298	(48)
Depreciation and amortization	132	129	3	129	167	(38)
Generation facilities rent	99	103	(4)	103	96	7
Loss (gain) on sales of assets, net	1	65	(64)	65	(18)	83
Impairment loss	—	2	(2)	2	3,030	(3,028)

Total operating expenses	822	887	(65)	887	3,827	(2,940)

Operating income (loss)	59	241	(182)	241	(2,730)	2,971

Other expense (income), net
Affiliate	23	8	15	8	(5)	13
Nonaffiliate	707	(7)	714	(7)	227	(234)
Reorganization items, net	87	149	(62)	149	115	34
Provision (benefit) for income taxes	5	(15)	20	(15)	111	(126)
Loss from discontinued operations	—	—	—	—	(21)	21
Cumulative effect of change in accounting principles	(16)	—	(16)	—	(10)	10

Net Income (Loss)	$(779)	$106	$(885)	$106	$(3,209)	$3,315

In the tables below, the Mid-Atlantic region includes our Chalk Point, Morgantown, Dickerson and Potomac River facilities. The Northeast region includes our Lovett, Bowline, Grahamsville, Hillburn, Mongaup, Rio, Shoemaker, Swinging Bridge, Canal, Kendall, Martha’s Vineyard and

Wyman facilities. The West and Mid-Continent regions includes our Contra Costa, Pittsburg, Potrero, Bosque and Zeeland facilities. Energy Trading includes proprietary trading and the other Trading Debtors. Eliminations include the elimination of intercompany transactions between our subsidiaries.
Operating statistics
The following table summarizes capacity factor (average percentage of full capacity used over a year) by region for the years ended December 31, 2005, 2004 and 2003:

			Increase/			Increase/
	2005	2004	(decrease)	2004	2003	(decrease)

Mid-Atlantic	39%	40%	(1)%	40%	42%	(2)%
Northeast	34%	33%	1%	33%	31%	2%
West and Mid-Continent	21%	15%	6%	15%	9%	6%

The following table summarizes power generation volumes by region for the years ended December 31, 2005, 2004 and 2003 (in gigawatt hours):

			Increase/			Increase/
	2005	2004	(decrease)	2004	2003	(decrease)

Mid-Atlantic	18,200	18,712	(512)	18,712	19,500	(788)
Northeast	9,184	8,831	353	8,831	8,492	339
West and Mid-Continent	3,961	4,968	(1,007)	4,968	4,400	568

Total	31,345	32,511	(1,166)	32,511	32,392	119

2005 versus 2004
Gross margin
Our gross margin decreased $247 million in 2005 compared to 2004. The following table summarizes the realized and unrealized gross margin for the year ended December 31, 2005, compared to same period in 2004 (in millions):

	2005			2004

	Realized	Unrealized	Total	Realized	Unrealized	Total

Mid-Atlantic	$552	$(97)	$455	$576	$(75)	$ 501
Northeast	225	(11)	214	218	31	249
West and Mid-Continent	146	2	148	179	(2)	177
Energy Trading	(30)	85	55	1	213	214
Eliminations	9	—	9	(13)	—	(13)

Total	$902	$(21)	$881	$961	$167	$1,128

The $247 million decrease in gross margin is detailed as follows (in millions):

			West and
	Mid-		Mid-	Energy
	Atlantic	Northeast	Continent	marketing	Eliminations	Total

Market prices-power	$ 570	$ 290	$ —	$ —	$ —	$ 860
Market prices-fuel	(152)	(188)	—	—	—	(340)
Ancillary services	44	2	—	—	—	46
Generation volumes	(61)	(11)	—	—	—	(72)
Realized value of economic hedges	(414)	(71)	(29)	—	—	(514)
Installed capacity, RMR and tolling agreements	(9)	(2)	(19)	—	—	(30)
Emissions allowances	(14)	(9)	—	—	19	(4)
Unrealized gains/losses	(22)	(42)	4	(128)	—	(188)
Other	12	(4)	15	(31)	3	(5)

Total	$ (46)	$ (35)	$(29)	$(159)	$22	$(247)

Mid-Atlantic operations gross margin decreased $46 million primarily due to the following:

•	an increase of $570 million driven by higher market prices for power. Spot market prices for power were higher during the year ended December 31, 2005, compared to the comparable period in 2004. Average settlement prices increased 63%;

•	a decrease of $152 million related to higher fuel prices during the period. Average prices for fuel increased as follows: gas 60%, coal 17% and oil 57%;

•	an increase of $44 million related to an increase in prices for ancillary services, consistent with increased energy prices;

•	a decrease of $61 million related to generation volumes. Volumes decreased by 2.7%, which had an unfavorable effect of $14 million on gross margin based on average revenue and fuel costs per MWh in 2004. Also included is an unfavorable impact of $47 million due to a change in the mix of generation, with increases in volumes by more expensive gas and oil fired units and a slight decrease in the generation volumes by coal fired units. Volumes were impacted by significant unplanned outages primarily related to baseload units;

•	a decrease of $414 million due to losses on economic hedges compared to 2004 related primarily to the impact of rising energy prices on the realized economic hedges of our generation output during the 2005 period;

•	a decrease of $9 million related to a reduction in revenue due to lower prices for installed capacity as a result of the expansion of the PJM market;

•	a decrease of $14 million due to increased emissions expense of $19 million, partially offset by higher emissions revenue of $5 million. Prices for SO2 and NOx emissions allowances increased in 2005 compared to the same period in 2004;

•	a decrease of $22 million related to losses of $97 million in 2005 on unrealized derivative contracts for future years, compared to losses of $75 million for the comparable period in 2004. As power prices increased during 2005, we recognized losses on short power positions used to hedge the expected output of our power plants in future years. These losses on unrealized power hedges were greater in 2005 than in 2004, but were partly offset by the settlement of hedges that had a negative value at the start of the year and by a gain in 2005 on unrealized fuel hedges for future years, compared to a loss for the same period in 2004; and

•	an increase of $12 million in other primarily due to a $13 million net settlement with a coal supplier related to rail car transportation schedule issues that resulted in lower fuel expense.
Northeast operations gross margin decreased $35 million primarily due to the following:

•	an increase of $290 million driven by higher market prices for power. Spot market prices for power were higher during the year ended December 31, 2005 compared to the comparable period in 2004. Average settlement prices increased 63% in New York and 49% in New England. In 2005, we received $5 million from the New York Independent Systems Operator related to adjustments from 2000-2003;

•	a decrease of $188 million related to higher fuel prices during the period. Average prices for fuel in New York increased as follows: gas 37%, coal 25%, and oil 56%. In New England, residual oil prices increased 48% and gas prices increased by 42%;

•	an increase of $2 million related to an increase in prices for ancillary services, consistent with increased energy prices;

•	a decrease of $11 million related to an increase in generation volumes. This incremental generation has a favorable impact of $5 million on gross margin which is offset by an unfavorable variance of $16 million due to a change in the mix of generation, with increases in volumes by more expensive gas fired units and a slight decrease in the generation volumes by coal fired units;

•	a decrease of $71 million related primarily to the impact of rising energy prices on the realized economic hedges of our generation output, partly offset by the impact of rising fuel prices on the realized economic hedges of our fuel requirements during the period;

•	a decrease of $2 million that reflects lower revenues at New York of $11 million due to lower prices for installed capacity. This was partially offset by increased revenues in New England of $9 million due to the Kendall RMR agreement;

•	a decrease of $9 million due to reduced sales of surplus emissions allowances to the Mid-Atlantic facilities;

•	a decrease of $42 million related to losses of $11 million in 2005 on unrealized derivative contracts for future periods, compared to a gain of $31 million for the same period in 2004. As power prices increased during 2005, we recognized losses on power sales contracts used to hedge the expected output of our power plants in future years. These losses on unrealized power hedges for future periods were greater in 2005 than in 2004, but were partly offset by increased gains on unrealized fuel hedges for future periods. In addition, the hedges settled in 2005 had a net favorable value at the beginning of the year, and this contributed to the reduction in value of unrealized derivative contracts. In 2004 the settlement of hedges with a net unfavorable value at the beginning of 2004 had the effect of increasing the value of derivative contracts for future periods; and

•	a decrease of $4 million in other which includes a decrease in gas sales and transport of $6 million offset by additional receipts in 2005 of $5 million in insurance proceeds related to an outage at the Bowline facility in 2004, compared to $2 million of proceeds received in 2004.

West and Mid-Continent operations gross margin decreased $29 million primarily due to the following:

•	a decrease of $29 million related to reduced merchant generation and the impact of rising energy prices on the realized economic hedges of our generation output, partly offset by the impact of rising fuel prices on the realized economic hedges of our fuel requirements during the period;

•	a decrease of $19 million which includes a decrease of $32 million related to the expiration of an RMR contract for one of our California generating facilities in 2004 partially offset by capacity income from tolling agreements on those California assets not covered by RMR and from our facility in Texas and an increase of $13 million related to capacity income from a tolling agreement at the Zeeland facility;

•	an increase of $4 million related to a decrease in net unrealized gains on derivative contracts for future periods; and

•	an increase of $15 million in other primarily due to lower gas transport costs and reduced losses on gas sales. Under the new power purchase agreements entered into early in 2005, Pacific Gas & Electric (“PG&E”) is responsible for purchasing the fuel for most of the California units. See “Business” for further discussion.
Energy Trading gross margin decreased $159 million primarily due to the following:

•	an increase of $304 in realized gross margin, which includes a decrease of $226 million in realized losses on the transition power agreements (“TPAs”) and $19 million decrease in realized losses on the contractual arrangement (the “Back-to-Back Agreement”).

•	a decrease of $335 million primarily related to amortization of the TPAs. The Maryland TPA expired in June 2004 and the DC TPA expired in January 2005. TPA amortization was $9 million for 2005 and $344 million for the comparable period in 2004;

•	a decrease of $57 million related to a decrease in net unrealized gains on derivative contracts for future periods; and

•	a decrease of $71 million related to an increase in unrealized losses on the Back-to-Back agreement. The Back-to-Back agreement was transferred to Mirant Power Purchase, LLC (“Mirant Power Purchase”), a wholly owned subsidiary of Mirant Americas, Inc.
Eliminations gross margin increased by $22 million primarily due to the following:

•	an increase of $19 million due to the elimination of intercompany emissions allowances transactions.
Operating expenses
Our operating expenses decreased by $65 million primarily due to a decrease of $64 million in loss on sales of assets, net. In 2004, we recognized a $65 million loss related to the sale of three natural gas combustion turbines.

Other expense (income), net
Other expense (income), net increased $729 million primarily due to the recognition of $746 million of interest on liabilities subject to compromise for the period from the Petition Date through December 31, 2005. This was offset by a gain of $44 million related to the 2005 sale of a portion of our investment in a company that provides an electronic commerce platform for the purchase and sale of energy commodities.
2004 versus 2003
Gross margin
Our gross margin increased $31 million in 2004, primarily due to the following:
The following table summarizes gross margin by region for the years ended December 31, 2004 and 2003 (in millions):

	Years ended December 31,

			Increase/
	2004	2003	(decrease)

Mid-Atlantic	$501	$400	$101
Northeast	249	143	106
West	177	211	(34)
Energy Marketing	214	365	(151)
Eliminations	(13)	(22)	9

Total	$1,128	$1,097	$31

Mid-Atlantic operations gross margin increased $101 million primarily due to the termination of the Energy and Capacity Sales Agreement (“ECSA”) with Mirant Americas Energy Marketing in May 2003. Revenues received under the ECSA in 2003 were $110 million less than what would have been received from the PJM spot market. Excluding the impact of the ECSA, Mid-Atlantic gross margin would have been $9 million lower in 2004 than in 2003, primarily due to the following:

•	an increase of approximately $44 million driven by higher market prices for power;

•	an increase of $64 million related to an increase in prices for capacity and ancillary services;

•	an increase of $15 million due to gains on realized power hedges;

•	a decrease of approximately $68 million related to net unrealized losses on derivative contracts for future periods. Of these contracts, $58 million related to power and $10 million related to oil and gas, and were entered into to economically hedge a portion of the energy price risk related to future Mid-Atlantic operations. The decrease in value of these energy derivative contracts is due to an increase in forward power prices;

•	a decrease of $14 million related to a higher emissions expense due mainly to higher prices for SO2 emissions allowances. In order for us to meet our current needs to operate our generation facilities we had to purchase additional emissions allowances. The average price of emissions allowances increased 136% from $180 per ton in 2003 to $425 per ton in 2004;

•	a decrease of $8 million due to lower generation volumes;

•	a decrease of $13 million due to higher coal prices, partly offset by lower oil and gas prices;

•	a decrease of $16 million related to a reduction in realized gains on economic fuel hedges; and

•	a decrease of $11 million related to the termination of contracts in 2004.
Northeast operations gross margin increased $106 million primarily due to the following:

•	an increase of $43 million related to net unrealized gains on derivative instruments of approximately $31 million in 2004 compared to $12 million in net unrealized losses in 2003;

•	an increase of $27 million due to certain forced outages and transmission line problems in 2003 that did not recur in 2004;

•	an increase of $22 million in our realized economic hedging margin due to the impact of 2003 short positions on power in a market where prices for power were rising; and

•	an increase of $16 million due to the impact of intercompany emissions allowance sales.
West and Mid-Continent operations reflect a reduction in gross margin of $34 million for our generation units in California, Texas and Michigan, primarily due to the following:

•	a decrease of $3 million in California primarily due to a decrease in gains on realized economic hedges of $22 million as a result of reduced economic hedging activity offset by $18 million of savings on gas reservation charges following a contract rejection;

•	a decrease of $16 million in Texas primarily due to lower energy prices and a new tolling agreement that began in August 2004 with a third party that is at lower prices than what these units received under a prior agreement with Mirant Americas Energy Marketing; and

•	a decrease of $16 million at our Zeeland facility primarily related to purchasing power in the market rather than running the generation facility to serve load deals in 2004.
Energy Trading gross margin decreased $151 million primarily due to the following:

•	a decrease of $80 million related to amortization of the TPAs due to the expiration of the Maryland TPA in June 2004 resulting in lower amortization and the impact of a late contract change in 2003. The DC TPA expired in January 2005 (as actual MWhs are purchased or sold under these agreements we amortize a ratable portion of the obligation as an increase in revenue);

•	a decrease of $3 million in unrealized gains on the Back-to-Back agreement, which were $168 million and $171 million in 2004 and 2003, respectively;

•	a decrease of $19 million as a result of an increase in realized losses on the TPA. Realized losses for 2004 and 2003 were $234 million and $215 million, respectively;

•	a decrease of $44 million as a result of an increase in realized losses on the power purchase agreements, which were $96 million and $52 million in 2004 and 2003, respectively; and

•	a decrease of $333 million in energy marketing realized trading partially offset by an increase of $329 million related to net unrealized losses on derivative instruments. Gross margin for the year ended December 31, 2003, reflects unrealized losses offset by realized gross margin related to energy contracts terminated by counterparties as a result of our Chapter 11 filings. As a result of the termination of these contracts the unrealized gains on these contracts became realized in 2003.
Operating expense
Our operating expenses decreased $2,940 million primarily due to the following:

•	an increase of $7 million in generation facilities rent related to the additional rent expense for our Morgantown and Dickerson baseload units as a result of the Bankruptcy Court’s granting the motion compelling us to pay incremental rent in 2004.

•	a decrease of $38 million in depreciation and amortization expense primarily due to lower depreciation expense related to our property, plant and equipment after our $1,088 million impairment of long-lived assets in the fourth quarter of 2003;

•	an increase of $84 million in operations and maintenance-affiliate related to an increase of $111 million in our corporate overhead allocations from Mirant Services and a decrease of $27 million related to our service agreements with Mirant Services for management, personnel and services; and

•	a decrease of $48 million in operations and maintenance-nonaffiliate primarily due to the following:

•	an increase of $13 million related to the Commodity Futures Trading Commission (“CFTC”) settlement in December 2004;

•	a decrease of $10 million due to a reduction in the allowance related to receivables from Enron;

•	a decrease of $8 million related to lower property taxes due to settlements related to certain California and New York generation facilities; and

•	a decrease of $32 million related to an energy marketing customer bad debt expense reflected in 2003;

•	an increase of $83 million in loss on sales of assets, net primarily related to a $65 million loss on the sale of three natural gas combustion turbines at Bowline 3 in 2004 as compared to $15 million gain related to the sale of firm transportation agreements and $3 million gain on the sale of crude oil at one of our California facilities in 2003;

•	decrease of $3,028 million for impairment losses comprised of the following:

•	a decrease of $1,940 million for goodwill impairment charges related to the impairment of goodwill in 2003. For further discussion, see “— Critical Accounting Policies and Estimates”;

•	a decrease of $1,088 million for long-lived asset impairment losses due to an impairment of $1,090 recorded in 2003 for several of our assets. For further discussion, see “— Critical Accounting Policies and Estimates.”
Other expense (income), net
Other expense (income), net increased $221 million primarily due to the suspension of accruals for interest expense after the Petition Date.
Financial condition
Liquidity and capital resources
During the pendency of the Chapter 11 proceedings we satisfied our liquidity and capital requirements with cash from operations and a $500 million Mirant debtor-in-possession credit facility that was approved by the Bankruptcy Court and which provided for borrowings or the issuance of letters of credit. The Chapter 11 proceedings resulted in various restrictions on our activities, including limitations on financing, and the implementation of a centralized cash management system that provided for the collection, concentration and disbursement of funds. The Chapter 11 proceedings also caused uncertainty in our relationships with vendors, suppliers, customers and others with whom we conducted or sought to conduct business. During the Chapter 11 proceedings, we typically posted cash collateral with counterparties. Going forward, we expect relationships with vendors, suppliers, customers, counterparties and others to return to normal industry practices, including the posting of letters of credit instead of cash collateral.
Emergence from bankruptcy
On December 23, 2005, we issued the old notes in a principal amount of $850 million. The funds from this issuance were initially placed in escrow and were released from escrow on January 3, 2006, upon consummation of the Plan. On January 3, 2006, we entered into an $800 million senior secured revolving credit facility and a $700 million senior secured term loan. In connection with the closing, $200 million of drawings under the senior secured term loan were deposited into a cash collateral account to support the issuance of up to $200 million of letters of credit issued under the senior secured term loan. For a description of the notes, see “Description of the notes,” and for a description of our senior secured revolving credit facility, see “Description of other indebtedness and Mirant Mid-Atlantic leveraged leases.”
Sources of funds and capital structure
The principal sources of liquidity for our future operations and capital expenditures are expected to be: (i) existing cash on hand and cash flows from the operations of our subsidiaries; (ii) borrowings under our $800 million six year senior secured revolving credit facility; (iii) $200 million of letters of credit capacity under our $700 million term loan and (iv) proceeds from the preferred shares issued by Mirant Americas to Mirant Mid-Atlantic to fund capital expenditures.
Our operating cash flows may be impacted by, among other things: (i) the difference between the cost of a specific fuel used to generate one megawatt hour of electricity and the market value of the electricity generated (“conversion spread”); (ii) commodity prices (including prices for natural gas, coal, oil and electricity); (iii) the cost of ordinary course operations and maintenance expenses; (iv) planned and unplanned outages; (v) contraction of terms by trade creditors; and (vi) cash requirements for capital expenditures relating to certain facilities (including those necessary to comply with environmental regulations).

We are a holding company and as a result, we are dependent upon dividends, distributions and other payments from our subsidiaries to generate the funds necessary to meet our obligations. The ability of certain of our subsidiaries to pay dividends and distributions is restricted under the terms of their debt or other agreements. Under the Mirant Mid-Atlantic leveraged leases, Mirant Mid-Atlantic, which generates a significant portion of our cash from operations, is subject to a covenant that restricts its right to make distributions to us. Mirant Mid-Atlantic’s ability to satisfy these ratio tests in the future could be impaired by factors which negatively affect the performance of its power generation facilities, including interruptions in operation such as the recent temporary shutdown and continuing curtailment of operations of the Potomac River generation facility. For a description of the Mirant Mid-Atlantic leveraged leases, see “Description of other indebtedness and Mirant Mid-Atlantic leveraged leases.”
Uses of funds
Our requirements for liquidity and capital resources, other than for the day-to-day operation of our generation facilities, are significantly influenced by two activities: (i) the hedging and proprietary trading activities of Mirant Energy Trading and (ii) capital expenditures required to keep our power generation facilities in operation.
Collateral requirements. The asset hedging and, to a lesser extent, proprietary trading activities of Mirant Energy Trading, represent a significant need for liquidity and capital resources. These liquidity requirements are primarily driven by margin and collateral posting requirements with counterparties and disbursement and receipt timing (i.e., buying fuel before receiving energy revenues). As of December 31, 2005, we had approximately $685 million of posted cash collateral and $56 million of letters of credit outstanding primarily to support our asset hedging activities and debt service reserve requirements. Our liquidity requirements are highly dependent on the level of our hedging activity, forward prices for energy, emissions allowances and fuel, commodity market volatility and credit terms with third parties. We do not assume that we will be provided with unsecured credit from third parties when budgeting our working capital requirements.
Capital Expenditures. Capital expenditures were $100 million, $89 million and $151 million for the years ended December 31, 2005, 2004 and 2003, respectively. Our capital expenditures for 2006 are expected to be approximately $300 million.
Debt service. At March 31, 2006, we had approximately $1,595 million of long-term debt. Our expected annual interest expense is approximately $116 million. Under the terms of our senior secured term facility, we are required to use 50% of our free cash flow for each fiscal year (less amounts paid to us for the purpose of paying interest on our senior notes) to pay down our senior secured term loan, in addition to our scheduled amortization of approximately $7 million per year. The percentage of free cash flow that we are required to use to pay down our senior secured term loan may be reduced to 25% upon the achievement by us of a net debt to EBITDA ratio of less than 2:1.
Debtor-in-possession financing for New York subsidiaries
We and Mirant Americas Energy Marketing (the “Primary DIP Lenders”) entered into an agreement (the ”Primary New York DIP Agreement”) to make secured debtor-in-possession financing in an amount of (i) $20 million, plus (ii) an amount equal to the amount of credit support provided on behalf of Mirant New York, Mirant Bowline, Mirant Lovett and Hudson Valley Gas Corporation (collectively, the ”New York DIP Borrowers”), to the extent such amounts are collateralized with cash or cash equivalents by the New York DIP Borrowers. The facility is available on a joint and several basis to the New York DIP Borrowers. On January 31, 2006, all the assets of Mirant Americas Energy Marketing were transferred to Mirant Energy Trading, with Mirant Energy Trading to succeed to all rights and assume all obligations of Mirant Americas Energy Marketing under the Primary New York DIP Agreement. The financing under the Primary New York DIP Agreement can be utilized through borrowings by the New York DIP Borrowers, the issuance of letters of credit for the account of any of the New York DIP Borrowers or in support of commercial transactions entered into by Mirant Energy Trading for the benefit of the New York DIP Borrowers, the posting of cash in respect of obligations incurred for the benefit of any of the New York DIP Borrowers, including the making of prepayments for fuel and other commodities for the benefit of any of the New York DIP Borrowers. Under the Primary New York DIP Agreement, the amount which represents the excess on the effective date of the Plan of (x) credit support posted for the benefit of the New York DIP Borrowers by the lenders in respect of transactions entered into on their behalf over (y) the amount of cash collateral posted by the New York DIP Borrowers to the lenders is deemed to be a loan made to the New York DIP Borrowers on such date. The New York DIP Borrowers have posted $21.6 million cash collateral with Mirant Energy Trading in accordance with the March 31, 2006, collateral allocation performed in good faith by Mirant Energy Trading. To the extent that the required level of credit support provided to the New York DIP Borrowers is reduced, the amount of such reduction is required to be returned to the New York DIP Borrowers. The financing under the Primary New York DIP Agreement has a stated maturity of 180 days, subject to renewal or extension, and is available until the earlier of (x) the expiration of such period or (y) with respect to each of the New York DIP Borrowers, the effective date of a confirmed Plan of Reorganization for such New York DIP Borrower in its Chapter 11 case. Subject to the authorization of the Bankruptcy Court, the obligations of the New York DIP Borrowers under the Primary New York DIP Agreement, pursuant to Section 364(c) of the Chapter 11 of the Bankruptcy Code, (i) constitutes a claim having priority over any or all administrative expenses of the kind specified in sections 503(b) or 507(b) of Bankruptcy Code, (ii) is secured by a lien on property of the estates of the New York DIP Borrowers that is not otherwise subject to a lien and (iii) is secured by a junior lien on property of the estates of the New York DIP Borrowers that is subject to a lien. The financing bears interest at a rate of London Interbank Offered Rate (“LIBOR”) plus 2.25%. The Primary New York DIP Agreement contains certain events of default, and the ability of the New York DIP Borrowers to borrow thereunder is subject to certain conditions precedent. In addition, the Primary New York DIP Agreement contains covenants that, among other things, restrict the ability of the New York DIP Borrowers to engage in mergers, acquisitions and asset sales, to make investments and to incur indebtedness.
Contemporaneous with their entry into the Primary New York DIP Agreement, the New York DIP Borrowers also entered into an agreement for secured financing with Mirant (the “Secondary New York DIP Agreement”). The Secondary New York DIP Agreement permits Mirant to make secured debtor-in-possession financing in the maximum amount of $50 million to the New York DIP Borrowers, and the borrowings are available solely for cash collateral postings by any one or more of the New York DIP Borrowers. The terms of the Secondary New York DIP Agreement are substantially similar to the terms of the Primary New York DIP Agreement. However, (i) the rights of the Primary DIP Lenders to payment out of cash collateral posted by the New York DIP Borrowers pursuant to the Primary New York DIP Agreement as may be repaid shall at all times rank senior to the rights of Mirant under the Secondary New York DIP Agreement and (ii) certain claims and liens granted under the Primary

New York DIP Agreement in respect of cash collateral posted by the New York DIP Borrowers shall at all times be senior to similar claims and liens granted under the Secondary New York DIP Agreement.
The Bankruptcy Court has approved a debtor-in-possession loan to Mirant NY-Gen, LLC (“Mirant NY-Gen”) from Mirant Americas under which Mirant Americas, subject to certain conditions, would lend up to $4.5 million to Mirant NY-Gen to provide funding for the repairs on the Swinging Bridge dam.
Cash flows
Cash provided by operating activities increased $446 million for the three months ended March 31, 2006, compared to the same period in 2005. Cash used in operating activities increased $41 million for the year ended December 31, 2005, compared to the same period in 2004. Cash used in operating activities increased $13 million for the year ended December 2004 compared to the same period in 2003. Our cash used in operating activities is volatile as a result of seasonality, changes in energy prices and fluctuations in our working capital requirements. Most notably, when we enter into transactions to economically hedge our expected generation output or fuel requirements and those positions move out-of-the money, we are required to post cash collateral due to our credit rating.
Three months ended March 31, 2006 cash flow
Operating activities
The change for the three months ended March 31, 2006 and 2005 is detailed as follows (in millions):

	March 31,
			Increase
	2006	2005	(decrease)

Cash provided by operating activities excluding working capital and other assets and liabilities	$176	$70	$106
Cash provided by (used in) working capital and other assets and liabilities	305	(35)	340

Net cash provided by operating activities	$481	$35	$446

Net cash provided by operating activities excluding the effects of working capital increased $106 million for the three months ended March 31, 2006, compared to the same period in 2005 primarily due to:

•	an increase of $120 million in gross margin excluding unrealized gains and losses on derivative financial instruments;

•	a decrease of $16 million related to increased interest payments; and

•	a decrease of $4 million related to increased operations and maintenance expense.
During the three months ended March 31, 2006, changes in operating assets and liabilities provided $305 million in cash. Our largest use of working capital is the $200 million drawn under the senior secured term loan that was deposited into a cash collateral account to support the issuance of letters of credit. The largest sources of working capital for the period are the $381 million decrease in the amount of cash collateral posted to support energy trading and marketing activities, the return of $56 million posted with the Mirant Mid-Atlantic lease trustee and the reduction of $24 million in prepaid rent. The decrease in cash collateral is a result of lower power prices and the settlement of contracts during the period. All other changes in operating assets and liabilities required net cash of $44 million for the three months ended March 31, 2006.
During the three months ended March 31, 2005, changes in operating assets and liabilities required $35 million in cash. We posted additional net cash collateral of $36 million due to changes in commodity prices. All other changes in operating assets and liabilities provided net cash of $1 million for the three months ended March 31, 2005.
Investing Activities
Net cash provided by investing activities for the three months ended March 31, 2006 was $187 million compared to the use of $11 million for the same period in 2005. This difference was primarily due to the following:

•	in 2006, we had capital expenditures of $21 million compared to capital expenditures of $23 million in 2005. We received proceeds of $2 million from the sale of assets;

•	in 2006, we received proceeds from the repayment of notes receivable— affiliate in the amount of $206 million; and

•	in 2005, we received proceeds of $4 million from the 2004 sale of the Bowline gas turbines and $8 million from the repayment of notes receivable from affiliate.
Financing Activities
Net cash used in financing activities was $642 million for the three months ended March 31, 2006, compared to $1 million for the same period in 2005. This difference was primarily due to the following:

•	in 2006, proceeds from the issuance of debt were approximately $2 billion. The debt proceeds in 2006 included $850 million from our debt offering that was released from escrow on January 3, 2006, $700 million from our senior secured loan and $465 million drawn on our secured revolving credit facility. We also incurred $51 million in debt issuance costs associated with these debt facilities;

•	in 2006, we repaid debt of $468 million, which included the $465 million drawn on the Mirant North America senior secured revolving credit facility. We paid $250 million to Mirant Americas under the Plan and repaid $112 million of the notes payable— affiliate. Pursuant to the Plan we made a distribution to Mirant Americas Generation of $1,776 million; and

•	in 2005, we repaid debt of $1 million.

Total cash, cash equivalents and credit facility availability
The table below sets forth total cash, cash equivalents and availability of credit facilities of Mirant North America and its subsidiaries as of March 31, 2006 and December 31, 2005 (in millions):

	March 31,	December 31,
	2006	2005

Cash and Cash Equivalents:
Mirant Mid-Atlantic	$77	$276
Mirant North America	244	19

Total cash and cash equivalents	321	295
Less: Cash required for operating, working capital or other purposes or restricted by the subsidiaries’ debt agreements	75	1

Total available cash and cash equivalents	246	294
Available under credit facilities	854	—
Available under the DIP Facility	—	249

Total cash, cash equivalents and credit facilities availability	$1,100	$543

We expect to incur capital expenditures of approximately $300 million in 2006. Approximately $200 million of this amount relates to capital expenditures for environmental compliance.
Cash collateral and letters of credit
In order to sell power and purchase fuel in the forward markets and perform other energy trading and marketing activities, we often are required to provide trade credit support to our counterparties or make deposits with brokers. In addition, we often are required to provide trade credit support for access to the transmission grid, to participate in power pools, to fund debt service reserves and for other operating activities. Trade credit support includes cash collateral, letters of credit and financial guarantees. In the event that we default, the counterparty can draw on a letter of credit or apply cash collateral held to satisfy the existing amounts outstanding under an open contract. As of March 31, 2006, our outstanding issued letters of credit totaled $147 million.
The following table summarizes cash collateral posted with counterparties and brokers and letters of credit issued as of March 31, 2006, and December 31, 2005 (in millions):

	March 31,	December 31,
	2006	2005

Cash collateral posted— energy trading and marketing(1)	$238	$619
Cash collateral posted— debt service and rent reserves	—	56
Cash collateral posted— other operating activities	7	10
Letters of credit— energy trading and marketing	64	51
Letters of credit— debt service and rent reserves	75	—
Letters of credit— other operating activities	8	5

Total	$392	$741

(1)	The amount includes approximately $198 million deposited with J.P. Morgan Futures, Inc. as clearing broker as of March 31, 2006.

2005 cash flow
Operating activities
Net cash provided by operating activities excluding the changes in operating assets and liabilities was $61 million for the year ended December 31, 2005. This was primarily due to the following:

•	our gross margin in 2005 excluding unrealized gains and losses and the non-cash revenue related to the TPA amortization was $893. This amount was substantially offset by operating and maintenance expenses of $590 million and $99 million of rent expense for our leased generation facilities; and

•	in 2005 we had cash expenses related to the bankruptcy of $103 million. See “—Results of Operations.”
In 2005, changes in operating assets and liabilities required $253 million in cash. We posted an additional $278 million of cash collateral with counterparties and brokers in 2005. Other changes in operating assets and liabilities were a net source of $25 million in 2005. Of this amount, approximately $25 million related to property taxes recognized but not paid in the year.
Investing activities
In 2005, we had capital expenditures of $100 million primarily related to our Mid-Atlantic facilities and received $10 million from notes receivable from affiliates, $48 million from the sale of our investment in a company that provides an electronic commerce platform for the purchase and sale of energy commodities and $4 million related to the 2004 sale of the Bowline turbines.
Financing activities
In 2005, financing activities used $111 million in cash primarily due to a cash distribution to Mirant Americas Generation of $129 million made pursuant to the Plan. This was offset by the receipt of proceeds from the issuance of debt of $21 million less $3 million in cash to repay debt related to our capital lease obligations at the Peaker and Zeeland generating facilities.
2004 cash flow
Operating activities
Net cash used by operating activities excluding the changes in operating assets and liabilities was $98 million for the year ended December 31, 2004. This was primarily due to the following:

•	our gross margin in 2004 excluding unrealized gains and losses and the non-cash revenue related to the TPA amortization was $617 million. This amount was more than offset by operating and maintenance expenses of $681 million excluding a bad debt recovery of $10 million; and

•	in 2004 we had cash expenses related to the cost of bankruptcy of $60 million and paid interest on Mirant Debtor debts of $13 million. The lower interest payments in 2004 compared to 2003 are due to the bankruptcy filing in July 2003.

In 2004, working capital changes, which are reflected as changes in operating assets and liabilities, required $53 million in cash. This was primarily due to the following:

•	net collateral uses to support commercial operations in 2004 were $77 million. This is favorable compared to 2003 due to the decrease in asset related fuel purchases in 2004 and favorable market movements in power and economic fuel hedging in 2004 compared to 2003; and

•	other working capital sources were $24 million in 2004. Other working capital sources were primarily due to decreases in accounts receivables from energy contracts settled early by counterparties as a result of our Chapter 11 filings of $54 million and increases in accounts payable to affiliates of $117 million. The increase in accounts payable to affiliates was primarily due to letters of credit being drawn upon by counterparties and banks for the energy trading business through Mirant partially offset by settlements related to Mirant’s discontinued Canadian trading operations. Other working capital requirements for 2004 relate primarily to increases in inventories of $63 million due to rising commodity prices, primarily SO2 allowances used in our Mid-Atlantic power plants and decreases in accounts payable of $104 million related to contract settlements.
Investing activities
Net cash provided by investing activities totaled $280 million in 2004. In 2004 Mirant repaid Mirant Americas Energy Marketing $326 million in notes receivable. In 2004, the proceeds from the sale of the Bowline unit 3 turbines were $42 million offset by capital expenditures of $89 million.
Financing activities
Net cash provided by financing activities was $4 million in 2004. We received $7 million from Mirant Americas under the make-whole contract. In 2004, we repaid long-term debt of $3 million related to our capital lease obligation at the Peaker and Zeeland generation facilities.
2003 cash flow
Operating activities
Net cash used in operating activities, excluding the effects of working capital, was $39 million in 2003. This was primarily due to the following:

•	our gross margin in 2003 excluding unrealized gains and losses and the non-cash revenue related to the TPA amortization was $814 million. This amount was offset by operating and maintenance expenses of $616 million excluding a bad debt expense of $32 million; and

•	in 2003 we paid interest on Mirant Debtor debts of $159 million.
In 2003, working capital changes, which are reflected as changes in operating assets and liabilities, required $99 million in cash. This was primarily due to the following:

•	net collateral uses to support commercial operations in 2003 were $149 million. The posted additional cash collateral with counterparties primarily related to energy contract positions; and

•	other working capital sources of $50 million in 2003. Other working capital sources were primarily due to decreases in accounts receivables from energy contracts settled early by counterparties as a result of our Chapter 11 filings of $317 million and increases in accounts payable to affiliate of $31 million. The $31 million increase in accounts payable to affiliate was primarily due to letters of credit being drawn upon by counterparties and banks for the energy trading business through Mirant partially offset by payments to Mirant Services. Other working capital requirements for 2003 relate primarily to the decreases in accounts payable of $170 million, decreases in other liabilities of $65 million primarily related to the Enron bankruptcy proceedings and increases in prepaid rent of $68 million related to lease payments on Dickerson and Morgantown facilities.
Investing activities
Net cash used in investing activities totaled $189 million in 2003. In 2003, we had an increase in notes receivable from affiliate of $376 million and $151 million of capital expenditures primarily related to our Mid-Atlantic, New York and Zeeland facilities. We received cash from the repayment of notes receivable of $58 million and received proceeds from the sale of our Neenah plant in Wisconsin of $109 million and the sale of Mirant Americas Energy Capital assets of $161 million.
Financing activities
Net cash provided by financing activities was $528 million in 2003. In 2003 capital contributions received were $439 million and dividends paid were $347 million. We received $315 million and paid $29 million in return of capital from Mirant Americas under the make-whole contract. Additionally, we received $285 million from issuance of notes payable to affiliate in 2003. We had proceeds from issuance of debt related to our energy marketing business of $7 million and repaid long-term debt of $100 million related to Mirant Americas Energy Capital, $29 million related to Mirant Americas Development Capital and $13 million related to our capital lease obligations at the Peaker and Zeeland generation facilities.
Debt Obligations, Off-Balance Sheet Arrangements and Contractual Obligations
At December 31, 2005, our debt obligations, off-balance sheet arrangements and contractual obligations were as follows (in millions):

	2006	2007	2008	2009	2010	>5 Years	Total

Operating leases	$109	$116	$124	$145	$143	$1,745	$2,382
Long-term debt	70	69	70	70	70	1,072	1,421
Purchase commitments:
Fuel and transportation commitments	296	217	—	—	—	—	513
Long-term service agreements	4	12	10	13	27	205	271
Other purchase commitments	142	—	—	—	—	—	142

Total excluding liabilities subject to compromise	621	414	204	228	240	3,022	4,729
Liabilities subject to compromise							58

Total							$4,787

Operating leases are off-balance sheet arrangements primarily related to our minimum lease payments associated with our lease of the Morgantown and Dickerson baseload units.

Long-term debt includes the current portion of long-term debt and long-term debt on the combined and consolidated balance sheets. Long-term debt also includes interest assuming no refinancing. In addition to the amounts shown above, on January 3, 2006, we entered into an $800 million senior secured revolving credit facility and a $700 million senior secured term loan. The annual scheduled maturities and interest accrued on the $700 million senior secured term loan are: $53 million for 2006, $52 million for 2007, $52 million for 2008, $51 million for 2009, $51 million for 2010 and $752 million for 2011 and thereafter. The draws on the $800 million senior secured revolving credit facility were repaid in January and February 2006.
Long-term service agreements represent our total estimated commitments under our long-term service agreements associated with turbines installed or in storage.
Fuel and transportation commitments relate primarily to a long-term synthetic fuel purchase agreement, coal purchase commitments for our Mid-Atlantic facilities and a fuel supply agreement with an independent third party to provide approximately 90% of the estimated coal to be burned at one of the New York facilities through 2005. In the first quarter of 2006, we entered into additional significant coal commitments. The Company had total minimum commitments under the fuel and transportation agreements of $513 million at December 31, 2005.
Other purchase commitments represent the open purchase orders less invoices received related to open purchase orders for general procurement of products and services purchased in the ordinary course of business. These include construction, maintenance and labor activities at our generation facilities. We entered into an agreement on June 24, 2005 for an SCR System at the Morgantown generating station. The system will be furnished and installed to comply with a State of Maryland environmental consent decree to reduce the emissions of NOx. The contract value of this capital expenditure is approximately $94 million. Payments are made monthly upon acceptance of project milestones with the final payment scheduled for June of 2008. Mirant Services entered into an agreement on February 10, 2006 for an equipment agreement at the Potomac River Generating station. The equipment shall be furnished and supplied to disperse emissions which will exceed State of Virginia environmental requirements. The contract value of this capital expenditure is approximately $6 million. Payments shall be made upon acceptance of project milestones with the final payment scheduled for December of 2006.
At December 31, 2005, liabilities subject to compromise relate only to our New York subsidiaries that remain in bankruptcy.
Other developments
Locational installed capacity proposal
Our New England plants participate in a market administered by the Independent System Operator-New England (“ISO-NE”). Mirant Energy Trading is a member of the New England Power Pool (“NEPOOL”), which is a voluntary association of electric utilities and other market participants in Connecticut, Maine, Massachusetts, New Hampshire, Rhode Island and Vermont, and which functions as an advisory organization to ISO-NE. The FERC approved ISO-NE as the RTO for the New England region effective on February 1, 2005, making ISO-NE responsible for market rule filings at the FERC. In addition, ISO-NE is responsible for the operation of transmission systems and administration and settlement of the wholesale electric energy, capacity and ancillary services markets. ISO-NE utilizes a locational marginal pricing model, with a price mitigation method similar to the New York Independent System Operator’s (“NYISO”) Automated Mitigation Procedure, although it is implemented via manual processes rather than the automated process employed in New York. In 2004, the FERC approved a locational installed capacity market for ISO-NE (the ”LICAP proposal”) based on the demand curve concept used by the NYISO to be implemented in January 2006. Demand curves are administrative mechanisms used to establish electricity generation capacity prices. A hearing on the demand curve parameters was held in February and March 2005, and an initial decision issued by the presiding administrative law judge ruled in favor of many of the suppliers’ issues in the hearing. A subsequent FERC order issued on October 21, 2005, pushed back the LICAP implementation date to no sooner than October 1, 2006, and put in place procedures to pursue a settlement on alternatives to the LICAP mechanism. Any such alternatives were to be submitted to the FERC by January 31, 2006. On January 31, 2006, a FERC settlement judge reported that an agreement in principle had been reached among the majority of the parties in the LICAP proceeding and requested an extension of the January 31, 2006, deadline so that a final settlement could be filed with the FERC by March 6, 2006. On March 6, 2006, a comprehensive settlement proposal was filed with the FERC on behalf of numerous parties to the LICAP proceeding. The settlement requests that FERC approve the settlement without modification by June 30, 2006. The settlement will go into effect upon approval, without modification, by the FERC. We cannot predict whether the FERC will accept the settlement without modification or will act by the requested date. If ultimately approved by the FERC without modification, the settlement would result in increased opportunities for our New England generators to receive more revenues for their capacity.
Environmental regulation
Maryland Healthy Air Act. In April 2006, the Governor of Maryland signed into law the Healthy Air Act, which requires more significant reductions in emissions of NOx, SO2 and mercury than the recently finalized federal Clean Air Interstate Rule (“CAIR”) and Clean Air Mercury Rule (“CAMR”). The Act also accelerates the timeframe for such reductions beyond what is required by CAIR and CAMR and eliminates the ability to use allowances to attain compliance for NOx, SO2 and mercury. The law requires that Maryland join the Regional Greenhouse Gas Initiative (“RGGI”) in 2007, subject to completion of a study of the costs and benefits of such participation. Participation in the RGGI would require reductions in carbon dioxide emissions beginning in 2009, but we can use allowances to attain compliance.
The Maryland Department of the Environment (the “MDE”) will be issuing the regulations that will implement the Healthy Air Act in several phases. The first phase of regulations has been proposed and addresses NOx, SO2 and mercury.
This legislation affects our Chalk Point, Dickerson and Morgantown facilities and we are currently assessing our options for compliance and their financial impacts. We may need to request additional time to comply, which is provided for in the legislation. Because the law limits our ability to use emissions allowances to comply, we will be required to increase substantially our capital expenditures in order to remediate our units. We anticipate that the capital expenditures required to achieve compliance will range from $1.0 billion to $1.5 billion from 2006 through 2011. We currently expect that cash flows from operations will be sufficient to fund our capital expenditures.
Faulkner ash storage zoning matter
On April 11, 2006, at a public hearing, the Board of Zoning Appeals for Charles County, Maryland ruled on Mirant MD Ash Management LLC’s application to extend the Special Exception for the Faulkner Ash Storage Site for an additional five years. The Board approved a three-year extension with new conditions. The Board has not yet issued its written ruling, but we understand the conditions imposed will include a requirement to reduce ash transported to and stored on the site by a minimum of 10% per year. We expect the written Special Exception with the new conditions to be issued within 30 days of the hearing. The economic impact of this requirement is not known at this time.
Notice of intent to shut down Pittsburg Unit 7 and Contra Costa Unit 6
On May 4, 2006, we filed a 90-day notice of our intent to shut down Pittsburg Unit 7 and Contra Costa Unit 6 with the California Public Utilities Commission and the California Independent System Operator (the “CAISO”) in accordance with California law and agreements governing operations with the CAISO. We intend to continue to negotiate during the 90-day notice period to reach an agreement that will allow us to operate the units economically. If these negotiations are not successful, we do not expect that the retirement of these units will have a material impact on our results of operations or financial condition.
Critical accounting policies and estimates
The accounting policies described below are considered critical to obtaining an understanding of our unaudited condensed consolidated and combined financial statements because their application requires significant estimates and judgments by management in preparing our unaudited condensed combined and consolidated financial statements. Management’s estimates and judgments are inherently uncertain and may differ significantly from actual results achieved. It is our view that the following critical accounting policies and the underlying estimates and judgments involve a higher degree of complexity than others do. We discussed the selection of and application of these accounting policies with our Board of Managers and our independent auditors.
Fresh start applicability
In connection with Mirant and the Company’s emergence from bankruptcy, Mirant and the Company would be required under Statement of Position 90-7, “Financial Reporting by Entities in Reorganization under the Bankruptcy Code” (“SOP 90-7”) to adopt fresh start reporting under certain conditions. Fresh start reporting requires the debtor to use current fair values in its balance sheet for both assets and liabilities and to eliminate all prior earnings or deficits. The two requirements to fresh start reporting are:

•	the reorganization value of Mirant’s assets immediately before the date of confirmation of the plan of reorganization is less than the total of all post-petition liabilities and allowed claims; and

•	the holders of existing voting shares immediately before confirmation receive less than 50% of the voting shares upon emergence.
We refer to these requirements as the “fresh start applicability test.” For purposes of applying the fresh start applicability test, reorganization value is defined in the glossary of SOP 90-7 as “the value attributed to the reconstituted entity, as well as the expected net realizable value of those assets that will be disposed before reconstitution occurs. Therefore, this value is viewed as the fair value of the entity before considering liabilities and approximates the amount a willing buyer would pay for the assets of the entity immediately after the restructuring.”
In most bankruptcy proceedings, the reorganization value is determined through the court process; it is either negotiated by the parties or ordered by the court if the parties cannot agree to a value. In the bankruptcy proceedings of the Mirant Debtors, no Mirant reorganization value was determined by the Bankruptcy Court or agreed upon by the parties.
In order to determine the reorganization value of Mirant for purposes of the fresh start applicability test, Mirant employed a market-based approach that incorporates the trading value of the Mirant Debtors’ publicly traded debt and equity securities in the days preceding the confirmation date of the Plan. Mirant deemed that this approach is appropriate as it is an objective and timely measurement of the fair value of Mirant. Mirant disclosed this intended approach in Exhibit “D” of the Disclosure Statement, which was approved by the Bankruptcy Court and used to solicit votes on the Plan.
The calculation of the reorganization value included the averaging of the trading value of Mirant’s publicly traded debt and equity securities for the three days preceding the confirmation of the Plan on December 9, 2005. The trading values of debt were obtained through independent broker quotes for both Mirant and Mirant Americas Generation. These prices were used to determine an implied value for their respective claim classes, as both public and private claims within each claim class receive identical treatment under the Plan. Then, the market value of Mirant’s trust preferred securities and its common equity were added to the calculation.
In order to obtain an indication of total value of Mirant’s debt and equity, debt of non-bankrupt subsidiaries was included, as well as adjustments for items representing debt obligations that were not otherwise included in Mirant’s claims. Finally, the total reorganization value of Mirant’s assets was derived by adding non-interest bearing liabilities to the fair value of Mirant’s debt and equity securities described above.
The result of the calculation indicated that Mirant and the Company were not allowed to adopt fresh start reporting because the reorganization value of Mirant immediately prior to the confirmation date exceeded the total of post-petition liabilities and allowed claims. As a result, Mirant and the Company’s assets and liabilities were not adjusted to fair value; but rather liabilities compromised by the Plan were stated at present values of amounts to be paid and forgiveness of debt was reported as an extinguishment of debt in accordance with SFAS No. 145, “Rescission of FASB Statements No. 4, 44 and 64; Amendment of FASB Statement 13; and Technical Corrections,”.
The applicability test of fresh start reporting was sensitive to changes in the price of the securities, and a decrease of approximately 2% in the average price of the securities for the period measured would have resulted in the requirement for Mirant to adopt fresh start reporting. The adoption of fresh start reporting would have had a material impact on our balance sheet at December 31, 2005, as well as succeeding statements of operations. Under fresh start reporting, our assets and liabilities would be stated at fair value, including our power generation facilities and identifiable intangible assets such as emissions allowances and energy contracts. The depreciation and amortization associated with these assets would also differ materially from our historical combined and consolidated financial statements. Therefore, the successor Company under fresh start reporting would not have been comparable to the predecessor Company prior to the application of fresh start reporting.
Accounting for price risk management activities
Our business uses derivatives and other energy contracts to economically hedge our electricity generation assets and to engage in proprietary trading activities. We use a variety of derivative contracts, such as futures, swaps, forwards and option contracts, in the management of our business. Such derivative contracts have varying terms and durations, or tenors, which range from a few days to a number of years, depending on the instrument.
Pursuant to SFAS No. 133, derivative contracts are reflected in our financial statements at fair value, with changes in fair value recognized currently in earnings unless they qualify for a scope exception. The fair value of such contracts is included in price risk management assets and liabilities— affiliate and price risk management assets and liabilities— nonaffiliate in our unaudited condensed consolidated balance sheets. A limited number of transactions do not meet the definition of a derivative or are considered normal purchases or normal sales, a permissible scope exception under SFAS No. 133. Thus, such transactions qualify for the use of accrual accounting.
Determining the fair value of derivatives involves significant estimates based largely on the mid-point of quoted market prices. The mid-point may vary significantly from the bid or ask price for some delivery points. If no active market exists, we estimate the fair value of certain derivative contracts using quantitative pricing models. Our modeling techniques include assumptions for market prices, correlation and volatility, such as using the prices of one delivery point to calculate the price of the contract’s delivery point. The degree of complexity of our pricing models increases for longer duration contracts, contracts with multiple pricing features, option contracts and off-hub delivery points.
The fair value of price risk management assets and liabilities— affiliate and price risk management assets and liabilities— nonaffiliate in our unaudited condensed consolidated balance sheets also are impacted by our assumptions as to interest rate, counterparty credit risk and liquidity risk. The nominal value of the contracts is discounted using a forward interest rate curve based on the LIBOR. In addition, the fair value of our derivative contracts is reduced to reflect the estimated risk of default of counterparties on their contractual obligations to us.
The amounts recorded as revenues— affiliate and nonaffiliate and as cost of fuel, electricity and other products— affiliate and nonaffiliate change as estimates are revised to reflect actual results and changes in market conditions or other factors, many of which are beyond our control. Because we use derivative financial instruments and have not elected cash flow or fair value hedge accounting under SFAS No. 133, our financial statements— including gross margin, operating income and balance sheet ratios— are, at times, volatile and subject to fluctuations in value primarily due to changes in energy and fuel prices.
Due to the complexity of the models used to value the derivative instruments, a significant change in estimate could have a material impact on our results of operations.
Asset retirement obligations
We account for asset retirement obligations under SFAS No. 143, “Accounting for Asset Retirement Obligations” (“SFAS 143”) and under Financial Accounting Standards Board (“FASB”) Interpretation No. 47, “Accounting for Conditional Asset Retirement Obligations, an interpretation of FASB Statement No. 143” (“FIN 47”). SFAS No. 143 requires an entity to recognize the fair value of a liability for an asset retirement obligation in the period in which it is incurred. FIN 47 expanded on SFAS 143 to include conditional asset retirement obligations that should be recorded when estimable. Upon initial recognition of a liability for an asset retirement obligation, the Company capitalizes an asset retirement cost by increasing the carrying amount of the related long-lived asset by the same amount as the liability. The liability is accreted to its present value and the capitalized cost is depreciated over the useful life of the related asset. Asset retirement obligations associated with long-lived assets included within the scope of SFAS No. 143 and FIN 47 are those obligations for which a requirement exists under enacted laws, statutes and written or oral contractions, including obligations arising under the doctrine of promissory estoppel.
We have identified certain asset retirement obligations within our power generation operations. These asset retirement obligations are primarily related to asbestos abatement at some of our generating facilities, equipment on leased property and other environmental obligations related to the closing of ash disposal sites.
Liabilities associated with asset retirement obligations are estimated by applying a present value calculation to current engineering cost estimates of satisfying the obligations. Significant inputs to the present value calculation include current cost estimates, estimated asset retirement dates and appropriate discount rates. Where appropriate, multiple cost and/or retirement scenarios have been weighted. We update liabilities associated with asset retirement obligations as significant assumptions change or as relevant new information becomes available. However, actual future costs to satisfy asset retirement obligations could differ materially from the current recorded liabilities.
Estimated useful lives
The estimated useful lives of our long-lived assets are used to compute depreciation expense, future asset retirement obligations and are also used in impairment testing. Estimated useful lives are based, in part, on the assumption that we provide an appropriate level of capital expenditures while the assets are still in operation. Without these continued capital expenditures, the useful lives of these assets could decrease significantly. Estimated lives could be impacted by such factors as future energy prices, environmental regulations, various legal factors and competition. If the useful lives were found to be shorter than originally estimated, depreciation expense may increase, liabilities for future asset retirement obligations may be insufficient and impairments in the carrying value of tangible and intangible assets may result.
Income taxes
We are a limited liability company treated as a branch for income tax purposes. As a result, Mirant Americas and Mirant have direct liability for the majority of the federal and state income taxes relating to our operations. Through December 31, 2005, we have allocated current and deferred income taxes to each regarded corporate member entity of our combined and consolidated group as if each regarded corporate entity member were a single taxpayer utilizing the asset and liability method to account for income taxes except with respect to recognizing certain current period tax benefits. Specifically, we did not record current period tax benefits on each regarded corporate entity’s ability to carry back its separate company current year net operating loss as realization of such losses were dependent on reimbursements from Mirant, which were at Mirant’s discretion under the tax sharing agreement. Deferred tax assets and liabilities are recognized for future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and net tax operating losses and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates are recognized in income in the period that includes the enacted change.
Several significant changes to our tax posture occurred as a result of the Plan. Implementation of the Plan included the conversion of certain of our regarded corporate entities to limited liability companies coupled with the liquidation and/or merger of these regarded corporate entities into other disregarded corporate entities for income tax purposes. As a result, certain subsidiaries previously treated as regarded corporate entities for income tax purposes have either been liquidated or converted into disregarded entities for income tax purposes pursuant to the Plan. Additionally, certain partnerships owned by the regarded corporate entities were also liquidated, and now form part of these disregarded entities for income tax purposes. The result of the above Plan effects was to eliminate our recording of tax expense and benefit prospectively with respect to the liquidated regarded corporate entities. Furthermore, with respect to those liquidated regarded corporate entities, all previously existing deferred tax assets and liabilities were eliminated as of December 31, 2005. Certain of our other subsidiaries continue to exist as regarded corporate entities for income tax purposes, including Mirant New York, Hudson Valley Gas Corporation, Mirant Kendall and Mirant Special Procurement.
In December 2005, pursuant to the Plan, Mirant rejected and thereby eliminated the tax sharing agreement with its direct and indirect wholly owned regarded corporate entities. As a result, Mirant’s direct and indirect wholly owned regarded corporate entities are no longer responsible for reimbursing Mirant for their intercompany tax obligations attributable to their operations. Accordingly, our income tax receivables and payables with Mirant or Mirant Americas were resolved pursuant to a global settlement under the Plan whereby intercompany receivables and payables received no distribution, with the exception of income tax payables and receivables related to Mirant New York, Inc. which continues to remain in bankruptcy at March 31, 2006.
For those subsidiaries that continue to exist as corporate regarded entities, we allocate current and deferred income taxes to each corporate regarded entity as if such entity were a single taxpayer utilizing the asset and liability method to account for income taxes. To the extent we provide tax expense or benefit, any related tax payable or receivable to Mirant is reclassified to equity in the same period.
Asset impairments
We evaluate our long-lived assets (property, plant and equipment) and definite-lived intangibles for impairment whenever indicators of impairment exist or when we commit to sell the asset. SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” requires management to recognize an impairment charge if the sum of the undiscounted expected future cash flows from a long-lived asset or definite-lived intangible is less than the carrying value of that asset. The amount of an impairment charge is calculated as the excess of the asset’s carrying value over its fair value, which generally represents the discounted expected future cash flows from that asset or in the case of assets we expect to sell, at fair value less costs to sell.
The determination of impairment requires management to apply judgment in estimating future energy prices, environmental and other maintenance expenditures and other cash flows. Our estimates of the fair value of the assets include significant assumptions about the timing of future cash flows, remaining useful lives and selecting a discount rate that reflects the risk inherent in future cash flows.
These estimates and assumptions are subject to a high degree of uncertainty. If actual results are not consistent with the assumptions used in estimating future cash flows and asset fair values, we may be exposed to additional losses that could be material to our results of operations.

Revenue recognition
We utilize two comprehensive accounting models in reporting our consolidated financial position and results of operations as required by accounting principles generally accepted in the United States of America (“GAAP”)— an accrual model and a fair value model. We determine the appropriate model for our operations based on applicable accounting standards.
The accrual model historically has been used to account for affiliate and nonaffiliate revenue when electric power is delivered, capacity is made available or ancillary services are provided to an affiliate or customer pursuant to contractual commitments that specify volume, price and delivery requirements, and collection of such revenue is probable. Some sales of energy are based on economic dispatch, or “as-ordered” by the Pennsylvania-New Jersey-Maryland Interconnection, LLC (“PJM”), based on member participation agreements, but without an underlying contractual commitment. ISO revenues and revenues for sales of energy based on economic-dispatch, are recorded on the basis of megawatt hour (“MWh”) delivered, at the relevant day-ahead or real-time prices. When a long term electric power agreement conveys the right to use the generating capacity of our plant to the buyer of the electric power, that agreement is evaluated to determine if it is a lease of the generating facility rather than the sale of electric power. The Company also recognizes affiliate and nonaffiliate revenue when ancillary services have been performed and collection of such revenue is probable.
The fair value model historically has been used for derivatives and other energy contracts to economically hedge our electricity generation assets and to engage in non-asset trading activities by our businesses. We use a variety of derivative contracts, such as futures, swaps and option contracts, in the management of our business. Such derivative contracts have varying terms and durations, or tenors, which range from a few days to a number of years, depending on the instrument.
Goodwill and indefinite-lived intangible assets
We evaluate our goodwill and indefinite-lived intangible assets for impairment at least annually and periodically if indicators of impairment are present. An impairment occurs when the fair value of a reporting unit is less than its carrying value including goodwill. For this test our business constitutes a single reporting unit. The amount of the impairment charge, if an impairment exists, is calculated as the difference between the fair value of the reporting unit goodwill and its carrying value. We perform our annual assessment of goodwill at October 31 and whenever contrary evidence exists as to the recoverability of goodwill.
The accounting estimates related to determining the fair value of goodwill require management to make assumptions about cost of capital, future revenues, operating costs and forward commodity prices over the life of the assets. Our assumptions about future revenues, costs and forward prices require significant judgment because such factors have fluctuated in the past and will continue to do so in the future.
The results of our 2003 analysis indicated that goodwill was impaired and we recorded an impairment charge of $1,625 million, representing the entire balance of goodwill. Our fair value was determined using discounted cash flow techniques and assumptions as to business prospects using the best information available.
The critical assumptions used in our impairment analysis included the following: assumptions as to the future electricity and fuel prices, future levels of gross domestic product growth, levels of supply and demand, future operating expenditures and capital expenditure requirements, and estimates of our weighted average cost of capital.

The above assumptions were critical to the Company’s determination of the fair value of its goodwill. The combined subjectivity and sensitivity of our assumptions and estimates used in our goodwill impairment analysis could result in a reasonable person concluding differently regarding those critical assumptions and estimates.
Litigation
We are currently involved in certain legal proceedings. We estimate the range of liability through discussions with legal counsel and analysis of applicable case law and legal precedents. We record our best estimate of a loss, if estimable, when the loss is considered probable, or the low end of our range if no estimate is better than another estimate within a range of estimates. As additional information becomes available, we reassess the potential liability related to our pending litigation and revise our estimates. Revisions in our estimates of the potential liability could materially impact our results of operations, and the ultimate resolution may be materially different from the estimates that we make.
Quantitative and qualitative disclosures about market risk
We are exposed to market risks associated with commodity prices, interest rates and credit risk.
Commodity price risk
In connection with our power generating business, we are exposed to energy commodity price risk associated with the acquisition of fuel needed to generate electricity, as well as the electricity produced and sold. A portion of our fuel requirements is purchased in the spot market and a portion of the electricity we produce is sold in the spot market. In addition, the open positions in our proprietary trading activities expose us to risks associated with the changes in energy commodity prices. As a result, our financial performance varies depending on changes in the prices of energy and energy-related commodities. See “—Critical accounting policies and estimates” for a discussion of the accounting treatment for proprietary trading and asset management activities.
The financial performance of our power generation business is influenced by the difference between the variable cost of converting source fuel, such as natural gas, oil or coal, into electricity, and the revenue we receive from the sale of that electricity. The difference between the cost of a specific fuel used to generate one megawatt hour of electricity and the market value of the electricity generated is commonly referred to as the “conversion spread.” Absent the impacts of our price risk management activities, the operating margins that we realize are equal to the difference between the aggregate conversion spread and the cost of operating the facilities that produce the electricity sold.
Conversion spreads are dependent on a variety of factors that influence the cost of fuel and the sales price of the electricity generated over the longer term, including conversion spreads of additional facility generation capacity in the regions in which we operate, facility outages, weather and general economic conditions. As a result of these influences, the cost of fuel and electricity prices do not always change by the same magnitude or direction, which results in conversion spreads for a particular generation facility widening or narrowing (or becoming negative) over time.
Through our asset management activities, we enter into a variety of exchange-traded and over-the-counter energy and energy-related derivative contracts, such as forward contracts, futures contracts, option contracts and financial swap agreements to manage our exposure to commodity price risk and changes in conversion spreads. These derivatives have varying terms and durations, or tenors, which range from a few days to a number of years, depending on the instrument. Our proprietary trading activities also utilize similar contracts in markets where we have a physical presence to attempt to generate incremental gross margin.
Derivative energy contracts required to be reflected at fair value are presented as price risk management assets and liabilities-affiliate and price risk management assets and liabilities-nonaffiliate in the accompanying combined and consolidated balance sheets. The net changes in their market values are recognized in income in the period of change. The determination of fair value considers various factors, including closing exchange or over-the-counter market price quotations, time value, credit quality, liquidity and volatility factors underlying options and contracts.
The volumetric weighted average maturity, or weighted average tenor, of the price risk management portfolio at December 31, 2005 and March 31, 2006 was seven months and fourteen months, respectively. The net notional amount, or net short position, of the price risk management assets and liabilities-affiliate and price risk management assets and liabilities-nonaffiliate at December 31, 2005 and March 31, 2006 was approximately 8 million and 25 million equivalent MWh, respectively. These amounts do not include the impact of the financial swap transactions entered into by Mirant Mid-Atlantic in January 2006.
The fair values of our price risk management assets and liabilities-affiliate and price risk management assets and liabilities-nonaffiliate, net of credit reserves, at December 31, 2005, are included in the following table (in millions):

	Assets	Assets	Liabilities	Liabilities
	Current	Noncurrent	Current	Noncurrent	Net Fair Value

Electricity	$450	$51	$(676)	$(6)	$(181)
Natural gas	113	19	(112)	(20)	—
Oil	20	—	(5)	—	15
Residual/other	21	35	(3)	(1)	52

Total	$604	$105	$(796)	$(27)	$(114)

The fair values of our price risk management assets and liabilities, net of credit reserves, at March 31, 2006, are included in the following table (in millions):

	Assets	Assets	Liabilities	Liabilities
	Current	Noncurrent	Current	Noncurrent	Net Fair Value

Electricity	$547	$108	$(512)	$(14)	$129
Natural gas	52	11	(44)	(13)	6
Oil	13	—	—	—	13
Residual/other	13	12	(5)	(1)	19

Total	$625	$131	$(561)	$(28)	$167

Value at risk
Effective November 5, 2003, our Risk Management Policy prohibits the trading of certain products (e.g., natural gas liquids and pulp and paper) and contains limits related to our asset management and proprietary trading activities. Our Risk Management Policy establishes a value-at-risk (“VaR”) limit with respect to our proprietary trading activities of $7.5 million. There is no VaR limit with respect to our asset management activities, as these activities are only allowable if they reduce the commodity price exposure of our generation assets. We manage the market risks associated with our asset management activities in conjunction with the physical generation assets that they are designed to economically hedge. As a result, our asset management portfolio is not included for purposes of compliance with our Risk Management Policy.
Interest rate risk
We have two loans that provide for a variable rate of interest. Interest expense on such borrowings is sensitive to changes in the market rate of interest.
The Company’s $800 million senior secured revolving credit facility and $700 million senior secured term loan provide for a variable rate of interest. If both facilities were fully drawn, a 1% per annum increase in the average market rate would result in an increase in our annual interest expense of approximately $8 million and $7 million, respectively.
Market Risk Management
We manage the price risk associated with price risk management activities through a variety of methods. To ensure that hedge positions are risk reducing in nature, we measure the impact of each price risk management transaction executed relative to our overall asset position, including previously executed hedge transactions that such price risk management transaction is designed to hedge. See “—Critical accounting policies and estimates” for accounting treatment for price risk management activities.
Credit Risk
Credit risk represents the loss that we would incur if a counterparty failed to perform under its contractual obligations. We have established controls and procedures in our Risk Management Policy to determine and monitor the creditworthiness of customers and counterparties. Our credit policies are established and monitored by the Risk Oversight Committee. We measure credit risk as the loss we would record if our customers failed to perform pursuant to the terms of their contractual obligations less the value of collateral held by us, if any, to cover such losses. We use published ratings of customers, as well as our internal analysis, to guide us in the process of setting credit levels, risk limits and contractual arrangements including master netting agreements. Where external ratings are not available, we rely on our internal assessments of customers.
Collection Risk
Once we bill a customer for the commodity delivered or have financially settled the credit risk, we are subject to collection risk. Collection risk is similar to credit risk and collection risk is accounted for when we establish our allowance for bad debts. We manage this risk using the same techniques and processes used in credit risk discussed above.

Business
Overview
We are a national independent power provider and an indirect wholly-owned subsidiary of Mirant Corporation. We produce and sell substantially all of the output from our generating facilities in the forward and spot markets and the remainder under contracts with third parties. We use derivative financial instruments, such as commodity forwards, futures, options and swaps to manage our exposure to fluctuations in electric energy and fuel prices. We are a Delaware limited liability company and a Delaware corporation that owns or leases approximately 12,035 MW of electric generation capacity in the United States. We operate 72 generating units at 21 plants serving customers located near major metropolitan load centers in Maryland, California, New York, Massachusetts, Michigan, Virginia and Texas.
Pursuant to the Plan, in December 2005 Mirant contributed its interest in Mirant Potomac River and Mirant Peaker to our indirect wholly-owned subsidiary Mirant Mid-Atlantic and its interest in Mirant Zeeland and the Trading Debtors to us. All of the Contributed Subsidiaries were under the common control of Mirant. On January 31, 2006, the trading and marketing business of the Trading Debtors was transferred to our wholly-owned subsidiary Mirant Energy Trading.
We have a number of service agreements for labor and administrative services with Mirant and Mirant Services. In addition, Mirant Energy Trading provides, and previously Mirant Americas Energy Marketing, provided services to other Mirant affiliates related to the sale of electric power and the procurement of fuel and emissions allowances. These agreements are discussed further in Note 5 to our combined and consolidated financial statements included elsewhere in this prospectus.
Reorganization under Chapter 11
On the Petition Date, and various dates thereafter, Mirant and the Mirant Debtors, filed with the Bankruptcy Court voluntary petitions for relief under Chapter 11 of the Bankruptcy Code, commencing the case In re Mirant Corporation et al., Case No. 03-46590 (DML).
During the pendency of the Chapter 11 proceedings, we, along with the other Mirant Debtors, operated our business as debtors-in-possession under the jurisdiction of the Bankruptcy Court and in accordance with the applicable provisions of the Bankruptcy Code, the Federal Rules of Bankruptcy Procedure and applicable orders, as well as other applicable laws and rules. In general, each of the Mirant Debtors, as a debtor-in-possession, was authorized under the Bankruptcy Code to continue to operate as an ongoing business, but not to engage in transactions outside the ordinary course of business without the prior approval of the Bankruptcy Court.
On December 9, 2005, the Bankruptcy Court entered an order confirming our Plan, which became effective on January 3, 2006. The Plan set forth the structure of the Mirant Debtors at emergence and outlined how the claims of creditors and stockholders were to be treated. The implementation of the Plan resulted in, among other things, a new Mirant capital structure, the discharge of certain indebtedness, the satisfaction or disposition of various types of claims against the Mirant Debtors, the assumption or rejection of certain contracts and the establishment of a new Mirant Board of Directors.
On January 3, 2006, substantially all of the assets of Old Mirant were transferred to New Mirant, which, pursuant to the Plan, has no successor liability for any unassumed obligations of

Old Mirant. Additionally, pursuant to the Plan, Mirant Energy Trading has no successor liability for any unassumed obligations of the Trading Debtors. After these transfers took place, Old Mirant and the Trading Debtors were transferred to a trust created under the Plan.
Competitive environment
Historically, vertically integrated electric utilities with monopolistic control over franchised territories dominated the power generation industry in the United States. The enactment of the Public Utility Regulatory Policies Act of 1978 (“PURPA”), and the subsequent passage of the Energy Policy Act of 1992, fostered the growth of independent power producers. During the 1990s, a series of regulatory policies were partially implemented at both the federal and state levels to encourage competition in wholesale electricity markets.
As a result, independent power producers built new generating plants, purchased plants from regulated utilities and marketed wholesale power. ISOs and RTOs were created to administer the new markets and maintain system reliability. Beginning in the Fall of 2001, however, in response to extreme price volatility and energy shortages in California, regulators began to re-examine the nature and pace of deregulation of wholesale electricity markets and that re-examination is continuing.
Independent power producers, as well as utilities, constructed primarily natural gas fired plants in the 1990s because such plants could be constructed more quickly and were less expensive to permit and build than nuclear facilities or plants fired by other fossil fuels. Stagnation in the growth of natural gas supplies, the increased demand from new generation facilities and the damage caused by hurricanes Katrina and Rita resulted in a sharp increase in the prices of natural gas during 2005. These high natural gas prices have significantly affected electricity prices in markets where gas fired units generally set the price. Some companies are constructing or attempting to obtain permits to construct additional liquefied natural gas receiving facilities which would increase the non-domestic supply of natural gas to the United States and could help to mitigate natural gas prices.
Coal fired generation and nuclear generation account for approximately 50% and 20%, respectively, of the electricity produced in the United States. Current high electricity prices as a result of high natural gas prices have led to renewed interest in new coal fired or nuclear plants. Some regulated utilities are proposing to construct clean coal units or new nuclear plants, in some cases with governmental subsidies or under legislative mandate. These utilities often are able to recover fixed costs through regulated retail rates, including, in many circumstances, the costs of environmental improvements to existing coal facilities, allowing them to build, buy and upgrade without relying on market prices to recover their investments as we must do.
A number of factors combined to create excess generating capacity in certain U.S. markets, including the substantial increase in construction of generation facilities following the deregulation efforts described above, capital investments by utilities aimed at extending the lives of older units and the inability to decommission certain plants for reliability reasons. Although electricity supply and demand spreads have begun to tighten, we do not expect our primary markets to reach target reserve margins, approximately 15% of excess capacity over peak demand, until 2008 to 2010. However, given the time necessary to permit and construct new power plants, we think that certain markets in the United States need to now begin the process of adding generating capacity to meet growing demand. Many ISOs are considering capacity markets as a way to encourage such construction of additional generation, but it is not clear whether independent power producers will be sufficiently incentivized to build this new generation.
As a result of recent events, many regulated utilities are seeking to acquire distressed assets or build new generation, in each case with regulatory assurance that the utility will be permitted to recover its costs, plus earn a return on its investment. Success by utilities in those efforts may put independent power producers at a disadvantage because they rely heavily on market prices rather than regulatory assurances.
Operating regions
Overview
Our core business is the production and sale of electrical energy, electrical capacity (the ability to produce electricity on demand) and ancillary services (services that are ancillary to transmission services). Our customers are ISOs, utilities, municipal systems, aggregators, electric cooperative utilities, producers, generators, marketers and large industrial customers. We serve four primary geographic areas: (i) the Mid-Atlantic Region, (ii) the Northeast Region, (iii) the Mid-Continent Region and (iv) the West Region, including Texas.
Ownership and operations of electricity generation assets
As of December 31, 2005, we owned or leased generation facilities in the United States with an aggregate generation capacity of over 12,000 MW. Our generating portfolio is diversified across fuel types, power markets and dispatch types and serves customers located near many major metropolitan load centers. We own or control approximately 85% of Mirant’s U.S. generating capacity.
Commercial operations
Our commercial operations consist primarily of procuring fuel, dispatching electricity, hedging the production and sale of electricity by our generating facilities and providing logistical support for the operation of our facilities (by, for example, procuring transportation for coal). We often sell the electricity we produce into the wholesale market at the prices in effect at the time we produce it (“spot prices”). Those prices are volatile, however, and in order to reduce the risk of that volatility we often enter into hedges— forward sales of electricity into the wholesale market and purchases of enough fuel and emissions allowances to allow us to produce and sell the electricity— for different periods of time. We procure these hedges in over-the-counter transactions or exchanges where electricity, fuel and emissions allowances are broadly traded, or through specific transactions with a seller, using futures, forwards, swaps and options. We also sell capacity and ancillary services where there are markets for such products and when it is economic to do so. In addition to selling the electricity we produce and buying the fuel and emissions allowances we need to produce electricity (“asset management”), and subsequent to Mirant’s contribution of the trading and marketing operations to us, we buy and sell some electricity that we do not produce and some fuel and emissions allowances that we do not need to produce electricity (“proprietary trading”). Proprietary trading is a small part of our commercial operations, which we do in order to gain information about the markets, in support of our asset management, and to take advantage of opportunities that we may see from time to time. All of our commercial activities are governed by a comprehensive Risk Management Policy, which requires that our hedging activities with respect to our assets be risk reducing and sets limits on the size of trading positions and value-at-risk in our proprietary trading activities.

Commercial operations for our subsidiaries and other Mirant subsidiaries were conducted historically through Mirant Americas Energy Marketing. As of February 1, 2006, the energy trading and marketing operations of Mirant Americas Energy Marketing are being performed by Mirant Energy Trading.
Mirant Energy Trading has contracted with our subsidiaries and other Mirant subsidiaries that own generation facilities to procure fuel, dispatch facilities and sell the electricity generated in the wholesale market. Mirant Energy Trading uses dispatch models to make daily decisions regarding the quantity and the price of the power that our facilities will generate and sell into the markets. In markets governed by ISOs and RTOs, Mirant Energy Trading bids the energy from generation facilities into the day-ahead energy market and sells ancillary services through the ISO markets. Mirant Energy Trading works with the ISOs and RTOs in real time to ensure that Mirant and our generation facilities are dispatched economically to meet the reliability needs of the market. In non-ISO markets, Mirant Energy Trading conducts business through bilateral transactions pursuant to which Mirant Energy Trading provides dispatch schedules to the generation facilities.
We currently economically hedge a substantial portion of our Mid-Atlantic coal fired baseload generation (generation that is dispatched most of the time) and our New England oil fired generation through over-the-counter transactions. However, we generally do not hedge most of our cycling and peaking units (generating facilities that are not dispatched as frequently) due to the limited value we can extract in the marketplace and the high cost of collateral typically required to support these contracts. In January 2006, Mirant Mid-Atlantic entered into financial swap transactions with a counterparty, pursuant to which Mirant Mid-Atlantic economically hedged approximately 80%, 50%, and 50% of its expected on-peak coal fired baseload generation for 2007, 2008 and 2009, respectively. The financial swap transactions are senior unsecured obligations of Mirant Mid-Atlantic and do not require us to post cash collateral either in the form of initial margin or to secure exposure due to changes in power prices.
While over-the-counter transactions make up a substantial portion of our economic hedge portfolio, Mirant Energy Trading also sells non-standard, structured products to customers. In addition to energy, these products typically include capacity, ancillary services and other energy products. We view these transactions as a method of mitigating the risk of certain portions of our business that are not easy to economically hedge in the over-the-counter market. Typically, we are able to sell these products at a higher premium than standard products. For certain generation facilities, we have sought to enter into longer-term transactions to provide certainty of cash flows over an extended period. These transactions are typically tolling transactions whereby we receive a fixed capacity payment and, in return, grant an exclusive right for the counterparty to procure the fuel for the generation facility and take title to the power generated. Additionally, we have facilities in our business unit operating under long-term contracted capacity and RMR contracts. At December 31, 2005, our contracted capacity pursuant to these agreements was approximately 2,699 MW with terms expiring through April 2014. We enter into contracts of varying terms to secure appropriate quantities of fuel that meet the varying specifications of our generating facilities. For our coal fired generation facilities, we purchase coal from a variety of suppliers under contracts with terms of varying lengths, some of which extend to 2009. For our oil fired units, fuel is typically purchased under short-term contracts usually linked to a transparent oil index price. For our gas fired units, fuel is typically purchased under short-term contracts with a variety of suppliers on a day-ahead or monthly basis.

Our coal supply primarily comes from both the Central Appalachian and Northern Appalachian coal regions. All of our coal is delivered by rail. We monitor coal supply and delivery logistics carefully, and despite occasional interruptions of scheduled deliveries we have managed to avoid any significant impact to our operations. We maintain an inventory of coal at our coal fired facilities for this purpose. Interruptions of scheduled deliveries can occur because of supply disruptions due to strikes or other reasons or as a result of rail system disruptions due to weather or other reasons.
Mid-Atlantic region
We own or lease four generation facilities with a total generation capacity of approximately 5,256 MW in the Washington D.C. area: Chalk Point, Morgantown, Dickerson and Potomac River. Our Mid-Atlantic region had a combined 2005 capacity factor of 39%. The Chalk Point facility is our largest facility in the region. It consists of two coal fired baseload units, two oil and gas fired intermediate units, two oil fired and five gas and oil fired peaking units, for a total generation capacity of 2,429 MW. Our next largest facility in the region is the Morgantown facility, and it consists of two dual-fueled (coal and oil) baseload units and six oil fired peaking units, for a total generation capacity of 1,492 MW. The Dickerson facility has three coal fired baseload units, one oil fired and two gas and oil fired peaking units, for a total generation capacity of 853 MW. The Potomac River station has three coal fired baseload units and two coal fired intermediate units, for a total generation capacity of 482 MW.
Power generated by our Mid-Atlantic facilities is sold into the PJM market. For a discussion of the PJM market, see “Regulatory Environment— U.S. Public Utility Regulation” below. In connection with the acquisition of the Mid-Atlantic facilities from Potomac Electric Power Company (“PEPCO”) in 2000, Mirant Americas Energy Marketing agreed to supply PEPCO its full load requirement in the District of Columbia under a TPA, which expired in January 2005 (the “DC TPA”). There was a similar TPA in place to supply PEPCO’s load in Maryland, which expired in June 2004 (the “Maryland TPA”). We also have participated in standard offer service auctions in Maryland and Washington, D.C. Power sales, made either directly through these functions or indirectly through subsequent market transactions that are a result of the auction process, serve as economic hedges for the Mid-Atlantic assets.
On August 24, 2005, power production at all five units of the Potomac River generating facility was temporarily halted in response to a directive from the Virginia Department of Environmental Quality (“Virginia DEQ”). The decision to temporarily shut down the facility arose from findings of a study commissioned under the order by consent referred to above. The Virginia DEQ’s directive was based on results from the study’s computer modeling showing that air emissions from the facility have the potential to contribute to localized, modeled exceedances of the health-based national ambient air quality standards (“NAAQS”) under certain conditions. On August 25, 2005, the District of Columbia Public Service Commission filed an emergency petition and complaint with the Federal Energy Regulatory Commission (“FERC”) and the Department of Energy (“DOE”) to prevent the shutdown of the Potomac River facility. The matter remains pending before the FERC and the DOE. On December 20, 2005, due to a determination by the DOE that an emergency situation exists with respect to a shortage of electric energy, the DOE ordered Mirant Potomac River to generate electricity at the Potomac River generation facility, as requested by PJM, during any period in which one or both of the transmission lines serving the central Washington, D.C. area are out of service due to a planned or unplanned outage. In addition, the DOE ordered Mirant Potomac River, at all other times, for electric reliability purposes, to keep as many units in operation as possible and to reduce the start-up time of units not in operation. The DOE required Mirant Potomac River to submit a plan, on or before December 30, 2005, that met this requirement and did not significantly contribute to NAAQS exceedances. The DOE advised that it would consider Mirant Potomac River’s plan in consultation with the Environmental Protection Agency (“EPA”). The order further provides that Mirant Potomac River and its customers should agree to mutually satisfactory terms for any costs incurred by it under this order or just and reasonable terms shall be established by a supplemental order. Certain parties filed for rehearing of the DOE order, and on February 17, 2006, the DOE issued an order granting rehearing solely for purposes of considering the rehearing requests further. Mirant Potomac River submitted an operating plan in accordance with the order. On January 4, 2006, the DOE issued an interim response to Mirant Potomac River’s operating plan authorizing immediate operation of one baseload unit and two cycling units, making it possible to bring the entire plant into service within approximately 28 hours. We are selling the output of the facility into PJM. The DOE’s order expires after September 30, 2006, but we expect we will be able to continue to operate these units after that expiration. In a letter received December 30, 2005, the EPA invited Mirant Potomac River and the Virginia DEQ to work with the EPA to ensure that Mirant Potomac River’s operating plan submitted to the DOE adequately addresses NAAQS issues. The EPA also asserts in its letter that Mirant Potomac River did not immediately undertake action as directed by the Virginia DEQ’s August 19, 2005, letter and failed to comply with the requirements of the Virginia State Implementation Plan established by that letter. Mirant Potomac River received a second letter from the EPA on December 30, 2005, requiring Mirant to provide certain requested information as part of an EPA investigation to determine the Federal Clean Air Act (“Clean Air Act”) compliance status of the Potomac River facility. The facility, in accordance with the operating plan submitted to the DOE, is currently operating at reduced capacity except when one or both of the transmission lines serving the central Washington D.C. area are out of service.
On June 1, 2006, Mirant entered into an Administrative Consent Order (“ACO”) with the EPA, which will enable Mirant to increase electric generation at the Potomac River plant without causing or contributing to violations of NAAQS. Accordingly, on June 2, 2006, in Docket No. EO-05-01, the DOE issued a letter of instruction directing Mirant to operate the plant in accordance with the ACO. Pursuant to the ACO, for an 18-month period, Mirant is required to undertake a Model Evaluation Study (“MES”), which allows Mirant to operate the plant using day-ahead forecasted weather data rather than the historical 5-year, worst-case weather data in the EPA-approved model. In addition, the MES requires the installation of six ambient SO2 air monitors in the vicinity of the plant to monitor ambient air quality impacts of the plant. The MES will be used to determine the best performing model for predicting ambient air quality impacts from the plant operations. The ACO eliminates the previous limitations on Mirant to operate only specific units at the plant and allows Mirant to define daily operations based on predicted weather conditions. The MES may begin once a minimum of three SO2 monitors are installed, which is expected in June 2006.
PJM and PEPCO Reliability Plans
On January 9, 2006, the FERC issued an order directing PJM and PEPCO to file a long-term plan to maintain adequate reliability in the Washington D.C. area and surrounding region and a plan to provide adequate reliability pending implementation of this long-term plan. On February 8, 2006, PJM and PEPCO filed their proposed reliability plans, but the FERC has not ruled on these plans at this time.

On April 11, 2006, at a public hearing, the Board of Zoning Appeals for Charles County, Maryland ruled on Mirant MD Ash Management LLC’s application to extend the Special Exception for the Faulkner Ash Storage Site for an additional five years. The Board approved a three-year extension with new conditions. The Board has not yet issued its written ruling, but we understand the conditions imposed will include a requirement to reduce ash transported to and stored on the site by a minimum of 10% per year. We expect the written Special Exception with the new conditions to be issued within 30 days of the hearing. The economic impact of this requirement is not known at this time.
Northeast region
We own generating facilities in the Northeast region consisting of approximately 3,063 MW of capacity. Our Northeast region had a combined 2005 capacity factor of 34%. The Northeast region is comprised of the New York and New England sub-regions. The subsidiaries that own our New York facilities remain in bankruptcy. For further information, see “—Legal Proceedings.” Generation is sold from our Northeast facilities through a combination of bilateral contracts, spot market transactions and structured transactions.
New York. Our New York generating facilities were acquired from Orange and Rockland Utilities, Inc. (“Orange and Rockland”) and Consolidated Edison Company of New York, Inc. in June 1999. The New York generating facilities consist of the Bowline and Lovett facilities and various smaller generating facilities comprising a total of approximately 1,672 MW of capacity. The Bowline facility is a 1,125 MW dual-fueled (natural gas and oil) facility comprised of one intermediate/peaking unit and one intermediate unit. The Lovett facility consists of two baseload units capable of burning coal and gas comprising a total of 348 MW and a peaking unit capable of burning gas or oil comprising 63 MW. The smaller New York generating facilities have a total capacity of 136 MW and consist of the Hillburn and Shoemaker facilities, which each contain a single peaking unit capable of running on natural gas or jet fuel, and the Mongaup 1-4, Swinging Bridge 1-2 and Rio 1-2 facilities, which each contain a hydroelectric intermediate unit. We also have an operational interest in the Grahamsville facility, which has a hydroelectric baseload unit. Our operational interest in the Grahamsville facility was pursuant to a sublease between Orange and Rockland and Mirant NY-Gen, which expired on December 30, 2005. We have executed an interim agreement to extend this arrangement, which will be in effect until the earlier of December 31, 2006, or the end of the month following the month in which we receive regulatory approvals from the FERC and the New York Public Service Commission to transfer the facility to Orange and Rockland, which will transfer the facility to the City of New York. We received approval of the transfer from the FERC on February 27, 2006, and the transfer is expected to be completed near the end of June 2006. A proposed expansion at the Bowline facility to add a natural gas and distillate oil fired unit with a total of 750 MW of generation capacity is currently suspended and we are attempting to extend permits such that we have the option to complete the project. Our New York plants operate in a market operated by the NYISO. For a discussion of the NYISO, see “Regulatory Environment—U.S. Public Utility Regulation” below.
Our current plan is to retire one unit of the Mirant Lovett facility in 2007 and the remaining two units in 2008. However, we are exploring ways in which to avoid retiring the facility. In order for the facility to remain viable, we need to accomplish three primary tasks. First, we need agreements with the local taxing authorities to reduce property taxes. Although conditions remain to be met before the agreements are final, all of the taxing authorities have agreed in principle to refunds for past disputed taxes and substantial reductions in property taxes through 2012. Second, we need to reach agreement with the State of New York on amendments to a consent decree entered into on June 11, 2003, to resolve issues related to the new source review (“NSR”) regulations promulgated under the Clean Air Act (the “2003 Consent Decree”), which amendments would address the installation of environmental equipment. Third, as current market conditions do not allow Mirant Lovett to recover the necessary returns to fund the installation of environmental controls required under the 2003 Consent Decree, we will need an agreement with a third party assuring us of enough revenue to justify required capital expenditures. It is our view that the Lovett facility is necessary to the provision of reliable electricity to New York City and other areas within the NYISO.
On May 5, 2005, Mirant NY-Gen discovered a sinkhole at its Swinging Bridge dam, located in Sullivan County, New York. In response, Mirant NY-Gen filled this sinkhole, inspected the dam’s penstock and slopes for damage, drew down the lake level, and cleaned the diversion tunnel. Mirant NY-Gen’s analysis indicates that the most probable cause of the sinkhole was erosion of soil comprising the dam through a hole in the penstock. The dam is currently stabilized, but is in need of additional repairs. Mirant NY-Gen currently expects to incur additional costs to repair the dam that could be material and to recover insurance proceeds for a portion of these repair costs. As a result of the sinkhole, Mirant NY-Gen was required to perform and provide to the FERC a flood study relating to the Swinging Bridge, Rio and Mongaup reservoirs to determine the maximum capacity of the reservoirs and the down stream consequences of a rain event resulting in a “greater than the maximum capacity” event. The flood study found that under the very extreme weather conditions assumed for the study (which included rainfall over a short period in amounts well in excess of the highest rainfall amounts recorded for such a period historically), the water flowing into the reservoirs could cause the level of the reservoirs to exceed the height of the dams at Mirant NY-Gen’s hydro facilities, leading to downstream flooding. Mirant NY-Gen is evaluating the results of the flood study and determining what modifications may be warranted to its hydro facilities based on those results. The costs of such modifications, if any are necessary, are unknown at this time, but could be significant. Mirant NY-Gen currently remains in Chapter 11. The Bankruptcy Court has approved a debtor-in-possession loan to Mirant NY-Gen from Mirant Americas under which Mirant Americas, subject to certain conditions, would lend up to $4.5 million to Mirant NY-Gen to provide funding for the repairs on the Swinging Bridge dam.
New England. Our New England generating facilities, with a total capacity of 1,391 MW, were acquired from subsidiaries of Commonwealth Energy System and Eastern Utilities Associates in December 1998. The New England generating facilities consist of the Canal station, the Kendall station, the Martha’s Vineyard diesels and an interest in the Wyman Unit 4 facility. The Canal and Kendall facilities, located in close proximity to Boston, consist of approximately 1,112 MW and 256 MW of generating capacity, respectively, and are designed to operate during periods of intermediate and peak demand. The Kendall facility is a combined cycle facility capable of producing both steam and electricity for sale. Both the Canal and Kendall facilities possess the ability to burn both natural gas and fuel oil. The Martha’s Vineyard diesels, with 14 MW of capacity, supply electricity on the island of Martha’s Vineyard during periods of high demand or in the event of a transmission interruption. The Wyman Unit 4 interest is an approximate 1.4% ownership interest (equivalent to 8.8 MW) in the 614 MW Wyman Unit 4 located on Cousin’s Island, Yarmouth, Maine. It is primarily owned and operated by the Florida Power and Light Group. The capacity, energy and ancillary services from our New England generating units are sold into the NEPOOL bilateral markets and into the markets administered by the ISO-NE through Mirant Energy Trading. For a discussion of the NEPOOL and the ISO-NE, see “—

Regulatory Environment—U.S. Public Utility Regulation” below. We had made a determination that market fundamentals in NEPOOL did not permit us to operate the Kendall facility on an economical basis as a merchant facility. We therefore planned to shut down, at least temporarily, the Kendall facility from January 2005 through December 2007, with the possibility of restarting operations as early as January 2008. However, the ISO-NE determined that part of the capacity of the Kendall facility was needed for reliability and proposed an RMR agreement with a term lasting until the earlier of (1) the date a locational installed capacity cost recovery mechanism applicable to the Kendall facility is in place or (2) 120-days after we are provided written notice. We entered into a settlement agreement with NSTAR Electric and Gas Corporation and ISO-NE and filed the settlement, which included the RMR agreement with the FERC. The FERC has approved the RMR agreement and we expect that the agreement will extend at least through the second quarter of 2006.
Mid-Continent region
Pursuant to the Plan, Mirant (indirectly through a subsidiary) contributed its interest in Mirant Zeeland to Mirant North America. The Zeeland facility, located in Zeeland, Michigan, is comprised of simple cycle units totaling 307 MW of capacity and a 530 MW combined cycle facility (837 MW of total capacity). The Zeeland facility is interconnected with the International Transmission Company, which is a member of the Midwest Independent Transmission System Operator (“MISO”), and operated under the East Central Reliability Coordination Agreement (“ECAR”) which, as of January 2006, has been merged with the Mid-American Interconnected Network (“MAIN”) and the Mid-Atlantic Area Council (“MAAC”) reliability regions and is part of ReliabilityFirst, the North American Electric Reliability Council (“NERC”) subregion. ReliabilityFirst is the successor organization to the three NERC regional reliability councils: MAAC, ECAR and MAIN.
We have a tolling agreement for the electrical energy output (307 MW, simple cycle) from the Zeeland plant, Units 1A and 1B, which expires on August 31, 2006. The tolling agreement is with Mirant Energy Trading, who in turn tolls the unit to an unaffiliated third party. The tolling agreement provides for the generation owner to provide electric energy and related services, and the energy charge is based on a fixed heat rate multiplied by a gas index price. We receive a monthly capacity payment, a variable operating and maintenance payment on a per MWh basis and a start-up payment each time the unit is turned on. Mirant Zeeland indirectly provides an availability guarantee, and the counterparty is entitled to a discount to the capacity charge if Mirant Zeeland fails to meet the guaranteed availability.
Mirant Zeeland Phase 2 (530 MW combined cycle output) has a tolling contract for 100% of its output through December 2006. The toll is with Mirant Energy Trading, which in turn has an agreement with a counterparty. We receive a monthly capacity payment, variable operations and maintenance payments on a per MWh basis and a start up payment. There are heat rate and availability guarantees with associated bonuses and penalties for being outside of tolerance bands. The fuel required to operate the facility during the term of the toll is provided to Mirant Zeeland through Mirant Energy Trading’s agreement with its counterparty. Mirant Zeeland operates under the MISO market and the ReliabilityFirst subregional reliability council of NERC. For a discussion of the MISO, see “—Regulatory environment—U.S. public utility regulation” below.

West region
Our West region facilities, with a total capacity of 2,879 MW, are primarily gas fired generating facilities located in California and Texas. Our West region had a combined 2005 capacity factor of 13%.
California. Our generating facilities in California consist of the Pittsburg, Contra Costa and Potrero facilities, which have generation capacity of 1,311 MW, 674 MW and 362 MW, respectively, for a total capacity of 2,347 MW. The Pittsburg and Contra Costa facilities are intermediate facilities and both generate electricity by using gas fired steam boilers. They are located in Contra Costa County, approximately ten miles apart along the Sacramento/ San Joaquin River. The Potrero facility, located in the City of San Francisco, has one natural gas fired baseload steam boiler from which it generates electricity and three oil fired peaking distillate fueled combustion turbines.
The majority of our California assets are subject to RMR arrangements with the CAISO. These agreements are described further under “Regulatory Environment—U.S. Public Utility Regulation” below. Our California subsidiaries currently have the largest portfolio of units which operate under RMR arrangements in California, reflecting that the location of these units makes them key to electric system reliability. Pittsburg Unit 7 and Contra Costa Unit 6 are not subject to an RMR arrangement, and thus function solely as merchant facilities in the CAISO. Mirant Energy Trading either sells the output of Pittsburg Unit 7 and Contra Costa Unit 6 into the market through bilateral transactions with utilities and other merchant generators, or dispatches the units in the CAISO clearing markets.
Notice of Intent to Shut Down Pittsburg Unit 7 and Contra Costa Unit 6. On May 4, 2006, we filed a 90-day notice of our intent to shut down Pittsburg Unit 7 and Contra Costa Unit 6 with the California Public Utilities Commission (“CPUC”) and the CAISO in accordance with California law and agreements governing operations with the CAISO. We intend to continue to negotiate during the 90-day notice period to reach an agreement that will allow us to operate the units economically. If these negotiations are not successful, we do not expect that the retirement of these units will have a material impact on our results of operations or financial condition.
Texas. We operate one facility in Texas, the Bosque facility, which consists of a combined cycle unit (a gas fired combustion turbine and a corresponding steam turbine) with a capacity of 230 MW that is available to serve baseload and intermediate demand. Additionally, Bosque Units 1 and 2 are gas fired peaking facilities with a capacity of 151 MW each. We have entered into a tolling agreement that grants the counterparty exclusive rights to the power and ancillary services generated by the Bosque facility through December 2006. Our Bosque facility operates in the Electric Reliability Council of Texas (“ERCOT”) market. For a discussion of ERCOT, see “—Regulatory Environment—U.S. public utility regulation” below.
Regulatory environment
U.S. public utility regulation
The U.S. electricity industry is subject to comprehensive regulation at the federal, state and local levels. At the federal level, the FERC has exclusive jurisdiction under the Federal Power Act over sales of electricity at wholesale and the transmission of electricity in interstate commerce. Any of our subsidiaries that owns generating facilities selling at wholesale or that markets electricity at wholesale outside of ERCOT is a “public utility” subject to the FERC’s jurisdiction under the Federal Power Act. These subsidiaries must comply with certain FERC reporting requirements and FERC-approved market rules and are subject to FERC oversight of mergers and acquisitions, the disposition of FERC-jurisdictional facilities, and the issuance of securities. In addition, under the Natural Gas Act, the FERC has limited jurisdiction over certain sales for resale of natural gas, but does not regulate the prices received by our subsidiary that markets natural gas.
The Energy Policy Act of 2005 (“EPAct 2005”) became law on August 8, 2005, and it contains a wide range of provisions addressing many aspects of the electric industry. The EPAct 2005 repealed the Public Utility Holding Company Act of 1935 (“PUHCA”) and enacted the Public Utility Holding Company Act of 2005, which imposes on us additional obligations to maintain books and records unless we qualify for an exemption from these requirements, which is anticipated. The EPAct 2005 requires the FERC and other agencies to engage in numerous rulemakings and we are evaluating the potential impacts and opportunities that may result from these rulemakings. The EPAct 2005 authorizes the FERC to oversee new Electric Reliability Organizations that will develop and enforce national and regional reliability standards. In addition, the EPAct 2005 greatly expands the FERC’s ability to impose criminal and civil penalties for violations of the Federal Power Act with a specific emphasis on market manipulation and market transparency.
The FERC has authorized our subsidiaries that constitute public utilities under the Federal Power Act to sell energy and capacity at wholesale market-based rates and has authorized some of these subsidiaries to sell certain ancillary services at wholesale market-based rates. The majority of the output of the generation facilities owned by our subsidiaries that constitute public utilities is sold pursuant to this authorization, although certain of our facilities sell their output under cost-based RMR agreements, as explained below. The FERC may revoke or limit our market-based rate authority if it determines that we possess market power in a regional market. The FERC requires that our subsidiaries with market-based rate authority, as well as those with blanket certificate authorization permitting market-based sales of natural gas, adhere to certain market behavior rules and codes of conduct. If any of our subsidiaries violates the market behavior rules or codes of conduct, the FERC may require a disgorgement of profits or revoke its market-based rate authority or blanket certificate authority. If the FERC were to revoke market-based rate authority, our affected subsidiary would have to file a cost-based rate schedule for all or some of its sales of electricity at wholesale. If the FERC revoked the blanket certificate authority of any of our subsidiaries, it would no longer be able to make certain sales of natural gas.
The majority of our facilities operate in ISO/RTO regions. In areas where ISOs or RTOs control the regional transmission systems, market participants have expanded access to transmission service. ISOs and RTOs also may operate real-time and day-ahead energy and ancillary services markets, which are governed by FERC-approved tariffs and market rules. Some RTOs and ISOs also operate capacity markets. Changes to the applicable tariffs and market rules may be requested by market participants, state regulatory agencies and the system operator, and such proposed changes, if approved by the FERC, could have an impact on our operations and business plan. While participation by transmission-owning public utilities in ISOs and RTOs has been and is expected to continue to be voluntary, the majority of such public utilities in New England, New York, the Mid-Atlantic, the Midwest and California have joined the existing ISO/RTO for their respective region.
Our subsidiaries owning generation were exempt wholesale generators under the PUHCA, as amended. With the repeal of the PUHCA and the adoption of the Public Utility Holding Company Act of 2005, the FERC has put in place new regulations effective February 8, 2006, that allow our subsidiaries owning generation to retain their exempt wholesale generator status.
At the state and local levels, regulatory authorities historically have overseen the distribution and sale of retail electricity to the ultimate end user, as well as the siting, permitting and construction of generating and transmission facilities. Our existing generation may be subject to a variety of state and local regulations, including regulations regarding the environment, health and safety, maintenance, and expansion of generation facilities. To the extent that a subsidiary sells at the retail level in a state with a retail access program, it may be subject to state certification requirements and to bidding rules to provide default service to customers who choose to remain with their regulated utility distribution companies.
Mid-Atlantic Region. Our Mid-Atlantic facilities sell power into the markets operated by PJM, which the FERC approved to operate as an ISO in 1997 and as an RTO in 2002. We have access to the PJM transmission system pursuant to PJM’s Open Access Transmission Tariff. PJM operates the PJM Interchange Energy Market, which is the region’s spot market for wholesale electricity, provides ancillary services for its transmission customers, performs transmission planning for the region and dispatches generators accordingly. PJM administers day-ahead and real-time marginal cost clearing price markets and calculates electricity prices based on a locational marginal pricing model. A locational marginal pricing model determines a price for energy at each node in a particular zone taking into account the limitations on transmission of electricity and losses involved in transmitting energy into the zone, resulting in a higher zonal price when cheaper power cannot be imported from another zone. Generation owners in PJM are subject to mitigation, which limits the prices that they may receive under certain specified conditions.
Load serving entities in PJM are required to have adequate sources of capacity. PJM operates a capacity market whereby load serving entities can procure their capacity requirements through a system-wide single clearing price auction. In PJM, all capacity is assumed to be universally deliverable, regardless of its location. PJM has greatly expanded its system over the last three years to include Allegheny Power, Commonwealth Edison, American Electric Power, Inc. (“AEP”), Duquesne Light, Dayton Power & Light (“DP&L”) and Dominion-Virginia Power. As a result, capacity prices have significantly declined. The PJM expansions have resulted in an apparent system-wide surplus of capacity, despite the fact that certain regions in PJM-Mid-Atlantic will need capacity additions within the next few years.
On August 31, 2005, PJM filed its Reliability Pricing Model (“RPM”) with the FERC. This proposal is intended to replace its current capacity market rules. The new RPM proposal would provide for establishment of locational deliverability zones for capacity phased in over a several year period beginning on June 1, 2006. If ultimately approved by the FERC in a form not materially different from what was filed, the new RPM would result in increased opportunities for generators to receive more revenues for their capacity. However, on November 5, 2005, PJM proposed to delay the effective date of the RPM until June 1, 2007, and it is impossible to predict whether this or a similar proposal will be adopted.
In addition, PJM and the MISO have been directed by the FERC to establish a common and seamless market, an effort that is largely dependent upon the MISO’s ability first to establish and operate its markets. The development of a joint market is contingent on the approval of the internal costs to both entities to develop and operate the infrastructure necessary for joint operations. It is unclear at this time if either the respective entities or the FERC will approve such costs to achieve a common and seamless market.

Northeast Region. Our New York plants participate in a market controlled by the NYISO, which replaced the New York Power Pool. The NYISO provides statewide transmission service under a single tariff and interfaces with neighboring market control areas. To account for transmission congestion and losses, the NYISO calculates energy prices using a locational marginal pricing model that is similar to that used in PJM and ISO-NE. The NYISO also administers a spot market for energy, as well as markets for installed capacity and services that are ancillary to transmission service, such as operating reserves and regulation service (which balances resources with load). The NYISO employs an Automated Mitigation Procedure (“AMP”) in its day-ahead market that automatically caps energy bids when certain established bid screens indicate a bidder may have market power. In response to a January 14, 2005, order of the U.S. Court of Appeals for the Washington, D.C. Circuit, in the spring of 2005 the NYISO discontinued use of the AMP in the upstate region known as ”Rest of State.” In addition, the NYISO’s locational capacity market rules use a demand curve mechanism to determine for every month the required amount of installed capacity as well as installed capacity prices to be paid for three locational zones: New York City, Long Island and Rest of State. Our facilities operate outside of New York City and Long Island. On April 21, 2005, the FERC issued an order accepting the NYISO’s demand curves for capability years 2005/2006, 2006/2007 and 2007/2008 with minor modifications to the NYISO’s proposal. It is possible that the new demand curves may result in increased prices within the NYISO for capacity.
Our New England plants participate in a market administered by the ISO-NE. Mirant Energy Trading is a member of the NEPOOL, which is a voluntary association of electric utilities and other market participants in Connecticut, Maine, Massachusetts, New Hampshire, Rhode Island and Vermont, and which functions as an advisory organization to ISO-NE. The FERC approved ISO-NE as the RTO for the New England region effective on February 1, 2005, making ISO-NE responsible for market rule filings at the FERC. In addition, ISO-NE is responsible for the operation of transmission systems and administration and settlement of the wholesale electric energy, capacity and ancillary services markets. ISO-NE utilizes a locational marginal pricing model, with a price mitigation method similar to the NYISO Automated Mitigation Procedure, although it is implemented via manual processes rather than the automated process employed in New York. In 2004, the FERC approved a locational installed capacity market for ISO-NE (the ”LICAP proposal”) based on the demand curve concept used by the NYISO to be implemented in January 2006. Demand curves are administrative mechanisms used to establish electricity generation capacity prices. A hearing on the demand curve parameters was held in February and March 2005, and an initial decision issued by the presiding administrative law judge ruled in favor of many of the suppliers’ issues in the hearing. A subsequent FERC order issued on October 21, 2005, pushed back the LICAP implementation date to no sooner than October 1, 2006, and put in place procedures to pursue a settlement on alternatives to the LICAP mechanism. Any such alternatives were to be submitted to the FERC by January 31, 2006. On January 31, 2006, a FERC settlement judge reported that an agreement in principle had been reached among the majority of the parties in the LICAP proceeding and requested an extension of the January 31, 2006, deadline so that a final settlement could be filed with the FERC by March 6, 2006. On March 6, 2006, a comprehensive settlement proposal was filed with the FERC on behalf of numerous parties to the LICAP proceeding. The settlement requests that FERC approve the settlement without modification by June 30, 2006. The settlement will go into effect upon approval, without modification, by the FERC. We cannot predict whether the FERC will accept the settlement without modification or will act by the requested date. If ultimately approved by the FERC without modification, the settlement would result in increased opportunities for our New England generators to receive more revenues for their capacity.
Mid-Continent Region. Our Mid-Continent plant is located in the Midwest market and participates in a market administered by the MISO. The MISO commenced administering energy markets similar to those operated by PJM in the spring of 2005. The MISO uses locational marginal pricing for energy. The MISO proposes to implement a permanent solution to resource adequacy and is now expected to file with the FERC in early June an energy-only approach to resource adequacy. The MISO also implements mitigation rules similar to those of the NYISO, without an automatic mitigation mechanism.
West Region. Our generation facilities in the West are located in the Western Interconnection and ERCOT market in Texas. Our California facilities are located in the CAISO’s control area. The CAISO schedules transmission transactions, arranges for necessary ancillary services and administers a real-time balancing energy market. Most sales in California are pursuant to bilateral contracts, but a significant percentage is sold in the real-time market. The CAISO does not operate a forward market like those described for PJM and other Eastern ISO markets, nor does it currently operate a capacity market.
The CAISO has proposed changes to its market design to more closely mirror the Eastern ISO markets. The market redesign has been delayed several times, with full implementation now expected in 2007 or 2008. The CPUC has taken the lead role for establishing capacity requirements in California and has ordered California’s load serving entities to demonstrate, beginning in the summer of 2006, that they have acquired sufficient capacity to serve their forecast retail load plus a specified reserve margin. Any proposal for a capacity market in California is subject to filing with and approval by the FERC, and at this time, the CAISO has not proposed a capacity market mechanism in its market redesign. The CPUC has also taken a role in developing recommended options with respect to a wholesale capacity market in conjunction with the CAISO. We cannot at this time predict the outcome or the result of the CPUC proceeding or the timing or development of a wholesale capacity market by either the CPUC or the CAISO.
The majority of our assets in California are subject to RMR arrangements with the CAISO. These agreements require certain of our facilities, under certain conditions and at the CAISO’s request, to operate at specified levels in order to support grid reliability. Under the RMR arrangements, we recover through fixed charges either a portion (RMR Contract Condition 1) or all (RMR Contract Condition 2) of the annual fixed revenue requirement of the generation assets as approved by the FERC (the “Annual Requirement”). Our California generation facilities operating under RMR Contract Condition 1 depend on revenue from sales of the output of the plants at market prices to recover the portion of the plant’s fixed costs not recovered through RMR payments.
Our subsidiaries owning facilities subject to the RMR arrangements have entered into two power purchase agreements (“PPAs”) with PG&E that allow PG&E to dispatch and purchase the power output of all units of those generation facilities designated by the CAISO as RMR units under the RMR arrangements. The first agreement was in effect during 2005 and the second agreement extends from 2006 through 2012. Under those agreements, those units designated as RMR by the CAISO are designated as RMR Contract Condition 1, but during 2005 through 2008, PG&E is paying us charges equivalent to the rates we charged during 2004 when the units were designated RMR Contract Condition 2, reduced on an aggregate basis from those

2004 rates by $5 million. After 2008, we will file annually for FERC approval of the Annual Requirement, which, once approved by the FERC, will set the rates to be charged.
The CAISO imposed a $400 per MWh cap, effective on January 1, 2006, on prices for energy and has implemented an AMP similar to that used by the NYISO. In addition, owners of non-hydroelectric generation in California, including certain of our facilities, must offer to keep their generation on line and stand ready to offer power into the CAISO’s spot markets if the output is not under contract or scheduled for delivery within the hour, unless granted a waiver by the CAISO (the ”must-offer requirement”). The practical effect of this rule is to obtain operating reserves without paying for them, and to release excess supply energy into the market, thus depressing prices. On August 26, 2005, the Independent Energy Producers, a trade association, filed a complaint at the FERC, requesting that the FERC require the CAISO to implement a Reliability Capacity Services Tariff (”RCST”) that would pay generators for the capacity obtained pursuant to the must-offer requirement. If granted by the FERC, the new RCST may result in increased capacity revenue opportunities for generators.
The CPUC has issued a series of orders purporting to require exempt wholesale generators and other power plant owners to comply with detailed operation, maintenance and logbook standards for electricity generating facilities. In its orders, the CPUC has stated its intent to implement and enforce these detailed standards so as to maintain and protect the public health and safety of California residents and businesses, to ensure that electric generating facilities are effectively and appropriately maintained and efficiently operated, and to ensure electrical service reliability and adequacy. The CPUC has adopted detailed reporting requirements for the standards, and conducts frequent on-site spot inspections and more comprehensive facility audits to evaluate compliance. Some standards are intended to ensure that units are maintained in a state of readiness so as to be available to operate if requested by a control area operator, while others provide procedures for changing a unit’s long-term status. The CPUC’s efforts to implement and enforce the operation, maintenance and logbook standards could interfere with our future ability to make economic business decisions regarding our units, including decisions regarding unit retirements, and could have a material adverse impact on our business activities in California.
Our Texas plants participate in a market administered by ERCOT, which manages a major portion of the state’s electric power grid. ERCOT oversees competitive wholesale and retail markets resulting from electricity restructuring in Texas and protects the overall reliability of the ERCOT grid. ERCOT, the only ISO that manages both wholesale and retail market operations, is regulated by the Public Utility Commission of Texas (“PUCT”). The PUCT conducts market monitoring within ERCOT. Price mitigation measures in ERCOT include a $1,000 per MWh price cap and RMR-type contracts for congested areas. The PUCT has recently conducted hearings on wholesale market design issues that will focus on adding a congestion management mechanism based on locational pricing, using nodal locational pricing with day-ahead and real-time markets. Presently, we cannot estimate when the enhancements will be completed and implemented.
Environmental regulation
Our business is subject to extensive environmental regulation by federal, state and local authorities. This requires us to comply with applicable laws and regulations, and to obtain and comply with the terms of government issued operating permits. Our costs of complying with environmental laws, regulations and permits are substantial. For example, we estimate that our capital expenditures for environmental compliance will be approximately $200 million for 2006 and will be $1.0 billion to $1.5 billion from 2006 through 2011. Our potential capital expenditures for environmental regulation are difficult to estimate because we cannot now assess what regulations may be applicable or what costs might be associated with certain regulations.
Air emissions regulations. Our most significant environmental requirements generally fall under the Clean Air Act and similar state laws. Under the Clean Air Act, we are required to comply with a broad range of mandates concerning air emissions, operating practices and pollution control equipment. Several of our facilities are located in or near metropolitan areas, such as New York City, Boston, San Francisco and Washington, D.C., which are classified by the EPA as not achieving certain NAAQS. As a result of the NAAQS classification of these areas, our operations are subject to more stringent air pollution requirements, including, in some cases, further emissions reductions. In the future, we anticipate increased regulation of generation facilities under the Clean Air Act and applicable state laws and regulations concerning air quality. Significant air regulatory programs to which we are subject include those described below.
Acid rain program. The EPA promulgated regulations that establish cap and trade programs for SO2 emissions (the ”Acid Rain Program”) from electric generating units in the United States. Under this system, the Acid Rain Program set a permanent ceiling (or cap) of 8.95 million allowances for total annual SO2 allowance allocations to utilities. Each allowance permits a unit to emit one ton of SO2 during or after a specified year. Affected utility units were allocated allowances based on their historic fuel consumption and a specific emissions rate. Allowances may be bought, sold or banked. Some of our facilities have surplus allowances, and some are required to purchase additional SO2 allowances to cover their emissions and maintain compliance. The costs of SO2 allowances have increased substantially in recent years. Prior to 2004, prices generally ranged between $100 and $200 per ton. Prices rose from approximately $200 per ton to approximately $800 per ton during 2004 and to approximately $1,600 per ton in 2005. We expect to be a net purchaser of allowances for 2006. Many factors can affect the price of SO2 allowances, and we cannot be certain that the price of allowances will not increase substantially from current historical highs in future years. Depending on the actual price and number of SO2 allowances we need to buy, such costs may materially impact us. This program and other regulations requiring further reductions in SO2 emissions, such as the CAIR, may result in our deciding to further reduce emissions at some of our facilities through new control technology. The cost of additional pollution control technology could be significant; however, it could be partially offset by the avoided cost of purchasing SO2 allowances. For additional discussion of SO2 control technology see the discussion of the CAIR below.
NOx SIP call. New NOx regulations will require a combination of capital expenditures and the purchase of emissions allowances in the future. The EPA has promulgated regulations that established emissions cap and trade programs for NOx emissions from electric generating units in most of the eastern states (the “NOx SIP Call”). These programs were implemented beginning May 2003 in the Northeast and May 2004 in the rest of the Eastern United States. Under these regulations, a facility receives an allocation of NOx emissions allowances. If a facility exceeds its allocated allowances, the facility must purchase additional allowances. Some of our facilities in these states have been required to purchase NOx allowances to cover emissions to maintain compliance. The cost of allowances will fluctuate in future years, and depending on the actual price and number of NOx allowances we need to buy, such costs could materially affect our operations. As a result, we may decide to reduce NOx emissions through control technology in addition to what is already installed or planned. The cost of additional pollution control technology could be significant; however, it may be partially offset by the avoided cost of purchasing NOx allowances to operate the facility.
CAIR. In March 2005, the EPA issued the CAIR, which establishes in the Eastern United States a more stringent SO2 cap and allowance-trading program and a year round NOx cap and allowance-trading program applicable to generation facilities. These cap and trade programs would be implemented in two phases, with the first phase going into effect in 2010 and more stringent caps going into effect in 2015. In order to comply with the first phase of those regulations, we will have to install additional pollution control equipment, and/or purchase additional emissions allowances, at significant cost. Currently, we are planning to install pollution control equipment at our facilities to address, in part, our requirements under the first phase of the CAIR. The costs of that equipment are included in our estimate of anticipated environmental capital expenditures from 2006 through 2011. However, since the determination of how much pollution control equipment to install is based upon factors such as the cost of emissions allowances and the operational demands on our generation facilities, our plans may change significantly over the coming years.
CAMR. The EPA promulgated the CAMR on March 15, 2005, which utilizes a market-based cap and trade approach under Section 111 of the Clean Air Act. It requires emissions reductions in two phases, with the first phase going into effect in 2010 and the more stringent cap going into effect in 2018. It is our view that the pollution control equipment we intend to install to comply with the CAIR should adequately reduce mercury emissions to the levels required by 2010. We cannot currently estimate the costs to comply with the reductions required by 2018, but they may be material. The CAMR has faced considerable political and legal opposition, as a result of which the EPA in October 2005 issued a notice of proposed rulemaking to reconsider certain aspects of the CAMR. The CAMR is currently being challenged in federal court. Those challenges may lead to amendments to the CAMR or passage of different mercury control legislation, which could require stricter control of mercury emissions and/or more expensive control equipment.
NSR enforcement initiative. In 1999, the Department of Justice (“DOJ”) on behalf of the EPA commenced enforcement actions against a number of companies in the power generation industry for alleged violations of the NSR regulations, which require permitting and impose other requirements for certain maintenance, repairs and replacement work on facilities. These enforcement actions can result in a facility owner having obligations to, among other things, install emissions controls at significant costs. These enforcement actions were broadly challenged by the industry in the courts and the EPA. We have complied with the NSR regulations as they have been interpreted in final, binding decisions. In 2001 the EPA requested information concerning some of our facilities covering a time period that predates our ownership or leasing. The challenges to the new interpretation of the NSR regulations may affect the enforcement actions, but there is no assurance that there will not be further requests or enforcement proceedings that can materially affect our plants.
State air regulations. Various states where we do business also have other air quality laws and regulations with increasingly stringent limitations and requirements that will become applicable in future years to our facilities and operations. We expect to incur additional compliance costs as a result of these additional state requirements, which could include significant expenditures on emissions controls or have other impacts on operations.
For example, the Commonwealth of Massachusetts has finalized regulations to further reduce NOx and SO2 emissions from certain generation facilities and to regulate CO2 and mercury emissions for the first time. Mercury emissions reductions will be required exclusively from coal fired facilities. Portions of these regulations, which become effective in the 2005-2008 time frame, will apply to our oil fired Canal facility in the state, will increase our operating costs and will likely necessitate the installation of additional emissions control technology.
Another example of state regulation that affects our generation facilities arises in the San Francisco Bay area, where we own generation facilities. Regional NOx emissions standards have become increasingly stringent on a specified schedule over a several year period, culminating in 2005. We continued to apply our NOx implementation plan for these facilities, which included the installation of selective catalytic reduction (“SCR”) emissions control equipment at our Potrero Unit 3 facility and the partial curtailment of two of our higher NOx emitting units.
In 2000, the State of New York issued a notice of violation (“NOV”) to the previous owner of our Lovett facility alleging NSR violations associated with the operation of that facility prior to its acquisition by us. On June 11, 2003, Mirant New York, Mirant Lovett and the State of New York entered into the 2003 Consent Decree. The 2003 Consent Decree was approved by the Bankruptcy Court on October 15, 2003. Under the 2003 Consent Decree, Mirant Lovett has three options: (1) install emissions controls on Lovett’s two coal fired units; (2) shut down one unit and convert one unit to natural gas; or (3) shut down both coal burning units in 2007 and 2008. If Mirant Lovett elects to install emissions controls on its two coal fired units by 2007 through 2008, it must install: (1) emissions controls consisting of SCR technology to reduce NOx emissions; (2) alkaline in-duct injection technology to reduce SO2 emissions; and (3) a baghouse. Additionally, in 2003, the State of New York finalized air regulations that significantly reduced allowances for NOx and SO2 emissions from generation facilities through a state emissions cap and trade program, which will become effective during the 2005-2008 timeframe. We have recognized that the 2003 Consent Decree and the new regulations, taken together with property taxes based on assessed values for our New York facilities that are far in excess of actual values and with NYISO rules that do not take into consideration the importance of the Mirant Lovett facility to the reliable supply of electricity, would render the continuing operation of the Mirant Lovett facility uneconomic. It is therefore our current plan to retire the Lovett generating facility by 2008. In an effort to keep the plant operating, we are trying to negotiate agreements to reduce property taxes and to compensate Mirant Lovett for its contribution to the reliability of the electricity system, which will enable us to agree with the State of New York to make capital expenditures on environmental controls in excess of $200 million, significantly more than contemplated by the 2003 Consent Decree. The 2003 Consent Decree required Mirant Lovett to notify the state of its selected option by August 1, 2004, which date was extended by the State of New York to August 1, 2005, with subsequent extensions to February 15, 2006. On February 15, 2006, Mirant Lovett submitted a proposal to the State of New York for the installation of certain environmental controls in excess of those in the 2003 Consent Decree conditioned on execution and approval of acceptable property tax and reliability agreements. Pursuant to the Bankruptcy Court’s order approving the 2003 Consent Decree, Mirant Lovett may not enter into a binding agreement to construct the environmental controls or to elect a shutdown of the facility without first obtaining the approval of the Bankruptcy Court.
Climate change. Concern over climate change deemed by many to be induced by rising levels of greenhouse gases in the atmosphere has led to significant legislative and regulatory efforts to limit greenhouse gas emissions.

In 1998, the United States became a signatory to the Kyoto Protocol of the United Nations Framework Convention on Climate Change. The Kyoto Protocol, which became effective in February 2005 after Russia’s ratification in November 2004, calls for developed nations to reduce their emissions of greenhouse gases to 5% below 1990 levels by 2012. CO2, which is a major byproduct of the combustion of fossil fuel, is a greenhouse gas that would be regulated under the Kyoto Protocol. The United States Senate indicated that it would not enact the Kyoto Protocol, and in 2002 President Bush confirmed that the United States would not enter into the Kyoto Protocol. Instead, the President indicated that the United States would support voluntary measures for reducing greenhouse gases and technologies that would use or dispose of CO2 effectively and economically. As the Kyoto Protocol becomes effective in other countries, there is increasing pressure for sources in the United States to be subject to mandatory restrictions on CO2 emissions. In the last year, the United States Congress has considered bills that would regulate domestic greenhouse gas emissions, but such bills have not received sufficient Congressional approval to date to become law. If the United States ultimately ratifies the Kyoto Protocol and/or if the United States Congress or individual states or groups of states in which we operate ultimately pass legislation regulating the emissions of greenhouse gases (see discussion of the Regional Greenhouse Gas Initiative below), any resulting limitations on generation facility CO2 emissions could have a material adverse impact on all fossil fuel fired generation facilities (particularly coal fired facilities), including ours.
On December 20, 2005, seven states in the Northeast agreed to go forward with the implementation of a cooperative known as the RGGI. This is the first multi-state regional initiative that uses a regional cap and trade program to reduce CO2 emissions from power plants of 25 MW or greater. The program aims to stabilize CO2 emissions to current levels from 2009 to 2015. This will be followed by a 10% reduction in emissions by 2019. This initiative envisions participating states executing a memorandum of understanding and then promulgating implementing regulations based on the RGGI template. The recommended allocation scheme calls for allocation of 20% of allowances to a public benefit purpose and 5% to a regional strategic carbon fund, thereby further reducing allowances available to affected facilities. In the future, the RGGI may include other sources of greenhouse gas emissions and greenhouse gases other than CO2. If the RGGI results in mandatory regulations in states where we have generating units, our costs of implementation may be material. New York, where we have generating units, is a participant in the RGGI. Massachusetts, where we also have generating units, originally agreed to participate but later withdrew.
On June 1, 2005, the Governor of California established greenhouse gas reduction targets for California, which would by 2010, reduce statewide greenhouse gas emissions to 2000 emissions levels; by 2020, reduce statewide greenhouse gas emissions to 1990 emissions levels; and by 2050, reduce statewide greenhouse gas emissions to 80% below 1990 levels. Implementing strategies to reach these targets will be the responsibility of a Climate Action Team, an interagency team established by the Governor. The team is led by the California EPA and is composed of high level representatives from key state agencies. This team will report to the Governor and the Legislature in early 2006.
Maryland Healthy Air Act. In April 2006, the Governor of Maryland signed into law the Healthy Air Act, which requires more significant reductions in emissions of NOx, SO2 and mercury than the recently finalized CAIR and CAMR. The Act also accelerates the timeframe for such reductions beyond what is required by CAIR and CAMR and eliminates the ability to use allowances to attain compliance for NOx, SO2 and mercury. The law requires that Maryland join the RGGI in 2007, subject to completion of a study of the costs and benefits of such participation. Participation in the RGGI would require reductions in carbon dioxide emissions beginning in 2009, but we can use allowances to attain compliance.
The Maryland Department of the Environment (the “MDE”) will be issuing the regulations that will implement the Healthy Air Act in several phases. The first phase of regulations has been proposed and addresses NOx, SO2 and mercury.
This legislation affects our Chalk Point, Dickerson and Morgantown facilities and we are currently assessing our options for compliance and their financial impacts. We may need to request additional time to comply, which is provided for in the legislation. Because the law limits our ability to use emissions allowances to comply, we will be required to increase substantially our capital expenditures in order to remediate our units. We anticipate that the capital expenditures required to achieve compliance will range from $1.0 billion to $1.5 billion from 2006 through 2011. We currently expect that cash flows from operations will be sufficient to fund our capital expenditures.
In addition to the state activities, at the federal level, the Bush Administration has submitted to Congress Clean Air Act multi-emissions reform legislation, which would promulgate a new emissions cap and trade program for NOx, SO2 and mercury emissions from generation facilities. This legislation would require generation facilities to reduce overall emissions of these pollutants by approximately 50-75% phased in during the 2008-2018 timeframe, which is similar to the types of overall reductions required under CAIR and CAMR. More stringent multi-emissions reform legislation also has been proposed in Congress by some lawmakers. If enacted as proposed, some of this legislation may materially impact us.
The EPA and the states are also in the process of implementing new, more stringent ozone and particulate matter ambient air quality standards and the EPA’s rules addressing regional haze visibility issues. The full implementation of any of these rules may result in further emissions reduction requirements for some of our facilities.
Water regulations. We are required under the Federal Water Pollution Control Act (“Clean Water Act”) to comply with effluent and intake requirements, technological controls requirements and operating practices. Our wastewater discharges are subject to permitting under the Clean Water Act, and our permits under the Clean Water Act are subject to review every five years. As with air quality regulations, federal and state water regulations are expected to increase and impose additional and more stringent requirements or limitations in the future. It is our view that the regulations promulgated by the EPA to implement Section 316(b) of the Clean Water Act, will require us to incur substantial expenses in future years. These regulations address the need to require the best technology available for cooling water intake structures to minimize adverse effects on fish and shellfish. These regulations set performance standards for all existing large power plants and are intended to reduce the losses of aquatic organisms inadvertently pulled into a power plant’s circulating water system. Potential compliance alternatives include using existing technologies, selecting additional fish protection technologies and using restoration measures. Over the next few years, our generation facilities subject to this cooling water intake regulation (Bowline, Canal, Kendall, Pittsburg, Contra Costa, Potrero, Chalk Point, Morgantown, Potomac River and Dickerson) will be evaluating and implementing the requirements of the 316 (b) regulation by completing impingement and entrainment studies, evaluating technologies, operational measures, and restoration measures. The cost of performing the studies and capital expenditures to install barriers or control devices or to implement other protective measures at three of our facilities is expected to approximate $10 million from 2006 through 2011. The cost of installing protection technologies may be material.
In early 2006, the U.S. Department of the Interior, through its Fish and Wildlife Services division (the “FWS”), sent a letter to the U.S. Army Corps of Engineers requesting that it reinitiate formal consultation on the biological opinion that permits Mirant Delta, LLC (“Mirant Delta”) to use and recycle water from the San Joaquin river for its operation of the Pittsburg and Contra Costa power plants. The formal consultation process explores the environmental impacts of Mirant Delta’s water usage, including the impacts on certain species of fish in the river, and then provides directives regarding the manner in which Mirant Delta may utilize river water for cooling in the plants’ operations. It is our view that Mirant Delta is operating in compliance with its water usage permits and that this reopening of the formal consultation process is improper. Mirant Delta responded to the FWS, asserting that it has implemented all investigative and operational measures prescribed by the FWS to reduce the impact of its water usage on the endangered species in the San Joaquin River, and it is currently waiting for a response from the FWS to this communication.
Wastes, hazardous materials and contamination. Our facilities are subject to several waste management laws and regulations. The Resource Conservation and Recovery Act of 1976 set forth comprehensive requirements for handling of solid and hazardous wastes. The generation of electricity produces non-hazardous and hazardous materials, and we incur substantial costs to store and dispose of waste materials from these facilities. The EPA may develop new regulations that impose additional requirements on facilities that store or dispose of fossil fuel combustion materials, including types of coal ash. If so, we may be required to change the current waste management practices at some facilities and incur additional costs for increased waste management requirements.
Additionally, the Federal Comprehensive Environmental Response, Compensation and Liability Act of 1980 (“CERCLA” or “Superfund”) establishes a framework for dealing with the cleanup of contaminated sites. Many states have enacted similar state superfund statutes as well as other laws imposing obligations to investigate and clean up contamination. Areas of soil and groundwater contamination are known to exist at our Pittsburg, Contra Costa and Potrero facilities. Prior to our acquisition of those facilities from PG&E in 1998, PG&E conducted soil and groundwater investigations at those facilities which revealed significant contamination. The consultants conducting the investigation estimated the aggregate cleanup costs at those facilities could be as much as $60 million. Pursuant to the terms of the Purchase and Sale Agreement with PG&E, PG&E has responsibility for the containment or capping of all soil and groundwater contamination at the Potrero generating facility and the disposition of up to 60,000 cubic yards of contaminated soil at the Potrero generating facility and to remediate any groundwater or solid contamination identified by PG&E at the Pittsburg and Contra Costa generating facilities. To date, we have requested that PG&E dispose of 807 cubic yards of contaminated soil at the Potrero generating facility and they have performed such disposal. We are not aware of soil or groundwater conditions that are not covered by third party agreements or insurance policies for which we expect our remediation costs to be material.
Employees
At December 31, 2005, we employed through contracts with Mirant Services, a direct subsidiary of Mirant, approximately 1,290 people, of whom approximately 1,180 were employed at our power plants. Approximately 74% of the employees at our power plants were represented by the following unions:

•	Utility Worker’s Union of America, A.F.L.-C.I.O., Local #369 in Cambridge, Massachusetts. The current collective bargaining agreement expires on February 28, 2009.

•	Utility Worker’s Union of America, A.F.L.-C.I.O., Local #480 in Sandwich, Massachusetts. The current collective bargaining agreement expires on June 1, 2011.

•	Local Union 503, International Brotherhood of Electrical Workers (“I.B.E.W.”) in New York. The current collective bargaining agreement expires on June 1, 2008.

•	Local Union 1900, I.B.E.W. in Maryland and Virginia. The current collective bargaining agreement expires on June 1, 2010.

•	Local Union 1245, I.B.E.W. in California. The current collective bargaining agreement expires on October 31, 2008.

•	United Steel Workers Local 12502 in Michigan. The current collective bargaining agreement expires on January 1, 2007.
When we enter into and conduct labor negotiations, we engage in contingency planning to mitigate and reduce the risk of disruption, and ensure continuation of our generation activities to the maximum extent possible in the event of an adverse collective action by the union with whom we are negotiating.

Properties
The following properties were owned or leased as of March 31, 2006:

				Mirant’s %		Net equity
Power				leasehold/		interest/	2005
generation				ownership	Total	lease in	capacity
business	Location	Plant type	Primary fuel	interest	MW(1)	total MW(1)	factor(2)%

Mid-Atlantic Region:
Chalk Point	Maryland	Intermediate/Baseload/ Peaking	Natural Gas/Coal/Oil	100	2,429	2,429	31
Dickerson	Maryland	Baseload/Peaking	Natural Gas/Coal/Oil	100	853	853	48
Morgantown	Maryland	Baseload/Peaking	Coal/Oil	100	1,492	1,492	50
Potomac River	Virginia	Intermediate/Baseload	Coal/Oil	100	482	482	31

Total Mid-Atlantic					5,256	5,256	39

Northeast Region:
Canal	Massachusetts	Intermediate	Natural Gas/Oil	100	1,112	1,112	50
Kendall	Massachusetts	Intermediate/Peaking	Natural Gas/Oil	100	256	256	59
Martha’s Vineyard	Massachusetts	Peaking	Diesel	100	14	14	1
Wyman	Maine	Peaking	Fuel Oil	1.4	614	9	—

Total New England(3)					1,996	1,391	51

Bowline	New York	Intermediate/Peaking	Natural Gas/Oil	100	1,125	1,125	12
Grahamsville	New York	Baseload	Hydro	100	16	16	66
Hillburn	New York	Baseload/Peaking	Natural Gas/Jet Fuel	100	51	51	—
Lovett	New York	Baseload/Peaking	Natural Gas/Coal/Oil	100	411	411	44
Mongaup	New York	Intermediate/Peaking	Hydro	100	4	4	25
Rio	New York	Intermediate/Peaking	Hydro	100	9	9	30
Shoemaker	New York	Peaking	Natural Gas/Jet Fuel	100	44	44	—
Swinging Bridge	New York	Intermediate/Peaking	Hydro	100	12	12	14

Total New York					1,672	1,672	20

Total Northeast					3,668	3,063	34

West Region:
Contra Costa	California	Intermediate	Natural Gas	100	674	674	6
Pittsburg	California	Intermediate	Natural Gas	100	1,311	1,311	6
Potrero	California	Baseload/Peaking	Natural Gas/Oil	100	362	362	14

Total California					2,347	2,347	7

Mirant Texas	Texas	Baseload/Peaking	Natural Gas	100	532	532	38

Total West					2,879	2,879	13

Mid-Continent Region:
Mirant Zeeland	Michigan	Intermediate/Peaking	Natural Gas	100	837	837	8

Total					12,640	12,035	30

(1)	MW amounts reflect net dependable capacity.

(2)	Capacity factor is the average percentage of full capacity used over a year.

(3)	Total MW reflects a 1.4% ownership interest, or 8.8 MW, in the 614 MW Wyman plant.
Legal proceedings
We are involved in a number of significant legal proceedings. Some matters may be unresolved for several years. We cannot currently determine with certainty the outcome of the proceedings described below or the ultimate amount of our potential costs and losses and therefore we have not made any material provision for such matters unless specifically noted below. Pursuant to SFAS No. 5, Accounting for Contingencies, we provide for estimated losses to the extent information becomes available indicating that losses are probable and that the amounts are reasonably estimable. Additional losses could have a material adverse effect on our financial position, results of operations or cash flows.

Chapter 11 proceedings
On the Petition Date, and various dates thereafter, the Mirant Debtors, including the Company and its subsidiaries, filed voluntary petitions for relief under Chapter 11 of the Bankruptcy Code in the Bankruptcy Court. On August 21, 2003, and September 8, 2003, the Bankruptcy Court entered orders establishing a December 16, 2003, bar date (the “Bar Date”) for filing proofs of claim against the Mirant Debtors’ estates.
Most of the material claims filed against the Mirant Debtors’ estates were disallowed or were resolved and became “allowed” claims before confirmation of the Plan that became effective for Mirant, the Company, and most of the Mirant Debtors on January 3, 2006. A number of claims, however, remain unresolved.
Except for claims and other obligations not subject to discharge under the Plan and unless otherwise provided below, all claims against the Mirant Debtors’ estates representing obligations that arose prior to July 14, 2003, are subject to compromise under the Plan. This means that the claimant will receive a distribution of Mirant common stock, cash or both Mirant common stock and cash in accordance with the terms of the Plan in satisfaction of the claim. As a result, the exact amount of the claim may still be litigated, but the Company will not be required to make any payment in respect of such litigation until a resolution is obtained, through settlement, judgment or otherwise.
As of March 31, 2006, approximately 21.4 million of the shares of Mirant common stock to be distributed under the Plan have not yet been distributed and have been reserved for distribution with respect to claims that are disputed by the Mirant Debtors and have not been resolved. A settlement entered into on May 30, 2006, between PEPCO, New Mirant, Old Mirant, and various subsidiaries of New Mirant, including subsidiaries of the Company, if approved in the Chapter 11 proceedings, would result in the distribution of up to 18 million of the reserved shares to PEPCO. Under the terms of the Plan, to the extent other such unresolved claims are resolved now that the Company has emerged from bankruptcy, the claimants will be paid from the reserved shares on the same basis as if they had been paid out when the Plan became effective. That means that their allowed claims will receive the same pro rata distributions of Mirant common stock, cash, or both common stock and cash as previously allowed claims in accordance with the terms of the Plan. To the extent the aggregate amount of the payouts determined to be due with respect to such disputed claims ultimately exceeds the amount of the funded claim reserve, Mirant would have to issue additional shares of common stock to address the shortfall, which would dilute existing Mirant shareholders, and Mirant and Mirant Americas Generation would have to pay additional cash amounts as necessary under the terms of the Plan to satisfy such pre-petition claims.
The Company’s Lovett and Bowline generation facilities in New York are subject to disputes with local tax authorities regarding property tax assessments and with the NYSDEC regarding environmental controls. Mirant Lovett is also in discussions with the State of New York and other parties regarding an agreement that would compensate Mirant Lovett for the contribution of the Lovett facility to the reliability of the New York electric power system. The facilities are forecasted to have negative operating cash flows at their current property taxation levels. Until a settlement is reached on property taxes, environmental controls and reliability that would permit economically feasible operation, the Company’s subsidiaries that own the facilities, Mirant Lovett and Mirant Bowline, will remain in Chapter 11. Mirant Lovett and Mirant Bowline are currently in settlement discussions on all of these issues. Although negotiations are continuing, settlements may not be reached in the near future, or at all. Until such settlements are reached and the companies emerge from bankruptcy, the Company will not have access to the cash from operations generated from these subsidiaries. Mirant NY-Gen, which owns hydroelectric facilities at Swinging Bridge, Rio and Mongaup, and small combustion turbine facilities at Hillburn and Shoemaker, is insolvent. Its expenses are being funded under a debtor-in-possession facility made by Mirant Americas with the approval of, and under the supervision of, the Bankruptcy Court. Mirant NY-Gen is currently discussing with the FERC appropriate remediation for a sinkhole discovered in May 2005 in the dam at the Swinging Bridge facility. Mirant NY-Gen conducted a flood study to determine downstream consequences if the maximum capacities of the reservoirs were exceeded at its New York Swinging Bridge, Rio and Mongaup generation facilities, and Mirant NY-Gen could be requested by the FERC to remediate those dams as well. Mirant NY-Gen has initiated discussions with the FERC for surrendering its permits to operate all the hydroelectric facilities at Swinging Bridge, Rio and Mongaup, and expects to begin that formal process soon. It is not possible at this point to determine the cost of remediation of the dam at Swinging Bridge and surrendering the permits, but such costs may be substantial.
PEPCO litigation
In 2000, Mirant purchased power generating facilities and other assets from PEPCO, including certain PPAs between PEPCO and third parties. Under the terms of the Asset Purchase and Sale Agreement (“APSA”), Mirant and PEPCO entered into the Back-to-Back Agreement with respect to certain PPAs, including PEPCO’s long-term PPAs with Ohio Edison Company (“Ohio Edison”) and Panda Brandywine L.P. (“Panda”), under which (1) PEPCO agreed to resell to Mirant all capacity, energy, ancillary services and other benefits to which it is entitled under those agreements; and (2) Mirant agreed to pay PEPCO each month all amounts due from PEPCO to the sellers under those agreements for the immediately preceding month associated with such capacity, energy, ancillary services and other benefits. The Ohio Edison PPA terminated in December 2005 and the Panda PPA runs until 2021. Under the Back-to-Back Agreement, Mirant is obligated to purchase power from PEPCO at prices that typically are higher than the market prices for power.
Mirant assigned its rights and obligations under the Back-to-Back Agreement to Mirant Americas Energy Marketing. In the Chapter 11 cases of the Mirant Debtors, PEPCO asserted that an Assignment and Assumption Agreement dated December 19, 2000, that includes as parties PEPCO and various subsidiaries of ours causes our subsidiaries that are parties to the agreement to be jointly and severally liable to PEPCO for various obligations, including the obligations under the Back-to-Back Agreement. The Mirant Debtors have sought to reject the APSA, the Back-to-Back Agreement, and the Assignment and Assumption Agreement, and the rejection motions have not been resolved. Under the Plan, the obligations of the Mirant Debtors under the APSA (including any other agreements executed pursuant to the terms of the APSA and found by a final court order to be part of the APSA), the Back-to-Back Agreement, and the Assignment and Assumption Agreement are to be performed by Mirant Power Purchase, whose performance is guaranteed by Mirant. If any of the agreements is successfully rejected, the obligations of Mirant Power Purchase and Mirant’s guarantee obligations terminate with respect to that agreement, and PEPCO would be entitled to a claim in the Chapter 11 proceedings for any resulting damages. That claim would then be addressed under the terms of the Plan. If the Bankruptcy Court were to conclude that the Assignment and Assumption Agreement imposed liability upon the Company’s subsidiaries for the obligations under the Back-to-Back Agreement and the Back-to-Back Agreement were to be rejected, the resulting rejection damages claim could result in a claim in the Chapter 11 proceedings against the Company’s subsidiaries, but any such claim would be reduced by the amount recovered by PEPCO on its comparable claim against Mirant.
On May 30, 2006, New Mirant; Mirant Power Purchase; Old Mirant; Mirant Mid-Atlantic; Mirant Potomac River; Mirant Chalk Point, LLC; Mirant Piney Point, LLC; Mirant MD Ash Management, LLC; Mirant Energy Trading; Mirant Services, LLC; and a trust established pursuant to the Plan to which ownership of Old Mirant and Mirant Americas Energy Marketing was transferred (“MC Plan Trust”) (collectively, the “Mirant Settling Parties”) entered into a Settlement Agreement and Release (the “Settlement Agreement”) with PEPCO; Conectiv Energy Supply, Inc.; Pepco Energy Services, Inc.; Pepco Gas Services, Inc.; Pepco Holdings, Inc.; and Potomac Capital Investment Corporation (collectively, the “PEPCO Settling Parties”). Once it becomes effective, the Settlement Agreement will fully resolve the contract rejection motions that remain pending in the bankruptcy proceedings, as well as other matters currently disputed between PEPCO and New Mirant and its subsidiaries.
Under the Settlement Agreement, Mirant Power Purchase will perform any remaining obligations under the APSA, and New Mirant will guaranty its performance. The Back-to-Back Agreement will be rejected and terminated as of May 31, 2006, unless New Mirant exercises an option given to it by the Settlement Agreement to have the Back-to-Back Agreement assumed under certain conditions as described below. With respect to the other agreements executed as part of the closing of the APSA (the “Ancillary Agreements”) and other agreements between PEPCO and subsidiaries of New Mirant, including subsidiaries of the Company, the New Mirant subsidiary that is a party to each agreement will assume the agreement and New Mirant will guaranty that subsidiary’s performance. Mirant Power Purchase’s obligations under the APSA do not include any obligations related to the Ancillary Agreements. If the Back-to-Back Agreement is rejected pursuant to the terms of the Settlement Agreement, the Settlement Agreement provides that a future breach of the APSA or any Ancillary Agreement by a party to such agreement will not entitle the non-defaulting party to terminate, suspend performance under, or exercise any other right or remedy under or with respect to any of the remainder of such agreements. If, however, New Mirant elects to have the Back-to-Back Agreement assumed and assigned to Mirant Power Purchase under the conditions set out in the Settlement Agreement, then the Settlement Agreement provides that nothing in its terms prejudices the argument currently being made by PEPCO in the contract rejection proceedings that the APSA, the Back-to-Back Agreement, and the Ancillary Agreements constitute a single non-severable agreement, the material breach of which would entitle PEPCO to suspend or terminate its performance thereunder, or any defense of New Mirant and its subsidiaries to such an argument by PEPCO.
Under the Settlement Agreement, PEPCO receives a claim against Old Mirant in Old Mirant’s bankruptcy proceedings that will result in its receiving common stock of New Mirant and cash having a value, after liquidation of the stock by PEPCO, equal to $520 million, subject to certain adjustments. Upon the approval of the Settlement Agreement in the bankruptcy proceedings and that approval order becoming a final order not subject to any appeal, New Mirant will distribute shares to PEPCO to satisfy its claim. New Mirant has no obligation to distribute more than 18 million shares to PEPCO, with the difference between the value of the shares distributed upon liquidation and $520 million to be paid in cash by New Mirant. If the closing price of New Mirant’s stock is less than $16.00 on four business days in a 20 consecutive business day period, and no distribution of shares has been made by New Mirant to PEPCO on its claim, then New Mirant can have the Back-to-Back Agreement assumed and assigned to Mirant Power Purchase rather than rejecting it by giving notice to PEPCO within 10 business days. If New Mirant exercises this right to have the Back-to-Back Agreement assumed, then the $520 million is reduced to $70 million.
The PEPCO Settling Parties and the Mirant Settling Parties will release each other from all known claims, including the fraudulent transfer claims brought by Old Mirant and several of its subsidiaries against PEPCO in July 2005. The Settlement Agreement will not become effective until it has been approved by the Bankruptcy Court, and that approval order has become a final order no longer subject to appeal. PEPCO also has the right through June 13, 2006, to terminate the Settlement Agreement if it believes that any applicable regulatory agency opposes the settlement. If an appeal is filed from an order by the Bankruptcy Court approving the Settlement Agreement, the parties will continue to perform their obligations under the Back-to-Back Agreement until the appeal is resolved and the approval order has become a final order. Unless the Back-to-Back Agreement is assumed, PEPCO will refund to Mirant Power Purchase all payments received under the Back-to-Back Agreement for energy, capacity or other services delivered after May 31, 2006, through the date the Settlement Agreement becomes effective.
California and western power markets
FERC Refund Proceedings. On July 25, 2001, the FERC issued an order requiring proceedings (the “FERC Refund Proceedings”) to determine the amount of any refunds and amounts owed for sales made by market participants, including Mirant Americas Energy Marketing, to the CAISO or the California Power Exchange (“Cal PX”) from October 2, 2000, through June 20, 2001 (the “Refund Period”). Various parties have appealed these FERC orders to the United States Court of Appeals for the Ninth Circuit (the “Ninth Circuit”) seeking review of a number of issues, including changing the Refund Period to include periods prior to October 2, 2000, and expanding the sales of electricity subject to potential refund to include bilateral sales made to the California Department of Water Resources (the “DWR”) and other parties. Any such expansion of the Refund Period or the types of sales of electricity potentially subject to refund could significantly increase the refund exposure of Mirant Americas Energy Marketing in this proceeding.
In the July 25, 2001, order, the FERC also ordered that a preliminary evidentiary proceeding be held to develop a factual record on whether there had been unjust and unreasonable charges for spot market bilateral sales in the Pacific Northwest from December 25, 2000, through June 20, 2001. In that proceeding, the California Attorney General, the CPUC and the California Electricity Oversight Board (the “EOB”) filed to recover certain refunds from parties, including Mirant Americas Energy Marketing, for bilateral sales of electricity to the DWR at the California/Oregon border, claiming that such sales took place in the Pacific Northwest. In an order issued June 25, 2003, the FERC ruled that no refunds were owed and terminated the proceeding. On November 10, 2003, the FERC denied requests for rehearing filed by various parties. Various parties have appealed the FERC’s decision to the Ninth Circuit.
On September 9, 2004, the Ninth Circuit reversed the FERC’s dismissal of a complaint filed in 2002 by the California Attorney General that sought refunds for transactions conducted in markets administered by the CAISO and the Cal PX outside the Refund Period set by the FERC and for transactions between the DWR and various owners of generation and power marketers, including Mirant Americas Energy Marketing and subsidiaries of the Company. The Ninth Circuit remanded the proceeding to the FERC for it to determine what remedies, including potential refunds, are appropriate where entities, including Mirant Americas Energy Marketing, purportedly did not comply with certain filing requirements for transactions conducted under market-based rate tariffs. Mirant Americas Energy Marketing and other parties have filed a petition for rehearing with the Ninth Circuit that remains pending.
On January 14, 2005, Mirant and certain of its subsidiaries, including the Company, entered into a Settlement and Release of Claims Agreement (the “California Settlement”) with PG&E, Southern California Edison Company (“SCE”), San Diego Gas and Electric Company, the CPUC, the DWR, the EOB and the Attorney General of the State of California (collectively, the “California Parties”) and with the Office of Market Oversight and Investigations of the FERC. The California Settlement settled a number of disputed lawsuits and regulatory proceedings that were pursued originally in state and federal courts and before the FERC. The Mirant entities that are parties to the California Settlement (collectively, the “Mirant Settling Parties”) include Mirant Corporation, Mirant Americas Energy Marketing, Mirant Americas Generation, and the Company (as the successor to Mirant California Investments, Inc.). The California Settlement was approved by the FERC on April 13, 2005, and became effective April 15, 2005, upon its approval by the Bankruptcy Court. The California Settlement resulted in the release of most of Mirant Americas Energy Marketing’s potential liability (1) in the FERC Refund Proceedings for sales made in the CAISO or the Cal PX markets, (2) in the proceeding also initiated by the FERC in July 2001 to determine whether there had been unjust and unreasonable charges for spot market bilateral sales in the Pacific Northwest from December 25, 2000, through June 20, 2001, and (3) in any proceedings at the FERC resulting from the Ninth Circuit’s reversal of the FERC’s dismissal of the complaint filed in 2002 by the California Attorney General. Under the California Settlement, the California Parties and those other market participants who have opted into the settlement have released the Mirant Settling Parties from any liability for refunds related to sales of electricity and natural gas in the western markets from January 1, 1998, through July 14, 2003. Also, the California Parties have assumed the obligation of Mirant Americas Energy Marketing to pay any refunds determined by the FERC to be owed by Mirant Americas Energy Marketing to other parties that do not opt into the settlement for transactions in the CAISO and Cal PX markets during the Refund Period, with the liability of the California Parties for such refund obligation limited to the amount of certain receivables assigned by Mirant Americas Energy Marketing to the California Parties under the California Settlement. Subject to applicable bankruptcy law, however, Mirant Americas Energy Marketing will continue to be liable for any refunds that the FERC determines it to owe (1) to participants in the Cal PX and CAISO markets that are not California Parties (or that did not elect to opt into the settlement) for periods outside of the Refund Period and (2) to participants in bilateral transactions with Mirant Americas Energy Marketing that are not California Parties (or that did not elect to opt into the settlement).
It is the Company’s view that the bulk of any obligations of Mirant Americas Energy Marketing to make refunds as a result of sales completed prior to July 14, 2003, in the CAISO or Cal PX markets or in bilateral transactions either have been addressed by the California Settlement or have been resolved as part of Mirant Americas Energy Marketing’s bankruptcy proceedings. To the extent that Mirant Americas Energy Marketing’s potential refund liability arises from contracts that were transferred to Mirant Energy Trading as part of the transfer of the trading and marketing business under the Plan, Mirant Energy Trading may have exposure to any refund liability related to transactions under those contracts.
FERC Show Cause Proceeding Relating to Trading Practices. On June 25, 2003, the FERC issued a show cause order (the “Trading Practices Order”) to more than 50 parties, including Mirant Americas Energy Marketing and subsidiaries of the Company, that a FERC staff report issued on March 26, 2003, identified as having potentially engaged in one or more trading strategies of the type employed by Enron Corporation and its affiliates (“Enron”), as described in Enron memos released by the FERC in May 2002. The Trading Practices Order identified certain specific trading practices that the FERC indicated could constitute gaming or anomalous market behavior in violation of the CAISO and Cal PX tariffs. The Trading Practices Order requires the CAISO to identify transactions between January 1, 2000, and June 20, 2001, that may involve the identified trading strategies, and then requires the applicable sellers involved in those transactions to demonstrate why such transactions were not violations of the CAISO and Cal PX tariffs. On September 30, 2003, the Mirant entities filed with the FERC for approval of a settlement agreement (the “Trading Settlement Agreement”) entered into between certain Mirant entities and the FERC Trial Staff, under which Mirant Americas Energy Marketing would pay $332,411 to settle the show cause proceeding, except for an issue related to sales of ancillary services, which is discussed below. In a November 14, 2003, order in a different proceeding, the FERC ruled that certain allegations of improper trading conduct with respect to the selling of ancillary services during 2000 should be resolved in the show cause proceeding. On December 19, 2003, the Mirant entities filed with the FERC for approval of an amendment to the Trading Settlement Agreement reached with the FERC Trial Staff with respect to the sale of ancillary services. Under that amendment, the FERC would have an allowed unsecured claim in Mirant Americas Energy Marketing’s bankruptcy proceeding for $3.67 million in settlement of the allegations with respect to the sale of ancillary services. The FERC approved the Trading Settlement Agreement, as amended, on June 27, 2005, and the Bankruptcy Court approved it on August 24, 2005. Certain parties have filed motions for rehearing with the FERC, which motions remain pending.
Mirant Americas Energy Marketing Contract Dispute With Nevada Power. On December 5, 2001, Nevada Power Co. filed a complaint at the FERC seeking reformation of the purchase price of energy under a contract it had entered with Mirant Americas Energy Marketing, claiming that the prices under that contract were unjust and unreasonable because, when it entered into the contract, Western power markets were dysfunctional and non-competitive markets. On June 25, 2003, the FERC dismissed this complaint. Nevada Power has appealed that dismissal to the United States Court of Appeals for the Ninth Circuit. The sales made under the contract with Nevada Power have been completed, and we expect that any refund claim related to that contract, if not now barred, will be addressed in the Chapter 11 proceedings.
Mirant Americas Energy Marketing Contract Dispute With Southern California Water. On December 21, 2001, Southern California Water Co. filed a complaint at the FERC seeking reformation of the purchase price of energy under a long-term contract it had entered with Mirant Americas Energy Marketing, claiming that the prices under that contract were unjust and unreasonable because, when it entered the contract, Western power markets were dysfunctional and non-competitive markets. On June 25, 2003, the FERC dismissed this proceeding. Southern California Water has appealed that dismissal to the United States Court of Appeals for the Ninth Circuit. The contract with Southern California Water Company continues through 2006. Upon the transfer of the assets of the trading and marketing business to Mirant Energy Trading under the Plan, Mirant Energy Trading assumed Mirant Americas Energy Marketing’s contract obligations to Southern California Water Company, including any potential refund obligations.
U.S. Government inquiries
Department of Justice inquiries. In November 2002, Mirant received a subpoena from the DOJ, acting through the United States Attorney’s office for the Northern District of California,

requesting information about its activities and those of its subsidiaries for the period since January 1, 1998. The subpoena requested information related to the California energy markets and other topics, including the reporting of inaccurate information to the trade press that publish natural gas or electricity spot price data. The subpoena was issued as part of a grand jury investigation. The DOJ’s investigation of the reporting of inaccurate natural gas price information is continuing, and Mirant has held preliminary discussions with DOJ regarding the disposition of this matter. The DOJ’s investigation is based upon the same circumstances that were the subject of an investigation by the CFTC that was settled in December 2004. As described in Mirant’s Annual Report on Form 10-K for the year ended December 31, 2004, in Legal Proceedings—Other Governmental Proceedings—CFTC Inquiry, pursuant to the settlement Mirant and Mirant Americas Energy Marketing consented to the entry of an order by the CFTC in which it made findings, which are neither admitted nor denied by Mirant and Mirant Americas Energy Marketing, that (1) from January 2000 through December 2001, certain Mirant Americas Energy Marketing natural gas traders (a) knowingly reported inaccurate price, volume, and/or counterparty information regarding natural gas cash transactions to publishers of natural gas indices and (b) inaccurately reported to index publishers transactions observed in the market as Mirant Americas Energy Marketing transactions and (2) from January to October 2000, certain Mirant Americas Energy Marketing west region traders knowingly delivered the false reports in an attempt to manipulate the price of natural gas. Under the settlement, the CFTC received a subordinated, allowed, unsecured claim against Mirant Americas Energy Marketing of $12.5 million in the Chapter 11 proceedings. The DOJ could decide that further action against Mirant and Mirant Americas Energy Marketing is not appropriate or could seek indictments against one or more Mirant entities, or the DOJ and Mirant could agree to a disposition that might involve undertakings or fines, the amount of which cannot be reasonably estimated at this time but which could be material. Mirant has cooperated fully with the DOJ and intends to continue to do so. At this time, it is the Company’s view that any action taken by the DOJ against Mirant or its subsidiaries related to the reporting of natural gas price information would not involve the Company or its subsidiaries except to the extent that any disposition of this matter results in ongoing undertakings by Mirant Energy Trading as the recipient of the assets of Mirant Americas Energy Marketing under the Plan.
Environmental matters
EPA information request. In January 2001, the EPA issued a request for information to Mirant concerning the air permitting and air emissions control implications under the EPA’s NSR regulations promulgated under the Clean Air Act of past repair and maintenance activities at the Potomac River plant in Virginia and the Chalk Point, Dickerson and Morgantown plants in Maryland. The requested information concerns the period of operations that predates the Company subsidiaries’ ownership and lease of those plants. Mirant has responded fully to this request. Under the APSA, PEPCO is responsible for fines and penalties arising from any violation associated with historical operations prior to the Company subsidiaries’ acquisition or lease of the plants. If a violation is determined to have occurred at any of the plants, the Company subsidiary owning or leasing the plant may be responsible for the cost of purchasing and installing emissions control equipment, the cost of which may be material. If such violation is determined to have occurred after the Company’s subsidiaries acquired or leased the plants or, if occurring prior to the acquisition or lease, is determined to constitute a continuing violation, the Company subsidiary owning or leasing the plant at issue would also be subject to fines and penalties by the state or federal government for the period subsequent to its acquisition or lease of the plant, the cost of which may be material.

Mirant Potomac River notice of violation. On September 10, 2003, the Virginia DEQ issued a NOV to Mirant Potomac River alleging that it violated its Virginia Stationary Source Permit to Operate by emitting NOx in excess of the “cap” established by the permit for the 2003 summer ozone season. Mirant Potomac River responded to the NOV, asserting that the cap is unenforceable, noting that it can comply through the purchase of emissions allowances and raising other equitable defenses. Virginia’s civil enforcement statute provides for injunctive relief and penalties. On January 22, 2004, the EPA issued an NOV to Mirant Potomac River alleging the same violation of its Virginia Stationary Source Permit to Operate as set out in the NOV issued by the Virginia DEQ.
On September 27, 2004, Mirant Potomac River, Mirant Mid Atlantic, the Virginia DEQ, the MDE, the DOJ and the EPA entered into, and filed for approval with the United States District Court for the Eastern District of Virginia, a proposed consent decree (the “Original Consent Decree”) that, if approved, would resolve Mirant Potomac River’s potential liability for matters addressed in the NOVs previously issued by the Virginia DEQ and the EPA. The Original Consent Decree requires Mirant Potomac River and Mirant Mid-Atlantic to (1) install pollution control equipment at the Potomac River plant and at the Morgantown plant leased by Mirant Mid-Atlantic in Maryland, (2) comply with declining system-wide ozone season NOx emissions caps from 2004 through 2010, (3) comply with system-wide annual NOx emissions caps starting in 2004, (4) meet seasonal system average emissions rate targets in 2008 and (5) pay civil penalties and perform supplemental environmental projects in and around the Potomac River plant expected to achieve additional environmental benefits. Except for the installation of the controls planned for the Potomac River units and the installation of SCR or equivalent technology at Mirant Mid-Atlantic’s Morgantown Units 1 and 2 in 2007 and 2008, the Original Consent Decree does not obligate the Company’s subsidiaries to install specifically designated technology, but rather to reduce emissions sufficiently to meet the various NOx caps. Moreover, as to the required installations of SCRs at Morgantown, Mirant Mid-Atlantic may choose not to install the technology by the applicable deadlines and leave the units off either permanently or until such time as the SCRs are installed. The Original Consent Decree is subject to the approval of the district court and the Bankruptcy Court. As described below, the Original Consent Decree has not yet been approved and the parties have filed an amended proposed consent decree.
The owners/lessors under the lease-financing transactions covering the Morgantown and Dickerson plants (the “Owners/ Lessors”) objected to the Original Consent Decree in the Bankruptcy Court and filed a motion to intervene in the district court action. As part of a resolution of disputed matters in the Chapter 11 proceedings, the Owners/ Lessors agreed not to object to the Original Consent Decree, subject to certain terms set forth in the Plan and Confirmation Order.
On July 22, 2005, the district court granted a motion filed by the City of Alexandria seeking to intervene in the district court action, although the district court imposed certain limitations on the City of Alexandria’s participation in the proceedings. On September 23, 2005, the City of Alexandria filed a motion seeking authority to file an amended complaint in the action seeking injunctive relief and civil penalties under the Clean Air Act for alleged violations by Mirant Potomac River of its Virginia Stationary Source Permit To Operate and the State of Virginia’s State Implementation Plan. Based upon a computer modeling, the City of Alexandria asserted that emissions from the Potomac River plant cause or contribute to exceedances of NAAQS for SO2, NO2 and particulate matter. The City of Alexandria also contended based on its modeling analysis that the plant’s emissions of hydrogen chloride and hydrogen fluoride exceed Virginia state standards. Mirant Potomac River disputes the City of Alexandria’s allegations that it has violated the Clean Air Act and Virginia law. On December 2, 2005, the district court denied the City of Alexandria’s motion seeking to file an amended complaint.
In early May 2006, the parties to the Original Consent Decree and Mirant Chalk Point, LLC entered into and filed for approval with the United States District Court for the Eastern District of Virginia an amended consent decree (the “Amended Consent Decree”) that, if approved, will resolve Mirant Potomac River’s potential liability for matters addressed in the NOVs previously issued by the Virginia DEQ and the EPA. The district court and the Bankruptcy Court must approve the Amended Consent Decree for it to become effective. The Amended Consent Decree includes the requirements that were to be imposed under the terms of the Original Consent Decree as described above. It also defines the rights and remedies of the parties in the event of a rejection in bankruptcy or other termination of any of the long-term leases under which Mirant Mid-Atlantic leases the coal units at the Dickerson and Morgantown plants. The Amended Consent Decree provides that if Mirant Mid-Atlantic rejects or otherwise loses one or more of its leasehold interests in the Morgantown and Dickerson plants and ceases to operate one or both of the plants, Mirant Mid-Atlantic, Mirant Chalk Point and/or Mirant Potomac will (i) provide the EPA, Virginia DEQ and the MDE with the written agreement of the new owner or operator of the affected plant or plants to be bound by the obligations of the Amended Consent Decree and (ii) where the affected plant is the Morgantown plant, offer to any and all prospective owners and/or operators of the Morgantown plant to pay for completion of engineering, construction and installation of the SCRs required by the Amended Consent Decree. If the new owner or operator of the affected plant or plants does not agree to be bound by the obligations of the Amended Consent Decree, it requires Mirant Mid Atlantic, Mirant Chalk Point and/or Mirant Potomac to install an alternative suite of environmental controls at the plants they continue to own.
On April 26, 2006, Mirant Mid-Atlantic and the MDE entered into an agreement to allow Mirant Mid-Atlantic to implement the consent decree with respect to the Morgantown plant, if the consent decree receives the necessary approvals. Under the agreement, Mirant Mid-Atlantic agreed to certain ammonia and particulate matter emissions limits and to submit testing results to the MDE.
Mirant Potomac River downwash study. On September 23, 2004, the Virginia DEQ and Mirant Potomac River entered into an order by consent with respect to the Potomac River plant under which Mirant Potomac River agreed to perform a modeling analysis to assess the potential effect of “downwash” from the plant (1) on ambient concentrations of SO2, NO2, carbon monoxide (“CO”) and particulate matter less than or equal to 10 micrometers (“PM10”) for comparison to the applicable NAAQS and (2) on ambient concentrations of mercury for comparison to Virginia Standards of Performance for Toxic Pollutants. Downwash is the effect that occurs when aerodynamic turbulence induced by nearby structures causes emissions from an elevated source, such as a smokestack, to be mixed rapidly toward the ground resulting in higher ground level concentrations of emissions. If the modeling analysis indicates that emissions from the facility may cause exceedances of the NAAQS for SO2, NO2, CO or PM10, or exceedances of mercury compared to Virginia Standards of Performance for Toxic Pollutants, the consent order requires Mirant Potomac River to submit to the Virginia DEQ a plan and schedule to eliminate and prevent such exceedances on a timely basis. Upon approval by the Virginia DEQ of the plan and schedule, the approved plan and schedule is to be incorporated by reference into the consent order. The results of the computer modeling analysis showed that emissions from the Potomac River plant have the potential to contribute to localized, modeled instances of exceedances of the NAAQS for SO2, NO2 and PM10 under certain conditions.
On August 24, 2005, power production at all five units of the Potomac River generating facility was temporarily halted in response to a directive from the Virginia DEQ. The decision to temporarily shut down the facility arose from findings of a study commissioned under the order by consent referred to above. The Virginia DEQ’s directive was based on results from the study’s computer modeling showing that air emissions from the facility have the potential to contribute to localized, modeled exceedances of the health-based NAAQS under certain conditions. On August 25, 2005, the District of Columbia Public Service Commission filed an emergency petition and complaint with the FERC and the DOE to prevent the shutdown of the Potomac River facility. The matter remains pending before the FERC and the DOE. On September 21, 2005, Mirant Potomac River commenced partial operation of one unit of the plant. On December 20, 2005, due to a determination by the DOE that an emergency situation exists with respect to a shortage of electric energy, the DOE ordered Mirant Potomac River to generate electricity at the Potomac River generation facility, as requested by PJM, during any period in which one or both of the transmission lines serving the central Washington, D.C. area are out of service due to a planned or unplanned outage. In addition, the DOE ordered Mirant Potomac River, at all other times, for electric reliability purposes, to keep as many units in operation as possible and to reduce the start-up time of units not in operation without contributing to any NAAQS exceedances. The DOE required Mirant Potomac River to submit a plan, on or before December 30, 2005, that met these requirements. The DOE advised that it would consider Mirant Potomac River’s plan in consultation with the EPA. The order further provides that Mirant Potomac River and its customers should agree to mutually satisfactory terms for any costs incurred by it under this order or just and reasonable terms shall be established by a supplemental order. Certain parties filed for rehearing of the DOE order, and on February 17, 2006, the DOE issued an order granting rehearing solely for purposes of considering the rehearing requests further. Mirant Potomac River submitted an operating plan in accordance with the order. On January 4, 2006, the DOE issued an interim response to Mirant Potomac River’s operating plan authorizing operation of the units of the Potomac River facility on a reduced basis, but making it possible to bring the entire plant into service within approximately 28 hours when necessary for reliability purposes. The DOE’s order expires after September 30, 2006, but Mirant Potomac River expects it will be able to continue to operate these units after that expiration. In a letter received December 30, 2005, the EPA invited Mirant Potomac River and the Virginia DEQ to work with the EPA to ensure that Mirant Potomac River’s operating plan submitted to the DOE adequately addresses NAAQS issues. The EPA also asserts in its letter that Mirant Potomac River did not immediately undertake action as directed by the Virginia DEQ’s August 19, 2005, letter and failed to comply with the requirements of the Virginia State Implementation Plan established by that letter. Mirant Potomac River received a second letter from the EPA on December 30, 2005, requiring Mirant to provide certain requested information as part of an EPA investigation to determine the Clean Air Act compliance status of the Potomac River facility. The facility, in accordance with the operating plan submitted to the DOE, is currently operating at reduced capacity except when one or both of the transmission lines serving the central Washington, D.C. area are out of service.
On June 1, 2006, Mirant entered into an Administrative Consent Order (“ACO”) with the EPA, which will enable Mirant to increase electric generation at the Potomac River plant without causing or contributing to violations of NAAQS. Accordingly, on June 2, 2006, in Docket No. EO-05-01, DOE issued a letter of instruction directing Mirant to operate the plant in accordance with the ACO. Pursuant to the ACO, for an 18-month period, Mirant is required to undertake a Model Evaluation Study (“MES”), which allows Mirant to operate the plant using day-ahead forecasted weather data rather than the historical 5-year, worst-case weather data in the EPA-approved model. In addition, the MES requires the installation of six ambient SO2 air monitors in the vicinity of the plant to monitor ambient air quality impacts of the plant. The MES will be used to determine the best performing model for predicting ambient air quality impacts from the plant operations. The ACO eliminates the previous limitations on Mirant to operate only specific units at the plant and allows Mirant to define daily operations based on predicted weather conditions. The MES may begin once a minimum of three SO2 monitors are installed, which is expected in June 2006.
PJM and PEPCO Reliability Plans
On January 9, 2006, the FERC issued an order directing PJM and PEPCO to file a long-term plan to maintain adequate reliability in the Washington D.C. area and surrounding region and a plan to provide adequate reliability pending implementation of this long-term plan. On February 8, 2006, PJM and PEPCO filed their proposed reliability plans, but the FERC has not ruled on the plans at this time.
City of Alexandria nuisance suit. On October 7, 2005, the City of Alexandria filed a suit against Mirant Potomac River and Mirant Mid-Atlantic in the Circuit Court for the City of Alexandria. The suit asserts nuisance claims, alleging that the Potomac River plant’s emissions of coal dust, flyash, NOx, SO2, particulate matter, hydrogen chloride, hydrogen fluoride, mercury and oil pose a health risk to the surrounding community and harm property owned by the City. The City seeks injunctive relief, damages and attorneys’ fees. On February 17, 2006, the City amended its complaint to add additional allegations in support of its nuisance claims relating to noise and lighting, interruption of traffic flow by trains delivering coal to the Potomac River plant, particulate matter from the transport and storage of coal and flyash, and potential coal leachate into the soil and groundwater from the coal pile.
New York state administrative claim. On January 24, 2006, the State of New York and the NYSDEC filed a notice of administrative claims in the Mirant Debtors’ Chapter 11 proceedings asserting a claim seeking to require the Mirant Debtors to provide funding to the Company’s subsidiaries owning generating facilities in New York to satisfy certain specified environmental compliance obligations. The State of New York alleges that during the pendency of the Chapter 11 proceedings the Mirant Debtors that have emerged from bankruptcy made decisions on behalf of the Company’s subsidiaries owning generating facilities in New York and did not appropriately maintain the corporate separateness between themselves and those subsidiaries. The Company disputes those allegations. The State of New York cites various existing outstanding matters between the State and the Company’s subsidiaries owning generating facilities in New York related to compliance with environmental laws and regulations, most of which are not material. The most significant compliance obligation identified by the State of New York in its notice of administrative claim relates to the 2003 Consent Decree, by Mirant New York and Mirant Lovett with the State of New York to resolve issues related to NSR requirements under the Clean Air Act related to the Lovett plant. Under the 2003 Consent Decree, Mirant Lovett is required to make an election to install certain environmental controls on units 4 and 5 of the Lovett facility or shut down those units by 2007 to 2008. The State of New York notes in its notice of administrative claim that the cost of implementing such environmental controls could exceed $200 million. The State of New York and the NYSDEC have executed a stipulated order with the Company, its New York subsidiaries and the other Mirant Debtors to stay resolution of this administrative claim. That stipulated order was approved by the Bankruptcy Court on February 23, 2006.
Riverkeeper suit against Mirant Lovett. On March 11, 2005, Riverkeeper, Inc. filed suit against Mirant Lovett in the United States District Court for the Southern District of New York under the Clean Water Act. The suit alleges that Mirant Lovett’s failure to implement a marine life exclusion system at its Lovett generating plant and to perform monitoring for the exclusion of certain aquatic organisms from the plant’s cooling water intake structures violates Mirant Lovett’s water discharge permit issued by the State of New York. The plaintiff requests the court to enjoin Mirant Lovett from continuing to operate the Lovett generating plant in a manner that allegedly violates the Clean Water Act, to impose civil penalties of $32,500 per day of violation, and to award the plaintiff attorney’s fees. On April 20, 2005, the district court approved a stipulation agreed to by the plaintiff and Mirant Lovett that stays the suit until 60 days after entry of an order by the Bankruptcy Court confirming a plan of reorganization for Mirant Lovett becomes final and non-appealable.
Mirant Lovett coal ash management facility. On July 8, 2004, the NYSDEC issued an NOV for improper closure of the coal ash management facility (“CAMF”) at the Lovett plant. The Notice of Violation identified two separate issues. The first was the failure of the previous owner/operator of the CAMF to obtain a closure certification for Stage 1 of the CAMF that conformed with applicable New York regulations. It is our view that we have submitted documentation demonstrating that the CAMF was properly closed, however that issue is still in dispute. The second issue relates to the closure of Stage 2 of the CAMF in 2002. Erosion of the barrier protection layer and topsoil developed within a few years of the closure of Stage 2. On November 8, 2005, the NYSDEC issued an additional notice of violation to Mirant Lovett asserting that the leachate collection system for the Lovett CAMF was not properly constructed because it allows storm water or groundwater to come into contact with the disposed wastes and leachate. Due to the ongoing evaluation to determine what remedial actions are required, the exact cost of remedial action is unknown at this time.
Mirant Bowline oil storage nov. On January 4, 2006, the NYSDEC issued an NOV asserting various violations of regulations relating to a major oil storage facility, secondary containment, compliance report, underground storage tanks and a small oil storage facility at the Bowline plant. The NOV identified issues with labeling, maintenance and monitoring procedures and leak detection. The NOV did not seek a specific penalty amount but noted that the violations identified could each subject Mirant Bowline to a civil penalty of up to $37,500 per day. Mirant Bowline is working with the NYSDEC to address the issues identified.
Mirant Bowline oil spill. In November 2001, Mirant Bowline removed two underground oil storage tanks that had been used to collect oil recovered from the oil/water separators that are used for pretreatment of wastewater from the Bowline generating facility. Contaminated soil was found during the removal of one of the tanks and was removed from the site. Mirant Bowline is unable to confirm from documents at the facility whether the spill was reported to the NYSDEC and to the Rockland County, New York authorities. Consequently, Mirant Bowline reported a potential non-reported spill to the NYSDEC on February 23, 2006.
Morgantown particulate emissions. On March 3, 2006, Mirant Mid-Atlantic received a notice sent on behalf of the MDE alleging that violations of particulate matter emissions limits applicable to Unit 1 at the Morgantown plant occurred on nineteen days in June and July 2005. The notice advises that the potential civil penalty is up to $25,000 per day for each day that Unit 1 exceeded the applicable particulate matter limit. The letter further advises that the

MDE has asked the Maryland Attorney General to file a civil suit under Maryland law based upon the alleged violations.
City of Alexandria zoning action
On December 18, 2004, the City Council for the City of Alexandria, Virginia (the “City Council”) adopted certain zoning ordinance amendments recommended by the City Planning Commission that resulted in the zoning status of Mirant Potomac River’s generating plant being changed from “noncomplying use” to “nonconforming use subject to abatement.” Under the nonconforming use status, unless Mirant Potomac River applies for and is granted a special use permit for the plant during the seven-year abatement period, the operation of the plant must be terminated within a seven-year period, and no alterations that directly prolong the life of the plant will be permitted during the seven-year period. If Mirant Potomac River were to apply for and receive a special use permit for the plant, the City Council would likely impose various conditions and stipulations as to the permitted use of the plant and seek to limit the period for which it could continue to operate.
At its December 18, 2004, meeting, the City Council also approved revocation of two special use permits issued in 1989 (the “1989 SUPs”), one applicable to the administrative office space at Mirant Potomac River’s plant and the other for the plant’s transportation management plan. Under the terms of the approved action, the revocation of the 1989 SUPs was to take effect 120 days after the City Council’s action, provided, however, that if Mirant Potomac River within such 120-day period filed an application for the necessary special use permits to bring the plant into compliance with the zoning ordinance provisions then in effect, the effective date of the revocation of the 1989 SUPs would be stayed until final decision by the City Council on such application. The approved action further provides that if such special use permit application is approved by the City Council, revocation of the 1989 SUPs will be dismissed as moot, and if the City Council does not approve the application, the revocation of the 1989 SUPs will become effective and the plant will be considered a nonconforming use subject to abatement.
On January 18, 2005, Mirant Potomac River and Mirant Mid-Atlantic filed a complaint against the City of Alexandria and the City Council in the Circuit Court for the City of Alexandria. The complaint seeks to overturn the actions taken by the City Council on December 18, 2004, changing the zoning status of Mirant Potomac River’s generating plant and approving revocation of the 1989 SUPs, on the grounds that those actions violated federal, state and city laws. The complaint asserts, among other things, that the actions taken by the City Council constituted unlawful spot zoning, were arbitrary and capricious, constituted an unlawful attempt by the City Council to regulate emissions from the plant, and violated Mirant Potomac River’s due process rights. Mirant Potomac River and Mirant Mid-Atlantic request the court to enjoin the City of Alexandria and the City Council from taking any enforcement action against Mirant Potomac River or from requiring it to obtain a special use permit for the continued operation of its generating plant. On January 18, 2006, the court issued an oral ruling following a trial that the City of Alexandria acted unreasonably and arbitrarily in changing the zoning status of Mirant Potomac River’s generating plant and in revoking the 1989 SUPs. On February 24, 2006, the court entered judgment in favor of Mirant Potomac River and Mirant Mid-Atlantic declaring the change in the zoning status of Mirant Potomac River’s generating plant adopted December 18, 2004, to be invalid and vacating the City Council’s revocation of the 1989 SUPs. The City of Alexandria has filed notice seeking to appeal this judgment.

PEPCO assertion of breach of Local Area Support Agreement
Following the shutdown of the Potomac River plant on August 24, 2005, Mirant Potomac River notified PEPCO on August 30, 2005, that it considered the circumstances resulting in the shutdown of the plant to constitute a force majeure event under the Local Area Support Agreement dated December 19, 2000, between PEPCO and Mirant Potomac River. That agreement imposes obligations upon Mirant Potomac River to dispatch the Potomac River plant under certain conditions, to give PEPCO several years advance notice of any indefinite or permanent shutdown of the plant, and to pay all or a portion of certain costs incurred by PEPCO for transmission additions or upgrades when an indefinite or permanent shutdown of the plant occurs prior to December 19, 2010. On September 13, 2005, PEPCO notified Mirant Potomac River that it considers Mirant Potomac River’s shutdown of the plant to be a material breach of the Local Area Support Agreement that is not excused under the force majeure provisions of the agreement. PEPCO contends that Mirant Potomac River’s actions entitle PEPCO to recover as damages the cost of constructing additional transmission facilities. PEPCO on January 24, 2006, filed a notice of administrative claims asserting that Mirant Potomac River’s shutdown of the Potomac River plant causes Mirant Potomac River to be liable for the cost of such transmission facilities, which cost it estimates to be in excess of $70 million. Mirant Potomac River disputes PEPCO’s interpretation of the agreement. If it is approved by the Bankruptcy Court and becomes effective, the Settlement Agreement entered into on May 30, 2006, by the Mirant Settling Parties and the Pepco Settling Parties would resolve all claims asserted by PEPCO against Mirant Potomac River arising out of the suspension of operations of the Potomac River plant in August 2005. Under the Settlement Agreement, PEPCO would release all claims it has asserted against Mirant Potomac River related to the shutdown of the plant in return for the claim it receives in the Mirant bankruptcy proceeding.
New York tax proceedings
The Company’s subsidiaries that own the Bowline and Lovett generating plants in New York are the petitioners in various proceedings (“Tax Certiorari Proceedings”) initially brought in the New York state courts challenging the assessed value of those generating plants determined by their respective local taxing authorities. Mirant Bowline has challenged the assessed value of the Bowline generating facility and the resulting local tax assessments paid for tax years 1995 through 2005. Mirant Bowline succeeded to rights held by Orange & Rockland for the tax years prior to its acquisition of the Bowline Plant in 1999 under its agreement with Orange & Rockland for the purchase of that plant. Mirant Lovett has initiated proceedings challenging the assessed value of the Lovett facility for each of the years 2000 through 2005. If the Tax Certiorari Proceedings result in a reduction of the assessed value of the generating facility at issue in each proceeding, the New York Debtor owning the facility would be entitled to a refund with interest of any excess taxes paid for those tax years.
On September 30, 2003, the Mirant Debtors filed a motion (the “Tax Determination Motion”) with the Bankruptcy Court requesting that it determine what the property tax liability should have been for the Bowline generating facility in each of the years 1995 through 2003 and for the Lovett generating facility in each of the years 2000 through 2003. The bases for the relief requested in the Tax Determination Motion on behalf of Mirant Bowline and Mirant Lovett were that the assessed values of the generating facilities made by the relevant taxing authorities had no justifiable basis and were far in excess of their actual value. The local taxing authorities have opposed the Tax Determination Motion, arguing that the Bankruptcy Court either lacks jurisdiction over the matters addressed by the Tax Determination Motion or should abstain from addressing those issues so that they can be addressed by the state courts in which the Tax Certiorari Proceedings described in the preceding paragraph were originally filed.
Collectively, Mirant Bowline and Mirant Lovett have not paid approximately $62 million assessed by local taxing authorities on the Bowline and Lovett generating facilities for 2003, which fell due on September 30, 2003, and January 30, 2004, approximately $53 million assessed by local taxing authorities on the generating facilities for 2004 that fell due on September 30, 2004, and January 30, 2005, and approximately $59 million assessed by local taxing authorities on the generating facilities for 2005 that fell due on September 30, 2005, and January 30, 2006, in order to preserve their respective rights to offset the overpayments of taxes made in earlier years against the sums payable on account of current taxes. The failure to pay the taxes due on September 30, 2003, January 30, 2004, September 30, 2004, January 30, 2005, September 30, 2005, and January 30, 2006, could subject Mirant Bowline and Mirant Lovett to additional penalties and interest.
Other legal matters
The Company is involved in various other claims and legal actions arising in the ordinary course of business. In the opinion of management, the ultimate disposition of these matters will not have a material adverse effect on the Company’s financial position, results of operations or cash flows.
Other contingencies
On May 5, 2005, Mirant NY-Gen discovered a sinkhole at its Swinging Bridge dam, located in Sullivan County, New York. In response, Mirant NY-Gen filled this sinkhole, inspected the dam’s penstock and slopes for damage, drew down the lake level, and cleaned the diversion tunnel. Mirant NY-Gen’s analysis indicates that the most probable cause of the sinkhole was erosion of soil comprising the dam through a hole in the penstock. The dam is currently stabilized, but is in need of additional repairs. Mirant NY-Gen currently expects to incur additional costs to repair the dam that could be material and to recover insurance proceeds for a portion of these repair costs. As a result of the sinkhole, Mirant NY-Gen was required to perform and provide to the FERC a flood study relating to the Swinging Bridge, Rio and Mongaup reservoirs to determine the maximum capacity of the reservoirs and the down stream consequences of a rain event resulting in a “greater than the maximum capacity” event. The flood study found that under the very extreme weather conditions assumed for the study (which included rainfall over a short period in amounts well in excess of the highest rainfall amounts recorded for such a period historically), the water flowing into the reservoirs could cause the level of the reservoirs to exceed the height of the dams at Mirant NY-Gen’s hydro facilities, leading to downstream flooding. Mirant NY-Gen is evaluating the results of the flood study and determining what modifications may be warranted to its hydro facilities based on those results. The costs of such modifications, if any are necessary, are unknown at this time, but could be significant. Mirant NY-Gen currently remains in Chapter 11. The Bankruptcy Court has approved a debtor-in-possession loan to Mirant NY-Gen from Mirant Americas under which Mirant Americas, subject to certain conditions, would lend up to $4.5 million to Mirant NY-Gen to provide funding for the repairs on the Swinging Bridge dam.

Management
Mirant North America is a Delaware limited liability company. MNA Finance Corp. is a Delaware corporation. The affairs of Mirant North America and MNA Finance Corp. are managed by managers and directors, respectively, indirectly appointed by Mirant. Mirant is a public company, and information about its management is available in its filings with the SEC pursuant to the periodic reporting and other informational requirements of the Exchange Act. These filings with the SEC are not incorporated by reference herein. The following table sets forth information with respect to the members of the Board of Managers of Mirant North America, the members of the Board of Directors of MNA Finance Corp. and our executive officers:

Name	Age	Position

Robert M. Edgell	59	Chairman (Mirant North America and MNA Finance Corp.)
Edward R. Muller	54	Manager (Mirant North America); Director (MNA Finance Corp.)
James V. Iaco	61	Manager (Mirant North America); Director (MNA Finance Corp.)
Robert E. Driscoll	57	President and Chief Executive Officer (Mirant North America and MNA Finance Corp)
J. William Holden III	44	Senior Vice President, Chief Financial Officer and Treasurer (Mirant North America and MNA Finance Corp.)
Thomas E. Legro	54	Senior Vice President, Principal Accounting Officer and Controller (Mirant North America and MNA Finance Corp.)

The managers, directors and executive officers of Mirant North America and MNA Finance Corp. were elected to serve until their successors are elected and have qualified or until their removal, resignation, death or disqualification.
Business experience
The following information provides a brief description of the business experience of the managers, directors and executive officers of Mirant North America and MNA Finance Corp.
Robert M. Edgell. Mr. Edgell serves as Chairman of the board of managers of Mirant North America and as Chairman of the board of directors of MNA Finance Corp. He has served as Executive Vice President and U.S. Region Head of Mirant Corporation since January 2006. Mr. Edgell served as Executive Vice President and General Manager, Asia-Pacific Division of Edison Mission Energy, a California-based independent power producer and wholly-owned subsidiary of Edison International, from 1996 through 2005.
Edward R. Muller. Mr. Muller serves as one of the managers or directors, as applicable, of Mirant North America and MNA Finance Corp. In addition, he has served as Mirant Corporation’s Chairman of the Board, President and Chief Executive Officer since September 30, 2005. Mr. Muller served as President and Chief Executive Officer of Edison Mission Energy from 1993-2000. He is also currently a director of GlobalSantaFe Corp.
James V. Iaco. Mr. Iaco serves as one of the managers or directors, as applicable, of Mirant North America and MNA Finance Corp. In addition, he has served as an Executive Vice

President of Mirant Corporation since November 7, 2005 and as Mirant Corporation’s Chief Financial Officer since November 10, 2005. Mr. Iaco served as Chief Financial Officer of Edison Mission Energy from 1994 to 1998 and as President, Americas Division of Edison Mission Energy from 1998 to 2000.
Robert E. Driscoll. Mr. Driscoll serves as President and Chief Executive Officer of Mirant North America and MNA Finance Corp. Mr. Driscoll has served as President and Chief Executive Officer of Mirant Americas Generation and Mirant Mid-Atlantic since April 2006. In addition, he has served as Senior Vice President and Head of Asset Management, U.S. Region for Mirant Corporation since January 2006. From 2001 through 2005, Mr. Driscoll was employed as Chief Executive Officer, Australia and Senior Vice President, Asia of Edison Mission Energy.
J. William Holden III. Mr. Holden serves as Senior Vice President, Chief Financial Officer and Treasurer of Mirant North America and MNA Finance Corp. He has also served as Senior Vice President, Chief Financial Officer and Treasurer of Mirant Americas Generation since November 2002. In addition, he has served as a Senior Vice President and Treasurer of Mirant Corporation since February 2002 and has served as a Senior Vice President, Chief Financial Officer and Treasurer of Mirant Mid-Atlantic, LLC since November, 2002. Previously, Mr. Holden was Chief Financial Officer for Mirant Corporation’s Europe group from 2001 to February 2002, a Vice President and Treasurer of Mirant Corporation from 1999 to 2001, Vice President, Operations and Business Development, for Mirant Corporation’s South American region from 1996 to 1999 and Vice President, Business Development, for Mirant Corporation’s Asia group from 1994 to 1995.
Thomas E. Legro. Mr. Legro serves as Senior Vice President, Principal Accounting Officer and Controller of Mirant North America and MNA Finance Corp. Prior to joining Mirant, Mr. Legro served as Vice President, Chief Accounting Officer and Corporate Controller at National Energy and Gas Transmission, Inc. from 2001 to 2004. From 1994 through 2001, he served as Vice President and Corporate Comptroller of Edison Mission Energy, a subsidiary of Edison International.
Involvement in certain legal proceedings
On July 14, 2003, Mirant and most of its domestic subsidiaries filed for reorganization under Chapter 11 of the United States Bankruptcy Code. All of our managers, directors and executive officers are also managers, directors or officers of Mirant Corporation and other of its subsidiaries that filed for reorganization under Chapter 11. As such, these managers, directors and executive officers of Mirant North America and MNA Finance Corp., have been associated with a company that filed a petition under the Bankruptcy Code within the last five years.
Audit committee and audit committee financial expert
We do not have a separately designated standing Audit Committee. The Board of Managers of Mirant North America and the Board of Directors of MNA Finance Corp. do not have independent members, and none of their managers or directors have been separately designated as an “audit committee financial expert,” as such term is defined in Item 401(b) of Regulation S-K.
Compensation of managers and executive officers
Our executives, managers and directors are not compensated separately for their service as executive officers, managers and directors of Mirant North America or MNA Finance Corp.

All members of the board of managers and the board of directors of Mirant North America and MNA Finance Corp., respectively, and all of our executive officers, are also officers of Mirant Corporation and/or its other subsidiaries. The managers and directors and our executive officers are not compensated separately for their service to Mirant North America or MNA Finance Corp. Mirant Services, a direct subsidiary of Mirant Corporation, pays the salaries of the executive officers of Mirant North America and MNA Finance Corp. A portion of those salaries are effectively reimbursed to Mirant Corporation by Mirant North America and MNA Finance Corp. through administrative services agreements with Mirant Services.
Mirant North America and MNA Finance Corp. have no compensation committees and no direct employment agreements.
All members of our management are eligible to participate in certain employee benefit plans and arrangements sponsored by Mirant for its similarly situated employees. These may include the pension plan, savings plan, long-term incentive compensation plan, annual incentive compensation plan, health and welfare plans and other plans that may be established in the future.
Principal stockholders
We are a wholly-owned subsidiary of Mirant Americas Generation; therefore, none of our managers or officers holds any equity interest in Mirant North America.
Certain relationships and related party transactions
Our relationship with affiliates and related transactions are described in Note 5 to our combined and consolidated financial statements.

Description of other indebtedness
and Mirant Mid-Atlantic leveraged leases
The senior secured credit facilities
Concurrent with the effectiveness of the Plan, we entered into senior secured credit facilities with a syndicate of banks, financial institutions and other entities, including JPMorgan Chase Bank, N.A., Deutsche Bank Trust Company Americas and Goldman Sachs Credit Partners L.P., as lenders (the “Lenders”). The following is a summary description of the principal terms and conditions of the senior secured credit facilities. This description is not intended to be exhaustive and is qualified in its entirety by reference to the provisions that are contained in the definitive agreements that are filed as exhibits to the registration statement of which this prospectus is a part.
The senior secured credit facilities are comprised of an $800 million six-year senior secured revolving credit facility and a $700 million seven-year senior secured term loan. A portion of the senior secured revolving credit facility not in excess of $25,000,000 is available for swingline loans on a same-day notice. Such swingline loans will reduce the availability of the senior secured revolving credit facility on a dollar-for-dollar basis. The full amount of the senior secured revolving credit facility will be available for the issuance of letters of credit. The senior secured term loan will amortize in nominal quarterly installments aggregating 0.25% of the original principal of the term loan per quarter for the first 27 quarters and with the remainder payable on the final maturity date. At closing, $200 million of drawings under the senior secured term loan were deposited into a cash collateral account to support future letters of credit issued under our senior secured credit facilities.
Interest rates
Loans under the senior secured credit facilities are available at either of the following rates: (i) a fluctuating rate of interest per annum equal to on any given day the greater of (a) the interest rate per annum publicly announced by JPMorgan Chase Bank, N.A. as its prime rate in effect at its principal office in New York City on that day, and (b) the federal funds rate in effect on that day plus 0.50%, plus the applicable margin described below (“base rate”), or (ii) a fixed rate determined for certain interest periods selected by us equal to U.S. dollar LIBOR plus the applicable margin described below (“Eurodollar rate”).
Applicable margin for the senior secured revolving credit facility. The applicable margin with respect to loans under the senior secured revolving credit facility will be 1.25% in the case of base rate loans, or 2.25% in the case of Eurodollar rate loans. The applicable margin will also be subject to a possible reduction of up to 0.50% based on our achievement and maintenance of certain leverage ratios.
Applicable margin for the senior secured term loan. The applicable margin with respect to the senior secured term loan will be 0.75% in the case of base rate loans, or 1.75% in the case of Eurodollar rate loans.
Interest on base rate loans will be paid on the last day of each of March, June, September and December. Interest will be paid on Eurodollar rate loans on the last day of each applicable interest period or, for any Eurodollar rate loan having an interest period that exceeds three months, on each day that is three months or a multiple thereof after the first day of that interest period and on the last day of that interest period.

Guarantees
Our obligations under the senior secured credit facilities are unconditionally and irrevocably guaranteed by all of our direct and indirect subsidiaries, except (i) Mirant Energy Trading and Mirant Mid-Atlantic and its subsidiaries, (ii) until such time such entities emerge from Chapter 11 proceedings, Mirant New York, Inc., Mirant Bowline, LLC, Mirant Lovett, LLC, Mirant NY-Gen, LLC and Hudson Valley Gas Corporation, and (iii) any of our subsidiaries designated as unrestricted subsidiaries from time to time under certain conditions by our board of managers ((ii) and (iii) together, the “unrestricted subsidiaries”). The guarantee obligations of these subsidiary guarantors are secured by first priority security interests on substantially all the assets of such subsidiary guarantors, subject to certain permitted liens and certain exceptions.
Ranking and security
All loans under the senior secured credit facilities are the senior, secured indebtedness of Mirant North America and are secured by first priority security interests in substantially all of the assets of Mirant North America subject to permitted liens under the senior secured credit facilities and certain exceptions.
The obligations of the subsidiaries of Mirant North America that are providing a guarantee under the senior secured credit facilities are secured by first priority security interests in substantially all of the assets of each such subsidiary, subject to certain permitted liens under the senior secured credit facilities and certain exceptions.
These security interests of the Lenders described above will be ratably shared with any pari passu indebtedness permitted under the senior secured credit facilities, and will be senior to any security interest in the same assets for any second-lien indebtedness or other obligations of Mirant North America and its subsidiaries permitted under the senior secured credit facilities.
Commitment/facility fees and default interest
A commitment fee calculated on the daily average unused portion of the commitments under the senior secured revolving credit facility is payable quarterly in arrears at an annual rate of 0.375% (swingline loans shall not constitute usage for the purposes of calculating this fee). The commitment fee is subject to a possible reduction of 0.125% based on our achievement and maintenance of certain leverage ratios.
A fee on outstanding letters of credit under the senior secured revolving credit facility will be paid to the Lenders quarterly in arrears on a pro rata basis. The letter of credit fee will be calculated on the average daily aggregate available amount under all letters of credit under the senior secured revolving credit facility at a rate per annum equal to the applicable margin for Eurodollar rate loans under the senior secured revolving credit facility (as described above) less the amount of the fronting fee of the issuing banks under the senior secured revolving credit facility. A fronting fee at the rate of 0.125% per annum calculated on the face amount of each letter of credit under the senior secured revolving credit facility and each letter of credit that is cash collateralized with a portion of the senior secured term loan proceeds will be paid quarterly in arrears to the relevant issuing bank. In addition to the fronting fee described above, we are also subject to customary administrative, issuance, amendment, payment and negotiation charges to the relevant issuing bank.
If we default in the payment of principal or interest under the senior secured credit facilities or in the payment of any fees or other amounts due and payable under the related loan documents, interest will accrue on the overdue amount at the applicable rate plus an additional 2% until such amount is paid in full.
Certain covenants
The senior secured credit facilities contain covenants that:

•	require us to maintain at the end of each fiscal quarter: (i) a ratio of EBITDA (as defined in the credit agreement related to the credit facilities) to interest expense of at least 2:1, and (ii) a ratio of net debt to EBITDA of not more than 6:1, in each case calculated on a rolling four fiscal quarter basis ending on the last day of such fiscal quarter;

•	restrict our and our restricted subsidiaries’ ability to incur debt other than certain permitted debt unless, for us or any subsidiary guarantor, the ratio of net debt to EBITDA is less than 4:1, calculated on a rolling four fiscal quarter basis ending on the last day of such fiscal quarter and after giving pro forma effect to the incurrence of the debt; and

•	restrict our and our restricted subsidiaries’ ability to make certain restricted payments, including, without limitation, (i) any dividend payments or distribution of cash or property, (ii) payments, redemption or repurchase of affiliate subordinated debt or (iii) purchase or redemption of our or our restricted subsidiaries’ capital stock subject to certain exceptions, including our ability to make payments to Mirant Americas Generation to be applied to interest payments due on Mirant Americas Generation senior notes maturing in 2011, 2021 and 2031 as long as there is no default or event of default and none would result therefrom.
In addition, the senior secured credit facilities contain customary covenants that restrict our (and our restricted subsidiaries’) ability to:

•	engage in mergers, acquisitions and asset sales;

•	incur liens and engage in sale-leaseback transactions;

•	make investments and capital expenditures;

•	transact with affiliates; and

•	change our fiscal year.
Events of default
The senior secured credit facilities contain the following events of default:

•	Except with the written consent of a majority of the Lenders, the Mirant Americas preferred shares of series A and B should cease to be enforceable or rights of the holders thereof are amended or waived; and

•	We should cease to be controlled (having the meaning as set forth in Rule 12b-2 of the Exchange Act), directly or indirectly, by New Mirant.
In addition, the senior secured credit facilities contain customary events of default, including, without limitation, payment defaults, material breach of representations and warranties, covenant defaults, cross-defaults, cross-accelerations, material judgments and certain events of bankruptcy or insolvency.

If an event of default occurs, the Lenders are entitled to accelerate the amounts owning under the senior secured credit facilities and to take all other actions permitted to be taken by a secured creditor.
Voluntary prepayments
Voluntary prepayments of loans is permitted at any time on same-day notice to JPMorgan Chase Bank, N.A. (the “Agent”) for base rate loans and on one business day’s notice to the Agent for Eurodollar rate loans, without premium or penalty, other than actual and documented breakage costs, if applicable. Loans under the senior secured revolving credit facility so prepaid may be re-borrowed during the term of the senior secured revolving credit facility. Voluntary prepayments of the senior secured term loan, if any, will be applied as directed by us. The senior secured term loan so prepaid may not be re-borrowed.
Mandatory prepayments
We will be required to prepay the amounts outstanding under the senior secured term loan and to permanently reduce the commitments under the senior secured revolving credit facility with proceeds received from certain transactions, as follows:
(1) 100% of any net cash proceeds in excess of $50,000,000 received by us or any restricted subsidiary from any asset sale that is not committed within 365 days thereof to acquire or repair assets useful in our business or is not so applied within 180 days thereafter; and
(2) 100% of any net cash proceeds from any insurance or other recovery payment in excess of $20,000,000 received by us or any restricted subsidiary that is not committed within 365 days of the recovery event to acquire or repair assets useful in our business or is not so applied within 24 months thereafter.
We will further be required to prepay the senior secured term loan with 50% of free cash flow (less amounts paid to Mirant Americas Generation for the purpose of paying interest on the Mirant Americas Generation senior notes) for each fiscal year (commencing with the 2006 fiscal year), provided, that the foregoing percentage shall be reduced to 25% based on the achievement and maintenance of a ratio of net debt to EBITDA of 2:1 or better.
Voluntary reduction of commitments; letter of credit cash collateral
Voluntary reductions of commitments under the senior secured revolving credit facility will be permitted at any time.
We will be permitted to withdraw amounts from the cash collateral account established to support the issuance of additional letters of credit under the senior secured credit facilities so long as no default or event of default has occurred and is continuing and so long as any amount withdrawn is in excess of the aggregate face amount of all cash collateralized letters of credit then outstanding.
Mirant Mid-Atlantic leveraged leases
In conjunction with the acquisition of certain assets from PEPCO, Mirant Mid-Atlantic has leased the Morgantown and the Dickerson baseload units and associated property for terms of 33.75 and 28.5 years, respectively. In addition, Mirant Mid-Atlantic has an option to extend the leases. Any extensions of the respective leases would be limited to 75% of the economic useful life of the facility, as measured from the beginning of the original lease term through the end of the proposed remaining lease term. Mirant Mid-Atlantic is accounting for these leases as operating leases. Rent expenses associated with the Morgantown and Dickerson operating leases totaled approximately $24 million, $99 million and $103 million for the quarter ended March 31, 2006, and the years ended December 31, 2005 and 2004, respectively, and are recorded as generation facilities rent expense in the accompanying unaudited condensed consolidated statements of operations. While there is variability in the scheduled payment amounts over the lease term, Mirant Mid-Atlantic recognizes rental expense for these leases on a straight-line basis. As of March 31, 2006, Mirant Mid-Atlantic had paid approximately $268 million. As of December 31, 2005 and 2004, Mirant Mid-Atlantic had paid approximately $292 million and $285 million, respectively, of actual operating lease payments in accordance with the lease agreements in excess of rent expense recognized, and reported these amounts as prepaid rent in the accompanying unaudited condensed consolidated balance sheets. A further $12 million of scheduled rent due on June 30, 2005 was funded through a draw made by the lease trustee on letters of credit arranged by Mirant and recorded as prepaid rent in the condensed consolidated balance sheets. In addition to the regularly scheduled rent payments, Mirant Mid-Atlantic paid an additional $11 million as of December 31, 2004, as required by the lease agreements. In September 2005, the lease trustees made an additional draw of $49 million prior to the letters of credit expiration in September 2005. This amount is recorded in funds on deposit in the condensed consolidated balance sheets as of December 31, 2005. On January 3, 2006, as part of the settlement and emergence Mirant North America posted a $75 million letter of credit for the benefit of Mirant Mid-Atlantic to cover the debt service reserve obligation on the leases. Upon posting the letter of credit, the trustee returned $56 million of cash collateral to Mirant Mid-Atlantic.
As of March 31, 2006, the total notional minimum lease payments for the remaining term of the leases aggregated approximately $2,351 million and the aggregate termination value for the leases was approximately $1,445 million and generally decreases over time. Mirant Mid-Atlantic leases the Morgantown and the Dickerson generation facilities from third party owner lessors that purchased the baseload units from PEPCO. These owner lessors each own the undivided interests in these baseload generating facilities. The subsidiaries of the institutional investors who hold the membership interests in the owner lessors are called owner participants. Equity funding by the owner participants plus transaction expenses paid by the owner participants totaled $299 million. The issuance and sale of pass through certificates raised the remaining $1.2 billion needed for the owner lessors to acquire the undivided interests.
Certain covenants
The operative documents relating to the Mirant Mid-Atlantic leveraged leases contains certain restrictive covenants, including the following:
Limitation on restricted payments. Mirant Mid-Atlantic cannot make any of the following “Restricted Payments” (subject to certain narrow, specifically identified exceptions):

•	distributions in respect of equity interests in Mirant Mid-Atlantic (in cash, property, securities or obligations other than additional equity interests of the same type);

•	payments or distributions on account of payments of interest, the setting apart of money for a sinking or other analogous fund for, or the purchase or redemption, retirement or other acquisition of any portion of any equity interest in Mirant Mid-Atlantic or of any warrants, options or other rights to acquire any such equity interest (or to make payments to any person such as “phantom stock” payments, where the amount of the payment is calculated with reference to fair market or equity value of Mirant Mid-Atlantic); or

•	payments on or with respect to, or purchase, redemption, defeasance or other acquisition or retirement for value of any subordinated indebtedness;
unless, at the time of and after giving effect to the Restricted Payment, no significant lease default or lease event of default has occurred and is continuing and Mirant Mid-Atlantic: (1) can satisfy a fixed charge coverage ratio on a historical basis for the last period of four fiscal quarters and (2) is projected to satisfy a fixed charge coverage ratio for the next two periods of four fiscal quarters.
Mirant Mid-Atlantic assumed the leveraged leases pursuant to, and in accordance with, the treatment of such leases in the Plan. With respect to the assumption of the leveraged leases, the Plan provisions provide: (i) the owner lessors will not object to a consent decree with designated environmental authorities with respect to NOx that meets articulated criteria; (ii) Mirant Mid-Atlantic agrees not to issue additional lessor notes unless rated BBB—/Baa3 or it has a fixed charge coverage ratio of at least 2.5:1 and the owner lessors consent; (iii) Mirant Corporation was required to contribute Mirant Peaker and Mirant Potomac River to Mirant Chalk Point; (iv) the MAI Series A Preferred Shares were issued to Mirant Mid-Atlantic; and (v) Mirant Mid-Atlantic will make certain payments to the parties to the leveraged leases, including $6.5 million to the holders of the passthrough trust certificates, $6.5 million to the owner lessors, up to $2.9 million as restoration payments under the leases, and approximately $22 million of professional fees of the lease parties.
In addition, pursuant to the Plan, certain interpretations of, and amendments to, the Mirant Mid-Atlantic leveraged lease documentation are binding upon the parties to the leveraged leases. The interpretations and amendments, which are focused primarily on the calculation of the fixed charge coverage ratio for purposes of the restricted payments test, clarify (i) under which circumstances Mirant Mid-Atlantic may eliminate from the calculation of the fixed charge coverage ratio capital expenditures made, or projected to be made, with respect to the leased facilities, (ii) that Mirant Mid-Atlantic may, in calculating the coverage ratio for the periods prior to emergence from Chapter 11, treat capital expenditures financed with cash previously generated and retained during an earlier period as being made in such earlier period and, thus, eliminated in the calculation for the period being measured, (iii) that Mirant Mid-Atlantic may eliminate from the calculation of the fixed charge coverage ratio capital expenditures made, or projected to be made, with the proceeds of the MAI Series A Preferred Shares and similar arrangements, subject to certain conditions, and (iv) that, in determining “Consolidated EBITDA” (as defined in the leveraged lease documentation), all adjustments to reconcile net income to net cash provided (used in) operating activities as disclosed on (or projected to be included in) the cash flow statement of Mirant Mid-Atlantic excluding changes in operating assets and liabilities are to be eliminated.
Limitations in incurrence of indebtedness. Neither Mirant Mid-Atlantic nor any of its subsidiaries (other than Mirant Peaker, Mirant Potomac River and Mirant Chalk Point which are defined as the “Designated Subsidiary”) may incur or assume any indebtedness other than “Permitted Indebtedness,” nor may Mirant Mid-Atlantic permit any Designated Subsidiary to incur or assume any debt other than Designated Subsidiary Permitted Indebtedness. Based on those prohibitions, generally (i) the only indebtedness that Mirant Mid-Atlantic and its subsidiaries (other than the Designated Subsidiaries) may incur is as follows:

•	any indebtedness, if, after incurring such indebtedness, both S&P and Moody’s confirm their respective ratings of the pass-through certificates outstanding prior to incurring the indebtedness, and there is no event of default outstanding under the leases;

•	indebtedness incurred for working capital purposes;

•	indebtedness relating to letters of credit, surety bonds or performance bonds or guarantees issued in the ordinary course of business;

•	indebtedness meeting the definition of “Subordinated Indebtedness;”

•	indebtedness not to exceed $100 million in the aggregate for principal, less the aggregate principal amount of indebtedness incurred pursuant to clause (c) of the definition of “Designated Subsidiary Permitted Indebtedness;”

•	indebtedness represented by “Interest Rate Hedging Transactions” entered into in the ordinary course of business;

•	indebtedness secured by a pre-existing lien on any assets acquired by Mirant Mid-Atlantic, so long as the indebtedness is recourse only to those assets and not to the general credit of Mirant Mid-Atlantic;

•	with regard to subsidiaries other than the Designated Subsidiaries, the indebtedness is Non-Recourse Indebtedness (as defined in the operative documents);

•	any intercompany loans;

•	indebtedness incurred to finance capital expenditures made to comply with law or to finance “Required Improvements” as defined in the Facility Lease Agreements;

•	indebtedness incurred to refinance permitted existing indebtedness, provided that period of repayment is not shorter than the original debt and the principal of the new debt does not exceed the refinanced debt except of a reasonable premium as the cost of the refinancing; or

•	indebtedness guaranteed by Mirant Corporation or one or more direct or indirect parents of Mirant Mid-Atlantic, provided that each of such guarantors has a sufficiently high credit rating as set forth in the operative documents;

and (ii) the only indebtedness that the Designated Subsidiaries may incur is essentially the same types of indebtedness as Mirant Mid-Atlantic is permitted to incur except that the tests are applied with regard to the applicable Designated Subsidiary, and that (y) each Designated Subsidiary is limited by a sub-cap of $50,000,000 in connection with the overall permission given to Mirant Mid-Atlantic and its subsidiaries to incur $100,000,000 of debt in the aggregate, and (z) the Designated Subsidiaries do not have a separate category of Designated Subsidiary Permitted Indebtedness for working capital purposes, for Subordinated Indebtedness, or indebtedness represented by Interest Rate Hedging Transactions, for indebtedness incurred to refinance permitted existing indebtedness, nor for indebtedness guaranteed by Mirant or one or more direct or indirect parents of Mirant Mid-Atlantic.
Limitations on merger and consolidation or sale of substantially all assets. Mirant Mid-Atlantic is not permitted to, nor may it permit the Designated Subsidiaries to, consolidate or merge with or into any other entity, or sell, lease or otherwise dispose of all or substantially all of its properties or assets to any person or entity except that, if, after giving effect thereto, no lease event of default occurs, (a) any Designated Subsidiary may merge into Mirant Mid-Atlantic or into any other Designated Subsidiary, and (b) Mirant Mid-Atlantic or any Designated Subsidiary

may merge into another entity or may sell its assets to another entity if the surviving entity (if it is an entity other than Mirant Mid-Atlantic or a Designated Subsidiary) meets certain criteria and expressly assumes all of the obligations of Mirant Mid-Atlantic or the applicable Designated Subsidiary, as the case may be, under the applicable documents.
Limitations on sale of assets. Mirant Mid-Atlantic is not permitted to, nor may it permit any Designated Subsidiary to, sell any assets other than those that fall within the definition of “Permitted Asset Sales” set forth in the operative documents.
Restrictions on liens. Mirant Mid-Atlantic is not permitted to, nor may it permit any Designated Subsidiary to, create, incur, assume or otherwise suffer to exist any liens on its respective assets, other than those that fall within the definition of “Permitted Encumbrances” set forth in the operative documents.
Assignment and sublease. Without the consent of other parties to the operative documents, Mirant Mid-Atlantic cannot assign or sublease its interest under a facility lease unless certain requirements are met. See note 12 to the audited financial statements contained elsewhere in this prospectus.

Description of the notes
The old notes were issued by Mirant North America, LLC and its direct, wholly-owned subsidiary, MNA Finance Corp. MNA Finance Corp. was formed and exists solely for the purpose of serving as a co-issuer of the notes and as a guarantor of the senior secured credit facilities. For purposes of this description, the terms “the Company,” “we,” “our,” and “us” refer only to Mirant North America, LLC and not to its subsidiaries, and the term “the Issuers” refers collectively to the Company and MNA Finance Corp.
The Issuers issued the old notes, and will issue the new notes, under the Indenture (the “Indenture”) among the Issuers, the subsidiary guarantors and Law Debenture Trust Company of New York, as trustee (the “Trustee”). The terms of the notes include those expressly set forth in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”). The Indenture is unlimited in aggregate principal amount, although the issuance of new notes in this exchange offer will be limited to $850.0 million. We may issue an unlimited principal amount of additional notes having identical terms and conditions as the notes (the “Additional Notes”). We will only be permitted to issue such Additional Notes if, at the time of such issuance, we are in compliance with the covenants contained in the Indenture. Any Additional Notes will be part of the same issue as the notes that we are currently offering and will vote on all matters with the holders of the notes.
This description of the notes is intended to be a useful overview of the material provisions of the notes and the Indenture. Since this description of the notes is only a summary, you should refer to the Indenture, which is filed as an exhibit to the registration statement of which this prospectus is a part, for a complete description of the obligations of the Issuers and your rights.
You will find the definitions of capitalized terms used in this description under the heading “Certain definitions.”
General
The Notes. The Notes:

•	are general unsecured, senior obligations of the Issuers;

•	are limited to an aggregate principal amount of $850.0 million, subject to our ability to issue Additional Notes;

•	mature on December 31, 2013;

•	will be issued in denominations of $1,000 and integral multiples of $1,000;

•	will be represented by one or more registered notes in global form, but in certain circumstances may be represented by notes in definitive form. See “Book-entry, delivery and form;”

•	rank equally in right of payment to any future senior Indebtedness of the Issuers, without giving effect to collateral arrangements; and

•	are unconditionally guaranteed on a senior basis by each Subsidiary of the Issuers that guarantees other Indebtedness of the Issuers or other subsidiary guarantors. See “—Subsidiary guarantees.”

Interest. Interest on the notes will compound semi-annually and:

•	accrue at the rate of 7.375% per annum;

•	accrue from the date of original issuance or, if interest has already been paid, from the most recent interest payment date;

•	be payable in cash semi-annually in arrears on June 30 and December 31, commencing on June 30, 2006;

•	be payable to the holders of record on each June 15 and December 15 immediately preceding the related interest payment dates; and

•	be computed on the basis of a 360-day year comprised of twelve 30-day months.
Payments on the notes; paying agent and registrar
We will pay principal of, premium, if any, and interest on the notes at the office or agency designated by the Company in the Borough of Manhattan, The City of New York, except that we may, at our option, pay interest on the notes by check mailed to holders of the notes at their registered address as it appears in the Registrar’s books. We have initially designated the corporate trust office of the Trustee in New York, New York to act as our Paying Agent and Registrar. We may, however, change the Paying Agent or Registrar without prior notice to the holders of the notes, and the Company or any of the Restricted Subsidiaries may act as Paying Agent or Registrar.
We will pay principal of, premium, if any, and interest on, notes in global form registered in the name of or held by The Depository Trust Company or its nominee in immediately available funds to The Depository Trust Company or its nominee, as the case may be, as the registered holder of such global note.
Transfer and exchange
A holder may transfer or exchange notes in accordance with the Indenture. The Registrar and the Trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents. No service charge will be imposed by the Issuers, the Trustee or the Registrar for any registration of transfer or exchange of notes, but the Issuers may require a holder to pay a sum sufficient to cover any transfer tax or other governmental taxes and fees required by law or permitted by the Indenture. The Issuers are not required to transfer or exchange any note selected for redemption. Also, the Issuers are not required to transfer or exchange any note for a period of 15 days before a selection of notes to be redeemed.
The registered holder of a note will be treated as the owner of it for all purposes.
Optional redemption
Except as described below, the notes are not redeemable until December 31, 2009. On and after December 31, 2009, the Issuers may redeem all or, from time to time, a part of the notes upon not less than 30 nor more than 60 days’ notice, at the following redemption prices (expressed as a percentage of principal amount) plus accrued and unpaid interest on the notes, if any, to the applicable redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date), if redeemed during the twelve-month period beginning on December 31st of the years indicated below:

Year	Percentage

2009	103.688%
2010	101.844%
2011 and thereafter	100.000%

Prior to December 31, 2008, the Issuers may on any one or more occasions redeem up to 35% of the original principal amount of the notes (including Additional Notes) with the Net Cash Proceeds of one or more Equity Offerings at a redemption price of 107.375% of the principal amount thereof, plus accrued and unpaid interest, if any, to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date); provided that

(1) at least 65% of the original principal amount of the notes (including Additional Notes) remains outstanding after each such redemption; and

(2) the redemption occurs within 90 days after the closing of such Equity Offering.
The notes may be redeemed, in whole or in part, at any time prior to December 31, 2009 at the option of the Issuers upon not less than 30 nor more than 60 days’ prior notice mailed by first class mail to each holder’s registered address, at a redemption price equal to 100% of the principal amount of the notes redeemed plus the Applicable Premium as of, and accrued and unpaid interest, to, the applicable redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date).
If the optional redemption date is on or after an interest record date and on or before the related interest payment date, the accrued and unpaid interest, if any, will be paid to the Person in whose name the note is registered at the close of business, on such record date, and no additional interest will be payable to holders whose notes will be subject to redemption by the Issuers.
In the case of any partial redemption, selection of the notes for redemption will be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which the notes are listed or, if the notes are not listed, then on a pro rata basis, by lot or by such other method as the Trustee in its sole discretion will deem to be fair and appropriate, although no note of $1,000 in original principal amount or less will be redeemed in part. If any note is to be redeemed in part only, the notice of redemption relating to such note will state the portion of the principal amount thereof to be redeemed. A new note in principal amount equal to the unredeemed portion thereof will be issued in the name of the holder thereof upon cancellation of the original note.
The Issuers are not required to make mandatory redemption payments or sinking fund payments with respect to the notes.
The Issuers may acquire notes by means other than a redemption, whether by tender offer, open market purchases, negotiated transactions or otherwise, in accordance with applicable securities laws, so long as such acquisition does not otherwise violate the terms of the Indenture.

Ranking
The notes will be general unsecured obligations of the Issuers that rank senior in right of payment to all existing and future Indebtedness that is expressly subordinated in right of payment to the notes. The notes will rank equally in right of payment with all existing and future liabilities of the Issuers that are not so subordinated and will be effectively subordinated to all of our secured Indebtedness and liabilities of our Subsidiaries that do not guarantee the notes, including Mirant Mid-Atlantic and its subsidiaries and Mirant Energy Trading. In the event of bankruptcy, liquidation, reorganization or other winding up of either of the Issuers or the subsidiary guarantors or upon a default in payment with respect to, or the acceleration of, any Indebtedness under the Senior Secured Credit Agreement or other secured Indebtedness, the assets of the Issuers and their subsidiary guarantors that secure secured Indebtedness will be available to pay obligations on the notes and the subsidiary guarantees only after all Indebtedness under the Senior Secured Credit Agreement or other secured Indebtedness has been repaid in full from such assets. We advise you that there may not be sufficient assets remaining to pay amounts due on any or all the notes and the subsidiary guarantees then outstanding.
As of March 31, 2006:

•	we had approximately $1,595 million of total indebtedness (including the notes), all of which would have ranked equally with the notes;

•	we had approximately $698 million of secured indebtedness under our senior secured credit facilities and $47 million of capital leases. Of this secured indebtedness, $200 million cash collateral was posted to support future issuances of letters of credit. Approximately $147 million of letters of credit had been issued against this cash collateral and $54 million of availability remained. We also have additional commitments under the senior secured credit facilities available to us of $800 million.

•	one of our guarantor subsidiaries, Mirant Zeeland, had approximately $11.8 million of capital lease indebtedness that is effectively senior to the notes with respect to the leased assets;

•	our non-guarantor subsidiaries (excluding our New York subsidiaries) had $4,892 million of total assets, representing 83% of our total assets;

•	our New York subsidiaries that are remaining in bankruptcy had $706 million of total assets, representing 12% of our total assets; and

•	our non-guarantor subsidiaries (excluding our New York subsidiaries) had $1,008 million of total liabilities representing 35% of our total liabilities, not including the termination value of approximately $1,445 million under the Mirant Mid-Atlantic leveraged leases, all of which would have been structurally senior to the notes to the extent of the liabilities of the respective subsidiary.
Subsidiary guarantees
The subsidiary guarantors will, jointly and severally, unconditionally guarantee on a senior unsecured basis the Issuers’ obligations under the notes and all obligations under the Indenture. Such subsidiary guarantors will agree to pay, in addition to the amount stated above, any and all costs and expenses (including reasonable counsel fees and expenses) Incurred by the Trustee or the holders in enforcing any rights under the subsidiary guarantees. The obligations of the subsidiary guarantors under the subsidiary guarantees will rank equally in right of payment with other senior unsecured Indebtedness of such subsidiary guarantor, except to the extent such other Indebtedness is expressly subordinate to the obligations arising under the subsidiary guarantees.
As of March 31, 2006, our subsidiary guarantors had no Indebtedness with the exception of Mirant Zeeland, which had approximately $11.8 million of capital lease indebtedness (excluding intercompany liabilities and Guarantees under the Senior Secured Credit Agreement and the Indenture).
Although the Indenture will limit the amount of Indebtedness that Restricted Subsidiaries may incur, such Indebtedness may be substantial.
The obligations of each subsidiary guarantor under its subsidiary guarantee will be limited as necessary to prevent that subsidiary guarantee from constituting a fraudulent conveyance or fraudulent transfer under applicable law.
In the event a subsidiary guarantor is sold or disposed of (whether by merger, consolidation, the sale of its Capital Stock or the sale of all or substantially all of its assets (other than by lease)) and whether or not the subsidiary guarantor is the surviving corporation in such transaction to a Person which is not the Company or a Restricted Subsidiary of the Company, such subsidiary guarantor will be released from its obligations under its subsidiary guarantee if:

(1) the sale or other disposition is in compliance with the Indenture, including the covenants “— Limitation on sales of assets and subsidiary stock” and “— Merger and consolidation;” and

(2) all the obligations of such subsidiary guarantor under all Credit Facilities and related documentation and any other agreements relating to any other Indebtedness of the Issuers or their Restricted Subsidiaries terminate upon consummation of such transaction.
In the event that a subsidiary guarantor is released and discharged in full from all of its obligations under its Guarantees of the Senior Secured Credit Agreement and all other Indebtedness of the Issuers and their Restricted Subsidiaries, then such subsidiary guarantor will be released from its obligations under its subsidiary guarantee as specified under the covenant “— Future subsidiary guarantors.”
In addition, a subsidiary guarantor will be released from its obligations under the Indenture, its subsidiary guarantee and the Registration Rights Agreement if the Issuers designate such Subsidiary as an Unrestricted Subsidiary and such designation complies with the other applicable provisions of the Indenture or in connection with any legal defeasance of the notes in accordance with the terms of the Indenture.
Change of control
If a Change of Control occurs, unless the Issuers have exercised their right to redeem all of the notes as described under “Optional redemption”, each holder will have the right to require the Issuers to repurchase all or any part (equal to $1,000 or an integral multiple thereof) of such holder’s notes at a purchase price in cash equal to 101% of the principal amount of the notes plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date).

Within 30 days following any Change of Control, unless the Issuers have exercised their right to redeem all of the notes as described under “Optional redemption”, the Issuers will mail a notice (the “Change of Control Offer”) to each holder, with a copy to the Trustee, stating:

(1) that a Change of Control has occurred and that such holder has the right to require the Issuers to purchase such holder’s notes at a purchase price in cash equal to 101% of the principal amount of such notes plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of holders of record on a record date to receive interest on the relevant interest payment date) (the “Change of Control Payment”);

(2) the repurchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed) (the “Change of Control Payment Date”); and

(3) the procedures determined by the Issuers, consistent with the Indenture, that a holder must follow in order to have its notes repurchased.
On the Change of Control Payment Date, the Issuers will, to the extent lawful:

(1) accept for payment all notes or portions of notes (in integral multiples of $1,000) properly tendered pursuant to the Change of Control Offer;

(2) deposit with the paying agent an amount equal to the Change of Control Payment in respect of all notes or portions of notes so tendered; and

(3) deliver or cause to be delivered to the Trustee the notes so accepted together with an Officers’ Certificate stating the aggregate principal amount of notes or portions of notes being purchased by the Issuers.
The paying agent will promptly mail to each holder of notes so tendered the Change of Control Payment for such notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each holder a new note equal in principal amount to any unpurchased portion of the notes surrendered, if any; provided that each such new note will be in a principal amount of $1,000 or an integral multiple thereof.
If the Change of Control Payment Date is on or after an interest record date and on or before the related interest payment date, any accrued and unpaid interest, if any, will be paid to the Person in whose name a note is registered at the close of business on such record date, and no additional interest will be payable to holders who tender pursuant to the Change of Control Offer.
The Change of Control provisions described above will be applicable whether or not any other provisions of the Indenture are applicable. Except as described above with respect to a Change of Control, the Indenture does not contain provisions that permit the holders to require that the Issuers repurchase or redeem the notes in the event of a takeover, recapitalization or similar transaction.
Prior to mailing a Change of Control Offer, and as a condition to such mailing (i) the requisite holders of each issue of Indebtedness issued under an indenture or other agreement that may be violated by such payment shall have consented to such Change of Control Offer being made and waived the event of default, if any, caused by the Change of Control or (ii) the Issuers will repay all outstanding Indebtedness issued under an indenture or other agreement that may be violated by a payment to the holders of notes under a Change of Control Offer or the Issuers must offer to repay all such Indebtedness, and make payment to the holders of such Indebtedness that accept such offer, and obtain waivers of any event of default from the remaining holders of such Indebtedness. The Issuers covenant to effect such repayment or obtain such consent within 30 days following any Change of Control, it being a default of the

Change of Control provisions of the Indenture if the Issuers fail to comply with such covenant. A payment default or acceleration under the Indenture will result in a cross-default under the Senior Secured Credit Agreement.
The Issuers will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by the Issuers and purchases all notes validly tendered and not withdrawn under such Change of Control Offer.
The Issuers will be subject, to the extent applicable, to the requirements of Rule 14e-1 under the Exchange Act and any other securities laws or regulations in connection with the repurchase of notes pursuant to this covenant. To the extent that the provisions of any securities laws or regulations conflict with provisions of the Indenture, the Issuers will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations described in the Indenture by virtue of the conflict.
The Issuers’ ability to repurchase notes pursuant to a Change of Control Offer may be limited by a number of factors. The occurrence of certain of the events that constitute a Change of Control may constitute a default under the Senior Secured Credit Agreement. In addition, certain events that may constitute a change of control under the Senior Secured Credit Agreement and cause a default under that agreement may not constitute a Change of Control under the Indenture. Future Indebtedness of the Issuers and their Subsidiaries may also contain prohibitions of certain events that would constitute a Change of Control or require such Indebtedness to be repurchased upon a Change of Control. Moreover, the exercise by the holders of their right to require the Issuers to repurchase the notes could cause a default under such Indebtedness, even if the Change of Control itself does not, due to the financial effect of such repurchase on the Issuers. Finally, the Issuers’ ability to pay cash to the holders upon a repurchase may be limited by the Issuers’ then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any required repurchases.
Even if sufficient funds were otherwise available, the terms of the Senior Secured Credit Agreement may, and future Indebtedness may, prohibit the Issuers’ prepayment of notes before their scheduled maturity. Consequently, if the Issuers are not able to prepay the Indebtedness under the Senior Secured Credit Agreement and any such other Indebtedness containing similar restrictions or obtain requisite consents, as described above, the Issuers will be unable to fulfill their repurchase obligations if holders of notes exercise their repurchase rights following a Change of Control, resulting in a default under the Indenture. A payment default or acceleration under the Indenture will result in a cross-default under the Senior Secured Credit Agreement.
The Change of Control provisions described above may deter certain mergers, tender offers and other takeover attempts involving the Issuers by increasing the capital required to effectuate such transactions. The definition of “Change of Control” includes a disposition of all or substantially all of the property and assets of the Issuers and their Restricted Subsidiaries taken as a whole to any Person. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve a disposition of “all or substantially all” of the property or assets of a Person. As a result, it may be unclear as to whether a Change of Control has occurred and whether a holder of notes may require the Issuers to make an offer to repurchase the notes as described above. The provisions under the Indenture relative to the Issuers’ obligation to make an offer to repurchase the notes as a result of a Change of Control may be waived or modified with the written consent of the holders of a majority in principal amount of the notes.
Certain covenants
Effectiveness of covenants. Following the first day:

(a) the notes have an Investment Grade Rating from both of the Ratings Agencies; and

(b) no Default or Event of Default has occurred and is continuing under the Indenture (the occurrence of the events described in foregoing clauses (a) and (b) being collectively referred to as a “Covenant Suspension Event”);
the Company and its Restricted Subsidiaries will not be subject to the provisions of the Indenture summarized under the subheadings below:

(1) “Limitation on indebtedness,”

(2) “Limitation on restricted payments,”

(3) “Limitation on restrictions on distributions from restricted subsidiaries,”

(4) “Limitation on sales of assets and subsidiary stock,”

(5) “Limitation on line of business,”

(6) “Limitation on affiliate transactions,” and

(7) Clause (3) of “Merger and consolidation” (collectively the “Suspended Covenants”).
Upon the occurrence of a Covenant Suspension Event, the amount of Excess Proceeds from Net Available Cash shall be set at zero. In the event that the Company and its Restricted Subsidiaries are not subject to the Suspended Covenants for any period of time as a result of the foregoing, and on any subsequent date (the “Reversion Date”) one or both of the Rating Agencies withdraws its Investment Grade Rating or downgrades the rating assigned to the notes below an Investment Grade Rating or a Default or Event of Default occurs and is continuing, then the Company and its Restricted Subsidiaries will thereafter again be subject to the Suspended Covenants with respect to future events. The period of time between the date of the Covenant Suspension Event and the Reversion Date is referred to in this description as the “Suspension Period.” Notwithstanding that the Suspended Covenants may be reinstated, no Default or Event of Default will be deemed to have occurred as a result of a failure to comply with the Suspended Covenants during the Suspension Period (or upon termination of the Suspension Period or after that time based solely on events that occurred during the Suspension Period).
On the Reversion Date, all Indebtedness Incurred during the Suspension Period will be classified to have been Incurred pursuant to the first paragraph of “Limitation on indebtedness” below or one of the clauses set forth in the second paragraph of “Limitation on indebtedness” below (to the extent such Indebtedness would be permitted to be Incurred thereunder as of the Reversion Date and after giving effect to Indebtedness Incurred prior to the Suspension Period and outstanding on the Reversion Date). To the extent such Indebtedness would not be so permitted to be Incurred pursuant to the first or second paragraph of “Limitation on indebtedness,” such Indebtedness will be deemed to have been outstanding on the Emergence

Date, so that it is classified as permitted under clause (4) of the second paragraph of “Limitation on indebtedness.” Calculations made after the Reversion Date of the amount available to be made as Restricted Payments under “Limitation on restricted payments” will be made as though the covenant described under “Limitation on restricted payments” had been in effect since the Emergence Date and throughout the Suspension Period. Accordingly, Restricted Payments made during the Suspension Period will reduce the amount available to be made as Restricted Payments under the first paragraph of “Limitation on restricted payments.”
Limitation on indebtedness
The Company will not, and will not permit any of its Restricted Subsidiaries to, Incur any Indebtedness (including Acquired Indebtedness); provided, however, that the Company and the subsidiary guarantors may Incur Indebtedness if on the date thereof the Consolidated Coverage Ratio for the Company and its Restricted Subsidiaries is at least 2.00 to 1.00.
The first paragraph of this covenant will not prohibit the Incurrence of the following Indebtedness:

(1) Indebtedness of the Company and/or the subsidiary guarantors Incurred pursuant to a Credit Facility in an aggregate amount up to $1,500.0 million less the aggregate principal amount of all principal repayments with the proceeds from Asset Dispositions utilized in accordance with clause 3(a) of “— Limitations on sales of assets and subsidiary stock” that permanently reduce the commitments thereunder and Guarantees of subsidiary guarantors in respect of the Indebtedness Incurred pursuant to a Credit Facility;

(2) Guarantees by (x) the Company or subsidiary guarantors of Indebtedness Incurred by the Company or a subsidiary guarantor in accordance with the provisions of the Indenture and (y) Non-Guarantor Restricted Subsidiaries of Indebtedness Incurred by Non-Guarantor Restricted Subsidiaries in accordance with the provisions of the Indenture; provided that in the event such Indebtedness that is being Guaranteed is a Subordinated Obligation or a Guarantor Subordinated Obligation, then the related Guarantee shall be subordinated in right of payment to the notes or the subsidiary guarantee, as the case may be;

(3) Indebtedness of the Company owing to and held by any Restricted Subsidiary or Indebtedness of a Restricted Subsidiary owing to and held by the Company or any other Restricted Subsidiary; provided, however,

(a) if the Company is the obligor on such Indebtedness, such Indebtedness is expressly subordinated in right of payment to the notes;

(b) if a subsidiary guarantor is the obligor on such Indebtedness and neither of the Company nor a subsidiary guarantor is the obligee, such Indebtedness is subordinated in right of payment to the subsidiary guarantees of such subsidiary guarantor; and

(c) (i) any subsequent issuance or transfer of Capital Stock or any other event which results in any such Indebtedness being beneficially held by a Person other than the Company or a Restricted Subsidiary of the Company; and (ii) any sale or other transfer of any such Indebtedness to a Person other than the Company or a Restricted Subsidiary of the Company shall be deemed, in each case, to constitute an Incurrence of such Indebtedness by the Company or such Subsidiary, as the case may be.

(4) Indebtedness of the Company or its Restricted Subsidiaries represented by (a) the notes issued on the Issue Date, the subsidiary guarantees and the related exchange notes and exchange guarantees issued in a registered exchange offer pursuant to the Registration Rights Agreement, (b) any Indebtedness (other than the Indebtedness described in clauses (1), (2), (3), (6), (8), (9), (10), (11), (12) and (13)) outstanding on the Issue Date or on the Emergence Date to the extent set forth on a schedule annexed to the Indenture on the Issue Date and (c) any Refinancing Indebtedness Incurred in respect of any Indebtedness described in this clause (4) or clause (5) or Incurred pursuant to the first paragraph of this covenant;

(5) Indebtedness of a Restricted Subsidiary Incurred and outstanding on the date on which such Restricted Subsidiary was acquired by, or merged into, the Company or any Restricted Subsidiary; provided, that such Indebtedness is not Incurred in contemplation of such acquisition or merger; provided further, that at the time such Restricted Subsidiary is acquired by the Company or a Restricted Subsidiary after giving effect to the Incurrence of such Indebtedness pursuant to this clause (5), either (x) the Consolidated Coverage Ratio for the Company and its Restricted Subsidiaries will be greater than such ratio as calculated immediately prior to such Incurrence or (y) the Company would have been able to Incur $1.00 of additional Indebtedness pursuant to the first paragraph of this covenant;

(6) Indebtedness under Hedging Obligations;

(7) the Incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness represented by Capitalized Lease Obligations, mortgage financings or purchase money obligations with respect to assets other than Capital Stock or other Investments (other than Capital Stock of a Person being acquired for the primary purpose of acquiring assets owned by such Person), in each case Incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvements of property used in the business of the Company or such Restricted Subsidiary, and Attributable Indebtedness, in an aggregate principal amount, including all Refinancing Indebtedness Incurred to refund, defease, renew, extend, refinance or replace any Indebtedness Incurred pursuant to this clause (7), not to exceed at any time outstanding the greater of (x) $200.0 million and (y) 5% of Total Assets;

(8) Project Finance Indebtedness;

(9) Indebtedness Incurred to finance environmental capital expenditures and other capital expenditures made to comply with Law and, with respect to MIRMA and its Restricted Subsidiaries, to finance Required Improvements (as such term is used in the Facility Lease Documents in effect on the Emergence Date);

(10) Indebtedness Incurred in respect of workers’ compensation claims, self-insurance obligations, performance, surety and similar bonds and completion guarantees provided by the Company or a Restricted Subsidiary in the ordinary course of business;

(11) Indebtedness arising from agreements of the Company or a Restricted Subsidiary providing for indemnification, adjustment of purchase price or similar obligations, in each case, Incurred or assumed in connection with the disposition or acquisition of any business, assets or Capital Stock of a Restricted Subsidiary, provided that the maximum aggregate liability in respect of all such Indebtedness in respect of a disposition shall at no time exceed the gross proceeds (including the fair market value of non-cash proceeds determined as set forth in the last paragraph of this covenant at the time such non-cash proceeds are received) actually received by the Company and its Restricted Subsidiaries in connection with such disposition;

(12) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business, provided, however, that such Indebtedness is extinguished within five business days of Incurrence;

(13) Indebtedness represented by guarantees of Indebtedness or other similar obligations to the extent such instruments are cash collateralized; provided that the Company or such Restricted Subsidiary would have been permitted to expend the funds used to cash collateralize such instrument directly under the terms of the Indenture; and

(14) in addition to the items referred to in clauses (1) through (13) above, Indebtedness of the Company and its Restricted Subsidiaries in an aggregate outstanding principal amount which, when taken together with the principal amount of all other Indebtedness Incurred pursuant to this clause (14) and then outstanding, will not exceed $250.0 million at any time outstanding.

For purposes of determining compliance with, and the outstanding principal amount of any particular Indebtedness Incurred pursuant to and in compliance with, this covenant:

(1) in the event that Indebtedness meets the criteria of more than one of the types of Indebtedness described in the first and second paragraphs of this covenant, the Company, in its sole discretion, will classify such item of Indebtedness on the date of Incurrence and, with the exception of clause (1) of the second paragraph, may later classify such item of Indebtedness in any manner that complies with this covenant and only be required to include the amount and type of such Indebtedness in one of such clauses;

(2) all Indebtedness outstanding on the Emergence Date under the Senior Secured Credit Agreement shall be deemed Incurred under clause (1) of the second paragraph of this covenant and not the first paragraph or clause (4) of the second paragraph of this covenant;

(3) the principal amount of any Disqualified Stock of the Company or a Restricted Subsidiary, or Preferred Stock of a Restricted Subsidiary that is not a subsidiary guarantor, will be equal to the greater of the maximum mandatory redemption or repurchase price (not including, in either case, any redemption or repurchase premium) or the liquidation preference thereof;

(4) Indebtedness permitted by this covenant need not be permitted solely by reference to one provision permitting such Indebtedness but may be permitted in part by one such provision and in part by one or more other provisions of this covenant permitting such Indebtedness; and

(5) the amount of Indebtedness issued at a price that is less than the principal amount thereof will be equal to the amount of the liability in respect thereof determined in accordance with GAAP.

Accrual of interest, accrual of dividends, the accretion of accreted value, the payment of interest in the form of additional Indebtedness and the payment of dividends in the form of additional shares of Preferred Stock or Disqualified Stock will not be deemed to be an Incurrence of Indebtedness for purposes of this covenant. The amount of any Indebtedness outstanding as of any date shall be (i) the accreted value thereof in the case of any Indebtedness issued with original issue discount and (ii) the principal amount or liquidation preference thereof in the case of any other Indebtedness.
In addition, the Company will not permit any of its Unrestricted Subsidiaries to Incur any Indebtedness or issue any shares of Disqualified Stock, other than Non-Recourse Debt. If at any time an Unrestricted Subsidiary becomes a Restricted Subsidiary, any Indebtedness of such Subsidiary shall be deemed to be Incurred by a Restricted Subsidiary as of such date (and, if such Indebtedness is not permitted to be Incurred as of such date under this “Limitation on indebtedness” covenant, the Company shall be in Default of this covenant).
In addition, the Company will not Incur, and will not permit any subsidiary guarantor to Incur, any Indebtedness (including Indebtedness under the second paragraph of this covenant) that is contractually subordinated in right of payment to any other Indebtedness of the Company or such subsidiary guarantor unless such Indebtedness is also contractually subordinated in right of payment to the notes and the applicable subsidiary guarantee on substantially identical terms; provided, however, that no Indebtedness will be deemed to be contractually subordinated in right of payment to any other Indebtedness of the Company solely by virtue of being unsecured or by virtue of being secured on a first or junior Lien basis.
For purposes of determining compliance with any U.S. dollar-denominated restriction on the Incurrence of Indebtedness, the U.S. dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was Incurred, in the case of term Indebtedness, or first committed, in the case of revolving credit Indebtedness; provided that if such Indebtedness is Incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable U.S. dollar-dominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. dollar-dominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced. Notwithstanding any other provision of this covenant, the maximum amount of Indebtedness that the Company may Incur pursuant to this covenant shall not be deemed to be exceeded solely as a result of fluctuations in the exchange rate of currencies.
The principal amount of any Indebtedness Incurred to refinance other Indebtedness, if Incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such Refinancing Indebtedness is denominated that is in effect on the date of such refinancing.
Limitation on restricted payments
The Company will not, and will not permit any of its Restricted Subsidiaries, directly or indirectly, to:

(1) declare or pay any dividend or make any distribution (whether made in cash, securities or other property) on or in respect of its Capital Stock (including any payment in connection with any merger or consolidation involving the Company or any of its Restricted Subsidiaries) except:

(a) dividends or distributions payable in Capital Stock of the Company (other than Disqualified Stock); and

(b) dividends or distributions payable to the Company or a Restricted Subsidiary (and if such Restricted Subsidiary is not a Wholly-Owned Subsidiary, to its other holders of common Capital Stock on a pro rata basis);

(2) purchase, redeem, retire or otherwise acquire for value any Capital Stock of the Company or any direct or indirect parent of the Company (including in connection with any merger or consolidation) held by Persons other than the Company or a Restricted Subsidiary (other than in exchange for Capital Stock of the Company (other than Disqualified Stock));

(3) purchase, repurchase, redeem, defease or otherwise acquire or retire for value, prior to scheduled maturity, scheduled repayment or scheduled sinking fund payment, any Subordinated Obligations or Guarantor Subordinated Obligations (other than (x) Indebtedness of the Company owing to and held by any Restricted Subsidiary or Indebtedness of a Restricted Subsidiary owing to and held by the Company or any other Restricted Subsidiary permitted under clause (3) of the second paragraph of the covenant “— Limitation on indebtedness” or (y) the purchase, repurchase, redemption, defeasance or other acquisition or retirement of Subordinated Obligations or Guarantor Subordinated Obligations purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of purchase, repurchase, redemption, defeasance or other acquisition or retirement); or

(4) make any Restricted Investment in any Person;
(any such payments or actions referred to in clauses (1) through (4) shall be referred to herein as a “Restricted Payment”), if at the time the Company or such Restricted Subsidiary makes such Restricted Payment:

(a) a Default shall have occurred and be continuing (or would result therefrom); or

(b) the Company is not able to Incur an additional $1.00 of Indebtedness pursuant to the first paragraph under the “Limitation on indebtedness” covenant after giving effect, on a pro forma basis, to such Restricted Payment; or

(c) the aggregate amount of such Restricted Payment and all other Restricted Payments declared or made subsequent to the Issue Date (excluding clauses (1), (2), (3), (4), (7), (8), (9), (10), (11), (12), (13) and (14)) would exceed the sum of:

(i) 50% of the difference, if any, between (A) Consolidated Net Income less (B) interest in respect of the MAG Senior Notes to the extent funded with the proceeds of Restricted Payments to MAG made pursuant to clause (9) of the next succeeding paragraph, for the period (treated as one accounting period) commencing one day after the Emergence Date to the end of the most recent fiscal quarter ending prior to the date of such Restricted Payment for which financial statements are in existence (“Adjusted Net Income”) (or, in case Adjusted Net Income is a deficit, minus 100% of such deficit);

(ii) 100% of the aggregate Net Cash Proceeds and the fair market value (as determined in good faith by the Board of Directors of the Company) of Qualified Property received by the Company from the issue or sale of its Capital Stock (other than Disqualified Stock) or other capital contributions subsequent to the Emergence Date (other than (i) Excluded Contributions, (ii) Net Cash Proceeds received from an issuance or sale of such Capital Stock to a Subsidiary of the Company or an employee stock ownership plan, option plan or similar trust to the extent such sale to an employee stock ownership plan or similar trust is financed by loans from or Guaranteed by the Company or any Restricted Subsidiary unless such loans have been repaid with cash on or prior to the date of determination and (iii) contributions to the Company and its Restricted Subsidiaries in connection with the Plan of Reorganization) excluding in any event Net Cash Proceeds received by the Company from the issue and sale of its Capital Stock or capital contributions to the extent applied to redeem notes in compliance with the provisions set forth under the second paragraph of the caption “— Optional redemption”;

(iii) 100% of the amount by which Indebtedness of the Company or its Restricted Subsidiaries is reduced on the Company’s balance sheet upon the conversion or exchange (other than by a Subsidiary of the Company) subsequent to the Emergence Date of any Indebtedness of the Company or its Restricted Subsidiaries convertible or exchangeable for Capital Stock (other than Disqualified Stock) of the Company (less the amount of any cash, or the fair market value of any other property, distributed by the Company upon such conversion or exchange); and

(iv) 100% of the aggregate amount received in cash and fair market value, as determined in good faith by the Board of Directors of the Company, of marketable securities or other property received after the Emergence Date by means of:

(A) the sale or other disposition (other than to the Company or a Restricted Subsidiary or to an employee stock ownership plan, option plan or similar trust established by the Company or any of its Subsidiaries) of Restricted Investments made by the Company or its Restricted Subsidiaries and repurchases and redemptions of such Restricted Investments from the Company or its Restricted Subsidiaries and repayments of loans or advances which constitute Restricted Investments by the Company or its Restricted Subsidiaries, or

(B) the sale (other than to the Company or a Restricted Subsidiary or to an employee stock ownership plan, option plan or similar trust established by the Company or any of its Subsidiaries) of the Capital Stock of an Unrestricted Subsidiary or a distribution from an Unrestricted Subsidiary (other than in each case to the extent the Investment in such Unrestricted Subsidiary was made pursuant to clause (13) of the next succeeding paragraph or to the extent such Investment constituted a Permitted Investment) or a dividend from an Unrestricted Subsidiary plus;

(v) in the case of the redesignation of an Unrestricted Subsidiary (other than a New York Unrestricted Subsidiary) as a Restricted Subsidiary, or the merger or consolidation of an Unrestricted Subsidiary into the Company or a Restricted Subsidiary or the transfer of assets of an Unrestricted Subsidiary to the Company or a Restricted Subsidiary, the fair market value of the Investment in such Unrestricted Subsidiary or such transferred assets (other than a New York Unrestricted Subsidiary), as determined by the Board of Directors of the Company in good faith at the time of the redesignation of such Unrestricted Subsidiary (other than a New York Unrestricted Subsidiary) as a Restricted Subsidiary or at the time of such merger, consolidation or transfer of assets, other than an Unrestricted Subsidiary to the extent that the Investment in such Unrestricted Subsidiary was made pursuant to clause (13) of the next succeeding paragraph or to the extent such Investment constituted a Permitted Investment.
The provisions of the preceding paragraph will not prohibit:

(1) any purchase, repurchase, redemption, defeasance or other acquisition or retirement of Capital Stock, Disqualified Stock or Subordinated Obligations of the Company or Guarantor Subordinated Obligations of any subsidiary guarantor made by exchange for, or out of the proceeds of the substantially concurrent sale of, Capital Stock of the Company (other than Disqualified Stock and other than Capital Stock issued or sold to, or a capital contribution by, a Subsidiary or an employee stock ownership plan or similar trust to the extent such sale to, or contribution by, an employee stock ownership plan or similar trust is financed by loans from or Guaranteed by the Company or any Restricted Subsidiary unless such loans have been repaid with cash on or prior to the date of determination) or a cash capital contribution to the Company; provided, however, that the Net Cash Proceeds from such sale of Capital Stock or capital contributions will be excluded from clause (c)(ii) of the preceding paragraph;

(2) any purchase, repurchase, redemption, defeasance or other acquisition or retirement of Subordinated Obligations of the Company or Guarantor Subordinated Obligations of any subsidiary guarantor made by exchange for, or out of the proceeds of the substantially concurrent sale of, Subordinated Obligations of the Company or any purchase, repurchase, redemption, defeasance or other acquisition or retirement of Guarantor Subordinated Obligations made by exchange for or out of the proceeds of the substantially concurrent sale of Guarantor Subordinated Obligations that, in each case, is permitted to be Incurred pursuant to the covenant described under “— Limitation on indebtedness” and that in each case constitutes Refinancing Indebtedness;

(3) any purchase, repurchase, redemption, defeasance or other acquisition or retirement of Disqualified Stock of the Company or a Restricted Subsidiary made by exchange for or out of the proceeds of the substantially concurrent sale of Disqualified Stock of the Company or such Restricted Subsidiary, as the case may be, that, in each case, is permitted to be Incurred pursuant to the covenant described under “Limitation on indebtedness” and that in each case constitutes Refinancing Indebtedness;

(4) so long as no Default or Event of Default has occurred and is continuing, any purchase or redemption of Subordinated Obligations or Guarantor Subordinated Obligations of a subsidiary guarantor from Net Available Cash to the extent permitted under “— Limitation on sales of assets and subsidiary stock” below;

(5) dividends paid within 60 days after the date of declaration if at such date of declaration such dividend would have complied with this provision;

(6) so long as no Default or Event of Default has occurred and is continuing,

(a) (i) the repurchase, redemption or other acquisition or retirement for value of any Capital Stock of the Company or any Parent or any Restricted Subsidiary of the Company held by any current or former officer, director or employee (or any estate, heir or assigns of any such person) of the Parent or of the Company or any of its Subsidiaries pursuant to any equity subscription agreement, stock option agreement, severance agreement, shareholders’ agreement or similar agreement or employee benefit plan or (ii) the cancellation of Indebtedness owing to the Company or any of its Restricted Subsidiaries from any current or former officer, director or employee (or any estate, heir or assigns of any such person) of the Parent or of the Company or any of its Subsidiaries in connection with a repurchase of Capital Stock of the Company or any Parent or any Restricted Subsidiary of the Company; provided that the aggregate price paid for the actions in clause (i) may not exceed $1.0 million in any twelve-month period and $5.0 million in the aggregate since the Issue Date; provided, further that (A) such amount in any calendar year may be increased by the cash proceeds of “key man” life insurance policies received by, or contributed to, the Company and its Restricted Subsidiaries after the Issue Date less any amount previously applied to the making of Restricted Payments pursuant to this clause (A) and (B) cancellation of Indebtedness owing to the Company or any of its Restricted Subsidiaries from employees, officers, directors and consultants (or any estate, heir or assigns of any such person) of any Parent or the Company or any of its Subsidiaries in connection with a repurchase of Capital Stock of the Company or any Parent or any Restricted Subsidiary of the Company from such Persons shall be permitted under this clause (a) as if it were a repurchase, redemption, acquisition or retirement for value subject hereto; and

(b) loans or advances to employees or directors of the Company or any Subsidiary of the Company the proceeds of which are used to purchase Capital Stock of the Company or any Parent, in an aggregate amount not in excess of $2.0 million at any one time outstanding (loans or advances that are forgiven shall continue to be deemed outstanding);

(7) so long as no Default or Event of Default has occurred and is continuing, the declaration and payment of dividends to holders of any class or series of Disqualified Stock of the Company or any Restricted Subsidiary or Preferred stock of any Non-Guarantor Restricted Subsidiary issued in accordance with the terms of the Indenture to the extent such dividends are included in the definition of “Consolidated Interest Expense”;

(8) repurchases of Capital Stock deemed to occur upon the exercise of stock options, warrants or other convertible securities if such Capital Stock represents a portion of the exercise price thereof;

(9) (x) so long as (a) no Default or Event of Default shall have occurred and be continuing and (b) immediately before and immediately after giving effect thereto, the Company would have been permitted to Incur at least $1.00 of additional Indebtedness pursuant to the first paragraph under the “Limitation on indebtedness” covenant, payments of cash dividends to MAG in an amount sufficient to enable MAG to make payments of cash interest required to be made in respect of the MAG Senior Notes in accordance with the terms thereof in effect on the Emergence Date (after giving effect to the amendment thereto made on the Emergence Date as contemplated by the Plan of Reorganization) and (y) so long as no Default or Event of Default shall have occurred and be continuing, payments of cash dividends to MAG in an amount not to exceed $150.0 million in the aggregate to enable MAG to make payments of cash interest required to be made in respect of the MAG Senior Notes in accordance with the terms thereof in effect on the Emergence Date; provided that in the case of clauses (x) and (y), such dividends are applied within five (5) Business Days of such distribution or dividend to the payment of such interest;

(10) cash dividends or loans to Parent in amounts equal to the (x) amounts required for Parent to pay any Federal, state or local taxes to the extent that such taxes are directly attributable to the income, assets or operations of the Company and its Restricted Subsidiaries and, to the extent of amounts actually received from Unrestricted Subsidiaries, in amounts required to pay such taxes to the extent attributable to the income, assets or operations of the Unrestricted Subsidiaries and (y) amounts required under the Management Agreement to reimburse the Parent for (A) customary salary, bonus and other benefits payable to officers and employees of the Parent to the extent such salaries, bonuses, and benefits are directly attributable to ownership of the Company and its Restricted Subsidiaries and (B) general corporate overhead expenses of the Parent to the extent such expenses are directly attributable to the ownership or operation of the Company and its Restricted Subsidiaries;

(11) the purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of any Subordinated Obligation (i) at a purchase price not greater than 101% of the principal amount of such Subordinated Obligation in the event of a Change of Control in accordance with provisions similar to the “— Change of control” covenant or (ii) at a purchase price not greater than 100% of the principal amount thereof in accordance with provisions similar to the “— Limitation on sales of assets and subsidiary stock” covenant; provided that, prior to or simultaneously with such purchase, repurchase, redemption, defeasance or other acquisition or retirement, the Issuers have made the Change of Control Offer or Asset Disposition Offer, as applicable, as provided in such covenant with respect to the notes and has completed the repurchase or redemption of all notes validly tendered for payment in connection with such Change of Control Offer or Asset Disposition Offer;

(12) Investments that are made with Excluded Contributions;

(13) so long as no Default or Event of Default has occurred and is continuing, Restricted Payments in an amount not to exceed $75.0 million since the Issue Date; and

(14) the payment of dividends and other distributions contemplated by the Plan of Reorganization as in effect on the Issue Date in an amount not to exceed $250.0 million.

The amount of all Restricted Payments (other than cash) shall be the fair market value on the date of such Restricted Payment of the asset(s) or securities proposed to be paid, transferred or issued by the Company or such Restricted Subsidiary, as the case may be, pursuant to such Restricted Payment. The fair market value of any cash Restricted Payment shall be its face amount. The fair market value of (i) any non-cash Restricted Payment and (ii) Qualified

Property received by the Company from the issue or sale of its Capital Stock or capital contributions shall be determined conclusively by the Board of Directors of the Company acting in good faith whose resolution with respect thereto shall be delivered to the Trustee, such determination to be based upon an opinion or appraisal issued by an accounting, appraisal or investment banking firm of national standing if such fair market value is estimated in good faith by the Board of Directors of the Company to exceed $50.0 million. Not later than the date of making any non-cash Restricted Payment or including the fair market value of Qualified Property in a calculation pursuant to clause (c)(ii) of the first paragraph, as the case may be, the Company shall deliver to the Trustee an Officers’ Certificate stating that such Restricted Payment is permitted and setting forth the basis upon which the calculations required by the covenant “Restricted Payments” were computed, together with a copy of any fairness opinion or appraisal required by the Indenture.
Limitation on liens
The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, Incur or suffer to exist any Lien (other than Permitted Liens) upon any of its property or assets (including Capital Stock of Restricted Subsidiaries), whether owned on the date of the Indenture or acquired after that date, which Lien is securing any Indebtedness, unless contemporaneously with the Incurrence of such Liens effective provision is made to secure the Indebtedness due under the Indenture and the notes or, in respect of Liens on any Restricted Subsidiary’s property or assets, any subsidiary guarantee of such Restricted Subsidiary, equally and ratably with (or senior in priority to in the case of Liens with respect to Subordinated Obligations or Guarantor Subordinated Obligations, as the case may be) the Indebtedness secured by such Lien for so long as such Indebtedness is so secured.
Limitation on sale/leaseback transactions
The Company will not, and will not permit any of its Restricted Subsidiaries to, enter into any Sale/ Leaseback Transaction unless:

(1) the Company or such Restricted Subsidiary, as the case may be, receives gross consideration at the time of such Sale/ Leaseback Transaction at least equal to the fair market value (as determined in good faith by the Board of Directors of the Company) of the property subject to such transaction;

(2) the Company or such Restricted Subsidiary could have Incurred Indebtedness in an amount equal to the Attributable Indebtedness in respect of such Sale/ Leaseback Transaction pursuant to the covenant described under “— Limitation on indebtedness;”

(3) the Company or such Restricted Subsidiary would be permitted to create a Lien on the property subject to such Sale/ Leaseback Transaction without securing the notes by the covenant described under “— Limitation on liens;” and

(4) the Sale/ Leaseback Transaction is treated as an Asset Disposition and all of the conditions of the Indenture described under “— Limitation on sales of assets and subsidiary stock” (including the provisions concerning the application of Net Available Cash) are satisfied with respect to such Sale/ Leaseback Transaction.

Limitation on restrictions on distributions from restricted subsidiaries.
The Company will not, and will not permit any Restricted Subsidiary to, create or otherwise cause or permit to exist or become effective any consensual encumbrance or consensual restriction on the ability of any Restricted Subsidiary to:

(1) pay dividends or make any other distributions on its Capital Stock or pay any Indebtedness or other obligations owed to the Company or any Restricted Subsidiary (it being understood that the priority of any Preferred Stock in receiving dividends or liquidating distributions prior to dividends or liquidating distributions being paid on Common Stock shall not be deemed a restriction on the ability to make distributions on Capital Stock);

(2) make any loans or advances to the Company or any Restricted Subsidiary (it being understood that the subordination of loans or advances made to the Company or any Restricted Subsidiary to other Indebtedness Incurred by the Company or any Restricted Subsidiary shall not be deemed a restriction on the ability to make loans or advances); or

(3) transfer any of its property or assets to the Company or any Restricted Subsidiary (it being understood that such transfers shall not include any type of transfer described in clause (1) or (2) above).
The preceding provisions will not prohibit:

(i) any encumbrance or restriction pursuant to the Indenture, the notes, the Exchange Notes, the subsidiary guarantees, the Senior Secured Credit Agreement (and related documentation) and the leveraged leases relating to Facilities owned by MIRMA, in each case in effect on the Issue Date or in the case of the Facility Lease Documents and the Senior Secured Credit Agreement, the Emergence Date, and other encumbrances or restrictions in effect on the Emergence Date that are scheduled in an annex to the Indenture on the Issue Date;

(ii) any encumbrance or restriction with respect to a Restricted Subsidiary pursuant to an agreement of a Restricted Subsidiary in effect on or before the date on which such Restricted Subsidiary was acquired by the Company or a Restricted Subsidiary (other than agreements relating to any Capital Stock or Indebtedness Incurred as consideration in, or to provide all or any portion of the funds utilized to consummate, the transaction or series of related transactions pursuant to which such Restricted Subsidiary became a Restricted Subsidiary or was acquired by the Company or in contemplation of the transaction) and outstanding on such date provided, that any such encumbrance or restriction shall not extend to any assets or property of the Company or any other Restricted Subsidiary other than the assets and property so acquired;

(iii) any encumbrance or restriction with respect to a Restricted Subsidiary pursuant to an agreement effecting a refunding, replacement or refinancing of Indebtedness or other obligations Incurred pursuant to an agreement referred to in clause (i) or (ii) of this paragraph or this clause (iii) or contained in any amendment, restatement, modification, renewal, supplement, refunding, replacement or refinancing of an agreement referred to in clause (i) or (ii) of this paragraph or this clause (iii); provided, however, that the encumbrances and restrictions with respect to such Restricted Subsidiary contained in any such agreement are, in the good faith judgment of the Board of Directors of the Company, no more restrictive in any material respect, taken as a whole, than the encumbrances and restrictions contained in such agreements referred to in clauses (i) or (ii) of this paragraph on the Emergence Date or the date such Restricted Subsidiary became a Restricted Subsidiary or was merged into a Restricted Subsidiary, whichever is applicable;

(iv) in the case of clause (3) of the first paragraph of this covenant, any encumbrance or restriction:

(a) that restricts in a customary manner the subletting, assignment or transfer of any property or asset that is subject to a permit, lease, license or similar contract, or the assignment or transfer of any such lease, license or other similar contract;

(b) contained in any Permitted Lien to the extent such encumbrances or restrictions restrict the transfer of the property subject to such Permitted Lien; or

(c) pursuant to customary provisions restricting dispositions of real property interests set forth in any reciprocal easement agreements of the Company or any Restricted Subsidiary;

(v) (a) purchase money obligations and (b) Capitalized Lease Obligations permitted under the Indenture, in each case, that impose encumbrances or restrictions of the nature described in clause (3) of the first paragraph of this covenant on the property so acquired;

(vi) any restriction with respect to a Restricted Subsidiary (or any of its property or assets) imposed pursuant to an agreement entered into for the direct or indirect sale or disposition of the Capital Stock or assets of such Restricted Subsidiary (or the property or assets that are subject to such restriction) pending the closing of such sale or disposition;

(vii) any encumbrance or restriction pursuant to provisions limiting the disposition or distribution of assets or property in joint venture agreements and other similar agreements (in each case, relating to joint ventures and other Persons which are not Restricted Subsidiaries), which limitation is applicable only to the assets that are the subject of such agreements;

(viii) restrictions on cash or other deposits imposed by customers under contracts entered into in the ordinary course of business;

(ix) net worth provisions in leases and other agreements entered into by the Company or any Restricted Subsidiary in the ordinary course of business;

(x) encumbrances or restrictions arising or existing by reason of applicable law or any applicable rule, regulation or order;

(xi) restrictions or conditions contained in any PPA, trading, netting, operating, construction, service, supply, purchase, sale or similar agreement to which the Company or any Restricted Subsidiary of the Company is a party entered into in the ordinary course of business; provided that such encumbrances or restrictions contained in any agreement referred to in this clause (xi) will not materially affect the Company’s ability to make anticipated principal or interest payments on the notes (as determined in good faith by the Board of Directors or senior management of the Company); provided further that any encumbrances or restrictions with respect to any such agreement of MIRMA shall be no more restrictive in any material respect, taken as a whole, than the encumbrances and restrictions set forth in the Facility Lease Documents on the Emergence Date; and

(xii) encumbrances or restrictions contained in indentures or debt instruments or other debt arrangements Incurred or Preferred Stock issued by Restricted Subsidiaries in accordance with “— Limitation on indebtedness,” that are not more restrictive, taken as a whole, than those applicable to the Company in either the Indenture on the Issue Date or the Senior Secured Credit Agreement on the Emergence Date (which results in encumbrances or restrictions comparable to those applicable to the Company at a Restricted Subsidiary level).

Limitation on sales of assets and subsidiary stock.
The Company will not, and will not permit any of its Restricted Subsidiaries to, make any Asset Disposition unless:

(1) the Company or such Restricted Subsidiary, as the case may be, receives consideration at least equal to the fair market value (such fair market value to be determined on the date of contractually agreeing to such Asset Disposition), as determined in good faith by the Board of Directors (including as to the value of all non-cash consideration), of the shares and assets subject to such Asset Disposition;

(2) at least 75% of the consideration from such Asset Disposition received by the Company or such Restricted Subsidiary, as the case may be, is in the form of cash or Cash Equivalents; and

(3) an amount equal to 100% of the Net Available Cash from such Asset Disposition is applied by the Company or such Restricted Subsidiary, as the case may be:

(a) first, to the extent the Company or any Restricted Subsidiary, as the case may be, elects (or is required by the terms of any Indebtedness), to prepay, repay or purchase Indebtedness of the Company (other than any Disqualified Stock or Subordinated Obligations) or Indebtedness of a Restricted Subsidiary (other than any Disqualified Stock or Guarantor Subordinated Obligations of a subsidiary guarantor) (in each case other than Indebtedness owed to the Company or a Subsidiary of the Company) within 365 days from the later of the date of such Asset Disposition or the receipt of such Net Available Cash; provided, however, that, in connection with any prepayment, repayment or purchase of Indebtedness pursuant to this clause (a), the Company or such Restricted Subsidiary will retire such Indebtedness and will cause the related commitment (if any) to be permanently reduced in an amount equal to the principal amount so prepaid, repaid or purchased; and

(b) second, to the extent of the balance of such Net Available Cash after application in accordance with clause (a), to the extent the Company or such Restricted Subsidiary elects, within 365 days from the later of the date of such Asset Disposition or the receipt of such Net Available Cash, to (i) invest in Additional Assets, (ii) enter into a binding commitment to invest in Additional Assets and reinvest within 24 months from the later of the date of such Asset Disposition or the receipt of such Net Available Cash (an “Acceptable Commitment”), or (iii) in the case of a Casualty Event, either enter into an Acceptable

Commitment or deliver to the Trustee a Restoration Certification with respect to plans to invest (and reinvest within 36 months from the date of such Casualty Event);

provided that pending the final application of any such Net Available Cash in accordance with clause (a) or clause (b) above, the Company and its Restricted Subsidiaries may temporarily reduce Indebtedness or otherwise invest such Net Available Cash in any manner not prohibited by the Indenture.
Notwithstanding the preceding paragraph, in the event that regulatory approval is necessary for an asset or investment, or construction, repair or restoration on any asset or investment has commenced, then the Company or any Restricted Subsidiary shall have an additional 180 days to apply the Net Available Cash from such Asset Disposition in accordance with the preceding paragraph.
Any Acceptable Commitment that is later canceled or terminated for any reason before Net Available Cash from such Asset Disposition or Casualty Event is so applied shall be treated as a permitted application of such Net Available Cash if (x) the Company or any Restricted Subsidiary applies the Net Available Cash to prepay, repay or purchase Indebtedness described in clause (3)(a) above or (y) the Company or any Restricted Subsidiary enters into another Acceptable Commitment, in each case, within the later of (a) six (6) months of such cancellation or termination or (b) the initial 365-day period.
Any Net Available Cash from Asset Dispositions or Casualty Events that are not applied or invested as provided and within the time periods set forth in the preceding paragraph will be deemed to constitute “Excess Proceeds.” If the aggregate amount of Excess Proceeds exceeds $50.0 million, the Company will be required to make an offer (“Asset Disposition Offer”) to all holders of notes and to the extent required by the terms of other Pari Passu Indebtedness, to all holders of other Pari Passu Indebtedness outstanding with similar provisions requiring the Company to make an offer to purchase such Pari Passu Indebtedness with the proceeds from any Asset Disposition (“Pari Passu Notes”), to purchase the maximum principal amount of notes and any such Pari Passu Notes to which the Asset Disposition Offer applies that may be purchased out of the Excess Proceeds, at an offer price in cash in an amount equal to 100% of the principal amount of the notes and Pari Passu Notes plus accrued and unpaid interest to the date of purchase, in accordance with the procedures set forth in the Indenture or the agreements governing the Pari Passu Notes, as applicable, in each case in integral multiples of $1,000. To the extent that the aggregate amount of notes and Pari Passu Notes so validly tendered and not properly withdrawn pursuant to an Asset Disposition Offer is less than the Excess Proceeds, the Company may use any remaining Excess Proceeds for general corporate purposes, subject to other covenants contained in the Indenture. If the aggregate principal amount of notes surrendered by holders thereof and other Pari Passu Notes surrendered by holders or lenders, collectively, exceeds the amount of Excess Proceeds, the Trustee shall select the notes and Pari Passu Notes to be purchased on a pro rata basis on the basis of the aggregate principal amount of tendered notes and Pari Passu Notes. Upon completion of such Asset Disposition Offer, the amount of Excess Proceeds shall be reset at zero.
The Asset Disposition Offer will remain open for a period of not more than 60 nor less than 20 Business Days following its commencement, except to the extent that a longer period is required by applicable law (the “Asset Disposition Offer Period”). No later than five Business Days after the termination of the Asset Disposition Offer Period (the “Asset Disposition Purchase Date”), the Company will purchase the principal amount of notes and Pari Passu

Notes required to be purchased pursuant to this covenant (the “Asset Disposition Offer Amount”) or, if less than the Asset Disposition Offer Amount has been so validly tendered, all notes and Pari Passu Notes validly tendered in response to the Asset Disposition Offer.
If the Asset Disposition Purchase Date is on or after an interest record date and on or before the related interest payment date, any accrued and unpaid interest will be paid to the Person in whose name a note is registered at the close of business on such record date, and no additional interest will be payable to holders who tender notes pursuant to the Asset Disposition Offer.
On or before the Asset Disposition Purchase Date, the Company will, to the extent lawful, accept for payment, on a pro rata basis to the extent necessary, the Asset Disposition Offer Amount of notes and Pari Passu Notes or portions of notes and Pari Passu Notes so validly tendered and not properly withdrawn pursuant to the Asset Disposition Offer, or if less than the Asset Disposition Offer Amount has been validly tendered and not properly withdrawn, all notes and Pari Passu Notes so validly tendered and not properly withdrawn, in each case in integral multiples of $1,000. The Company will deliver to the Trustee an Officers’ Certificate stating that such notes or portions thereof were accepted for payment by the Company in accordance with the terms of this covenant and, in addition, the Company will deliver all certificates and notes required, if any, by the agreements governing the Pari Passu Notes. The Company or the Paying Agent, as the case may be, will promptly (but in any case not later than five Business Days after termination of the Asset Disposition Offer Period) mail or deliver to each tendering holder of notes or holder or lender of Pari Passu Notes, as the case may be, an amount equal to the purchase price of the notes or Pari Passu Notes so validly tendered and not properly withdrawn by such holder or lender, as the case may be, and accepted by the Company for purchase, and the Company will promptly issue a new note, and the Trustee, upon delivery of an Officers’ Certificate from the Company, will authenticate and mail or deliver such new note to such holder, in a principal amount equal to any unpurchased portion of the note surrendered; provided that each such new note will be in a principal amount of $1,000 or an integral multiple of $1,000. Any note not so accepted will be promptly mailed or delivered by the Company to the holder thereof. The Company will publicly announce the results of the Asset Disposition Offer on the Asset Disposition Purchase Date.
For the purposes of clause (2) above, the following will be deemed to be cash:

(1) the assumption by the transferee of Indebtedness (other than Subordinated Obligations or Disqualified Stock) of the Company or Indebtedness of a Restricted Subsidiary (other than Guarantor Subordinated Obligations or Disqualified Stock of any Wholly-Owned Subsidiary that is a subsidiary guarantor) and the release of the Company or such Restricted Subsidiary from all liability on such Indebtedness in connection with such Asset Disposition (in which case the Company will, without further action, be deemed to have applied such deemed cash to Indebtedness in accordance with clause (a) above);

(2) Additional Assets received as consideration for Asset Dispositions; and

(3) securities, notes or other obligations received by the Company or any Restricted Subsidiary from the transferee that are converted by the Company or such Restricted Subsidiary into cash within 180 days of such Asset Disposition.
The Company will comply, to the extent applicable, with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws or regulations in connection with the repurchase of notes pursuant to the Indenture. To the extent that the provisions of any securities laws or regulations conflict with provisions of this covenant, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Indenture by virtue of any conflict.
Limitation on affiliate transactions.
The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, enter into or conduct any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate of the Company (an “Affiliate Transaction”) unless:

(1) the terms of such Affiliate Transaction are no less favorable to the Company or such Restricted Subsidiary, as the case may be, than those that could be obtained in a comparable transaction at the time of such transaction in arm’s-length dealings with a Person who is not such an Affiliate;

(2) in the event such Affiliate Transaction involves an aggregate consideration in excess of $25.0 million, the terms of such transaction have been approved by the Board of Directors of the Company and by a majority of the members of such Board having no personal stake in such transaction (it being understood that serving as a director, officer or employee of the Parent or any of its Subsidiaries shall not be deemed a personal stake for this purpose), if any (and such majority or majorities, as the case may be, determines that such Affiliate Transaction satisfies the criteria in clause (1) above); and

(3) in the event such Affiliate Transaction involves an aggregate consideration in excess of $50.0 million, the Company has received a written opinion from an independent investment banking, accounting or appraisal firm of nationally recognized standing that such Affiliate Transaction is not materially less favorable than those that might reasonably have been obtained in a comparable transaction at such time on an arm’s-length basis from a Person that is not an Affiliate.
The preceding paragraph will not apply to:

(1) any Restricted Payment permitted to be made pursuant to the covenant described under “Limitation on restricted payments;”

(2) any issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment agreements and other compensation arrangements, options to purchase Capital Stock of the Company, restricted stock plans, long-term incentive plans, stock appreciation rights plans, participation plans or similar employee benefits plans and/or indemnity provided on behalf of officers and employees approved by the Board of Directors of the Company;

(3) loans or advances to employees, officers or directors in the ordinary course of business of the Company or any of its Restricted Subsidiaries but in any event not to exceed $2.0 million in the aggregate outstanding at any one time (without giving effect to the forgiveness of any such loan) with respect to all loans or advances made since the Issue Date;

(4) any transaction between the Company and a Restricted Subsidiary or between Restricted Subsidiaries and Guarantees issued by the Company or a Restricted Subsidiary for the benefit of the Company or a Restricted Subsidiary, as the case may be, in accordance with “Certain covenants — Limitations on indebtedness;”

(5) the payment of reasonable and customary fees paid to, and indemnity provided on behalf of, directors of the Company or any Restricted Subsidiary;

(6) the existence of, and the performance of obligations of the Company or any of its Restricted Subsidiaries under the terms of any agreement to which the Company or any of its Restricted Subsidiaries is a party as of or on the Emergence Date and identified on a schedule to the Indenture on the Issue Date, as these agreements may be amended, modified, supplemented, extended or renewed from time to time; provided, however, that any future amendment, modification, supplement, extension or renewal entered into after the Emergence Date will be permitted to the extent that its terms are not more disadvantageous in any material respect to the holders of the notes than the terms of the agreements in effect on the Emergence Date;

(7) transactions with customers, clients, suppliers or purchasers or sellers of goods or services, in each case, in the ordinary course of the business of the Company and its Restricted Subsidiaries and otherwise in compliance with the terms of the Indenture; provided that in the reasonable determination of the members of the Board of Directors or senior management of the Company, such transactions are on terms that are no less favorable to the Company or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Company or such Restricted Subsidiary with an unrelated Person;

(8) any issuance or sale of Capital Stock (other than Disqualified Stock) to Affiliates of the Company and the granting of registration and other customary rights in connection therewith;

(9) payments made or performance under the Management Agreement and any amendment thereto; provided, however, that the existence of, or the performance by the Company or any of its Restricted Subsidiaries of its obligations under, any future amendment to any such existing agreement shall only be permitted by this clause (9) to the extent that the terms of the Management Agreement, together with all amendments thereto, taken as a whole, are not more disadvantageous in any material respect to the holders of the notes than the original Management Agreement;

(10) Investments in the New York Unrestricted Subsidiaries (other than Mirant NY-Gen, LLC) through the extension of credit as described in the prospectus;

(11) services provided by Mirant Americas Energy Marketing or Mirant Energy Trading to Subsidiaries of New Mirant of the nature described in “Certain relationships and related party transactions — Related party arrangements after emergence from bankruptcy — Services agreement with Mirant Power Purchase, LLC,” “— Power sale, fuel supply and services agreements;” provided that in the reasonable determination of the members of the Board of Directors or senior management of the Company, such transactions are on terms that are no less favorable to the Company or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Company or such Restricted Subsidiary with an unrelated Person (with the exception that the failure to require collateral in connection with sales to affiliates shall not be deemed less favorable to the Company or the relevant Restricted Subsidiary); and

(12) transactions contemplated by the Plan of Reorganization and the related confirmation order.

SEC reports
Notwithstanding that the Issuers may not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, to the extent permitted by the Exchange Act, the Issuers will file with the SEC, and make available to the Trustee and the registered holders of the notes, the annual reports and the information, documents and other reports (or copies of such portions of any of the foregoing as the SEC may by rules and regulations prescribe) that are specified in Sections 13 and 15(d) of the Exchange Act within the time periods specified therein. In the event that the Issuers are not permitted to file such reports, documents and information with the SEC pursuant to the Exchange Act, the Issuers will nevertheless make available such Exchange Act information to the Trustee and the holders of the notes as if the Issuers were subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act within the time periods specified therein or in the relevant forms.
If the Issuers have designated any of their Subsidiaries as Unrestricted Subsidiaries, then the quarterly and annual financial information required by the preceding paragraph shall include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes to the financial statements and in Management’s Discussion and Analysis of Results of Operations and Financial Condition, of the financial condition and results of operations of the Issuers and their Restricted Subsidiaries.
The filing requirements set forth above for the applicable period may be satisfied by the Issuers prior to the commencement of the exchange offer or the effectiveness of the shelf registration statement by the filing with the Commission of the exchange offer registration statement and/or shelf registration statement, and any amendments thereto, with such financial information that satisfies Regulation S-X of the Securities Act; provided that this paragraph shall not supersede or in any manner suspend or delay the Issuers’ reporting obligations set forth in the first three paragraphs of this covenant.
Merger and consolidation
The Company will not consolidate with or merge with or into, or convey, transfer or lease all or substantially all their assets to, any Person, unless:

(1) the resulting, surviving or transferee Person (the “Successor Company”) will be a corporation, partnership or limited liability company organized and existing under the laws of the United States of America, any State of the United States or the District of Columbia and the Successor Company (if not the Company) will expressly assume, by supplemental indenture, executed and delivered to the Trustee, in form satisfactory to the Trustee, all the obligations of the Company under the notes, the Indenture and the Registration Rights Agreement; provided that if the Successor Company is not organized as a corporation after such transaction, MNA Finance Corp. or a successor U.S. corporation which is a Restricted Subsidiary of the Successor Company shall continue to be co-obligor of the notes and shall have by supplemental indenture confirmed its obligations under the Indenture, the notes and the Registration Rights Agreement;

(2) immediately after giving effect to such transaction (and treating any Indebtedness that becomes an obligation of the Successor Company or any Subsidiary of the Successor Company as a result of such transaction as having been Incurred by the Successor Company or such Subsidiary at the time of such transaction), no Default or Event of Default shall have occurred and be continuing;

(3) immediately after giving effect to such transaction, (a) the Successor Company would be able to Incur at least an additional $1.00 of Indebtedness pursuant to the first paragraph of the “Limitation on indebtedness” covenant or (b) the Consolidated Coverage Ratio for the Successor Company and its Restricted Subsidiaries would be greater than such ratio for the Company and its Restricted Subsidiaries immediately prior to such transaction;

(4) each subsidiary guarantor (unless it is the other party to the transactions above, in which case clause (1) shall apply) shall have by supplemental indenture confirmed that its subsidiary guarantee shall apply to such Person’s obligations in respect of the Indenture and the notes and its obligations under the Registration Rights Agreement shall continue to be in effect; and

(5) the Company shall have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indenture (if any) comply with the Indenture.
For purposes of this covenant, the sale, lease, conveyance, assignment, transfer, or other disposition of all or substantially all of the properties and assets of one or more Subsidiaries of the Company, which properties and assets, if held by the Company instead of such Subsidiaries, would constitute all or substantially all of the properties and assets of the Company on a consolidated basis, shall be deemed to be the transfer of all or substantially all of the properties and assets of the Company.
The predecessor Company will be released from its obligations under the Indenture and the Successor Company will succeed to, and be substituted for, and may exercise every right and power of, the Issuers under the Indenture, but, in the case of a lease of all or substantially all its assets, the predecessor Company will not be released from the obligation to pay the principal of and interest on the notes.
Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve “all or substantially all” of the property or assets of a Person.
Notwithstanding the preceding clause (3), (x) any Restricted Subsidiary may consolidate with, merge into or transfer all or part of its properties and assets to the Company, (y) the Company may merge with an Affiliate incorporated solely for the purpose of reincorporating the Company in another jurisdiction to realize tax benefits; provided that, in the case of a Restricted Subsidiary that merges into the Company, the Issuers will not be required to comply with the preceding clause (5) and (z) the merger of Mirant North America Escrow, LLC with and into Mirant North America, LLC.
In addition, the Company will not permit any subsidiary guarantor to consolidate with, merge with or into any Person (other than the Company or another subsidiary guarantor) and will not permit the conveyance, transfer or lease of all or substantially all of the assets of any subsidiary guarantor (except to the Company or another subsidiary guarantor) unless:

(1) (a) if such entity remains a subsidiary guarantor, the resulting, surviving or transferee Person will be a corporation, partnership, trust or limited liability company organized and existing under the laws of the United States of America, any State of the United States or the District of Columbia; (b) immediately after giving effect to such transaction (and treating any Indebtedness that becomes an obligation of the resulting, surviving or transferee Person or any Restricted Subsidiary as a result of such transaction as having been Incurred by such Person or such Restricted Subsidiary at the time of such transaction), no Default of Event of Default shall have occurred and be continuing; and (c) the Company will have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indenture (if any) comply with the Indenture; and

(2) the transaction is made in compliance with the covenant described under “— Limitation on sales of assets and subsidiary stock” and this “— Merger and consolidation” covenant.

Future subsidiary guarantors
The Company will cause each Restricted Subsidiary that Guarantees, on the Emergence Date or any time thereafter, any Indebtedness of the Company or any subsidiary guarantor (excluding a Guarantee by a Non-Guarantor Restricted Subsidiary of Indebtedness issued by a Non-Guarantor Restricted Subsidiary) to execute and deliver to the Trustee a supplemental indenture pursuant to which such Restricted Subsidiary will unconditionally Guarantee, on a joint and several basis, the full and prompt payment of the principal of, premium, if any, and interest (including Additional Interest, if any) in respect of the notes on a senior unsecured basis and all other obligations under the Indenture. Notwithstanding the foregoing, in the event any subsidiary guarantor is released and discharged in full from all of its obligations under its Guarantees of (1) the Senior Secured Credit Agreement and (2) all other Indebtedness of the Company and its Restricted Subsidiaries, then the subsidiary guarantee of such subsidiary guarantor shall be automatically and unconditionally released or discharged; provided that such Restricted Subsidiary has not Incurred any Indebtedness in reliance on its status as a subsidiary guarantor under the covenant “— Limitation on indebtedness” unless such subsidiary guarantor’s obligations under such Indebtedness are satisfied in full and discharged or are otherwise permitted under the second paragraph of “— Limitation on indebtedness.”
The obligations of each subsidiary guarantor will be limited to the maximum amount as will, after giving effect to all other contingent and fixed liabilities of such subsidiary guarantor (including, without limitation, any guarantees under the Senior Secured Credit Agreement) and after giving effect to any collections from or payments made by or on behalf of any other subsidiary guarantor in respect of the obligations of such other subsidiary guarantor under its subsidiary guarantee or pursuant to its contribution obligations under the Indenture, result in the obligations of such subsidiary guarantor under its subsidiary guarantee not constituting a fraudulent conveyance or fraudulent transfer under federal or state law.
Each subsidiary guarantee shall be released in accordance with the provisions of the Indenture described under “— Subsidiary guarantees.”
Limitation on lines of business
The Company will not, and will not permit any Restricted Subsidiary to, engage in any business other than a Permitted Business.
Restrictions on activities of MNA Finance Corp.
Other than in connection with or incident to its obligations of the notes under the Indenture and its existence, MNA Finance Corp. will not hold any assets, become liable for any obligations or engage in any business activities, other than issuing a Guarantee of the Senior Secured Credit Agreement. At any time when the Company or a Successor Company is a corporation,

MNA Finance Corp. may consolidate or merge with or into the Company or any Restricted Subsidiary.
Payments for consent
Neither the Company nor any of its Restricted Subsidiaries will, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fees or otherwise, to any holder of any notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Indenture or the notes unless such consideration is offered to be paid or is paid to all holders of the notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or amendment.
Events of default
Each of the following is an Event of Default:

(1) default in any payment of interest or additional interest (as required by the Registration Rights Agreement) on any note when due, continued for 30 days;

(2) default in the payment of principal of or premium, if any, on any note when due at its Stated Maturity, upon optional redemption, upon required repurchase, upon declaration or otherwise;

(3) failure by the Issuers or any subsidiary guarantor to comply with their obligations under “Certain covenants — Merger and consolidation;”

(4) failure by the Issuers to comply for 30 days after notice as provided below with any of their obligations under the covenants described under “Change of control” above or under the covenants described under “Certain covenants” above (in each case, other than a failure to purchase notes which will constitute an Event of Default under clause (2) above and other than a failure to comply with “Certain covenants — Merger and consolidation” which is covered by clause (3));

(5) failure by the Issuers to comply for 60 days after notice as provided below with their other agreements contained in the Indenture;

(6) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Issuers, any of their Restricted Subsidiaries or New Mirant (subject, solely in the case of New Mirant, to there being outstanding more than $100.0 million of unfunded MAI Series A Preferred Shares and MAI Series B Preferred Shares in the aggregate) or the payment of which is guaranteed by the Issuers, any of their Restricted Subsidiaries or New Mirant, other than Indebtedness owed to the Issuers or a Restricted Subsidiary, whether such Indebtedness or guarantee now exists, or is created after the date of the Indenture, which default:

(a) is caused by a failure to pay principal of such Indebtedness at its final stated maturity (“payment default”); or

(b) results in the acceleration of such Indebtedness prior to its maturity (the “cross acceleration provision”);

and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a payment default or the maturity of which has been so accelerated, aggregates

$50.0 million or more; provided that this clause (6) shall not apply to Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness to a Person that is not an Affiliate of the Issuers so long as such Indebtedness is retired upon such sale or transfer;

(7) certain events of bankruptcy, insolvency or reorganization of either of the Issuers or New Mirant (subject, solely in the case of New Mirant, to there being outstanding more than $100.0 million of unfunded MAI Series A Preferred Shares and MAI Series B Preferred Shares in the aggregate) or a Significant Subsidiary of the Issuers or group of Restricted Subsidiaries of the Issuers that, taken together (as of the latest audited combined and consolidated financial statements for the Company and its Restricted Subsidiaries), would constitute a Significant Subsidiary (the “bankruptcy provisions”);

(8) failure by the Company or any Significant Subsidiary or group of Restricted Subsidiaries that, taken together (as of the latest audited combined and consolidated financial statements for the Company and its Restricted Subsidiaries), would constitute a Significant Subsidiary to pay final judgments aggregating in excess of $50.0 million (net of any amounts that a reputable and creditworthy insurance company has acknowledged liability for in writing), which judgments are not paid, discharged or stayed for a period of 60 days (the “judgment default provision”); or

(9) any subsidiary guarantee of a Significant Subsidiary or group of Restricted Subsidiaries that taken together as of the latest audited combined and consolidated financial statements for the Company and its Restricted Subsidiaries would constitute a Significant Subsidiary ceases to be in full force and effect (except as contemplated by the terms of the Indenture) or is declared null and void in a judicial proceeding or any subsidiary guarantor that is a Significant Subsidiary or group of subsidiary guarantors that taken together as of the latest audited combined and consolidated financial statements of the Company and its Restricted Subsidiaries would constitute a Significant Subsidiary expressly denies or disaffirms its obligations under the Indenture or its subsidiary guarantee.

However, a default under clauses (4) and (5) of this paragraph will not constitute an Event of Default until the Trustee or the holders of 25% in principal amount of the outstanding notes notify the Issuers of the default and the Issuers do not cure such default within the time specified in clauses (4) and (5) of this paragraph after receipt of such notice.
If an Event of Default (other than an Event of Default described in clause (7) above) occurs and is continuing, the Trustee by notice to the Issuers, or the holders of at least 25% in principal amount of the outstanding notes by notice to the Issuers and the Trustee, may, and the Trustee at the request of such holders shall, declare the principal of, premium, if any, and accrued and unpaid interest, if any, on all the notes to be due and payable. Upon such a declaration, such principal, premium and accrued and unpaid interest will be due and payable immediately. In the event of a declaration of acceleration of the notes because an Event of Default described in clause (6) under “Events of default” has occurred and is continuing, the declaration of acceleration of the notes shall be automatically annulled if the event of default or payment default triggering such Event of Default pursuant to clause (6) shall be remedied or cured by the Issuers or a Restricted Subsidiary or waived by the holders of the relevant Indebtedness within 30 days after the declaration of acceleration with respect thereto and if (1) the annulment of the acceleration of the notes would not conflict with any judgment or decree of a court of competent jurisdiction, (2) all existing Events of Default, except nonpayment of principal, premium or interest on the notes that became due solely because of the acceleration of the notes, have been cured or waived and (3) to the extent the payment of such interest is lawful, interest on overdue installments of interest and overdue principal, which has become due otherwise than by such declaration or acceleration, has been paid. If an Event of Default described in clause (7) above occurs and is continuing, the principal of, premium, if any, and accrued and unpaid interest on all the notes will become and be immediately due and payable without any declaration or other act on the part of the Trustee or any holders. The holders of a majority in principal amount of the outstanding notes may waive all past defaults (except with respect to nonpayment of principal, premium or interest) and rescind any such acceleration with respect to the notes and its consequences if (1) rescission would not conflict with any judgment or decree of a court of competent jurisdiction and (2) all existing Events of Default, other than the nonpayment of the principal of, premium, if any, and interest on the notes that have become due solely by such declaration of acceleration, have been cured or waived.
Subject to the provisions of the Indenture relating to the duties of the Trustee, if an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under the Indenture at the request or direction of any of the holders unless such holders have offered to the Trustee reasonable indemnity or security against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium, if any, or interest when due, no holder may pursue any remedy with respect to the Indenture or the notes unless:

(1) such holder has previously given the Trustee notice that an Event of Default is continuing;

(2) holders of at least 25% in principal amount of the outstanding notes have requested the Trustee to pursue the remedy;

(3) such holders have offered the Trustee reasonable security or indemnity against any loss, liability or expense;

(4) the Trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity; and

(5) the holders of a majority in principal amount of the outstanding notes have not given the Trustee a direction that, in the opinion of the Trustee, is inconsistent with such request within such 60-day period.
Subject to certain restrictions, the holders of a majority in principal amount of the outstanding notes are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. The Indenture provides that in the event an Event of Default has occurred and is continuing, the Trustee will be required in the exercise of its powers to use the degree of care that a prudent person would use in the conduct of its own affairs. The Trustee, however, may refuse to follow any direction that conflicts with law or the Indenture or that the Trustee determines is unduly prejudicial to the rights of any other holder or that would involve the Trustee in personal liability. Prior to taking any action under the Indenture, the Trustee will be entitled to indemnification satisfactory to it in its sole discretion against all losses and expenses caused by taking or not taking such action.
The Indenture provides that if a Default occurs and is continuing and is known to the Trustee, the Trustee must mail to each holder notice of the Default within 90 days after it occurs.

Except in the case of a Default in the payment of principal of, premium, if any, or interest on any note, the Trustee may withhold notice if and so long as a committee of trust officers of the Trustee in good faith determines that withholding notice is in the interests of the holders. In addition, the Issuers are required to deliver to the Trustee, within 120 days after the end of each fiscal year, a certificate indicating whether the signers thereof know of any Default that occurred during the previous year. The Issuers also are required to deliver to the Trustee, within 30 days after the occurrence thereof, written notice of any events which would constitute certain Defaults, their status and what action the Issuers are taking or proposing to take in respect thereof.
In the case of any Event of Default occurring by reason of any willful action (or inaction) taken (or not taken) by or on behalf of the Issuers with the intention of avoiding payment of the premium that the Issuers would have had to pay if the Issuers then had elected to redeem the notes pursuant to the Optional redemption provisions of the Indenture or was required to repurchase the notes, an equivalent premium shall also become and be immediately due and payable to the extent permitted by law upon the acceleration of the notes. If an Event of Default occurs prior to December 31, 2009 by reason of any willful action (or inaction) taken (or not taken) by or on behalf of the Issuers with the intention of avoiding the prohibition on redemption of the notes prior to December 31, 2009, the premium specified in the Indenture shall also become immediately due and payable to the extent permitted by law upon the acceleration of the notes.
Amendments and waivers
Subject to certain exceptions, the Indenture and the notes may be amended or supplemented with the consent of the holders of a majority in principal amount of the notes then outstanding (including without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes) and, subject to certain exceptions, any past default or compliance with any provisions may be waived with the consent of the holders of a majority in principal amount of the notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes). However, without the consent of each holder of an outstanding note affected, no amendment, supplement or waiver may, among other things:

(1) reduce the amount of notes whose holders must consent to an amendment;

(2) reduce the stated rate of or extend the stated time for payment of interest on any note;

(3) reduce the principal of or extend the Stated Maturity of any note;

(4) reduce the premium payable upon the redemption of any note or change the time at which any note may be redeemed as described above under “Optional redemption,” whether through an amendment or waiver of provisions in the covenants, definitions or otherwise;

(5) make any note payable in money other than that stated in the note;

(6) impair the right of any holder to receive payment of principal, premium, if any, and interest on such holder’s notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such holder’s notes;

(7) make any change in the amendment provisions which require each holder’s consent or in the waiver provisions; or

(8) modify the subsidiary guarantees in any manner adverse to the holders of the notes.
Notwithstanding the foregoing, without the consent of any holder, the Issuers, the Guarantors and the Trustee may amend the Indenture and the notes to:

(1) cure any ambiguity, omission, defect or inconsistency;

(2) provide for the assumption by a successor corporation of the obligations of the Issuers or any subsidiary guarantor under the Indenture;

(3) provide for uncertificated notes in addition to or in place of certificated notes (provided that the uncertificated notes are issued in registered form for purposes of Section 163(f) of the Code, or in a manner such that the uncertificated notes are described in Section 163(f)(2)(B) of the Code);

(4) add Guarantees with respect to the notes or release a subsidiary guarantor upon its designation as an Unrestricted Subsidiary; provided, however, that the designation is in accord with the applicable provisions of the Indenture;

(5) secure the notes;

(6) add to the covenants of the Issuers for the benefit of the holders or surrender any right or power conferred upon the Issuers;

(7) make any change that does not adversely affect the rights of any holder;

(8) comply with any requirement of the SEC in connection with the qualification of the Indenture under the Trust Indenture Act;

(9) release a subsidiary guarantor from its obligations under its subsidiary guarantee or the Indenture in accordance with the applicable provisions of the Indenture;

(10) provide for the appointment of a successor trustee; provided that the successor trustee is otherwise qualified and eligible to act as such under the terms of the Indenture;

(11) provide for the issuance of exchange securities which shall have terms substantially identical in all respects to the notes (except that the transfer restrictions contained in the notes shall be modified or eliminated as appropriate) and which shall be treated, together with any outstanding notes, as a single class of securities;

(12) make any change necessary to conform the Indenture to the Description of the notes in the prospectus; or

(13) provide for the issuance of Additional Notes in accordance with the provisions of the Indenture.
The consent of the holders is not necessary under the Indenture to approve the particular form of any proposed amendment or supplement. It is sufficient if such consent approves the substance of the proposed amendment or supplement. A consent to any amendment, supplement or waiver under the Indenture by any holder of notes given in connection with a tender of such holder’s notes will not be rendered invalid by such tender. After an amendment or supplement under the Indenture becomes effective, the Issuers are required to mail to the holders a notice briefly describing such amendment or supplement. However, the failure to give such notice to all the holders, or any defect in the notice will not impair or affect the validity of the amendment or supplement.
Defeasance
The Issuers at any time may terminate all their obligations under the notes and the Indenture (“legal defeasance”), except for certain obligations, including those respecting the defeasance trust and obligations to register the transfer or exchange of the notes, to replace mutilated, destroyed, lost or stolen notes and to maintain a registrar and paying agent in respect of the notes. If the Issuers exercise their legal defeasance option, the subsidiary guarantees in effect at such time will terminate.
The Issuers at any time may terminate their obligations described under “Change of control” and under the covenants described under “Certain covenants” (other than “Merger and consolidation”), the operation of the cross-default upon a payment default, cross acceleration provisions, the bankruptcy provisions with respect to Significant Subsidiaries, the judgment default provision and the subsidiary guarantee provision described under “Events of default” above and the limitations contained in clause (3) under “Certain covenants — Merger and consolidation” above (“covenant defeasance”).
The Issuers may exercise their legal defeasance option notwithstanding their prior exercise of their covenant defeasance option. If the Issuers exercise their legal defeasance option, payment of the notes may not be accelerated because of an Event of Default with respect to the notes. If the Issuers exercise their covenant defeasance option, payment of the notes may not be accelerated because of an Event of Default specified in clause (4), (5), (6), (7) (with respect only to Significant Subsidiaries), (8) or (9) under “Events of default” above or because of the failure of the Issuers to comply with clause (3) under “Certain covenants — Merger and consolidation” above.
In order to exercise either defeasance option, the Issuers must irrevocably deposit in trust (the “defeasance trust”) with the Trustee money or U.S. Government Obligations for the payment of principal, premium, if any, and interest on the notes to redemption or maturity, as the case may be, and must comply with certain other conditions, including delivery to the Trustee of an Opinion of Counsel (subject to customary exceptions and exclusions) to the effect that holders of the notes will not recognize income, gain or loss for Federal income tax purposes as a result of such deposit and defeasance and will be subject to Federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred. In the case of legal defeasance only, such Opinion of Counsel must be based on a ruling of the Internal Revenue Service or other change in applicable Federal income tax law.
No personal liability of directors, officers, employees and stockholders
No director, officer, employee, incorporator or stockholder of the Issuers, as such, shall have any liability for any obligations of the Issuers under the notes, the Indenture or the subsidiary guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes. Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the SEC that such a waiver is against public policy.

Concerning the trustee
Law Debenture Trust Company of New York is the Trustee under the Indenture. Deutsche Bank Trust Company Americas has been appointed by the Issuers as Registrar and Paying Agent with regard to the notes.
Governing law
The Indenture provides that it and the notes will be governed by, and construed in accordance with, the laws of the State of New York.
Certain definitions
“Acquired Indebtedness” means Indebtedness (i) of a Person or any of its Subsidiaries existing at the time such Person becomes a Restricted Subsidiary or (ii) assumed in connection with the acquisition of assets from such Person, in each case whether or not Incurred by such Person in connection with, or in anticipation or contemplation of, such Person becoming a Restricted Subsidiary or such acquisition. Acquired Indebtedness shall be deemed to have been Incurred, with respect to clause (i) of the preceding sentence, on the date such Person becomes a Restricted Subsidiary and, with respect to clause (ii) of the preceding sentence, on the date of consummation of such acquisition of assets.
“Additional Assets” means:

(1) any property, plant or equipment to be used by the Company or a Restricted Subsidiary in a Permitted Business or capital expenditures by the Company or a Restricted Subsidiary which are related to a Permitted Business;

(2) the Capital Stock of a Person that becomes a Restricted Subsidiary as a result of the acquisition of such Capital Stock by the Company or a Restricted Subsidiary; or

(3) Capital Stock constituting a minority interest in any Person that at such time is a Restricted Subsidiary;
provided, however, that, in the case of clauses (2) and (3), such Restricted Subsidiary is primarily engaged in a Permitted Business.
“Affiliate” of any specified Person means any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing; provided that exclusively for purposes of “Certain covenants — Limitation on affiliate transactions,” beneficial ownership of 10% or more of the Voting Stock of a Person shall be deemed to be control.
“Applicable Premium” means, with respect to any note on any applicable redemption date, the greater of:

(1) 1.0% of the then outstanding principal amount of the note; and

(2) the excess of:

(a) the present value at such redemption date of (i) the redemption price of the note at December 31, 2009 (such redemption price being set forth in the table appearing above under the caption “— Optional redemption”) plus (ii) all required interest payments due on the note, through December 31, 2009 (excluding accrued but unpaid interest), computed using a discount rate equal to the Treasury Rate as of such redemption date plus 50 basis points; over

(b) the then outstanding principal amount of the note.

“Asset Disposition” means any direct or indirect sale, lease (other than an operating lease entered into in the ordinary course of business), transfer, issuance or other disposition, or a series of related sales, leases, transfers, issuances or dispositions that are part of a common plan, of shares of Capital Stock of a Restricted Subsidiary (other than directors’ qualifying shares), property or other assets (each referred to for the purposes of this definition as a “disposition”) by the Company or any of its Restricted Subsidiaries, including any disposition by means of a merger, consolidation or similar transaction.
Notwithstanding the preceding, the following items shall not be deemed to be Asset Dispositions:

(1) a disposition of assets (x) by a Restricted Subsidiary to the Company or (y) by the Company or a Restricted Subsidiary to a Restricted Subsidiary; provided that in the case of a sale by a Restricted Subsidiary to another Restricted Subsidiary, the Company directly or indirectly owns an equal or greater percentage of the Common Stock of the transferee than of the transferor;

(2) the sale of Cash Equivalents;

(3) a disposition of inventory in the ordinary course of business;

(4) a disposition of obsolete, uneconomic or worn out equipment, vehicles or similar assets or equipment, vehicles or similar assets that in the good faith judgment of the Board of Directors of the Company is no longer useful or desirable in the conduct of the business of the Company and its Restricted Subsidiaries and that is disposed of in each case in the ordinary course of business;

(5) transactions permitted under “Certain covenants— Merger and consolidation”;

(6) an issuance of Capital Stock by a Restricted Subsidiary to the Company or to a Restricted Subsidiary;

(7) for purposes of “Certain covenants— Limitation on sales of assets and subsidiary stock” only, the making of a Permitted Investment (other than a Permitted Investment to the extent such transaction results in the receipt of cash or Cash Equivalents by the Company or its Restricted Subsidiaries) or a disposition subject to “Certain covenants— Limitation on restricted payments;”

(8) dispositions of assets in a single transaction or series of related transactions with an aggregate fair market value of less than $25.0 million;

(9) the creation of a Permitted Lien and dispositions in connection with Permitted Liens;

(10) dispositions of receivables in connection with the compromise, settlement or collection thereof in the ordinary course of business or in bankruptcy or similar proceedings and exclusive of factoring or similar arrangements;

(11) the issuance by a Restricted Subsidiary of Preferred Stock that is permitted by the covenant described under the caption “—Certain covenants — Limitation on indebtedness;”

(12) the licensing or sublicensing of intellectual property or other general intangibles and licenses, leases or subleases of other property in the ordinary course of business which do not materially interfere with the business of the Company and its Restricted Subsidiaries;

(13) foreclosure on assets;

(14) the disposition by the Company or any Subsidiary of power, capacity, fuel, emission credits and other products or services, in each case in the ordinary course of business (it being understood that a disposition of a quantity of power, capacity, fuel or emission credits or other products or services that is material to the Company or such Restricted Subsidiary, as the case may be, shall not alone cause such disposition not to be in the ordinary course of business);

(15) compromises and settlements of claims against third parties and, in an amount not to exceed $10.0 million since the Emergence Date, dispositions in connection with the settlement of claims and litigation;

(16) dispositions made pursuant to the Plan of Reorganization;

(17) to the extent allowable under Section 1031 of the Code, any exchange of like property (excluding any boot thereon) for use in a Permitted Business;

(18) any sale of Capital Stock in, or Indebtedness or other securities of, an Unrestricted Subsidiary (with the exception of Investments acquired pursuant to the definition of Permitted Investments);

(19) any Casualty Event; and

(20) the unwinding of any Hedging Obligation.
“Attributable Indebtedness” in respect of a Sale/ Leaseback Transaction means, as at the time of determination, the present value (discounted at the interest rate implicit in the transaction) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale/ Leaseback Transaction (including any period for which such lease has been extended), determined in accordance with GAAP; provided, however, that if such Sale/ Leaseback Transaction results in a Capitalized Lease Obligation, the amount of Indebtedness represented thereby will be determined in accordance with the definition of “Capitalized Lease Obligations.”
“Average Life” means, as of the date of determination, with respect to any Indebtedness or Preferred Stock, the quotient obtained by dividing (1) the sum of the products of the numbers of years from the date of determination to the dates of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Preferred Stock multiplied by the amount of such payment by (2) the sum of all such payments.
“Bankruptcy Court” means the United States Bankruptcy Court for the Northern District of Texas (Fort Worth Division) presiding over the Chapter 11 cases of Mirant Corporation and its affiliates, Case No. 03-46590 (DML).

“Board of Directors” means as to any Person, the board of directors or managers, as applicable, of such Person (or, if such Person is a partnership, the board of directors or other governing body of the general partner of such Person) or any duly authorized committee thereof.
“Business Day” means each day that is not a Saturday, Sunday or other day on which banking institutions in New York, New York are authorized or required by law to close.
“Capital Stock” of any Person means any and all shares, interests, rights to purchase, warrants, options, participation or other equivalents of or interests in (however designated) equity of such Person, including any Preferred Stock and limited liability or partnership interests (whether general or limited), but excluding any debt securities convertible into such equity.
“Capitalized Lease Obligations” means an obligation that is required to be classified and accounted for as a capitalized lease for financial reporting purposes in accordance with GAAP, and the amount of Indebtedness represented by such obligation will be the capitalized amount of such obligation at the time any determination thereof is to be made as determined in accordance with GAAP, and the Stated Maturity thereof will be the date of the last payment of rent or any other amount due under such lease prior to the first date such lease may be terminated without penalty; provided, however, that in no event shall the obligations of MIRMA under the Facility Lease Documents (without giving effect to any amendment, supplement or modification thereto) be treated as Capitalized Lease Obligations.
“Cash Equivalents” means:

(1) securities issued or directly and fully guaranteed or insured by the United States Government or any agency or instrumentality of the United States (provided that the full faith and credit of the United States is pledged in support thereof), and, other than any such securities used to defease Indebtedness, having maturities of not more than one year from the date of acquisition;

(2) marketable general obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition of the United States (provided that the full faith and credit of the United States is pledged in support thereof) and, at the time of acquisition, having a credit rating of “A” or better from either Standard & Poor’s Ratings Services or Moody’s Investors Service, Inc.;

(3) certificates of deposit, time deposits, eurodollar time deposits, overnight bank deposits or bankers’ acceptances having maturities of not more than one year from the date of acquisition thereof issued by any commercial bank the long term debt of which is rated at the time of acquisition thereof at least “A” or the equivalent thereof by Standard & Poor’s Ratings Services, or “A” or the equivalent thereof by Moody’s Investors Service, Inc., and having combined capital and surplus in excess of $500.0 million;

(4) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (1), (2) and (3) entered into with any bank meeting the qualifications specified in clause (3) above;

(5) commercial paper rated at the time of acquisition thereof at least “A-2” or the equivalent thereof by Standard & Poor’s Ratings Services or “P-2” or the equivalent thereof by Moody’s Investors Service, Inc., or carrying an equivalent rating by a nationally recognized rating agency, if both of the two named rating agencies cease publishing ratings of investments, and in any case maturing within one year after the date of acquisition thereof;

(6) interests in any investment company or money market fund which invests 95% or more of its assets in instruments of the type specified in clauses (1) through (5) above; and

(7) money market funds that (i) (x) comply with the criteria set forth in SEC Rule 2a-7 under the Investment Company Act of 1940, as amended, and are rated at least “A” by S&P and A by Moody’s or (y) are rated “AAA” by S&P and “Aaa” by Moody’s and (ii) have portfolio assets of at least $2,500,000,000.

“Casualty Event” means any taking under power of eminent domain or similar proceeding and any insured loss; provided that any such taking or insured loss that results in Net Available Cash of less than $25.0 million shall not be deemed a Casualty Event.
“Change of Control” means:

(1) any “person” or “group” of related persons (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that such person or group shall be deemed to have “beneficial ownership” of all shares that any such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50% of the total voting power of the Voting Stock of the Company (other than a Wholly-Owned Subsidiary of New Mirant) or Parent (or its successor by merger, consolidation or purchase of all or substantially all of its assets) (for the purposes of this clause, such person or group shall be deemed to beneficially own any Voting Stock of the Company or Parent held by a parent entity, if such person or group “beneficially owns” (as defined above), directly or indirectly, more than 50% of the voting power of the Voting Stock of such parent entity); or

(2) the first day on which a majority of the members of the Board of Directors of the Company or Parent are not Continuing Directors; or

(3) the sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of Parent or, other than to New Mirant or a Wholly-Owned Subsidiary of New Mirant, the Company and its Restricted Subsidiaries taken as a whole to any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act); or

(4) the adoption by the stockholders of the Company or Parent of a plan or proposal for the liquidation or dissolution of the Company or Parent.
“Code” means the Internal Revenue Code of 1986, as amended.
“Common Stock” means with respect to any Person, any and all shares, interest or other participations in, and other equivalents (however designated and whether voting or nonvoting) of such Person’s common stock whether or not outstanding on the Issue Date, and includes, without limitation, all series and classes of such common stock.
“Commodity Agreement” means any commodity futures contract, commodity option or other similar agreement or arrangement entered into by the Company or any Restricted Subsidiary designed to protect the Company or any of its Restricted Subsidiaries against fluctuations in the price of any commodity, including without limitation, fuel, emissions and electric energy or capacity, actually sold or used in the ordinary course of business of the Company and its Restricted Subsidiaries.
“Consolidated Coverage Ratio” means as of any date of determination, with respect to any Person, the ratio of (x) the aggregate amount of Consolidated EBITDA of such Person for the period of the most recent four consecutive fiscal quarters ending prior to the date of such determination for which financial statements are in existence (the “Reference Period”) to (y) Consolidated Interest Expense for such four fiscal quarters, provided, however, that:
          (1) if the Company or any Restricted Subsidiary:

(a) has Incurred any Indebtedness since the beginning of such period that remains outstanding on such date of determination or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio is an Incurrence of Indebtedness, Consolidated EBITDA and Consolidated Interest Expense for such period will be calculated after giving effect on a pro forma basis to such Indebtedness as if such Indebtedness had been Incurred on the first day of such period (except that in making such computation, the amount of Indebtedness under any revolving credit facility outstanding on the date of such calculation will be deemed to be (i) the average daily balance of such Indebtedness during such four fiscal quarters or such shorter period for which such facility was outstanding or (ii) if such facility was created after the end of such four fiscal quarters, the average daily balance of such Indebtedness during the period from the date of creation of such facility to the date of such calculation) and the discharge of any other Indebtedness repaid, repurchased, defeased or otherwise discharged with the proceeds of such new Indebtedness as if such discharge had occurred on the first day of such period; or

(b) has repaid, repurchased, defeased or otherwise discharged any Indebtedness since the beginning of the period that is no longer outstanding on such date of determination or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio involves a discharge of Indebtedness (in each case other than Indebtedness Incurred under any revolving credit facility unless such Indebtedness has been permanently repaid and the related commitment terminated), Consolidated EBITDA and Consolidated Interest Expense for such period will be calculated after giving effect on a pro forma basis to such discharge of such Indebtedness, including with the proceeds of such new Indebtedness, as if such discharge had occurred on the first day of such period;

(2) if since the beginning of such period the Company or any Restricted Subsidiary will have made any Asset Disposition or disposed of any company, division, operating unit, segment, business, group of related assets or line of business or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio is such an Asset Disposition:

(a) the Consolidated EBITDA for such period will be reduced by an amount equal to the Consolidated EBITDA (if positive) directly attributable to the assets which are the subject of such Asset Disposition for such period or increased by an amount equal to the Consolidated EBITDA (if negative) directly attributable thereto for such period; and

(b) Consolidated Interest Expense for such period will be reduced by an amount equal to the Consolidated Interest Expense directly attributable to any Indebtedness of the Company or any Restricted Subsidiary repaid, repurchased, defeased or otherwise discharged with respect to the Company and its Restricted Subsidiaries in connection with such Asset Disposition for such period (or, if the Capital Stock of any Restricted Subsidiary is sold, the Consolidated Interest Expense for such period directly attributable to the Indebtedness of such Restricted Subsidiary to the extent the Company and its Restricted Subsidiaries are no longer liable for such Indebtedness after such sale);

(3) if since the beginning of such period the Company or any Restricted Subsidiary (by merger or otherwise) will have made an Investment in any Restricted Subsidiary (or any Person which becomes a Restricted Subsidiary or is merged with or into the Company) or an acquisition of assets, including any acquisition of assets occurring in connection with a transaction causing a calculation to be made hereunder, which constitutes all or substantially all of a company, division, operating unit, segment, business, group of related assets or line of business, Consolidated EBITDA and Consolidated Interest Expense for such period will be calculated after giving pro forma effect thereto (including the Incurrence of any Indebtedness) as if such Investment or acquisition occurred on the first day of such period;

(4) if since the beginning of such period any Person (that subsequently became a Restricted Subsidiary or was merged with or into the Company or any Restricted Subsidiary since the beginning of such period) will have Incurred any Indebtedness or discharged any Indebtedness, made any Asset Disposition or any Investment or acquisition of assets that would have required an adjustment pursuant to clause (2) or (3) above if made by the Company or a Restricted Subsidiary during such period, Consolidated EBITDA and Consolidated Interest Expense for such period will be calculated after giving pro forma effect thereto as if such transaction occurred on the first day of such period; and

(5) with respect to any portion of a Reference Period that occurs prior to January 3, 2006, Consolidated EBITDA and Consolidated Interest Expense for such period will be calculated after giving pro forma effect to adjustments consistent with the presentation of Unaudited Pro Forma Condensed Combined Financial Information for the twelve months ended September 30, 2005 set forth in the prospectus.
For purposes of this definition, whenever pro forma effect is to be given to any calculation under this definition, the pro forma calculations will be determined in good faith by a responsible financial or accounting officer of the Company; provided that (x) whenever pro forma effect is to be given to an Investment, merger, acquisition or Asset Disposition, the pro forma calculations shall be determined in good faith by a responsible financial or accounting Officer of the Company and shall comply with the requirements of Rule 11-02 of Regulation S-X promulgated by the SEC, except that such pro formacalculations may include operating expense reductions for such period resulting from the transaction which is being given pro forma effect that have been realized or for which substantially all the steps necessary for realization have been taken or are reasonably expected to be taken within six months following any such transaction, including, but not limited to, the execution or termination of any contracts, reduction of costs related to administrative functions, the termination of any personnel or the closing (or approval by the Board of Directors of the Company of any closing)

of any facility, as applicable, provided that, in either case, such adjustments are set forth in an Officers’ Certificate signed by the Company’s chief financial officer and another Officer which states (i) the amount of such adjustment or adjustments, (ii) that such adjustment or adjustments are based on the reasonable good faith beliefs of the Officers executing such Officers’ Certificate at the time of such execution and (iii) that any related Incurrence of Indebtedness is permitted pursuant to the Indenture and (y) pro forma calculations pursuant to clause (5) above shall be set forth in an Officers’ Certificate signed by the Company’s chief financial officer and another Officer which states that such calculations are based on the reasonable good faith beliefs of the Officers executing such Officers’ Certificate at the time of such execution. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest expense on such Indebtedness will be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any Interest Rate Agreement applicable to such Indebtedness if such Interest Rate Agreement has a remaining term in excess of 12 months). If any Indebtedness that is being given pro forma effect bears an interest rate at the option of the Company, the interest rate shall be calculated by applying such optional rate chosen by the Company.
“Consolidated EBITDA” for any period means, without duplication, the Consolidated Net Income for such period plus (to the extent deducted from Consolidated Net Income), without duplication:

(1) Consolidated Interest Expense; plus

(2) Consolidated Income Taxes plus franchise and similar taxes; plus

(3) Consolidated depreciation expense; plus or minus, as the case may be

(4) all non-recurring costs and expenses of the Company and its Restricted Subsidiaries incurred in connection with (x) the Emergence Transactions and (y) litigation attributable to the Company’s Chapter 11 cases (so long as such costs and expenses have been approved and allowed by the Bankruptcy Court), including but not limited to non-recurring costs and expenses incurred in the related financing transactions and as a result of operating changes implemented within 18 months of the completion of the Emergence Transactions; plus

(5) the amount of any restructuring charges (including, without limitation, retention, severance, facility closure costs and benefit charges); plus

(6) realized losses on transition power agreements, in the amounts set forth in and as further described in the prospectus, but only to the extent such realized loss was incurred in the consecutive four quarter period referred to in the definition of Consolidated Coverage Ratio; plus

(7) other non-cash expenses and losses reducing Consolidated Net Income (including the effects of fresh start accounting under SOP 90-7, but excluding any such non-cash charge to the extent it represents an accrual of or reserve for cash charges in any future period or amortization of a prepaid cash expense that was paid in a prior period not included in the calculation and Mark-to-Market Adjustments); minus

(8) noncash items increasing Consolidated Net Income of such Person for such period (including the effects of fresh start accounting under SOP 90-7, but excluding any items which represent the reversal of any accrual of, or reserve for, anticipated cash charges made in any prior period and Mark-to-Market Adjustments).

Notwithstanding the preceding sentence, amounts under clauses (2) through (8) of a Restricted Subsidiary of a Person (other than a Wholly-Owned Subsidiary) will be added or subtracted, as the case may be, to Consolidated Net Income to compute Consolidated EBITDA of such Person only to the extent (and in the same proportion) that the net income (loss) of such Restricted Subsidiary was included in calculating the Consolidated Net Income of such Person and, to the extent the amounts set forth in clauses (2) through (8) are in excess of those necessary to offset a net loss of such Restricted Subsidiary or if such Restricted Subsidiary has net income for such period included in Consolidated Net Income, only if a corresponding amount would be permitted at the date of determination to be dividended to the Company by such Restricted Subsidiary without prior approval (that has not been obtained), pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to that Restricted Subsidiary or its stockholders.
“Consolidated Income Taxes” means, with respect to any Person for any period, taxes imposed upon such Person or other payments required to be made by such Person by any governmental authority which taxes or other payments are calculated by reference to the income or profits of such Person or such Person and its Restricted Subsidiaries (to the extent such income or profits were included in computing Consolidated Net Income for such period), regardless of whether such taxes or payments are required to be remitted to any governmental authority.
“Consolidated Interest Expense” means, with respect to any Person for any period, the sum, without duplication, of:

(1) consolidated interest expense of such Person and its Restricted Subsidiaries for such period, to the extent such expense was deducted in computing Consolidated Net Income (including amortization of original issue discount resulting from the issuance of Indebtedness at less than par, noncash interest payments (but excluding any noncash interest expense attributable to the movement in the mark-to-market valuation of Hedging Obligations or other derivative instruments pursuant to Financial Accounting Standards Board Statement No. 133— “Accounting for Derivative Instruments and Hedging Activities”), the interest component of Capitalized Lease Obligations and net payments, if any, pursuant to interest rate Hedging Obligations with respect to Indebtedness, and excluding amortization of deferred financing fees, debt issuance costs, commissions, fees and expenses and any expensing of bridge or other financing fees, commitments, administration and transaction fees and charges);

(2) commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing;

(3) the interest expense on Indebtedness of another Person that is Guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries;

(4) the product of (a) all dividends paid or payable, in cash, Cash Equivalents or Indebtedness or accrued during such period on any series of Disqualified Stock of such Person or on Preferred Stock of its Restricted Subsidiaries that are not subsidiary guarantors payable to a party other than the Company or a Wholly-Owned Subsidiary, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state, provincial and local statutory tax rate of such Person, expressed as a decimal, in each case, on a consolidated basis and in accordance with GAAP; and

(5) consolidated capitalized interest of such Person and its Restricted Subsidiaries for such period, whether paid or accrued; less

(6) interest income with respect to accounts deposited to secure the synthetic letter of credit tranche of the Senior Secured Credit Agreement in existence on the Emergence Date.
“Consolidated Net Income” means, for any period, the Net Income of the Company and its consolidated Restricted Subsidiaries; provided, however, that there will not be included in such Consolidated Net Income:

(1) any net income (loss) of any Person if such Person is not a Restricted Subsidiary, except that, subject to the limitations contained in clauses (3) through (9) below and to the extent not already included in this definition or pursuant to clause (iv) of the first paragraph of “Certain covenants— Limitation on restricted payments”, Consolidated Net Income of the Company and its consolidated Restricted Subsidiaries shall be increased by the aggregate amount of cash actually distributed by such Person during such period to the Company or a Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution to a Restricted Subsidiary, to the limitations contained in clause (2) below);

(2) for purposes of the covenant described under “Certain covenants— Limitation on restricted payments” only, any net income (but not loss) of any Restricted Subsidiary to the extent such Subsidiary is not permitted at the date of determination to declare or pay dividends or similar distributions without any prior governmental approval (which approval has not been obtained) or, directly or indirectly, by the operation of the terms of its charter or any agreement, instrument, judgment decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders, (unless such restriction has been waived or arises solely from the requirement under the Facility Lease Documents with respect to MIRMA and its Subsidiaries that MIRMA and its Subsidiaries deliver financial statements for the most recently completed fiscal year or fiscal quarter, as the case may be, and the date of determination is less than 90 or 60 days, as the case may be, from the end of such fiscal year or fiscal quarter), except that:

(a) subject to the limitations contained in clauses (3) through (9) below, the Company’s equity in the net income of any such Restricted Subsidiary for such period will be included in such Consolidated Net Income up to the aggregate amount of cash that could have been distributed by such Restricted Subsidiary during such period to the Company or another Restricted Subsidiary as a dividend (subject, in the case of a dividend to another Restricted Subsidiary, to the limitation contained in this clause); and

(b) the Company’s equity in a net loss of any such Restricted Subsidiary for such period will be included in determining such Consolidated Net Income;

(3) any gain (loss) realized upon the sale or other disposition of any property, plant or equipment of the Company or its consolidated Restricted Subsidiaries (including pursuant to any Sale/ Leaseback Transaction) which is not sold or otherwise disposed of in the ordinary course of business (determined in good faith by the Board of Directors of the Company) and any gain (loss) realized upon the sale or other disposition of any Capital Stock of any Person;

(4) any extraordinary gain or loss;

(5) the cumulative effect of a change in accounting principles;

(6) any increase in amortization or depreciation or other non-cash charges resulting from the application of SOP 90-7 in relation to the Emergence Transactions or from purchase accounting due to any acquisition that is consummated after the Issue Date;

(7) any income (loss) from the early extinguishment of Indebtedness;

(8) consolidated amortization expense or impairment charges recorded in connection with the application of Financial Accounting Standard No. 142 “Goodwill and Other Intangibles” and Financial Accounting Standard No. 144 “Accounting for the Impairment or Disposal of Long Lived Assets;” and

(9) Mark-to-Market Adjustments.
For purposes of calculating the amount of Restricted Payments permitted pursuant to clause (c)(i) of “Certain covenants— Limitation on restricted payments”, the amount of Consolidated Net Income shall be reduced, without duplication, by amounts dividended to Parent for taxes pursuant to clause (10) of the second paragraph of “Certain covenants— Limitation on restricted payments” (such calculation to be made on a quarterly basis).
Notwithstanding the foregoing, for the purpose of the covenant described under “Certain covenants— Limitation on restricted payments” only there shall be excluded from Consolidated Net Income any income arising from any sale or other disposition of Restricted Investments made by the Company and its Restricted Subsidiaries, any repurchases and redemptions from the Company and its Restricted Subsidiaries, any repayments on loans and advances which constitute Restricted Investments by the Company or any Restricted Subsidiary, any sale of the stock of an Unrestricted Subsidiary or any distribution or dividend from an Unrestricted Subsidiary, in each case only to the extent such amounts increase the amount of Restricted Payments permitted under such covenant pursuant to clause (c)(iv) thereof.
“Continuing Directors” means, as of any date of determination, any member of the Board of Directors of the Company or Parent, as the case may be, who: (1) was a member of such Board of Directors on the date of the Indenture; or (2) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of the relevant Board at the time of such nomination or election.
“Credit Facility” means, with respect to the Company or any subsidiary guarantor, one or more debt facilities (including, without limitation, the Senior Secured Credit Agreement or commercial paper facilities with banks or other institutional lenders providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit, in each case, as amended, restated, modified, renewed, refunded, replaced or refinanced (including by means of sales of debt securities to institutional investors) in whole or in part from time to time (and whether or not with the original administrative agent and lenders or another administrative agent or agents or other lenders and whether provided under the original Senior Secured Credit Agreement or any other credit or other agreement, commercial paper facilities with banks or other institutional investors or one or more indentures).

“Currency Agreement” means in respect of a Person any foreign exchange contract, currency swap agreement, futures contract, option contract or other similar agreement as to which such Person is a party or a beneficiary.
“Default” means any event which is, or after notice or passage of time or both would be, an Event of Default.
“Disqualified Stock” means, with respect to any Person, any Capital Stock of such Person which by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable) or upon the happening of any event:

(1) matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise;

(2) is convertible or exchangeable for Indebtedness or Disqualified Stock (excluding Capital Stock which is convertible or exchangeable solely at the option of the Company or a Restricted Subsidiary); or

(3) is redeemable at the option of the holder of the Capital Stock in whole or in part, in each case on or prior to the date that is 91 days after the earlier of the date (a) of the Stated Maturity of the notes or (b) on which there are no notes outstanding, provided that only the portion of Capital Stock which so matures or is mandatorily redeemable, is so convertible or exchangeable or is so redeemable at the option of the holder thereof prior to such date will be deemed to be Disqualified Stock; provided, further that any Capital Stock that would constitute Disqualified Stock solely because the holders thereof have the right to require the Company to repurchase such Capital Stock upon the occurrence of a change of control or asset sale (each defined in a substantially identical manner to the corresponding definitions in the Indenture) shall not constitute Disqualified Stock if the terms of such Capital Stock (and all such securities into which it is convertible or for which it is ratable or exchangeable) provide that the Company may not repurchase or redeem any such Capital Stock (and all such securities into which it is convertible or for which it is ratable or exchangeable) pursuant to such provision prior to compliance by the Company with the provisions of the Indenture described under the captions “Change of control” and “Limitation on sales of assets and subsidiary stock” and such repurchase or redemption complies with “Certain covenants— Limitation on restricted payments.”
“Emergence Date” means the date on which Section 12.2 of the Plan of Reorganization (Conditions Precedent to the Occurrence of the Effective Date) shall have been satisfied, the Emergence Transactions shall have occurred and the Plan of Reorganization shall have been substantially consummated.
“Emergence Transactions” means the various transactions set forth in the Plan of Reorganization entered into by the Company and its affiliates in connection with the Emergence Date and substantial consummation of the Plan of Reorganization, including without limitation, the various corporate restructuring transactions outlined in the Plan of Reorganization (other than the contribution of MET to the Company which shall occur no later than 60 days after the Emergence Date), the issuance of the notes, borrowing made under the Senior Secured Credit Agreement on the Emergence Date and the application of a portion of the proceeds of such financings in accordance with such Plan of Reorganization.
“Equity Offering” means (a) a public offering for cash by the Company or Parent, as the case may be, of its Common Stock, or options, warrants or rights with respect to its Common Stock,

other than (x) public offerings with respect to options, warrants or rights, registered on Form S-4 or S-8, (y) an issuance to any Subsidiary or (z) any offering of Common Stock issued in connection with a transaction that constitutes a Change of Control and (b) contributions of cash or Cash Equivalents to the common equity capital of the Company by Persons other than the Company and its Subsidiaries (except in connection with a transaction that constitutes a Change of Control). For the avoidance of doubt, any payments received by the Company in respect of MAI Series A Preferred Shares and MAI Series B Preferred Shares shall not constitute Equity Offerings.
“Escrow Agreement” means that certain escrow agreement dated as of the date of the Indenture by and among the Issuers, the Trustee, Deutsche Bank Trust Company Americas, as securities intermediary and escrow agent, and other parties thereto as the same may be amended, supplemented or otherwise modified from time to time.
“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.
“Excluded Contribution” means net cash proceeds, marketable securities or Qualified Property, in each case received by the Company and its Restricted Subsidiaries from:

(1) contributions to its common equity capital; and

(2) the sale (other than to a Subsidiary or to any management equity plan or stock option plan or any other management or employee benefit plan or agreement of the Company or any Subsidiary) of Capital Stock (other than Disqualified Stock), in each case designated as Excluded Contributions pursuant to an Officers’ Certificate on the date such capital contributions are made or the date such Capital Stock is sold, as the case may be, which are excluded from the calculation set forth in clause in (c)(ii) of the first paragraph of the covenant contained under the caption “Certain covenants— Limitation on restricted payments.”
“Facilities” means the electric generating facilities (including any electric generating facilities under construction) owned by the Company or any of its Restricted Subsidiaries.
“Facility Lease Documents” means the eleven Facility Lease Agreements, dated December 19, 2000, the related Participation Agreements and all other agreements entered into in connection therewith and related thereto, in each case as amended, modified, or supplemented from time to time.
“GAAP” means generally accepted accounting principles in the United States of America as in effect as of the date of the Indenture, including those set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession. All ratios and computations based on GAAP contained in the Indenture will be computed in conformity with GAAP.
“Governmental Authority” means any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government.

“Guarantee” means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any other Person and any obligation, direct or indirect, contingent or otherwise, of such Person:

(1) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such other Person (whether arising by virtue of partnership arrangements, or by agreement to keep-well, or to maintain financial statement conditions or otherwise); or

(2) entered into for purposes of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided, however, that the term “Guarantee” will not include endorsements for collection or deposit in the ordinary course of business. The term “Guarantee” used as a verb has a corresponding meaning.
“Guarantor Subordinated Obligation” means, with respect to a subsidiary guarantor, any Indebtedness of such subsidiary guarantor (whether outstanding on the Issue Date or thereafter Incurred) which is expressly subordinate in right of payment to the obligations of such subsidiary guarantor under its subsidiary guarantee pursuant to a written agreement.
“Hedging Obligations” of any Person means the obligations of such Person pursuant to any Interest Rate Agreement, Currency Agreement or Commodity Agreement.
“Holder” or “holder” means a Person in whose name a note is registered on the Registrar’s books.
“Incur” means issue, create, assume, Guarantee, incur or otherwise become liable for; provided, however, that any Indebtedness or Capital Stock of a Person existing at the time such person becomes a Restricted Subsidiary (whether by merger, consolidation, acquisition or otherwise) will be deemed to be Incurred by such Restricted Subsidiary at the time it becomes a Restricted Subsidiary; and the terms “Incurred” and “Incurrence” have meanings correlative to the foregoing.
“Indebtedness” means, with respect to any Person on any date of determination (without duplication):

(1) the principal of and premium (if any) in respect of indebtedness of such Person for borrowed money (other than except as provided in clause (3) below, in respect of letters of credit);

(2) the principal of and premium (if any) in respect of obligations of such Person evidenced by bonds, debentures, notes or other similar instruments (other than except as provided in clause (3) below, in respect of letters of credit);

(3) reimbursement obligations in respect of drawn letters of credit, except to the extent such reimbursement obligation relates to a trade payable and such obligation is satisfied within 30 days of Incurrence;

(4) the principal component of all obligations of such Person to pay the deferred and unpaid purchase price of property (except trade payables), which purchase price is due more than six months after the date of placing such property in service or taking delivery and title thereto;

(5) Capitalized Lease Obligations and all Attributable Indebtedness of such Person;

(6) the principal component or liquidation preference of all obligations of such Person with respect to the redemption, repayment or other repurchase of any Disqualified Stock or, with respect to any Subsidiary that is not a subsidiary guarantor, any Preferred Stock (but excluding, in each case, any accrued dividends);

(7) the principal component of all Indebtedness of other Persons secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person; provided, however, that the amount of such Indebtedness will be the lesser of (a) the fair market value of such asset at such date of determination and (b) the amount of such Indebtedness of such other Persons;

(8) the principal component of Indebtedness of other Persons to the extent Guaranteed by such Person; and

(9) to the extent not otherwise included in this definition, net obligations of such Person under Hedging Obligations with respect to Interest Rate Agreements and Currency Agreements (the amount of any such obligations to be equal at any time to the termination value of such agreement or arrangement giving rise to such obligation that would be payable by such Person at such time).
The amount of Indebtedness of any Person at any date will be the outstanding balance at such date of all unconditional obligations as described above (except earnout provisions contained in acquisition or similar agreements that may be deemed Indebtedness pursuant to clause (4) above) and the maximum liability, upon the occurrence of the contingency giving rise to the obligation, of any contingent obligations at such date. Notwithstanding the foregoing, money borrowed and set aside at the time of the Incurrence of any Indebtedness in order to pre-fund the payment of interest on such Indebtedness shall not be deemed to be “Indebtedness” provided that such money is held to secure the payment of such interest.
In addition, “Indebtedness” of any Person shall include Indebtedness described in the preceding paragraph that would not appear as a liability on the balance sheet of such Person if:

(1) such Indebtedness is the obligation of a partnership or joint venture that is not a Restricted Subsidiary (a “Joint Venture”);

(2) such Person or a Restricted Subsidiary of such Person is a general partner of the Joint Venture (a “General Partner”); and

(3) there is recourse, by contract or operation of law, with respect to the payment of such Indebtedness to property or assets of such Person or a Restricted Subsidiary of such Person; and then such Indebtedness shall be included in an amount not to exceed:

(a) the lesser of (i) the net assets of the General Partner and (ii) the amount of such obligations to the extent that there is recourse, by contract or operation of law, to the property or assets of such Person or a Restricted Subsidiary of such Person; or

(b) if less than the amount determined pursuant to clause (a) immediately above, the actual amount of such Indebtedness that is recourse to such Person or a Restricted Subsidiary of such Person, if the Indebtedness is evidenced by a writing and is for a determinable amount.
“Interest Rate Agreement” means with respect to any Person any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedge agreement or other similar agreement or arrangement as to which such Person is party or a beneficiary.
“Investment” means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of any direct or indirect advance, loan (other than advances or extensions of credit to customers and counterparties in the ordinary course of business) or other extensions of credit (including by way of Guarantee or similar arrangement, but excluding any debt or extension of credit represented by a bank deposit other than a time deposit) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition of Capital Stock, Indebtedness or other similar instruments issued by, such Person and all other items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP; provided that none of the following will be deemed to be an Investment:

(1) Hedging Obligations in compliance with the Indenture;

(2) endorsements of negotiable instruments and documents in the ordinary course of business; and

(3) an acquisition of assets, Capital Stock or other securities by the Company or a Subsidiary for consideration to the extent such consideration consists of Common Stock of the Company.
For purposes of “Certain covenants— Limitation on restricted payments,”

(1) “Investment” will include the portion (proportionate to the Company’ equity interest in a Restricted Subsidiary to be designated as an Unrestricted Subsidiary) of the fair market value of the net assets of such Restricted Subsidiary at the time that such Restricted Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Company will be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary in an amount (if positive) equal to (a) the Company’s “Investment” in such Subsidiary at the time of such redesignation less (b) the portion (proportionate to the Company’ equity interest in such Subsidiary) of the fair market value of the net assets (as conclusively determined by the Board of Directors of the Company in good faith) of such Subsidiary at the time that such Subsidiary is so re-designated a Restricted Subsidiary; and

(2) any property transferred to or from an Unrestricted Subsidiary will be valued at its fair market value at the time of such transfer, in each case as determined in good faith by the Board of Directors of the Company. If the Company or any Restricted Subsidiary sells or otherwise disposes of any Voting Stock of any Restricted Subsidiary such that, after giving effect to any such sale or disposition, such entity is no longer a Subsidiary of the Company, the Company shall be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value (as conclusively determined by the Board of Directors of the Company in good faith) of the Capital Stock of such Subsidiary not sold or disposed of.
“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s Investors Service, Inc. and BBB— (or the equivalent) by Standard & Poor’s Ratings Services, in each case, with a stable or better outlook.

“Issue Date” means December 23, 2005.
“Law” means, as to any Person, the Certificate of Incorporation and By-Laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.
“Lien” means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof).
“MAG” means Mirant Americas Generation, LLC, a Delaware limited liability company.
“MAG Senior Notes” means the following series of MAG senior notes: the $850,000,000 of Senior Notes due 2011, the $450,000,000 of Senior Notes due 2021, and the $400,000,000 of Senior Notes due 2031.
“MAI Series A Preferred Shares” has the meaning set forth in the Plan of Reorganization.
“MAI Series B Preferred Shares” has the meaning set forth in the Plan of Reorganization.
“Management Agreement” means the Service Agreement to be dated as of January 3, 2006 pursuant to which Mirant Services will perform the administrative functions described in “Certain relationship and related party transactions— Related party arrangements after emergence from bankruptcy— Administration services agreements with Mirant Services,” as amended, supplemented or otherwise modified from time to time.
“Mark-to-Market Adjustments” means the net of:

(1) any unrealized or non-cash loss attributable to changes in the fair value of Hedging Obligations (to the extent the cash impact resulting from such loss has not been realized) or other derivative instruments pursuant to Financial Accounting Standards Board Statement No. 133, “Accounting for Derivative Instruments and Hedging Activities,” and

(2) any unrealized or non-cash gain attributable to changes in the fair value of Hedging Obligations (to the extent the cash impact resulting from such gain has not been realized) or other derivative instruments pursuant to Financial Accounting Standards Board Statement No. 133, “Accounting for Derivative Instruments and Hedging Activities.”
“MET” means Mirant Energy Trading LLC, a Delaware limited liability company.
“MIRMA” means Mirant Mid-Atlantic, LLC, a Delaware limited liability company.
“Net Available Cash” from an Asset Disposition or Casualty Event means cash payments or Cash Equivalents received (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise and proceeds from the sale or other disposition of any securities or other assets received as consideration, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring person of Indebtedness or other obligations relating to the properties or assets that are the subject of such Asset Disposition or Casualty Event or received in any other non-cash form that is not converted into cash or Cash Equivalents) therefrom, in each case net of:

(1) all legal, accounting, investment banking, title and recording tax expenses, commissions and other fees and expenses Incurred, and all Federal, state, provincial, foreign and local taxes required to be paid or accrued as a liability under GAAP (after taking into account any available tax credits or deductions and any tax sharing agreements), as a consequence of such Asset Disposition or Casualty Event;

(2) all payments made on any Indebtedness which is secured by any assets subject to such Asset Disposition or Casualty Event, in accordance with the terms of any Lien upon such assets, or which must by its terms, or in order to obtain a necessary consent to the Asset Disposition, or by applicable law be repaid out of the proceeds from such Asset Disposition or Casualty Event;

(3) all distributions and other payments required to be made to minority interest holders in Subsidiaries or joint ventures as a result of such Asset Disposition or Casualty Event; and

(4) the deduction of appropriate amounts to be provided by the seller as a reserve, in accordance with GAAP, against any liabilities associated with the assets disposed of in such Asset Disposition or Casualty Event and retained by the Company or any Restricted Subsidiary after such Asset Disposition or Casualty Event.
“Net Cash Proceeds,” with respect to any issuance or sale of Capital Stock, means the cash proceeds of such issuance or sale net of attorneys’ fees, accountants’ fees, underwriters’ or placement agents’ fees, listing fees, discounts or commissions and brokerage, consultant and other fees and charges actually Incurred in connection with such issuance or sale and net of taxes paid or payable as a result of such issuance or sale (after taking into account any available tax credit or deductions and any tax sharing arrangements); provided that the cash proceeds of an Equity Offering by Parent shall not be deemed Net Cash Proceeds, except to the extent such cash proceeds are contributed to the Company.
“Net Income” means, with respect to any specified Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends.
“New Mirant” has the meaning set forth in the Plan of Reorganization.
“New York Unrestricted Subsidiary” means any of Mirant New York, Inc., Mirant Lovett, LLC, Mirant NY-Gen, LLC, Mirant Bowline, LLC or Hudson Valley Gas Corporation.
“Non-Guarantor Restricted Subsidiary” means any Restricted Subsidiary that is not a subsidiary guarantor.
“Non-Recourse Debt” means Indebtedness of a Person:

(1) as to which (x) neither the Company nor any Restricted Subsidiary (a) provides any Guarantee or credit support of any kind (including any undertaking, guarantee, indemnity, agreement or instrument that would constitute Indebtedness) or (b) is directly or indirectly liable (as a guarantor or otherwise) and (y) no lender has recourse to any of the assets of the Company or any Restricted Subsidiary; provided that recourse shall not be deemed to exist by reason of normal and customary sponsor support arrangements; and

(2) no default with respect to which (including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary) would permit (upon notice, lapse of time or both) any holder of any other Indebtedness of the Company or any Restricted Subsidiary to declare a default under such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity.
“Officer” means the Chairman of the Board, the Chief Executive Officer, the President, the Chief Financial Officer, any Vice President, the Treasurer or the Secretary of the Company or, in the event that the Issuer is a partnership or a limited liability company that has no such officers, a person duly authorized under applicable law by the general partner, managers, members or a similar body to act on behalf of such Issuer. Officer of any subsidiary guarantor has a correlative meaning.
“Officers’ Certificate” means a certificate signed by two Officers or by an Officer and either an Assistant Treasurer or an Assistant Secretary of the Company.
“Opinion of Counsel” means a written opinion from legal counsel who is reasonably acceptable to the Trustee. The counsel may be an employee of or counsel to the Company or the Trustee.
“Parent” means any of New Mirant or any direct or indirect Wholly-Owned Subsidiary of New Mirant or any successor thereto that is a direct or indirect parent entity of the Company.
“Pari Passu Indebtedness” means Indebtedness that ranks equally in right of payment to the notes.
“Permitted Business” means the business of acquiring, constructing, managing, developing, improving, owning and operating Facilities, as well as trading and any other activities reasonably related to the foregoing activities (including acquiring and holding reserves), including investing in Facilities or other activities engaged into by the Company and its Restricted Subsidiaries on the Emergence Date and described in the prospectus.
“Permitted Counterparty Lien” means a Lien in favor of a counterparty under a PPA, provided that the following conditions are satisfied:

(a) except as contemplated by (1)(b) of the definition of “PPA”, the counterparty is not an Affiliate of the Company;

(b) the Lien does not secure any Indebtedness and (i) is granted solely to secure the performance obligations of the Company or the applicable Restricted Subsidiary under the PPA and/or any obligation of the Company or the applicable Restricted Subsidiary to make a termination payment under the PPA upon the occurrence of the event described in clause (c)(ii)(A) below or the termination by the counterparty upon the occurrence of any of the events described in clause (c)(ii)(B) below, or (ii) creates rights designed to enable the counterparty to assume operational control of the relevant Facility or Facilities (e.g., step-in rights) or otherwise continue performance of the Company’ or the applicable Restricted Subsidiary’s obligations under the PPA;

(c) the counterparty can exercise its rights with respect to the Lien only (i) for so long as the counterparty remains current with respect to all of its payment obligations under the PPA and is not otherwise in a continuing default under the PPA, and (ii) if either (A) the Company or the applicable Restricted Subsidiary has terminated, rejected or repudiated the PPA (including any rejection or similar act by or on behalf of the Company or the applicable Restricted Subsidiary in connection with any bankruptcy proceeding) or (B) the Company or the applicable Restricted Subsidiary has breached its obligations under the PPA; provided, that the following actions will be considered a breach by the Company or the applicable Restricted Subsidiary under the PPA: (1) the Company or the applicable Restricted Subsidiary provides or delivers capacity or energy to a third party if the Company or the applicable Restricted Subsidiary is required under the PPA to provide or deliver such capacity or energy to the counterparty; (2) the Company or the applicable Restricted Subsidiary of the Company fails to perform its material obligations under the PPA, and such failure continues beyond any cure or grace period under the PPA, and its performance is not prevented by force majeure, forced outage or other events or circumstances outside the reasonable control of the Person responsible therefor; (3) any failure by the Company or the applicable Restricted Subsidiary to comply with any provisions of the PPA designed to enable the counterparty to assume operational control of the relevant Facility or Facilities (e.g., step-in rights) or otherwise take actions necessary to continue performance of the Company’s or the applicable Restricted Subsidiary’s obligations under the PPA, in each case to the extent the Company or the applicable Restricted Subsidiary is then capable of complying with such provisions; or (4) any failure by the Company or the applicable Restricted Subsidiary to pay to the counterparty any amount due and payable in accordance with the terms and conditions of the PPA;

(d) the counterparty’s exercise of its rights with respect to the Lien is limited to (i) the taking of actions pursuant to any provisions of the PPA designed to enable the counterparty to assume operational control of the relevant Facility or Facilities (e.g., step-in rights) or otherwise necessary to continue performance of the Company’s or the applicable Restricted Subsidiary’s obligations under the PPA or (i) the recovery of any termination payment due under the PPA upon the occurrence of the event described in clause (c)(ii)(A) above or the termination by the counterparty upon the occurrence of any of the events described in clause (c)(ii)(B) above;

(e) the Lien is limited to the Assets of the Company or Restricted Subsidiary specific to its performance under such PPA; and

(f) the obligations secured by each such Lien is structured so that the counterparty’s credit exposure and actual or projected mark-to market exposure to the Company or Restricted Subsidiary, as the case may be, is positively correlated with power prices.

“Permitted Investment” means an Investment by the Company or any Restricted Subsidiary in:

(1) the Company, a Restricted Subsidiary or a Person which will, upon the making of such Investment, become a Restricted Subsidiary; provided, however, that Investments in Non-Guarantor Restricted Subsidiaries shall not be in the form of a contribution or transfer of material property, plant and equipment or Capital Stock of any Person;

(2) another Person if as a result of such Investment such other Person is merged or consolidated with or into, or transfers or conveys all or substantially all its assets to, the Company or a Restricted Subsidiary; provided, however, that if such Person becomes a Non-Guarantor Restricted Subsidiary, such Investment shall not be in the form of a contribution or transfer or assets (other than cash) or Capital Stock of any Person;

(3) cash and Cash Equivalents;

(4) receivables owing to the Company or any Restricted Subsidiary created or acquired in the course of commercial activities;

(5) payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business;

(6) loans or advances to employees (other than executive officers) of the Company and its Restricted Subsidiaries made in the ordinary course of business of the Company or such Restricted Subsidiary in an aggregate amount at any one time outstanding not to exceed $2.0 million (loans or advances that are forgiven shall continue to be deemed outstanding);

(7) Capital Stock, obligations or securities received in settlement of debts created in the ordinary course of business and owing to the Company or any Restricted Subsidiary or in satisfaction of judgments or pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of a debtor;

(8) Investments made as a result of the receipt of non-cash consideration from an Asset Disposition that was made pursuant to and in compliance with “Certain covenants— Limitation on sales of assets and subsidiary stock”;

(9) Investments in existence, or committed to (and identified on a schedule to the Indenture on the Issue Date), on the Emergence Date;

(10) Currency Agreements, Interest Rate Agreements, Commodity Agreements and related Hedging Obligations, which transactions or obligations are not prohibited by “Certain covenants— Limitation on indebtedness”;

(11) Guarantees issued in accordance with “Certain covenants— Limitations on indebtedness”;

(12) Investments in the form of, or pursuant to, working interests, royalty interests, mineral leases, processing agreements, farm-out agreements, contracts for the sale, transportation or exchange of oil and natural gas, unitization agreements, pooling agreements, area of mutual interest agreements, production sharing agreements or other similar or customary agreements, transactions, properties, interests or arrangements, and Investments and expenditures in connection therewith or pursuant thereto, in each case, made or entered into in the ordinary course of business; and

(13) Investments by the Company or any of its Restricted Subsidiaries, together with all other Investments pursuant to this clause (13), in an aggregate amount at the time of such Investment not to exceed the greater of $200.0 million and 5% of Total Assets outstanding at any one time (without giving effect to the sale of an Unrestricted Subsidiary to the extent the proceeds of such sale do not consist of cash and/or marketable securities) (with the fair market value of such Investment being measured at the time made and without giving effect to subsequent changes in value); provided, however, that if any Investment pursuant to this clause (13) is made in any Person that is not a Restricted Subsidiary at the date of the making of the Investment and such Person becomes a Restricted Subsidiary after such date, such Investment shall thereafter be deemed to have been made pursuant to clause (1) above and shall cease to have been made pursuant to this clause (13).

“Permitted Liens” means, with respect to any Person:

(1) Liens securing Indebtedness and other obligations and related Hedging Obligations of the Company and subsidiary guarantors Incurred under the provisions described in clause (b)(1) under “Certain covenants— Limitation on indebtedness”);

(2) pledges or deposits by such Person under workmen’s compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits of cash or United States government bonds to secure surety or appeal bonds to which such Person is a party, or deposits as security for contested taxes or import or customs duties or for the payment of rent, in each case Incurred in the ordinary course of business;

(3) Liens arising by operation of law or by order of a court or tribunal or other Governmental Authority (or by an agreement of similar effect), including carriers’, warehousemen’s, mechanics’, materialmen’s and repairmen’s Liens, in each case for sums not yet due or being contested in good faith by appropriate proceedings;

(4) Liens for taxes, assessments or other governmental charges not yet subject to penalties for non-payment or which are being contested in good faith by appropriate proceedings provided appropriate reserves required pursuant to GAAP have been made in respect thereof;

(5) Liens in favor of issuers of surety or performance bonds or letters of credit or bankers’ acceptances issued pursuant to the request of and for the account of such Person in the ordinary course of its business; provided, however, that the reimbursement obligations with respect to such letters of credit do not constitute Indebtedness;

(6) encumbrances, ground leases, easements or reservations of, or rights of others for, licenses, rights of way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning, building codes or other restrictions (including, without limitation, defects or irregularities in title and similar encumbrances that are not material to the operations of the Company and its Restricted Subsidiaries taken as a whole) as to the use of real properties or Liens incidental to the conduct of the business of such Person or to the ownership of its properties which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

(7) Liens securing Hedging Obligations so long as the related Indebtedness is, and is permitted to be under the Indenture, secured by a Lien on the same property securing such Hedging Obligation;

(8) leases, licenses, subleases and sublicenses of assets (including, without limitation, real property and intellectual property rights) which do not materially interfere with the ordinary conduct of the business of the Company or any of its Restricted Subsidiaries;

(9) judgment Liens not giving rise to an Event of Default so long as such Lien is adequately bonded and any appropriate legal proceedings which may have been duly initiated for the review of such judgment have not been finally terminated or the period within which such proceedings may be initiated has not expired;

(10) Liens for the purpose of securing Indebtedness Incurred pursuant to clauses (7), (8) and (9) of the second paragraph of “—Limitation of indebtedness”; provided that;

(a) the aggregate principal amount of Indebtedness secured by such Liens is otherwise permitted to be Incurred under the Indenture and does not exceed the cost of the assets or property so acquired or constructed; and

(b) such Liens are created within 180 days of construction or acquisition of such assets or property and do not encumber any other assets or property of the Company or any Restricted Subsidiary other than (i) such assets or property and assets affixed or appurtenant thereto and (ii) the Capital Stock of the obligor of the Project Finance Indebtedness; provided that such obligor does not own any assets other than the assets financed by such Project Finance Indebtedness;

(11) Liens arising solely by virtue of any statutory or common law provisions relating to banker’s Liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a depositary institution;

(12) Liens arising from Uniform Commercial Code financing statement filings filed on a precautionary basis in respect of operating leases entered into by the Company and its Restricted Subsidiaries that do not constitute Indebtedness;

(13) Liens existing on the Issue Date or the Emergence Date as set forth on a schedule annexed to the Indenture on the Issue Date (other than Liens Incurred pursuant to clause (1));

(14) Liens on property or shares of stock of a Person at the time such Person becomes a Restricted Subsidiary; provided, however, that such Liens are not created, Incurred or assumed in connection with, or in contemplation of, such other Person becoming a Restricted Subsidiary; provided further, however,that any such Lien may not extend to any other property owned by the Company or any Restricted Subsidiary;

(15) Liens on property at the time the Company or a Restricted Subsidiary acquired the property, including any acquisition by means of a merger or consolidation with or into the Company or any Restricted Subsidiary; provided, however, that such Liens are not created, Incurred or assumed in connection with, or in contemplation of, such acquisition; provided further, however, that such Liens may not extend to any other property owned by the Company or any Restricted Subsidiary;

(16) Liens securing Indebtedness or other obligations of a Restricted Subsidiary owing to the Company or another Restricted Subsidiary;

(17) Liens securing the notes and subsidiary guarantees;

(18) Liens securing Refinancing Indebtedness Incurred to refinance, refund, replace, amend, extend or modify, as a whole or in part, Indebtedness that was previously so secured pursuant to clauses (10), (13), (14), (15) and (17), provided that (x) any such Lien is limited to all or part of the same property or assets (plus improvements, accessions, proceeds or dividends or distributions in respect thereof) that secured (or, under the written arrangements under which the original Lien arose, could secure) the Indebtedness being refinanced or is in respect of property that is the security for a Permitted Lien hereunder; and (y) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (A) the outstanding principal amount or, if greater, committed amount of the Indebtedness described under clauses (10), (13),

(14), (15) and (17) at the time the original Lien became a Permitted Lien hereunder, and (B) an amount necessary to pay any fees and expenses, including premiums, related to such refinancing, refunding, replacement, amendment, extension, or modification;

(19) any interest or title of a lessor under any Capitalized Lease Obligation or operating lease;

(20) Liens under industrial revenue, municipal or similar bonds;

(21) Liens securing Indebtedness (other than Subordinated Obligations and Guarantor Subordinated Obligations) in an aggregate principal amount outstanding at any one time not to exceed $250.0 million;

(22) Liens securing obligations with respect to contracts (other than for Indebtedness) for commercial and trading activities for the purchase, distribution, sale, lease or hedge of any energy-related commodity or service including contracts and derivative financial instruments entered into with respect to electric energy or capacity, emissions allowances, fuel and other commodities);

(23) Permitted Counterparty Liens; and

(24) Liens securing obligations under the Escrow Agreement.

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company, government or any agency or political subdivision hereof or any other entity.
“Plan of Reorganization” means the Amended and Restated Second Amended Joint Chapter 11 Plan of Reorganization for Mirant Corporation and its Affiliated Debtors, dated as of December 9, 2005, Case No. 03-46590 filed in the United States Bankruptcy Court for the Northern District of Texas, Fort Worth Division, as amended, supplemented or otherwise modified.
“Preferred Stock,” as applied to the Capital Stock of any corporation, means Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such corporation, over shares of Capital Stock of any other class of such corporation.
“PPA” means:

(1) an arms-length, executed, valid and binding agreement (including, without limitation, a tolling agreement) that is then in full force and effect and not in default in any material respect and which is not terminable without cause between the Company or any Restricted Subsidiary and either:

(a) a third party purchaser whose long-term senior unsecured debt is rated no less than Baa3 by Moody’s and BBB— by S&P on the date the relevant transaction is entered into by the Company or such Restricted Subsidiary; or

(b) an Affiliate of the Company, so long as such Affiliate has executed a valid and binding agreement with a third party purchaser whose long-term senior unsecured debt is rated no less than Baa3 by Moody’s and BBB— by S&P on the date the relevant transaction is entered into by the Company or such Restricted Subsidiary with substantially the same terms (other than any pricing spread) as the Affiliate’s agreement with the Company or such Restricted Subsidiary;

in each case, for the sale of electric energy or capacity (in the case of both energy and capacity, on a take or pay, take and pay, or take, if tendered basis) at prices established at a formula, index or other price risk management methodology not based on spot market prices by the Company or such Subsidiary to the third party or Affiliate; or

(2) financial hedge agreements relating to energy or capacity pricing that are:

(a) fully supported by available energy or capacity of the Company and its Restricted Subsidiaries; and

(b) with counterparties having long-term senior unsecured debt that is rated no less than Baa2 by Moody’s and BBB by S&P.
“Project Finance Indebtedness” means Indebtedness (not exceeding the cost of the design, development, acquisition, construction or creation of the relevant asset or project) of any Restricted Subsidiary incurred or existing in connection with the financing or refinancing of any asset or project, the repayment of which Indebtedness is to be made from the revenues arising out of, or other proceeds or realization from, the acquired or created asset or project, with recourse to those revenues and proceeds and assets forming the subject matter of such asset or project (including, without limitation, insurance, contracts and shares or other rights of ownership in the entity(ies) which own the relevant Assets or project) and other assets ancillary thereto but without recourse to any other asset or otherwise to the Company or a Restricted Subsidiary; provided that recourse shall not be deemed to exist by reason of normal and customary sponsor support arrangements, including the pledge of the Capital Stock of such person.
“Prospectus” means the prospectus relating to the offering of the notes dated December 20, 2005.
“Qualified Property” means assets that are used or useful in, or Capital Stock of any Person engaged in, a Permitted Business; provided that the fair market value of any such assets or Capital Stock shall be determined in good faith by the Board of Directors of the Company.
“Rating Agency” means Standard & Poor’s Ratings Group, Inc. and Moody’s Investors Service, Inc. or if Standard & Poor’s Ratings Group, Inc. or Moody’s Investors Service, Inc. or both shall not make a rating on the notes publicly available, a nationally recognized statistical rating agency or agencies, as the case may be, selected by the Company (as certified by a resolution of the Board of Directors) which shall be substituted for Standard & Poor’s Ratings Group, Inc. or Moody’s Investors Service, Inc. or both, as the case may be.
“Refinancing Indebtedness” means Indebtedness that is Incurred to refund, refinance, replace, exchange, renew, repay or extend (including pursuant to any defeasance or discharge mechanism) (collectively, “refinance,” “refinances,” and “refinanced” shall have a correlative meaning) any Indebtedness existing on the date of the Indenture or Incurred in compliance with the Indenture (including Indebtedness of the Company that refinances Indebtedness of any Restricted Subsidiary and Indebtedness of any Restricted Subsidiary that refinances Indebtedness of another Restricted Subsidiary) including Indebtedness that refinances Refinancing Indebtedness, provided, however, that:

(1) (a) if the Stated Maturity of the Indebtedness being refinanced is earlier than the Stated Maturity of the notes, the Refinancing Indebtedness has a Stated Maturity no earlier than the Stated Maturity of the Indebtedness being refinanced or (b) if the Stated Maturity of the Indebtedness being refinanced is later than the Stated Maturity of the notes, the Refinancing Indebtedness has a Stated Maturity at least 91 days later than the Stated Maturity of the notes;

(2) the Refinancing Indebtedness has an Average Life at the time such Refinancing Indebtedness is Incurred that is equal to or greater than the Average Life of the Indebtedness being refinanced;

(3) such Refinancing Indebtedness is Incurred in an aggregate principal amount (or if issued with original issue discount, an aggregate issue price) that is equal to or less than the sum of the aggregate principal amount (or if issued with original issue discount, the aggregate accreted value) then outstanding of the Indebtedness being refinanced (plus, without duplication, any additional Indebtedness Incurred to pay interest or premiums and fees Incurred in connection therewith);

(4) if the Indebtedness being refinanced is subordinated in right of payment to the notes or the subsidiary guarantee, such Refinancing Indebtedness is subordinated in right of payment to the notes or the subsidiary guarantee on terms at least as favorable to the holders as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and

(5) Refinancing Indebtedness shall not include (x) Indebtedness of a Restricted Subsidiary (other than a subsidiary guarantor) that refinances Indebtedness of one of the Issuers, (y) Indebtedness of a Non-Guarantor Restricted Subsidiary that refinances Indebtedness of a subsidiary guarantor, or (z) Indebtedness either of one of the Issuers or a Restricted Subsidiary that refinances Indebtedness of an Unrestricted Subsidiary.

“Registration Rights Agreement” means that certain registration rights agreement dated as of the date of the Indenture by and among the Company, the subsidiary guarantors and the initial purchasers set forth therein and, with respect to any Additional Notes, one or more substantially similar registration rights agreements among the Company and the other parties thereto, as such agreements may be amended from time to time.
“Restoration Certification” means an Officers’ Certificate provided to the Trustee prior to the end of 365 days from the date that a Casualty Event has occurred certifying (a) that the Company or the relevant Restricted Subsidiary intends to use the proceeds received in connection with such Casualty Event to repair, restore or replace the property or assets in respect of such Casualty Event, (b) the approximate costs of completion of such repair, restoration or replacement and (c) that such repair, restoration or replacement is expected to be completed within 36 months from the date of such Casualty Event.
“Restricted Investment” means any Investment other than a Permitted Investment.
“Restricted Subsidiary” means any Subsidiary of the Company other than an Unrestricted Subsidiary and MNA Finance Corp.
“Sale/ Leaseback Transaction” means an arrangement relating to property now owned or hereafter acquired whereby the Company or a Restricted Subsidiary transfers such property to a Person and the Company or a Restricted Subsidiary leases it from such Person.
“SEC” means the United States Securities and Exchange Commission.
“Senior Secured Credit Agreement” means the Credit Agreement dated as of January 3, 2006 among the Company, JPMorgan Chase Bank, N.A., as Administrative Agent, and the lenders parties thereto from time to time, as the same may be amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time (including increasing the amount loaned thereunder provided that such additional Indebtedness is Incurred in accordance with the covenant described under “— Limitation on indebtedness”).
“Significant Subsidiary” means any Restricted Subsidiary that would be a “Significant Subsidiary” of the Company within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC.
“Stated Maturity” means, with respect to any security, the date specified in such security as the fixed date on which the payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision, but shall not include any contingent obligations to repay, redeem or repurchase any such principal prior to the date originally scheduled for the payment thereof.
“Subordinated Obligation” means any Indebtedness of the Company (whether outstanding on the Issue Date or thereafter Incurred) which is subordinate or junior in right of payment to amounts due under the notes pursuant to a written agreement.
“Subsidiary” of any Person means (a) any corporation, association or other business entity (other than a partnership, joint venture, limited liability company or similar entity) of which more than 50% of the total ordinary voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof (or persons performing similar functions) or (b) any partnership, joint venture limited liability company or similar entity of which more than 50% of the capital accounts, distribution rights, total equity and voting interests or general or limited partnership interests, as applicable, is, in the case of clauses (a) and (b), at the time owned or controlled, directly or indirectly, by (1) such Person, (2) such Person and one or more Subsidiaries of such Person or (3) one or more Subsidiaries of such Person. Unless otherwise specified herein, each reference to a Subsidiary will refer to a Subsidiary of the Company.
“Subsidiary guarantee” means, individually, any Guarantee of payment of the notes and exchange notes issued in a registered exchange offer pursuant to the Registration Rights Agreement by a subsidiary guarantor pursuant to the terms of the Indenture and any supplemental indenture thereto, and, collectively, all such Guarantees. Each such subsidiary guarantee will be in the form prescribed by the Indenture.
“Subsidiary guarantor” means each Restricted Subsidiary in existence on the Emergence Date that provides a subsidiary guarantee on the Emergence Date and any other Restricted Subsidiary that provides a subsidiary guarantee in accordance with the Indenture; provided that upon release or discharge of such Person from its Guarantee in accordance with the Indenture, such Person ceases to be a subsidiary guarantor; provided, however, that none of MET, MIRMA nor any subsidiary of MIRMA shall be a subsidiary guarantor.
“Total Assets” means the total amount of all assets of the Company and the Restricted Subsidiaries, determined on a consolidated basis in accordance with GAAP as shown on the most recent balance sheet of the Company.
“Treasury Rate” means, as of the applicable redemption date, the yield to maturity as of such redemption date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two business days prior to such redemption date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from such redemption date to December 31, 2009; provided, however, that if the period from such redemption date to December 31, 2009 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.
“Unrestricted Subsidiary” means:

(1) until such time as such entities emerge from Chapter 11, Mirant New York, Inc., Mirant Lovett, LLC, Mirant NY-Gen, LLC, Mirant Bowline, LLC and Hudson Valley Gas Corporation;

(2) any Subsidiary of the Company that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors of the Company in the manner provided below; and

(3) any Subsidiary of an Unrestricted Subsidiary.
The Board of Directors of the Company may designate any Subsidiary of the Company (including any newly acquired or newly formed Subsidiary or a Person becoming a Subsidiary through merger or consolidation or Investment therein) to be an Unrestricted Subsidiary only if:

(1) such Subsidiary or any of its Subsidiaries does not own any Capital Stock or Indebtedness of or have any Investment in, or own or hold any Lien on any property of, any other Subsidiary of the Company which is not a Subsidiary of the Subsidiary to be so designated or otherwise an Unrestricted Subsidiary;

(2) all the Indebtedness of such Subsidiary and its Subsidiaries shall, at the date of designation, and will at all times thereafter, consist of Non-Recourse Debt;

(3) such designation and the Investment of the Company in such Subsidiary complies with “Certain covenants— Limitation on restricted payments”; provided that on the date New Mirant emerges from Chapter 11, the New York Unrestricted Subsidiaries shall automatically be deemed Unrestricted Subsidiaries without complying with this clause (3) so long as no further Investments in such Persons are made after the Issue Date other than in compliance with “Certain covenants— Limitation on restricted payments;”

(4) such Subsidiary is a Person with respect to which neither the Company nor any of its Restricted Subsidiaries has any direct or indirect obligation:

(a) to subscribe for additional Capital Stock of such Person; or

(b) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results; and

(5) on the date such Subsidiary is designated an Unrestricted Subsidiary, such Subsidiary is not a party to any agreement, contract, arrangement or understanding with the Company or any Restricted Subsidiary with terms substantially less favorable to the Company than those that might have been obtained from Persons who are not Affiliates of the Company.
Any such designation by the Board of Directors of the Company shall be evidenced to the Trustee by filing with the Trustee a resolution of the Board of Directors of the Company giving effect to such designation and an Officers’ Certificate certifying that such designation complies with the foregoing conditions. If, at any time, any Unrestricted Subsidiary would fail to meet the foregoing requirements as an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of the Indenture and any Indebtedness of such Subsidiary shall be deemed to be Incurred as of such date.
The Board of Directors of the Company may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that immediately after giving effect to such designation, no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof and the Company could Incur at least $1.00 of additional Indebtedness under the first paragraph of the “Limitation on indebtedness” covenant on a pro forma basis taking into account such designation.
“U.S. Government Obligations” means securities that are (a) direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged or (b) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the timely payment of which is unconditionally guaranteed as a full faith and credit obligation of the United States of America, which, in either case, are not callable or redeemable at the option of the issuer thereof, and shall also include a depositary receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act), as custodian with respect to any such U.S. Government Obligations or a specific payment of principal of or interest on any such U.S. Government Obligations held by such custodian for the account of the holder of such depositary receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depositary receipt from any amount received by the custodian in respect of the U.S. Government Obligations or the specific payment of principal of or interest on the U.S. Government Obligations evidenced by such depositary receipt.
“Voting Stock” of a Person means all classes of Capital Stock of such Person then outstanding and normally entitled to vote in the election of directors, managers or trustees, as applicable.
“Wholly-Owned Subsidiary” means a Restricted Subsidiary, all of the Capital Stock of which (other than directors’ qualifying shares) is owned by the Company or another Wholly-Owned Subsidiary.

Book-entry settlement and clearance
The global notes
The notes will be issued in one or more registered notes in global form, without interest coupons. Upon issuance, each of the global notes will be deposited with the Trustee as custodian for DTC and registered in the name of Cede & Co., as nominee of DTC.
Ownership of beneficial interests in each global note will be limited to persons who have accounts with DTC (“DTC participants”) or persons who hold interests through DTC participants. We expect that under procedures established by DTC:

•	upon deposit of each global note with DTC’s custodian, DTC will credit portions of the principal amount of the global note to the accounts of the DTC participants designated by the initial purchasers; and

•	ownership of beneficial interests in each global note will be shown on, and transfer of ownership of those interests will be effected only through, records maintained by DTC (with respect to interests of DTC participants) and the records of DTC participants (with respect to other owners of beneficial interests in the global note).
Beneficial interests in the global notes may not be exchanged for notes in physical, certificated form except in the limited circumstances described below.
Book-entry procedures for the global notes
All interests in the global notes will be subject to the operations and procedures of DTC, Euroclear Bank S.A./ N.V. (“Euroclear”) and Clearstream Bank, société anonyme (“Clearstream”). We provide the following summaries of those operations and procedures solely for the convenience of investors. The operations and procedures of each settlement system are controlled by that settlement system and may be changed at any time. Neither we nor the initial purchasers are responsible for those operations or procedures.
DTC has advised us that it is:

•	a limited purpose trust company organized under the laws of the State of New York;

•	a “banking organization” within the meaning of the New York State Banking Law;

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the Uniform Commercial Code; and

•	a “clearing agency” registered under Section 17A of the Exchange Act.
DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between its participants through electronic book-entry changes to the accounts of its participants. DTC’s participants include securities brokers and dealers; banks and trust companies; clearing corporations and other organizations. Indirect access to DTC’s system is also available to others such as banks, brokers, dealers and trust companies; these indirect participants clear through or maintain a custodial relationship with a DTC participant, either directly or indirectly. Investors who are not DTC participants may beneficially own securities held by or on behalf of DTC only through DTC participants or indirect participants in DTC.

So long as DTC’s nominee is the registered owner of a global note, that nominee will be considered the sole owner or holder of the notes represented by that global note for all purposes under the indenture. Except as provided below, owners of beneficial interests in a global note:

•	will not be entitled to have notes represented by the global note registered in their names;

•	will not receive or be entitled to receive physical, certificated notes; and

•	will not be considered the owners or holders of the notes under the indenture for any purpose, including with respect to the giving of any direction, instruction or approval to the Trustee under the indenture.
As a result, each investor who owns a beneficial interest in a global note must rely on the procedures of DTC to exercise any rights of a holder of notes under the indenture (and, if the investor is not a participant or an indirect participant in DTC, on the procedures of the DTC participant through which the investor owns its interest).
Payments of principal, premium (if any) and interest with respect to the notes represented by a global note will be made by the Trustee to DTC’s nominee as the registered holder of the global note. Neither we nor the Trustee will have any responsibility or liability for the payment of amounts to owners of beneficial interests in a global note, for any aspect of the records relating to or payments made on account of those interests by DTC, or for maintaining, supervising or reviewing any records of DTC relating to those interests.
Payments by participants and indirect participants in DTC to the owners of beneficial interests in a global note will be governed by standing instructions and customary industry practice and will be the responsibility of those participants or indirect participants and DTC.
Transfers between participants in DTC will be effected under DTC’s procedures and will be settled in same-day funds. Transfers between participants in Euroclear or Clearstream will be effected in the ordinary way under the rules and operating procedures of those systems.
Cross-market transfers between DTC participants, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected within DTC through the DTC participants that are acting as depositaries for Euroclear and Clearstream. To deliver or receive an interest in a global note held in a Euroclear or Clearstream account, an investor must send transfer instructions to Euroclear or Clearstream, as the case may be, under the rules and procedures of that system and within the established deadlines of that system. If the transaction meets its settlement requirements, Euroclear or Clearstream, as the case may be, will send instructions to its DTC depositary to take action to effect final settlement by delivering or receiving interests in the relevant global notes in DTC, and making or receiving payment under normal procedures for same-day funds settlement applicable to DTC. Euroclear and Clearstream participants may not deliver instructions directly to the DTC depositaries that are acting for Euroclear or Clearstream.
Because of time zone differences, the securities account of a Euroclear or Clearstream participant that purchases an interest in a global note from a DTC participant will be credited on the business day for Euroclear or Clearstream immediately following the DTC settlement date. Cash received in Euroclear or Clearstream from the sale of an interest in a global note to a DTC participant will be received with value on the DTC settlement date but will be available in the relevant Euroclear or Clearstream cash account as of the business day for Euroclear or Clearstream following the DTC settlement date.
DTC, Euroclear and Clearstream have agreed to the above procedures to facilitate transfers of interests in the global notes among participants in those settlement systems. However, the settlement systems are not obligated to perform these procedures and may discontinue or change these procedures at any time. Neither we nor the Trustee will have any responsibility for the performance by DTC, Euroclear or Clearstream or their participants or indirect participants of their obligations under the rules and procedures governing their operations.
Certificated notes
Notes in physical, certificated form will be issued and delivered to each person that DTC identifies as a beneficial owner of the related notes only if:

•	DTC notifies us at any time that it is unwilling or unable to continue as depositary for the global notes and a successor depositary is not appointed within 90 days;

•	DTC ceases to be registered as a clearing agency under the Exchange Act and a successor depositary is not appointed within 90 days;

•	we, at our option, notify the Trustee that we elect to cause the issuance of certificated notes; or

•	certain other events provided in the indenture should occur.

This exchange offer
Purpose and effect of this exchange offer
The new notes to be issued in the exchange offer will be exchanged for our old notes due 2013 that we issued on December 23, 2005. On that date, we issued $850.0 million of 7.375% senior notes due 2013. We issued the old notes in reliance upon an exemption from the registration requirements of the Securities Act. Concurrently, the initial purchasers of the old notes resold the old notes to investors believed to be “qualified institutional buyers” in reliance upon the exemption from registration provided by Rule 144A under the Securities Act and to non-U.S. persons in offshore transactions in reliance upon the exemption provided by Rule 903 or 904 of Regulation S of the Securities Act. As part of the offering we entered into a registration rights agreement pursuant to which we agreed to:

•	file with the SEC and cause to become effective, a registration statement under the Securities Act with respect to the issuance of the new notes in an exchange offer; and

•	use reasonable best efforts to complete the exchange offer by the 60th day after that registration statement is declared effective.
We agreed to issue and exchange the new notes for all old notes validly tendered and not validly withdrawn prior to the expiration of this exchange offer. A copy of the registration rights agreement has been filed as an exhibit to the registration statement of which this prospectus is a part.
For purposes of this exchange offer, the term “holder” means any person in whose name old notes are registered on the trustee’s books or any other person who has obtained a properly completed bond power from the registered holder, or any person whose old notes are held of record by The Depository Trust Company, which we refer to as the “Depositary” or “DTC,” who desires to deliver the old notes by book-entry transfer at DTC. The term “exchange agent” refers to Deutsche Bank Trust Company Americas, and the term “trustee” refers to Law Debenture Trust Company of New York.
Terms of this exchange offer
Subject to the terms and conditions of this exchange offer, we will issue $1,000 principal amount of new notes in exchange for each $1,000 principal amount of old notes properly surrendered pursuant to this exchange offer and not validly withdrawn prior to the expiration date. Old notes may be surrendered only in integral multiples of $1,000. The form and terms of the new notes are the same as the form and terms of the old notes except that:

•	the new notes will be registered under the Securities Act and will not bear legends restricting the transfer of the new notes; and

•	holders of the new notes will not be entitled to any of the registration rights of holders of old notes under the registration rights agreement.
The new notes will evidence the same indebtedness as the old notes, which they replace, and will be issued under, and be entitled to the benefits of, the same indenture under which the old notes were issued. As a result, both series of notes will be treated as a single class of debt securities under the indenture.

As of the date of this prospectus, $850.0 million in aggregate principal amount of the old notes is outstanding. All of the old notes are registered in the name of Cede & Co., as nominee for DTC. Solely for reasons of administration, we have fixed the close of business on June 26, 2006 as the record date for this exchange offer for purposes of determining the persons to whom this prospectus and the accompanying letter of transmittal will be mailed initially. There will be no fixed record date for determining holders of the old notes entitled to participate in this exchange offer.
In connection with this exchange offer, the laws of the State of New York, which govern the indenture and the notes, do not give you any appraisal or dissenters’ rights nor any other right to seek monetary damages in court. We intend to conduct this exchange offer in accordance with the provisions of the registration rights agreement and the applicable requirements of the Exchange Act and the related SEC rules and regulations.
For all relevant purposes, we will be regarded as having accepted properly surrendered old notes if and when we give oral or written notice of our acceptance to the exchange agent. The exchange agent will act as agent for the surrendering holders of old notes for the purposes of receiving the new notes from us.
If you surrender old notes in this exchange offer, you will not be required to pay brokerage commissions or fees. In addition, subject to the instructions in the letter of transmittal, you will not have to pay transfer taxes for the exchange of old notes. We will pay all charges and expenses, other than certain applicable taxes described under “—Other fees and expenses.”
Conditions to this exchange offer; waivers
Notwithstanding any other term of this exchange offer, or any extension of this exchange offer, we do not have to accept for exchange, or exchange new notes for, any old notes, and we may terminate this exchange offer before acceptance of the old notes, if:

•	any statute, rule or regulation has been enacted, or any action has been taken by any court or governmental authority that, in our judgment, seeks to or would prohibit, restrict or otherwise render the consummation of this exchange offer illegal, might materially impair our ability to proceed with this exchange offer or materially impair the contemplated benefits to us of this exchange offer; or

•	a change occurs in the current interpretations by the staff of the SEC that, in our judgment, might materially impair our ability to proceed with this exchange offer.
If we, in our sole discretion, determine that any of the above conditions is not satisfied, we may:

•	refuse to accept any old notes and return all surrendered old notes to the surrendering holders;

•	extend this exchange offer and retain all old notes surrendered prior to the expiration date, subject to the holders’ right to withdraw the surrender of their old notes; or

•	waive any unsatisfied conditions regarding this exchange offer and accept all properly surrendered old notes that have not been withdrawn. If this waiver constitutes a material change to this exchange offer, we will promptly disclose the waiver by means of a prospectus supplement or post-effective amendment to the registration statement that includes this prospectus that will be distributed to the holders. We will also extend this exchange offer for a period of five to ten business days, depending upon the significance of the waiver and the manner of disclosure to the holders, if this exchange offer would otherwise expire during the five-to-ten business-day period.

Consequences to holders of old notes not tendering in this exchange offer
Participation in this exchange offer is voluntary. You are urged to consult your legal, financial and tax advisors in making your decisions on what action to take.
Old notes that are not exchanged will remain outstanding and continue to be “restricted securities” within the meaning of Rule 144(a)(3) of the Securities Act. Accordingly, they may not be offered, sold, pledged or otherwise transferred except:

•	to us;

•	under a registration statement that has been declared effective under the Securities Act;

•	to a person the seller reasonably believes is a qualified institutional buyer that is purchasing for its own account or for the account of another qualified institutional buyer;

•	through offers and sales that occur outside the United States within the meaning of Regulation S under the Securities Act;

•	to an institutional accredited investor (within the meaning of the Securities Act) that is not a qualified institutional buyer and that is purchasing for its own account or for the account of another institutional accredited investor, in each case in a minimum principal amount of notes of $250,000; or

•	under any other available exemption from the registration requirements of the Securities Act.
Expiration date; extensions; amendments
The “expiration date” is 5:00 p.m., New York City time on July 28, 2006 unless we extend this exchange offer, in which case the expiration date is the latest date and time to which we extend this exchange offer.
In order to extend this exchange offer, we will:

•	notify the exchange agent of any extension by oral or written notice; and

•	issue a press release or other public announcement that would include disclosure of the approximate number of old notes deposited and that would be issued prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.
We reserve the right:

•	to delay accepting any old notes;

•	to extend this exchange offer; to terminate or amend this exchange offer, and not accept for exchange any old notes not previously accepted for exchange, upon the occurrence of any of the events set forth in “— Conditions to this exchange offer; Waivers” by giving oral or written notice to the exchange agent; or

•	to waive any conditions or otherwise amend this exchange offer in any respect, by giving oral or written notice to the exchange agent.
Any delay in acceptance, extension, termination or amendment will be followed as soon as practicable by a press release or other public announcement or post-effective amendment to the registration statement.
If this exchange offer is amended in a manner determined by us to constitute a material change, we will promptly disclose that amendment by means of a prospectus supplement or post-effective amendment that will be distributed to the holders. We will also extend this exchange offer for a period of five to ten business days, depending upon the significance of the amendment and the manner of disclosure to the holders, if this exchange offer would otherwise expire during the five to ten business day period.
We will have no obligation to publish, advertise or otherwise communicate any public announcement of any delay, extension, amendment (other than amendments constituting a material change to this exchange offer) or termination that we may choose to make, other than by making a timely release to an appropriate news agency.
Effect of surrendering old notes
By surrendering old notes pursuant to this exchange offer, you will be representing to us that, among other things:

•	you are acquiring the new notes in the ordinary course of your business;

•	you have no arrangement or understanding with any person to participate in the distribution (within the meaning of the Securities Act) of the new notes in violation of the provisions of the Securities Act;

•	you are not an “affiliate,” (within the meaning of Rule 405 under the Securities Act), of either of the Issuers, or if you are an affiliate, you will comply with the registration and prospectus delivery requirements of the Securities Act to the extent practicable;

•	if you are a broker-dealer registered under the Exchange Act, you are participating in this exchange offer for your own account in exchange for old notes acquired as a result of market making activities or other trading activities and you will deliver a prospectus in connection with any resale of the new notes; and

•	we may rely upon these representations for purposes of this exchange offer.
In addition, if you are a broker-dealer and you will receive new notes for your own account in exchange for old notes that were acquired as a result of market-making activities or other trading activities, you must acknowledge in the letter of transmittal that you will deliver a prospectus in connection with any resale of your new notes. See “Plan of Distribution.”
Interest on the new notes
The new notes will accrue interest on the same terms as the old notes at the rate of 7.375% per year from December 23, 2005, payable semi-annually in arrears on June 30 and December 31 of each year, commencing December 31, 2006. Old notes accepted for exchange will not receive accrued interest thereon at the time of exchange. However, each registered note will bear interest from the most recent date to which interest has been paid on the old notes, or if no interest has been paid on the old notes or the new notes, from December 23, 2005.
Resale of the new notes
We believe that you will be allowed to resell the new notes to the public without registration under the Securities Act and without delivering a prospectus that satisfies the requirements of Section 10 of the Securities Act, if you can make the representations set forth above under “—Effect of surrendering old notes.” However, if you intend to participate in a distribution of the new notes, you must comply with the registration requirements of the Securities Act and deliver a prospectus in connection with resales, unless an exemption from registration is otherwise available. In addition, you will be subject to additional restrictions if you are an “affiliate” of the Issuers as defined under Rule 405 of the Securities Act. You will be required to represent to us in the letter of transmittal accompanying this prospectus that you meet these conditions exempting you from the registration requirements.
Our belief that you will be allowed to resell the new notes without registration is based on SEC interpretations expressed in no-action letters to other issuers in exchange offers like ours. However, we have not asked the SEC to consider this particular exchange offer in the context of a no-action letter. Therefore, you cannot be certain that the SEC’s interpretations applicable to other exchange offers will apply to this exchange offer.
Each broker-dealer that receives Exchange Notes for its own account in exchange for notes, where such notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes during the Exchange Offer Registration Period. See “Plan of Distribution.”
Acceptance of old notes for exchange; delivery of new notes
On the settlement date, new notes to be issued in exchange for old notes in this exchange offer, if consummated, will be delivered in book-entry form.
We will be deemed to have accepted validly tendered old notes that have not been validly withdrawn as provided in this prospectus when, and if, we have given oral or written notice thereof to the exchange agent. Subject to the terms and conditions of this exchange offer, delivery of new notes will be made by the exchange agent on the settlement date upon receipt of such notice. The exchange agent will act as agent for tendering holders of the old notes for the purpose of receiving old notes and transmitting new notes as of the settlement date with respect to the old notes. If any tendered old notes are not accepted for any reason set forth in the terms and conditions of this exchange offer, those unaccepted old notes will be returned without expense to the tendering holder as promptly as practicable after the expiration or termination of this exchange offer.
Procedures for tendering
A holder of old notes who wishes to accept this exchange offer, and whose old notes are held by a custodial entity such as a bank, broker, dealer, trust company or other nominee, must instruct the custodial entity to tender and consent with respect to that holder’s old notes on the holder’s behalf pursuant to the procedures of the custodial entity.

To tender in this exchange offer, a holder of old notes must either:

(i) complete, sign and date the letter of transmittal (or a facsimile thereof) in accordance with its instructions, including guaranteeing the signature(s) to the letter of transmittal, if required, and mail or otherwise deliver such letter of transmittal or such facsimile, together with the certificates representing the old notes specified therein, to the exchange agent at the address set forth in the letter of transmittal for receipt on or prior to the expiration date; or

(ii) comply with the DTC’s Automated Tender Offer Program, or ATOP, procedures for book-entry transfer described below on or prior to the expiration date.
The exchange agent and DTC have confirmed that the exchange offer is eligible for ATOP. The letter of transmittal (or facsimile thereof), with any required signature guarantees, or (in the case of book-entry transfer) an agent’s message in lieu of the letter of transmittal, and any other required documents, must be transmitted to and received by the exchange agent on or prior to the expiration date of the exchange offer at one of its addresses set forth under “— Exchange Agent” in this prospectus or as set forth in the Letter of Transmittal. Old notes will not be deemed surrendered until the letter of transmittal and signature guarantees, if any, or agent’s message, are received by the exchange agent.
The method of delivery of old notes, the letter of transmittal, and all other required documents to the exchange agent is at the election and risk of the holder. Instead of delivery by mail, holders should use an overnight or hand delivery service, properly insured. In all cases, sufficient time should be allowed to assure delivery to and receipt by the exchange agent on or before the expiration date. Do not send the letter of transmittal or any old notes to anyone other than the exchange agent.
All new notes will be delivered only in book-entry form through DTC. Accordingly, if you anticipate tendering other than through DTC, you are urged to contact promptly a bank, broker or other intermediary (that has the capability to hold securities custodially through DTC) to arrange for receipt of any new notes to be delivered to you pursuant to the exchange offer and to obtain the information necessary to provide the required DTC participant with account information for the letter of transmittal.
Book-entry delivery procedures for tendering old notes held with DTC
If you wish to tender old notes held on your behalf by a nominee with DTC, you must:

(i) inform your nominee of your interest in tendering your old notes pursuant to the exchange offer; and

(ii) instruct your nominee to tender all old notes you wish to be tendered in the exchange offer into the exchange agent’s account at DTC on or prior to the expiration date. Any financial institution that is a nominee in DTC, including Euroclear and Clearstream, must tender old notes by effecting a book-entry transfer of the old notes to be tendered in the exchange offer into the account of the exchange agent at DTC by electronically transmitting its acceptance of the exchange offer through the ATOP procedures for transfer. DTC will then verify the acceptance, execute a book-entry delivery to the exchange agent’s account at DTC, and send an agent’s message to the exchange agent. An “agent’s message” is a message, transmitted by DTC to and received by the exchange agent and forming part of a book-entry confirmation, which states that DTC has received an express acknowledgement from an organization that participates in DTC (a “participant”) tendering old notes that the participant has received and agrees to be bound by the terms of the letter of transmittal and that we may enforce the agreement against the participant. A letter of transmittal need not accompany tenders effected through ATOP.

Proper execution and delivery of letter of transmittal
Signatures on a letter of transmittal or notice of withdrawal described below (see “— Withdrawal of Tenders”), as the case may be, must be guaranteed by an eligible institution unless the old notes tendered pursuant to the letter of transmittal are tendered (i) by a holder who has not completed the box entitled “Special Delivery Instructions” or “Special Issuance and Payment Instructions” on the letter of transmittal or (ii) for the account of an eligible institution. If signatures on a letter of transmittal or notice of withdrawal are required to be guaranteed, such guarantee must be made by an eligible guarantor institution within the meaning of Rule 17Ad-15 under the Exchange Act.
If the letter of transmittal is signed by the holder(s) of old notes tendered thereby, the signature(s) must correspond with the name(s) as written on the face of the old notes without alteration, enlargement or any change whatsoever. If any of the old notes tendered thereby are held by two or more holders, all such holders must sign the letter of transmittal. If any of the old notes tendered thereby are registered in different names on different old notes, it will be necessary to complete, sign and submit as many separate letters of transmittal, and any accompanying documents, as there are different registrations of certificates.
If old notes that are not tendered for exchange pursuant to the exchange offer are to be returned to a person other than the holder thereof, certificates for such old notes must be endorsed or accompanied by an appropriate instrument of transfer, signed exactly as the name of the registered owner appears on the certificates, with the signatures on the certificates or instruments of transfer guaranteed by an eligible institution.
If the letter of transmittal is signed by a person other than the holder of any old notes listed therein, such old notes must be properly endorsed or accompanied by a properly completed bond power, signed by such holder exactly as such holder’s name appears on such old notes. If the letter of transmittal or any old notes, bond powers or other instruments of transfer are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and, unless waived by us, evidence satisfactory to us of their authority to so act must be submitted with the letter of transmittal.
No alternative, conditional, irregular or contingent tenders will be accepted. By executing the letter of transmittal (or facsimile thereof), the tendering holders of old notes waive any right to receive any notice of the acceptance for exchange of their old notes. Tendering holders should indicate in the applicable box in the letter of transmittal the name and address to which payments and/or substitute certificates evidencing old notes for amounts not tendered or not exchanged are to be issued or sent, if different from the name and address of the person signing the letter of transmittal. If no such instructions are given, old notes not tendered or exchanged will be returned to such tendering holder.
All questions as to the validity, form, eligibility (including time of receipt), and acceptance and withdrawal of tendered old notes will be determined by us in our absolute discretion, which determination will be final and binding. We reserve the absolute right to reject any and all tendered old notes determined by us not to be in proper form or not to be properly tendered or any tendered old notes our acceptance of which would, in the opinion of our counsel, be unlawful. We also reserve the right to waive, in our absolute discretion, any defects, irregularities or conditions of tender as to particular old notes, whether or not waived in the case of other old notes. Our interpretation of the terms and conditions of the exchange offer (including the instructions in the letter of transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of old notes must be cured within such time as we shall determine. Although we intend to notify holders of defects or irregularities with respect to tenders of old notes, neither we, the exchange agent nor any other person will be under any duty to give such notification or shall incur any liability for failure to give any such notification. Tenders of old notes will not be deemed to have been made until such defects or irregularities have been cured or waived.
Any holder whose old notes have been mutilated, lost, stolen or destroyed will be responsible for obtaining replacement securities or for arranging for indemnification with the trustee of the old notes. Holders may contact the exchange agent for assistance with such matters.
Withdrawal of tenders
You may withdraw tenders of old notes at any time prior to the expiration date.
For a withdrawal of a tender to be effective, a written or facsimile transmission notice of withdrawal must be received by the exchange agent prior to the deadline described above at its address set forth under “— Exchange Agent” in this prospectus. The withdrawal notice must:

•	specify the name of the person who tendered the old notes to be withdrawn;

•	must contain a description of the old notes to be withdrawn, the certificate numbers shown on the particular certificates evidencing such old notes and the aggregate principal amount represented by such old notes; and

•	must be signed by the holder of those old notes in the same manner as the original signature on the letter of transmittal, including any required signature guarantees, or be accompanied by evidence satisfactory to us that the person withdrawing the tender has succeeded to the beneficial ownership of the old notes. In addition, the notice of withdrawal must specify, in the case of old notes tendered by delivery of certificates for such old notes, the name of the registered holder, if different from that of the tendering holder or, in the case of old notes tendered by book-entry transfer, the name and number of the account at DTC to be credited with the withdrawn old notes. The signature on the notice of withdrawal must be guaranteed by an eligible institution unless the old notes have been tendered for the account of an eligible institution.
Withdrawal of tenders of old notes may not be rescinded, and any old notes properly withdrawn will be deemed not validly tendered for purposes of this exchange offer. Properly withdrawn old notes may, however, be retendered by again following one of the procedures described in “—Procedures for Tendering” prior to the expiration date.
Exchange agent
Deutsche Bank Trust Company Americas has been appointed the exchange agent for this exchange offer. Letters of transmittal and all correspondence in connection with this exchange offer should be sent or delivered by each holder of old notes, or a beneficial owner’s commercial bank, broker, dealer, trust company or other nominee, to the exchange agent as follows:

By Mail:	By Overnight Delivery:
DB Services Tennessee, Inc. Reorganization Unit P.O. Box 292737 Nashville, TN 37229-2737	DB Services Tennessee, Inc. Trust and Securities Services Reorganization Unit 648 Grassmere Park Road Nashville, TN 37211
Facsimile Transmission (eligible institutions only): (615) 835-3701
Information: (800) 735-7777
We will pay the exchange agent reasonable and customary fees for its services and will reimburse it for its reasonable, out-of-pocket expenses in connection with this exchange offer.
Other fees and expenses
We will bear the expenses of soliciting tenders of the old notes. The principal solicitation is being made by mail. Additional solicitations may, however, be made by facsimile transmission, telephone, email or in person by our officers and other employees and those of our affiliates.
Tendering holders of old notes will not be required to pay any fee or commission. If, however, a tendering holder handles the transaction through its broker, dealer, commercial bank, trust company or other institution, the holder may be required to pay brokerage fees or commissions.
Accounting treatment
Since they represent the same indebtedness, the new notes will be recorded at the same carrying value as the old notes as reflected in our accounting records on the date of the exchange. Accordingly, we will not recognize any gain or loss for accounting purposes upon the completion of the exchange offer.

Summary of certain United States federal tax considerations
The following is a general discussion of certain material U.S. federal income tax consequences associated with the exchange offer and the ownership and disposition of the new notes offered herein. Except where noted, this discussion addresses only those holders who hold the new notes as capital assets and does not address consequences to holders with special situations, such as brokers, dealers in securities or currencies, financial institutions, tax-exempt entities, governmental entities, persons liable for alternative minimum tax, insurance companies, U.S. persons whose “functional currency” is not the U.S. dollar, persons holding the new notes as part of a hedging, integrated, conversion or constructive sale transaction or a straddle, as the case may be, and traders in securities that elect to use a mark-to-market method of accounting for their securities holdings. The following summary does not address U.S. state or local tax consequences or other U.S. federal tax consequences, such as estate and gift taxes.
This discussion is based on provisions of the Internal Revenue Code of 1986, as amended, which we refer to as the IRC, the Treasury Regulations promulgated under the IRC, and administrative and judicial interpretations of the IRC, all as in effect as of the date of this exchange offer circular and all of which are subject to change, possibly with retroactive effect. This discussion does not address tax consequences of the purchase, ownership, or disposition of the new notes to holders of the new notes other than those holders who acquired their new notes in this exchange offer. If a partnership holds the new notes, the tax treatment of a partner of such partnership will generally depend upon the status of such partner and the activities of such partnership. Partners of partnerships that hold the old notes or new notes pursuant to this exchange offer should consult their own tax advisors.
Internal Revenue Service Circular 230 disclosure
Pursuant to Internal Revenue Circular 230, we hereby inform you that the description set forth herein with respect to U.S. federal tax issues was not intended or written to be used, and such description cannot be used by any taxpayer for the purpose of avoiding any penalties that may be imposed on the taxpayer under the U.S. Internal Revenue Code. Such description was written in connection with the exchange offer. This description is limited to the U.S. federal tax issues described herein. It is possible that additional issues may exist that could affect the U.S. federal tax treatment of an investment in the notes, or the matter that is the subject of the description noted herein, and this description does not consider or provide any conclusions with respect to any such additional issues. Taxpayers should seek advice based on the taxpayer’s particular circumstances from an independent tax advisor.
U.S. holders
The following discussion is limited to a holder of the notes that is a “U.S. holder.” As used herein, the term “U.S. holder” means a holder of the new notes that is a U.S. person for U.S. federal income tax purposes. A U.S. person for these purposes is: (1) an individual who is a citizen or resident of the United States (including an alien resident who is a lawful permanent resident of the United States or meets the “substantial presence” test under Section 7701(b) of the IRC); (2) a corporation (or an entity taxed as a corporation) created or organized in or under the law of the United States or of any political subdivision of the United States; (3) any estate the income of which is included in gross income for U.S. tax purposes regardless of its source; or (4) a trust if (a) a U.S. court is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (b) the trust was in existence on August 20, 1996, was treated as a U.S. person prior to that date, and elected to continue to be treated as a U.S. person.
Each U.S. holder should consult its tax advisor regarding the particular tax consequences to such holder of the exchange offer, the ownership and disposition of the notes, as well as any tax consequences that may arise under the laws of any other relevant foreign, state, local or other taxing jurisdiction.
Exchange offer
Under general principles of tax law, the “significant modification” of a debt instrument creates a deemed exchange (upon which gain or loss may be recognized) if the modified debt instrument differs materially either in kind or in extent from the original debt instrument. Under applicable Treasury Regulations, the modification of a debt instrument is a significant modification that will create a deemed exchange if, based on all the facts and circumstances and taking into account certain modifications of the debt instrument collectively, the legal rights or obligations that are altered and the degree to which they are altered are “economically significant.” In addition, a significant modification that will create a deemed exchange occurs if one of the bright line tests set forth in Treasury Regulations Section 1.1001-3(e) is met.
The exchange of old notes for new notes pursuant to the exchange offer should not constitute an exchange for federal income tax purposes as the new notes do not differ materially in kind or extent from the old notes and consequently, a significant modification of a debt instrument pursuant to Treasury Regulations Section 1.1001-3 has not occurred. Accordingly, a U.S. Holder who exchanges old notes for the new notes pursuant to the exchange offer will not recognize taxable gain or loss upon the receipt of the new notes. In addition, the holding period for a new note received in the exchange offer will include the holding period of the old note surrendered in exchange therefor and the adjusted tax basis of a new note immediately after the exchange will be the same as the adjusted tax basis of the old note surrendered in exchange therefor.
Each U.S. Holder should consult its tax advisor regarding the particular tax consequences to such U.S. Holder in the exchange transaction.
Consequences to non-tendering U.S. holders
A Non-Tendering U.S. Holder will not realize any gain or loss for failing to tender old notes for new notes.
Payments of interest
Stated interest payable on the new notes generally will be included in the gross income of a U.S. holder as ordinary interest income at the time such interest is accrued or received in accordance with such U.S. holder’s method of accounting for U.S. federal income tax purposes.
Sale, exchange or redemption
Unless a non-recognition provision applies, upon the sale, redemption, exchange (subsequent to this exchange offer), retirement or other taxable disposition of the new notes, a U.S. holder generally will recognize capital gain or loss equal to the amount realized by such holder (excluding any amount attributable to accrued but unpaid interest) less such holder’s adjusted tax basis in the new notes (excluding any amount attributable to accrued but unpaid interest).

In addition, an amount equal to any accrued but unpaid interest not previously included in income will be treated as ordinary interest income. The deductibility of capital losses is subject to limitations.
Backup withholding and information reporting
In general, information reporting requirements will apply to payments of interest on the new notes and to the proceeds of the sale of new notes other than payments to certain exempt recipients, such as corporations. A backup withholding tax will apply to such payments if the U.S. holder is otherwise not exempt and such holder fails to provide a taxpayer identification number on a Form W-9, furnishes an incorrect taxpayer identification number, fails to certify exempt status from backup withholding or receives notification from the Internal Revenue Service that the holder is subject to backup withholding as a result of a failure to report all interest or dividends.
Backup withholding is not an additional tax. Any amounts withheld from a payment to a U.S. holder under the backup withholding rules will be allowed as a credit against the holder’s U.S. federal income tax liability and may entitle the holder to a refund, provided that the required information is timely furnished to the Internal Revenue Service.
Non-U.S. holders
The following discussion is limited to a holder of notes that is a “non-U.S. holder.” The term non-U.S. holder means a holder of notes that for U.S. federal income tax purposes is not a U.S. person and includes:

•	a nonresident alien,

•	a corporation, partnership, estate or trust that is not a U.S. holder, or

•	any other person that is not subject to U.S. federal income taxation in respect of the notes.
In addition, this discussion does not address the U.S. federal income tax consequences to non-U.S. holders subject to special treatment under the IRC, such as “controlled foreign corporations,” “foreign investment companies,” “passive foreign investment companies” and foreign corporations that accumulate earnings to avoid U.S. federal income tax.
Each non-U.S. holder should consult its tax advisor regarding the particular tax consequences to such holder of this offering, the ownership and disposition of the notes, as well as any tax consequences that may arise under the laws of any other relevant foreign, state, local or other taxing jurisdiction.
Exchange offer
For the reasons outlined above in the discussion for U.S. Holders, the exchange of old notes for new notes pursuant to the exchange offer should not constitute an exchange for federal income tax purposes as the new notes do not differ materially in kind or extent from the old notes and consequently, a significant modification of a debt instrument pursuant to Treasury Regulations Section 1.1001-3 has not occurred. Accordingly, a Non-U.S. Holder who exchanges old notes for the new notes pursuant to the exchange offer should not recognize taxable gain or loss upon the receipt of the new notes in exchange for the old notes in the exchange offer. In addition, the holding period for a new note received in the exchange offer will include the holding period of the old note surrendered in exchange therefor and the adjusted tax basis of a new note immediately after the exchange will be the same as the adjusted tax basis of the old note surrendered in exchange therefor.
Each non-U.S. Holder should consult its tax advisor regarding the particular tax consequences to such non-U.S. Holder in the exchange transaction.
Consequences to non-tendering non-U.S. holders
A non-tendering non-U.S. Holder will not realize any gain or loss for failing to tender old notes for new notes.
Payments of interest
Generally, interest paid by us, and any accrued but unpaid interest at the time of disposition of a new note, to a non-U.S. holder will not be subject to U.S. federal income or withholding tax if such interest is not effectively connected with the conduct of a trade or business in the United States of the non-U.S. holder (or if a tax treaty applies, such interest is not attributable to a U.S. permanent establishment of the non-U.S. holder) and is “portfolio interest.” Generally, interest on the new notes will qualify as portfolio interest and will be exempt from U.S. withholding tax if the non-U.S. holder: (1) does not actually (directly or indirectly) or constructively own 10% or more of the capital or profits interest in Mirant North America or at least 10% of the total combined voting power of all classes of stock of MNA Finance Corp., (2) is not a controlled foreign corporation with respect to which we are a “related person” within the meaning of the IRC, (3) is not a bank that is receiving the interest on an extension of credit made pursuant to a loan entered into in the ordinary course of its trade or business and (4) either: (i) the non-U.S. Holder certifies in a statement provided to us or the paying agent on IRS Form W-8BEN or a substantially similar form, under penalties of perjury, that it is not a “United States person” within the meaning of the Code and provides its name and address, (ii) a securities clearing organization, bank or other financial institution that holds customers’ securities in the ordinary course of its trade or business and holds the notes on behalf of the non-U.S. Holder certifies to us or the paying agent under penalties of perjury that it, or the financial institution between it and the non-U.S. Holder, has received from the non-U.S. Holder a statement, under penalties of perjury, that such holder is not a “United States person” and provides us or the paying agent with a copy of such statement or (iii) the non-U.S. Holder holds its notes directly through a “qualified intermediary” and certain conditions are satisfied.
The gross amount of payments of interest that do not qualify for the portfolio interest exception and that are not effectively connected with a U.S. trade or business income of the non-U.S. holder will be subject to U.S. withholding tax at a rate of 30%, unless a treaty applies to reduce or eliminate the U.S. withholding tax. Interest income that is effectively connected with a non-U.S. holder’s trade or business in the United States will be taxed at regular, graduated U.S. federal income tax rates rather than the 30% gross rate (unless a tax treaty applies and such interest income is not attributable to a U.S. permanent establishment of the non-U.S. holder). In the case of a non-U.S. holder that is a corporation, such U.S. trade or business income may also be subject to the branch profits tax. To claim exemption from withholding or to claim the benefits of a treaty, a non-U.S. holder must provide a properly executed IRS Form W-8BEN (claiming treaty benefits) or IRS Form W-8ECI (claiming exemption from withholding because income is effectively connected with a U.S. trade or business) (or such successor forms as the IRS designates), as applicable, prior to the payment of interest. These forms must be periodically updated. A non-U.S. holder who is claiming the benefits of a treaty may be required in certain instances to obtain and to provide a U.S. taxpayer identification number or to provide certain documentary evidence issued by foreign governmental authorities to prove residence in the foreign country. Also, under applicable Treasury Regulations, special procedures are provided for payments through qualified intermediaries or certain financial institutions that hold customers’ securities in the ordinary course of their trade or business.
Sale, exchange or redemption
Subject to the discussion below concerning backup withholding, a non-U.S. holder will generally not be subject to U.S. federal income tax on gain recognized on a sale, redemption, exchange (subsequent to this exchange offer), retirement or other taxable disposition of a new note unless: (1) the gain is effectively connected with a U.S. trade or business of the non-U.S. holder (or if a tax treaty applies, such gain is attributable to a U.S. permanent establishment of the non-U.S. holder) (in which case the branch profits tax may also apply to a corporate non-U.S. holder) or (2) the non-U.S. holder is an individual who is present in the United States for 183 or more days in the taxable year of the disposition and certain other requirements are met. In such case, a non-U.S. holder generally will recognize capital gain or loss equal to the amount realized by such holder (excluding any amount attributable to accrued but unpaid interest) less such non-U.S. holder’s adjusted tax basis in the new notes (excluding any amount attributable to accrued but unpaid interest). An amount equal to any accrued but unpaid interest not previously included in income will be treated as ordinary interest income.
Backup withholding and information reporting
Payment of interest on the new notes or payment of the proceeds of a sale, redemption, exchange, retirement or other taxable disposition of the new notes will be subject to backup withholding unless the beneficial owner certifies, as described above, to a U.S. custodian, nominee or paying agent that it is not a U.S. person or that it is eligible for another exemption. In addition, information reporting may still apply to payments of interest (on Form 1042-S) even if certification is provided and the interest is exempt from U.S. withholding tax. Payments of the proceeds from a disposition by a non-U.S. Holder of a new note made to or through a foreign office of a broker will generally not be subject to information reporting or backup withholding, except that information reporting (but generally not backup withholding) may apply if the broker has certain connections to the United States.
Backup withholding is not an additional tax. Any amounts withheld from a payment to a non-U.S. holder under the backup withholding rules will be allowed as a credit against the holder’s U.S. federal income tax liability and may entitle the holder to a refund, provided that the required information is timely furnished to the Internal Revenue Service.
Each non-U.S. holder should consult with its tax advisor regarding the particular tax consequences to such holder associated with this exchange offer and the ownership and disposition of the new notes, as well as any tax consequences that may arise under the laws of any other relevant foreign, state, local, or other taxing jurisdiction.

Plan of distribution
Each broker-dealer that receives new notes for its own account pursuant to this exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for old notes where such old notes were acquired as a result of market-making activities or other trading activities. We have agreed that we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale until the earlier of 180 days after the closing of this exchange offer or the date on which each such broker-dealer has resold all new notes acquired by it in this exchange offer.
We will not receive any proceeds from any sale of new notes by broker-dealers. New notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the new notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any new notes. Any broker-dealer that resells new notes that were received by it for its own account pursuant to this exchange offer and any broker or dealer that participates in a distribution of such new notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit on any such resale of new notes and any commission or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.
Until the earlier of 180 days after the closing of this exchange offer or the date on which each such broker-dealer has resold all new notes acquired by it in this exchange offer, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the Letter of Transmittal. Pursuant to the registration rights agreement, we have agreed to pay all expenses incident to this exchange offer (including the expenses of one counsel for the holders of the notes) other than dealers’ and brokers’ discounts and commissions and will indemnify the holders of the notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.
Legal matters
Alston & Bird LLP will pass upon certain legal matters relating to the exchange offer for the Issuers.
Experts
The consolidated and combined financial statements of Mirant North America, LLC and subsidiaries (the “Company”) as of December 31, 2005 and 2004, and for each of the years in the three-year period ended December 31, 2005, have been included herein in reliance upon the report of KPMG LLP, independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.
The audit report covering the aforementioned consolidated and combined financial statements contains an explanatory paragraph which states on December 9, 2005, the United States Bankruptcy Court for Northern District of Texas, Fort Worth Division, confirmed Mirant Corporation’s Plan of Reorganization (the “Plan”). The Plan became effective on January 3, 2006, and Mirant Corporation and the Company emerged from Chapter 11 of Title 11 of the U.S. Bankruptcy Code, whereupon the Company became the successor in interest to net assets previously owned by Mirant Corporation. The Company’s combined financial statements present the financial position, results of operations and cash flows of the Company for all periods based on the assets, liabilities and operations of the predecessor Mirant entities. The Company recorded the effects of the Plan as of December 31, 2005.
The audit report also contains an explanatory paragraph which states the Company adopted Financial Accounting Standards Board Interpretation No. 47, Accounting for Conditional Asset Retirement Obligations: An Interpretation of FASB Statement No. 143, in 2005.

Index to combined and consolidated financial statements

Mirant North America audited combined and consolidated financial statements
Report of Independent Registered Public Accounting Firm	F-2
Consolidated balance sheet as of December 31, 2005 and combined balance sheet as of December 31, 2004	F-3
Combined statements of operations for the years ended December 31, 2005, 2004 and 2003	F-5
Combined statements of equity (deficit) and comprehensive loss for the years ended December 31, 2005, 2004 and 2003	F-6
Combined statements of cash flows for the years ended December 31, 2005, 2004 and 2003	F-7
Notes to combined and consolidated financial statements	F-8

Mirant North America unaudited condensed consolidated and combined financial statements
Condensed consolidated balance sheet as of March 31, 2006 and December 31, 2005	F-67
Condensed consolidated statements of operations for the three months ended March 31, 2006 and condensed combined statements of operations for the three months ended March 31, 2005	F-69
Condensed consolidated statements of member’s equity and comprehensive income for the three months ended March 31, 2006	F-70
Condensed consolidated statements of cash flows for the three months ended March 31, 2006 and condensed combined statements of cash flows for the three months ended March 31, 2005	F-71
Notes to consolidated and combined financial statements	F-72

Report of Independent Registered Public Accounting Firm
The Member
Mirant North America, LLC:
We have audited the accompanying consolidated balance sheet of Mirant North America, LLC (a wholly-owned indirect subsidiary of Mirant Corporation) and subsidiaries (the “Company”) as of December 31, 2005, and the combined balance sheet of the Company as of December 31, 2004, and the related combined statements of operations, equity (deficit) and comprehensive loss and cash flows for each of the years in the three-year period ended December 31, 2005. These combined and consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these combined and consolidated financial statements based on our audits.
We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the combined and consolidated financial statements referred to above present fairly, in all material respects, the financial position of Mirant North America, LLC and subsidiaries as of December 31, 2005 and 2004, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2005, in conformity with U.S. generally accepted accounting principles.
As discussed in Notes 1, 2 and 3 to the combined and consolidated financial statements, on December 9, 2005, the United States Bankruptcy Court for the Northern District of Texas, Fort Worth Division confirmed Mirant Corporation’s Plan of Reorganization (the “Plan”). The Plan became effective on January 3, 2006, and Mirant Corporation and the Company emerged from Chapter 11 of Title 11 of the U.S. Bankruptcy Code, whereupon the Company became the successor in interest to net assets previously owned by Mirant Corporation. The accompanying combined financial statements present the financial position, results of operations and cash flows of the Company for all periods based on the assets, liabilities and operations of the predecessor Mirant entities. The Company recorded the effects of the Plan as of December 31, 2005.
As discussed in Note 2 to the combined and consolidated financial statements, the Company adopted Financial Accounting Standards Board Interpretation No. 47, Accounting for Conditional Asset Retirement Obligations: An Interpretation of FASB Statement No. 143, in 2005.
/s/ KPMG LLP
Atlanta, Georgia
March 31, 2006, except as to note 16,
     which is as of June 2, 2006

Mirant North America, LLC and Subsidiaries
(wholly-owned indirect subsidiary of Mirant Corporation)
December 31, 2005 consolidated balance sheet
and
December 31, 2004 combined balance sheet

(In millions)	2005	2004

ASSETS
Current assets:

Cash and cash equivalents	$295	$636

Funds on deposit	1,540	319

Receivables:
Affiliate	23	330
Customer accounts, less allowance for uncollectibles of $3 and $403 for 2005 and 2004, respectively	577	518
Notes receivable — affiliate	332	50
Price risk management assets — nonaffiliate	604	216
Prepaid rent and other payments	147	167
Inventory	278	261
Assets held for sale	7	7
Other current assets	36	6

Total current assets	3,839	2,510

Property, plant and equipment, net	2,804	2,827

Noncurrent assets:
Other intangible assets, net	221	208
Investments	—	6
Notes receivable from affiliate	—	255
Price risk management assets — nonaffiliate	105	112
Prepaid rent	208	197
Funds on deposit	5	5
Accounts receivable, less allowance for uncollectibles of $3 and $65 for 2005 and 2004, respectively	2	27
Debt issuance costs, net	24	—
Other noncurrent assets	—	10

Total noncurrent assets	565	820

Total assets	$7,208	$6,157

See accompanying notes to combined and consolidated financial statements.

Mirant North America, LLC and Subsidiaries
December 31, 2005 consolidated balance sheet
and
December 31, 2004 combined balance sheet (continued)

(In millions)	2005	2004

LIABILITIES AND EQUITY (DEFICIT)
Current liabilities:
Notes payable — affiliate	$132	$—
Current portion of long-term debt	3	4
Accounts payable and accrued liabilities	480	412
Payables to affiliate	301	58
Price risk management liabilities — affiliate	5	5
Price risk management liabilities — nonaffiliate	791	286
Revenue subject to refund	—	5
Transition power agreements and other obligations	—	9
Accrued taxes — affiliate	—	54
Accrued property taxes — nonaffiliate	186	123
Other current liabilities	—	8

Total current liabilities	1,898	964

Noncurrent liabilities:
Long-term debt	894	46
Price risk management liabilities — affiliate	—	3
Price risk management liabilities — nonaffiliate	27	62
Deferred income taxes	—	18
Asset retirement obligations	33	10
Other noncurrent liabilities	5	14

Total noncurrent liabilities	959	153

Liabilities subject to compromise	58	5,366

Commitments and contingencies
Equity (deficit):
Deficit investment by Mirant	—	(326)
Member’s interest	4,474	—
Preferred stock in affiliate	(208)	—
Accumulated other comprehensive income	27	—

Total equity (deficit)	4,293	(326)

Total liabilities and equity (deficit)	$7,208	$6,157

See accompanying notes to combined and consolidated financial statements.

Mirant North America, LLC and Subsidiaries
(wholly-owned indirect subsidiary of Mirant Corporation)
combined statements of operations

	For the years ended December 31,

(In millions)	2005	2004	2003

Operating revenues:
Generation revenue—affiliate	$168	$465	$417
Generation revenue—nonaffiliate	2,922	3,076	3,644

Total generation revenues	3,090	3,541	4,061

Net trading revenue—affiliate	(1)	(9)	(584)
Net trading revenue—nonaffiliate	(40)	36	580

Total net trading revenues	(41)	27	(4)

Total operating revenues	3,049	3,568	4,057

Cost of fuel, electricity, and other products—affiliate	187	131	51
Cost of fuel, electricity, and other products—nonaffiliate	1,981	2,309	2,909

Total cost of fuel, electricity, and other products	2,168	2,440	2,960

Gross margin	881	1,128	1,097

Operating expenses:
Generation facilities rent	99	103	96
Depreciation and amortization	132	129	167
Operations and maintenance—affiliate, including restructuring charges of $3 in 2005, $5 in 2004 and $9 in 2003	301	338	254
Operations and maintenance—nonaffiliate, including restructuring charges of $4 in 2003	289	250	298
Loss (gain) on sales of assets, net	1	65	(18)
Impairment losses	—	2	3,030

Total operating expenses	822	887	3,827

Operating income (loss)	59	241	(2,730)

Other income (expense), net:
Gain on sale of investment, net	44	—	—
Interest income—affiliate	—	—	8
Interest income—nonaffiliate	6	2	6
Interest expense—affiliate	(23)	(8)	(3)
Interest expense—nonaffiliate	(760)	(5)	(246)
Other, net	3	10	13

Total other (expense) income, net	(730)	(1)	(222)

(Loss) income from continuing operations before reorganization items and income taxes	(671)	240	(2,952)
Reorganization items, net	87	149	115
Provision (benefit) for income taxes	5	(15)	111

(Loss) income from continuing operations	(763)	106	(3,178)
Loss from discontinued operations, net of tax provision of $1 for 2003	—	—	(21)

(Loss) income before cumulative effect of changes in accounting principles	(763)	106	(3,199)
Cumulative effect of changes in accounting principles, net of taxes	(16)	—	(10)

Net (loss) income	$(779)	$106	$(3,209)

See accompanying notes to combined and consolidated financial statements.

Mirant North America, LLC and Subsidiaries
(wholly-owned indirect subsidiary of Mirant Corporation)
combined statements of equity (deficit) and comprehensive loss
For the years ended December 31, 2005, 2004 and 2003

				Accumulated
		Preferred		other	Comprehensive
	Member’s	stock in	Investment	comprehensive	(loss)
(In millions)	interest	affiliate	by Mirant	(loss) income	income

Balance, December 31, 2002	$—	$—	$2,392	$(55)
Net loss	—	—	(3,209)	—	$(3,209)
Other comprehensive income	—	—	—	55	55

Comprehensive loss					$(3,154)

Capital contributions—payments received from Mirant Americas under make-whole agreement	—	—	315	—
Capital distributions — payments made to termination of ECSA agreement	—	—	(29)	—
Dividends to Mirant Americas	—	—	(347)	—
Capital contributions—cash from Mirant Americas and Mirant	—	—	439	—

Balance, December 31, 2003	—	—	(439)	—
Net income	—	—	106	—
Capital contributions—payments received from Mirant Americas under make-whole agreement	—	—	7	—

Balance, December 31, 2004	—	—	(326)	—
Net loss	—	—	(779)	—	$(779)
Contribution of net assets and liabilities from Mirant under the Plan	—	—	5,371	—	—
Other comprehensive income	—	—	—	27	27

Comprehensive loss					$(752)

Change in member pursuant to the Plan	4,474	(208)	(4,266)	—

Balance, December 31, 2005	$4,474	$(208)	$—	$27

See accompanying notes to combined and consolidated financial statements.

Mirant North America, LLC and Subsidiaries
(wholly-owned indirect subsidiary of Mirant Corporation)
combined statements of cash flows

	For the years ended December 31,

(In millions)	2005	2004	2003

Cash flows from operating activities:
Net (loss) income	$(779)	$106	$(3,209)

Adjustments to reconcile net (loss) income to net cash used in operating activities:
Equity in income of affiliates, net of dividends	—	1	—
Depreciation and amortization	132	129	170
Amortization of transition power agreements and other obligations	(9)	(344)	(424)
Amortization of losses on interest rate swaps	—	—	81
Amortization of debt issuance costs, net	5	—	—
Unrealized losses (gains) on price risk management assets and liabilities	21	(167)	141
Deferred income taxes	(11)	1	55
Impairment losses	—	2	3,033
Cumulative effect of changes in accounting principles	16	—	10
Non-cash charges for reorganization items	10	110	97
Effects of the Plan of Reorganization	(30)	—	—
(Gain) loss on sales of assets and investments	(42)	65	3
Post-petition interest	746	—	—
Other, net	2	(1)	4
Changes in certain assets and liabilities:
Affiliate accounts receivable	(296)	(17)	14
Customer accounts receivable	(117)	110	180
Prepaid rent	(9)	(23)	(68)
Inventory	(16)	(63)	(10)
Other assets	(375)	(93)	18
Accounts payable and accrued liabilities	126	(119)	(204)
Payable to affiliate	405	117	31
Accrued taxes, affiliate	—	(15)	(59)
Accrued property taxes, nonaffiliate	25	48	64
Other liabilities	4	2	(65)

Total adjustments	587	(257)	3,071

Net cash used in operating activities	(192)	(151)	(138)

Cash flows from investing activities:
Capital expenditures	(100)	(89)	(151)
Issuance of notes receivables from affiliate	10	—	(376)
Repayments on notes receivables-nonaffiliate	—	1	58
Repayments on notes receivable from affiliate	—	326	—
Proceeds received from the sales of assets, net	52	42	276
Insurance proceeds received	—	—	4

Net cash (used in) provided by investing activities	(38)	280	(189)

Cash flows from financing activities:
Proceeds from notes payable—affiliate	21	—	7
Repayment of debt	(3)	(3)	(142)
Cash distribution pursuant to the Plan to Mirant Americas Generation	(129)	—	—
Proceeds from issuance of notes payable to affiliate	—	—	285
Payments received from Mirant Americas under make-whole agreement	—	7	315
Payments made to Mirant Americas under make-whole agreement	—	—	(29)
Capital contributions from Mirant Americas and Mirant	—	—	439
Payment of dividends to Mirant Americas	—	—	(347)

Net cash (used in) provided by financing activities	(111)	4	528

Net (decrease) increase in cash and cash equivalents	(341)	133	201
Cash and cash equivalents, beginning of year	636	503	302

Cash and cash equivalents, end of year	$295	$636	$503

Supplemental cash flow disclosures:
Cash paid for interest, net of amounts capitalized	$29	$13	$159
Refunds received for income taxes	—	(2)	—
Cash paid for reorganization items	103	60	—

See accompanying notes to combined and consolidated financial statements.

Mirant North America, LLC and Subsidiaries
Notes to combined and consolidated financial statements
December 31, 2005, 2004 and 2003
1.      Background and description of business
Mirant North America, LLC including its subsidiaries (collectively, the “Company” or “Mirant North America”) was formed in December 2005 as a wholly-owned subsidiary of Mirant Americas Generation, LLC (“Mirant Americas Generation”) as part of Mirant Corporation’s (“Mirant”) Plan of Reorganization (the “Plan”) under Chapter 11 of Title 11 of the United States Bankruptcy Code (as amended, the “Bankruptcy Code”). Mirant Americas Generation is an indirect wholly-owned subsidiary of Mirant. Mirant’s Plan was confirmed on December 9, 2005, and Mirant and the Company emerged from bankruptcy, whereupon the Company became the successor in interest to net assets previously owned by Mirant. See further discussion in Note 3.
Pursuant to the Plan, in December 2005 Mirant contributed its interest in Mirant Potomac River, LLC (“Mirant Potomac River”) and Mirant Peaker, LLC (“Mirant Peaker”) to Mirant Mid-Atlantic, LLC (“Mirant Mid-Atlantic”), and its interest in Mirant Zeeland, LLC (“Mirant Zeeland”), Mirant California, Inc., Mirant Mid-Atlantic, Mirant New England, Inc. (“Mirant New England”), Mirant New York, Inc. (“Mirant New York”), Mirant Texas Investments, Inc., and Mirant Texas Management, Inc. to Mirant North America. In addition, Mirant contributed its interest in Mirant Americas Energy Marketing, LP (“Mirant Americas Energy Marketing”), Mirant Americas Development, Inc. (“Mirant Americas Development”), Mirant Americas Production Company, Mirant Americas Energy Capital, LLC (“Mirant Americas Energy Capital”), Mirant America Energy Capital Assets, LLC, Mirant Americas Development Capital, LLC, Mirant Americas Retail Energy Marketing, LP, and Mirant Americas Gas Marketing, LLC, (collectively “the Trading Debtors”) to Mirant North America. All of the contributed subsidiaries were under the common control of Mirant and are collectively referred to as the “Contributed Subsidiaries”. On January 31, 2006, the trading and marketing business of the Trading Debtors was transferred to Mirant Energy Trading, LLC (“Mirant Energy Trading”), a wholly-owned subsidiary of Mirant North America.
The accompanying December 31, 2005 consolidated balance sheet includes the accounts of Mirant North America and its subsidiaries. The accompanying combined financial statements present the financial position, results of operations and cash flows of the Company for all periods based on the assets, liabilities and operations of the predecessor Mirant Corporation Contributed Subsidiaries and include the assets, liabilities and operations of Mirant Americas Generation. The effects of the Plan are reflected as of December 31, 2005. As a result, the Company’s consolidated balance sheet as of December 31, 2005 does not include the assets and liabilities of Mirant Americas Generation. See Note 3 for further discussion.
The Company is a national independent power provider and sells substantially all of the output from its generating facilities in the forward and spot markets and the remainder under contracts with third parties. The Company uses derivative financial instruments, such as commodity forwards, futures, options, and swaps to manage its exposure to fluctuations in electric energy and fuel prices. As of December 31, 2005, Mirant North America owned or leased approximately 12,035 megawatts (“MW”) of electric generation capacity in the United States. The Company operates 72 generating units at 21 plants serving customers located near major metropolitan load centers in Maryland, Virginia, California, New York, Massachusetts and Texas.
The Company has a number of service agreements for labor and administrative services with Mirant and Mirant Services, LLC (“Mirant Services”). In addition, Mirant Energy Trading, and previously Mirant Americas Energy Marketing, provides services to other Mirant affiliates related to the sale of electric power and the procurement of fuel and emissions allowances. These agreements are discussed further in Note 5.
2.      Accounting and reporting policies
Basis of presentation
The accompanying combined and consolidated financial statements of Mirant North America have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”).
The accompanying combined and consolidated financial statements include the accounts of Mirant North America and its wholly-owned subsidiaries and the Contributed Subsidiaries and Mirant Americas Generation as discussed in Note 1 and have been prepared from the historical records maintained by Mirant North America, its subsidiaries, the Contributed Subsidiaries and Mirant Americas Generation. All significant intercompany accounts and transactions have been eliminated.
For the period subsequent to July 14, 2003 (the “Petition Date”), and various dates thereafter, the accompanying combined and consolidated financial statements have been prepared in accordance with Statement of Position 90-7, “Financial Reporting by Entities in Reorganization under the Bankruptcy Code” (“SOP 90-7”). Accordingly, all pre-petition liabilities subject to compromise have been segregated in the combined and consolidated balance sheets for the years ended December 31, 2005 and 2004, and classified as liabilities subject to compromise at the estimated amounts of allowable claims. The United States Bankruptcy Court for the Northern District of Texas, Fort Worth Division (the “Bankruptcy Court”) confirmed the Plan pursuant to an order dated December 9, 2005 (the “Confirmation Order”), and waived the stay of the Confirmation Order. Accordingly, immediately upon the entry of the Confirmation Order, the terms of the Plan and Confirmation Order were deemed binding upon Mirant and 83 of its direct and indirect subsidiaries in the United States (collectively, the “Mirant Debtors”) and all other parties affected by the Plan. The Plan became effective on January 3, 2006. For financial reporting purposes, Mirant recorded the effects of the Plan on December 31, 2005. Estimated claims related to the Company’s New York operations consisting of approximately 1,672 MW including Mirant Lovett, LLC (“Mirant Lovett”), Mirant Bowline, LLC (“Mirant Bowline”) and Mirant NY-Gen, LLC (“Mirant NY-Gen”), which remain in bankruptcy, total $58 million as of December 31, 2005, and are included in liabilities subject to compromise in the consolidated balance sheet.
The implementation of the Plan resulted in among other things, a new Mirant capital structure, the discharge of debt of the Mirant Debtors, the satisfaction or disposition of various types of claims against the Mirant Debtors, the assumption or rejection of certain contracts and the establishment of a new Mirant Board of Directors. In accordance with SOP 90-7, if the Mirant reorganization value of the assets of the emerging entity immediately before the date of confirmation is less than the total of all post-petition liabilities and allowed claims, and if the holders of existing voting shares immediately before confirmation receive less than 50 percent of the voting shares of the emerging entity, the entity must adopt fresh start reporting upon its emergence from Chapter 11. The calculation of the Mirant reorganization value included the trading value of Mirant’s debt and equity securities for the three days preceding the confirmation of the Plan on December 9, 2005.
The result of the calculation indicated that Mirant and its subsidiaries would not be allowed to adopt fresh start reporting because the Mirant reorganization value immediately prior to the confirmation date exceeded the total post-petition liabilities and allowed claims.
Use of estimates
The preparation of the combined and consolidated financial statements in conformity with GAAP requires management to make a number of estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the combined and consolidated financial statements and the reported amounts of revenues and expenses during the period. Actual results could differ from those estimates. The Company’s significant estimates include:

•	determining the fair value of certain derivative contracts;

•	estimating liabilities resulting from the bankruptcy;

•	estimating future cash flows in determining impairments of long-lived assets, goodwill and indefinite-lived intangible assets;

•	estimating losses to be recorded for contingent liabilities; and

•	estimating obligations related to asset retirements.
Recently adopted accounting standards
In March 2005, the Financial Accounting Standards Board (“FASB”) issued FASB Interpretation No. 47, “Accounting for Conditional Asset Retirement Obligations: an Interpretation of FASB Statement No. 143,” (“FIN 47”), which expands the scope of asset retirement obligations to be recognized under Statement of Financial Accounting Standards (“SFAS”) No. 143 “Accounting for Asset Retirement Obligations” (“SFAS No. 143”), to include asset retirement obligations that may be uncertain as to the nature or timing of settlement. Upon initial recognition of a liability for an asset retirement obligation, the Company capitalizes an asset retirement cost by increasing the carrying amount of the related long-lived asset by the same amount as the liability. Over time, the liability is accreted to its present fair value and the capitalized cost is depreciated over the remaining useful life of the related asset. Asset retirement obligations associated with long-lived assets included within the scope of SFAS No. 143 and FIN 47 are those conditional and unconditional obligations for which a requirement exists under enacted laws, statutes and written or oral contractions, including obligations arising under the doctrine of promissory estoppel. For further discussion see “Cumulative Effect of Changes in Accounting Principles” below.
FIN 47 was effective for financial statements ending after December 15, 2005. At December 31, 2005, the Company recorded conditional asset retirement obligations related to the retirement of its generating facilities of $27 million. The cumulative effect of adopting FIN 47 was $16 million.
In December 2004, the FASB issued SFAS No. 153, “Exchanges of Productive Assets: an Amendment of APB Opinion No. 29,” (“SFAS No. 153”). SFAS No. 153 addresses the measurement of exchanges of certain nonmonetary assets. It amends APB Opinion No. 29, “Accounting for Nonmonetary Exchanges,” and requires that nonmonetary exchanges (except for certain exchanges of products or property held for sale in the ordinary course of business) be accounted for at the fair value of the assets exchanged, with gains or losses being recognized, if the fair value is determinable within reasonable limits and the transaction has commercial substance. The provisions of SFAS No. 153 are effective for transactions involving nonmonetary exchanges that occur in fiscal periods beginning after June 15, 2005. The Company has determined that certain exchanges of emissions allowances that the Company may periodically transact would qualify as nonmonetary exchanges under SFAS No. 153. For the year ended December 31, 2005, the Company identified certain transactions involving exchanges of emissions allowances of one vintage year for a different year. The adoption of SFAS No. 153 had no material impact on the Company’s combined and consolidated results of operations, cash flows or financial position as of December 31, 2005.
Revenue recognition
The Company recognizes affiliate and nonaffiliate revenue when electric power is delivered, capacity is made available or ancillary services are provided to an affiliate or customer pursuant to contractual commitments that specify volume, price and delivery requirements, and collection of such revenue is probable. Some sales of energy are based on economic dispatch, or “as-ordered” by the Pennsylvania-New Jersey-Maryland Interconnection, LLC (“PJM”), based on member participation agreements, but without an underlying contractual commitment. Independent system operator (“ISO”) revenues and revenues for sales of energy based on economic-dispatch, are recorded on the basis of megawatt hour (“MWh”) delivered, at the relevant day-ahead or real-time prices. The Company also recognizes affiliate and nonaffiliate revenue when ancillary services have been performed and collection of such revenue is probable.
Derivative financial instruments
Derivative financial instruments are recorded in the accompanying combined and consolidated balance sheets at fair value as either price risk management assets or liabilities-affiliate or price risk management assets or liabilities-nonaffiliate, and changes in fair value are recognized currently in earnings, unless specific hedge accounting criteria are met. If the derivative is designated as a fair value hedge, the changes in the fair value of the derivative and of the hedged item attributable to the hedged risk are recognized currently in earnings. If the derivative is designated as a cash flow hedge, the changes in the fair value of the derivative are recorded in other comprehensive income (“OCI”) and the realized gains and losses related to these derivatives are recognized in earnings in the same period as the settlement of the underlying hedged transaction. Any ineffectiveness related to cash flow hedges is recognized currently in earnings. The assets and liabilities related to derivative instruments that have not been designated as hedges for accounting purposes are included in price risk management assets and liabilities-affiliate and price risk management assets and liabilities-nonaffiliate. For the years ended December 31, 2005, 2004 and 2003, the Company did not have any commodity derivative instruments that it had designated as fair value or cash flow hedges for accounting purposes. The Company’s derivative financial instruments are categorized by one of three types, based on the business objective the instrument is expected to achieve: asset management, legacy and proprietary trading. All asset management, legacy and proprietary trading derivative activities are recorded at fair value, except for a limited number of transactions that qualify for the normal purchases or normal sales exclusion from SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities,” (“SFAS No. 133”) and therefore qualify for use of accrual accounting.

As the Company’s commodity derivative financial instruments have not been designated as hedges for accounting purposes, changes in such instruments’ fair values are recognized currently in earnings. For asset management activities, changes in fair value of electricity derivative financial instruments are reflected in generation revenue-affiliate and nonaffiliate and changes in fair value of fuel derivative contracts are reflected in cost of fuel, electricity and other products-affiliate and nonaffiliate in the accompanying combined statements of operations. Changes in the fair value and settlements of contracts for proprietary trading activities are recorded as net trading revenue affiliate and nonaffiliate in accompanying combined statements of operations.
Concentration of revenues
In 2005, 2004 and 2003, the Company earned a significant portion of its operating revenue and gross margin from the PJM energy market, where the Company’s Mirant Mid-Atlantic generation facilities are located.
Concentration of labor subject to collective bargaining agreements
At December 31, 2005, approximately 68% of the Company’s employees that have been employed through contracts with Mirant Services are subject to collective bargaining agreements. Approximately 9% of the employees are covered by collective bargaining agreements that will expire within one year.
Cash and cash equivalents
Mirant North America considers all short-term investments with an original maturity of three months or less to be cash equivalents.
Restricted cash
Restricted cash is included in current and noncurrent assets as funds on deposit in the accompanying combined and consolidated balance sheets and amounted to $1.5 billion and $324 million at December 31, 2005 and 2004, respectively. For 2005, current and noncurrent funds on deposit were $1.5 billion and $5 million, respectively. For 2004, current and noncurrent funds on deposit were $319 million and $5 million, respectively. Restricted cash includes deposits with brokers and cash collateral posted with third parties to support the Company’s commodity positions. In addition, as of December 31, 2005, restricted cash included $853 million in escrow related to the senior notes offering in December 2005. This amount was released from escrow on January 3, 2006.
Inventory
Inventory consists primarily of oil, coal, purchased emissions allowances and materials and supplies. Inventory, including commodity trading inventory, is generally stated at the lower of cost or market value at December 31, 2005 and 2004. Fuel stock is removed from inventory as it is used in the production of electricity. Materials and supplies are removed from inventory when they are used for repairs, maintenance or capital projects.
Emissions allowances
Purchased emissions allowances are recorded in inventory at the lower of cost or market. Cost is computed on an average cost basis. Purchased emissions allowances for sulfur dioxide (“SO2”) and nitrogen oxide (“NOx”) are removed from inventory and charged to cost of fuel, electricity and other products in the accompanying combined statements of operations as they are utilized against emissions volumes that exceed the allowances granted to the Company by the Environmental Protection Agency (“EPA”).
Emissions allowances granted by the EPA related to generation facilities owned by the Company are recorded at fair value at the date of the acquisition of the facility and are included in property, plant and equipment. These emissions allowances are depreciated on a straight-line basis over the estimated useful life of the respective generation facility, which ranges from 12 to 42 years, and are charged to depreciation and amortization expense in the accompanying combined statements of operations.
Emissions allowances granted by the EPA related to generation facilities leased by the Company are recorded at fair value at the commencement of the lease in other intangible assets. These emissions allowances are amortized on a straight-line basis over the term of the lease, and are charged to depreciation and amortization expense in the accompanying combined statements of operations.
The Company has determined that certain exchanges of emissions allowances that the Company may periodically transact would qualify as nonmonetary exchanges under SFAS No. 153.
Property, plant and equipment
Property, plant and equipment are recorded at cost, which includes materials, labor and associated payroll-related and overhead costs and the cost of financing construction. The cost of routine maintenance and repairs, such as inspections and corrosion removal and the replacement of minor items of property are charged to expense as incurred. Certain expenditures incurred during a major maintenance outage of a generating plant are capitalized, including the replacement of major component parts and labor and overhead incurred to install the parts. Depreciation of the recorded cost of depreciable property, plant and equipment is recognized on a straight-line basis over the estimated useful life of the asset. Upon the retirement or sale of property, plant and equipment, the cost of such assets and the related accumulated depreciation are removed from the combined and consolidated balance sheets. No gain or loss is recognized for ordinary retirements in the normal course of business since the composite depreciation rates used by the Company take into account the effect of interim retirements.
Capitalization of interest cost
The Company capitalizes interest on projects during the advanced stages of development and during the construction period. The Company determines which debt instruments represent a reasonable measure of the cost of financing construction assets in terms of interest cost incurred that otherwise could have been avoided. These debt instruments and associated interest costs are included in the calculation of the weighted average interest rate used for determining the capitalization rate. Upon commencement of commercial operations of the plant or project, capitalized interest, as a component of the total cost of the plant, is amortized over the estimated useful life of the plant or the life of the cooperation period of the various energy conversion agreements. The Company incurred the following interest costs on debt to nonaffiliates (in millions):

	For the Years Ended December 31,

	2005	2004	2003

Total interest costs:	$760	$5	$248
Interest capitalized and included in construction work in progress:	—	—	(2)

Total interest expense—nonaffiliate:	$760	$5	$246

In the third quarter of 2005, the Company determined that it was probable that contractual interest on liabilities subject to compromise from the Petition Date would be incurred for certain claims expected to be allowed under the Plan and, accordingly, recorded interest expense of approximately $749 million in 2005 on liabilities subject to compromise. This amount represents interest from the Petition Date through the effective date of the Plan.
Goodwill and other intangible assets
Goodwill represents the excess of costs over the fair value of assets of businesses acquired. Goodwill and intangible assets acquired in a purchase business combination that are determined to have an indefinite useful life are not amortized, but instead tested for impairment at least annually. Intangible assets with definite useful lives are amortized on a straight-line basis over their respective useful lives ranging up to 40 years to their estimated residual values. An impairment occurs when the fair value of a reporting unit is less than its carrying value including goodwill. The Company determined that its operations constitute a single reporting unit. The fair value of the reporting unit is calculated using discounted cash flow techniques and assumptions as to business prospects using the best information available. The Company recognized a full impairment of goodwill in 2003. See Note 8 for additional information.
Environmental remediation costs
Mirant North America accrues for costs associated with environmental remediation obligations when such costs are probable and can be reasonably estimated. Accruals for estimated losses from environmental remediation obligations generally are recognized no later than completion of the remedial feasibility study. Such accruals are adjusted as further information develops or circumstances change. The cost of future expenditures for environmental remediation obligations are discounted to their present value.
Debt issuance costs
Debt issuance costs are capitalized and amortized as interest expense on a basis that approximates the effective interest method over the term of the related debt.
Income taxes
The Company is a limited liability company treated as a branch for income tax purposes. As a result, Mirant Americas, Inc. (“Mirant Americas”) and Mirant have direct liability for the majority of the federal and state income taxes relating to the Company’s operations. The Company has allocated current and deferred income taxes to each regarded corporate entity of its consolidated group as if each regarded corporate entity were a single taxpayer utilizing the asset and liability method to account for income taxes except with respect to recognizing certain current period tax benefits. Specifically, the Company has not recorded current period tax benefits on each regarded corporate entity’s ability to carry back its separate company current year net operating loss (“NOL”) as realization of such losses is dependent on reimbursements from Mirant, at Mirant’s discretion under the tax sharing agreement. Deferred tax assets and liabilities are recognized for future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and NOL carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates are recognized in income in the period that included the enacted change.
Several changes to the Company’s tax posture occurred as a result of the Plan. Implementation of the Plan included the conversion of certain of the Company’s regarded corporate entities to limited liability companies coupled with the liquidation and/or merger of certain regarded corporate entities into other disregarded corporate entities for income tax purposes. As a result, certain subsidiaries previously treated as regarded corporate entities for income tax purposes have either been liquidated or converted into disregarded entities for income tax purposes pursuant to the Plan. Additionally, certain partnerships owned by regarded corporate entities were also liquidated, and now form part of disregarded entities for income tax purposes. The result of the above Plan effects was to eliminate the Company’s recording of tax expense and benefit prospectively with respect to the liquidated regarded corporate entities. Furthermore, with respect to those liquidated regarded corporate entities, all previously existing deferred tax assets and liabilities were eliminated as of December 31, 2005. Certain of the Company’s other subsidiaries continue to exist as regarded corporate entities for income tax purposes, including Mirant New York, Hudson Valley Gas Corporation, Mirant Kendall, LLC and Mirant Special Procurement, Inc.
In December 2005, pursuant to the Plan, Mirant rejected and thereby eliminated the tax sharing agreement with its direct and indirect wholly owned regarded corporate entities. As a result, Mirant’s direct and indirect wholly owned regarded corporate entities are no longer responsible for reimbursing Mirant for their intercompany tax obligations attributable to their operations. Accordingly, the Company’s income tax receivables and payables with Mirant or Mirant Americas were resolved pursuant to a global settlement under the Plan whereby intercompany receivables and payables received no distribution, with the exception of income tax payables and receivables related to Mirant New York which continues to remain in bankruptcy at December 31, 2005.
SFAS No. 109, “Accounting for Income Taxes” (“SFAS No. 109”), requires that a valuation allowance be established when it is more likely than not that all or a portion of a deferred tax asset will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences are deductible. In making this determination, management considers all available positive and negative evidence affecting specific deferred tax assets, including the Company’s past and anticipated future performance, the reversal of deferred tax liabilities, the implementation of tax planning strategies and management’s expectations of future reimbursements of NOL carryforwards from Mirant.
Objective positive evidence is necessary to support a conclusion that a valuation allowance is not needed for all or a portion of deferred tax assets when significant negative evidence exists. Cumulative losses in recent years are the most compelling form of negative evidence considered by management in this determination. Additionally, management considered the fact that Mirant has not reimbursed the Company for current period NOLs since the Petition Date and the uncertainty regarding future reimbursements from Mirant. In 2005, 2004 and 2003, the Company recognized changes in its valuation allowance of $(534) million, $(4) million and $658 million, respectively, related to its net deferred tax assets.
Impairment of long-lived assets
The Company evaluates long-lived assets, such as property, plant and equipment, and purchased intangible assets subject to amortization, for impairment whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable. Such evaluations are performed in accordance with SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.” Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to the estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated undiscounted future cash flows, an impairment charge is recognized as the amount by which the carrying amount of the asset exceeds the discounted future cash flows of the asset. Assets to be disposed of are separately presented in the accompanying combined and consolidated balance sheets and are reported at the lower of the carrying amount or fair value less costs to sell, and are not depreciated. The assets and liabilities of a disposal group classified as held for sale are presented separately in the appropriate asset and liability sections of the accompanying combined and consolidated balance sheets.
Cumulative effect of changes in accounting principles
2005
The Company adopted FIN 47 effective December 31, 2005, related to the costs associated with conditional legal obligations to retire tangible long-lived assets. Conditional asset retirement obligations are recorded at the fair value in the period in which they are incurred by increasing the carrying amount of the related long-lived asset. In each subsequent period, the liability is accreted to its fair value and the capitalized costs are depreciated over the useful life of the related asset. At December 31, 2005, the Company recorded a cumulative effect of a change in accounting principle of approximately $16 million, net of tax, related to the adoption of this accounting standard.
2003
In October 2002, the Emerging Issues Task Force (“EITF”) reached a consensus on EITF Issue 02-03, Issues Related to Accounting for Contracts Involved in Energy Trading and Risk Management Activities, to rescind EITF Issue 98-10, Accounting for Contracts Involved in Energy Trading and Risk Management Activities. Accordingly, energy-related contracts that are not accounted for pursuant to SFAS No. 133, such as transportation contracts, storage contracts, and tolling agreements, are required to be accounted for as executory contracts using the accrual method of accounting and not fair value. Energy-related contracts that meet the definition of a derivative pursuant to SFAS No. 133 continue to be carried at fair value. In addition, the EITF observed that accounting for energy-related inventory at fair value by analogy to the consensus on EITF Issue 98-10 is not appropriate and that such inventory is not to be recognized at fair value. As a result of the consensus on EITF Issue 02-03, all nonderivative energy trading contracts on the combined balance sheet as of January 1, 2003 that existed on October 25, 2002 and energy-related inventories that were recorded at fair value have been adjusted to historical cost resulting in a cumulative effect adjustment of $7 million, net of taxes, which was recorded in the first quarter of 2003.

The Company adopted SFAS No. 143 effective January 1, 2003, related to costs associated with legal obligations to retire tangible long-lived assets. Asset retirement obligations are recorded at fair value in the period in which they are incurred by increasing the carrying amount of the related long-lived asset. In each subsequent period, the liability is accreted to its fair value and the capitalized costs are depreciated over the useful life of the related asset. In the first quarter of 2003, the Company recorded a charge as a cumulative effect of a change in accounting principle of approximately $3 million, net of tax, related to the adoption of this accounting standard.
Investments
As of December 31, 2004, the Company had a $6 million investment in a company that provides an electronic commerce platform for the purchase and sale of energy commodities. The Company accounted for this investment using the cost method in 2004 and the investment was included in investments in the accompanying combined balance sheet. In the fourth quarter of 2005, the investee completed an initial public offering and the Company’s investment was exchanged for approximately 2.8 million shares of common stock of the investee. The Company sold a portion of its investment for $48 million. The Company recorded a gain on sale of investments of $44 million related to this sale. The fair value of the Company’s remaining investment in the investee of approximately $30 million is classified as securities available for sale and is included in other current assets on the consolidated balance sheet as of December 31, 2005. The Company has recorded an unrealized gain in accumulated other comprehensive income of $27 million in the consolidated balance sheet at December 31, 2005 related to this investment.
Fair value of financial instruments
SFAS No. 107, “Disclosures about Fair Value of Financial Instruments,”requires the disclosure of the fair value of all financial instruments that are not otherwise recorded at fair value in the financial statements. At December 31, 2005 and 2004, financial instruments recorded at contractual amounts that approximate market or fair value include cash and cash equivalents, funds on deposit, receivables from affiliate, excluding pre-petition amounts discussed below, and customer accounts receivable, notes receivable— affiliate, accounts payable and accrued liabilities, payables to affiliate and notes payable— affiliate. The market values of such items are not materially sensitive to shifts in market interest rates because of the short term to maturity of these instruments. At December 31, 2005 and 2004, the fair value of the Company’s long-term accounts receivable of $2 million and $27 million, respectively, are not readily determinable due to uncertainty regarding the amount and timing of collection from the Company’s customers.
The fair value of the Company’s long-term debt is estimated using quoted market prices when available. At December 31, 2005, the carrying value of the Company’s long-term debt approximated fair value.
At December 31, 2004, the Company’s receivables from affiliate included $295 million of pre-petition amounts and current notes receivable from affiliate included $40 million of pre-petition amounts for which fair value was not readily determinable because of their intercompany nature and the status of the bankruptcy cases. At December 31, 2004, the Company’s long-term notes receivable from affiliate had a carrying value of $255 million. The fair value of Mirant North America’s long-term notes receivable from affiliate was not readily determinable because of its intercompany nature and the status of the bankruptcy cases. Under the Plan, the pre-petition receivables from affiliate and pre-petition notes receivable from affiliate were resolved pursuant to a global settlement whereby intercompany claims did not receive any distribution.
Rent expense
Rent expense related to the Company’s operating leases is recognized on a straight-line basis over the terms of the leases. Rent expense for generation facilities is reported separately as generation facilities rent in the accompanying combined statements of operations. Payments made under the terms of the lease agreement in excess of the amount of lease expense recognized are recorded as prepaid rent in the accompanying combined and consolidated balance sheets. Prepaid rent attributable to periods beyond one year is included in noncurrent assets.
3.      Bankruptcy related disclosures
On January 19, 2005, the Mirant Debtors filed the Plan and Disclosure Statement with the Bankruptcy Court. The Bankruptcy Court confirmed the Plan pursuant to the Confirmation Order. Accordingly, the terms of the Plan and Confirmation Order were deemed binding upon the Mirant Debtors and all other parties affected by the Plan. The Plan became effective on January 3, 2006. For financial statement presentation purposes, Mirant and the Company recorded the effects of the Plan on December 31, 2005. The Company’s New York subsidiaries remain in bankruptcy.
The Plan included the following key elements:

•	The business of the Mirant Debtors continued to operate in its current form, subject to certain internal structural changes including the organization of a new parent entity (“New Mirant”).

•	In addition to amounts borrowed under Mirant North America’s senior secured revolving credit facility, Mirant had approximately $4.4 billion of debt after emergence.

•	The pre-petition intercompany claims between and among the Mirant Debtors were resolved as part of a global settlement.

•	The holders of unsecured claims against the Consolidated Mirant Debtors received a pro rata share of:

•	96.25% of the shares of New Mirant common stock issued under the Plan, excluding: (i) 2.3% of shares of New Mirant common stock issued to certain holders of claims against the Mirant Americas Generation Debtors, and (ii) the shares reserved for issuance pursuant to the New Mirant employee stock programs; and

•	the right to receive cash payments equal to 50% of the cash recoveries, if any, from certain designated avoidance actions. In connection with the Plan, MC Asset Recovery, LLC was formed as a wholly-owned subsidiary of Mirant on December 30, 2005, to prosecute, settle and/or liquidate certain avoidance actions.
The holders of certain subordinated obligations had the right to receive 3.5% of the shares of New Mirant common stock (which shares are included in the 96.25% referred to above), to receive warrants to purchase an additional 5% of the shares of New Mirant common stock, and to participate pari passu with the holders of Mirant unsecured claims in the recoveries under the designated avoidance actions.

•	The outstanding common stock in Mirant was cancelled and the holders thereof received:

•	3.75% of the shares of New Mirant common stock (subject to the exclusions noted above for Mirant’s general unsecured creditors, as applicable);

•	warrants to purchase up to an additional 10% of the shares of New Mirant common stock; and

•	the right to receive cash payments equal to 50% of the recoveries, if any, from certain designated avoidance actions.

•	The claims against the Consolidated Mirant Americas Generation Debtors were paid in full through:

•	the reinstatement of the Mirant Americas Generation senior notes maturing in 2011, 2021 and 2031, and the payment of $452 million of accrued interest; and

•	the issuance to all other holders of secured and unsecured claims against the Consolidated Mirant Americas Generation Debtors of (a) approximately $1.35 billion in cash and (b) 2.3% of the shares of New Mirant common stock, subject to certain exclusions.

•	Mirant contributed (or caused to be contributed) additional value to Mirant Americas Generation, including:

•	the transfer of the Trading Debtors to Mirant North America in return for $250 million of cash;

•	commitments to make capital contributions: (a) through the issuance by Mirant Americas of up to $265 million of redeemable Series A Preferred Shares redeemable by Mirant Mid-Atlantic to fund environmental capital expenditures, and (b) through the issuance by Mirant Americas of $150 million of Series B Preferred Shares, redeemable by Mirant Americas Generation, to support the refinancing of its notes due 2011;

•	the transfer of Mirant Potomac River to Mirant Chalk Point, LLC (“Mirant Chalk Point”) a wholly-owned subsidiary of Mirant Mid-Atlantic, the transfer of Mirant Peaker to Mirant Mid-Atlantic and the subsequent merger of Mirant Peaker into Mirant Chalk Point; and

•	the transfer of Mirant Zeeland to Mirant North America.

•	Mirant Mid-Atlantic assumed the Mirant Mid-Atlantic leveraged leases in accordance with the terms of the Plan and subject to the order of the Bankruptcy Court with respect to the interpretation of certain provisions of the leveraged lease documentation.
On January 3, 2006, substantially all of the assets of Mirant were transferred to New Mirant, which has no successor liability for any unassumed obligations of Mirant. Additionally, Mirant Energy Trading has no successor liability for any unassumed obligations of the Trading Debtors.

After these transfers took place, old Mirant and the Trading Debtors were transferred to a trust created under the Plan.
Interest expense
In the third quarter of 2005, the Company determined that it was probable that contractual interest on liabilities subject to compromise from the Petition Date would be incurred for certain claims expected to be allowed under the Plan. As a result, the Company recorded interest expense of approximately $749 million in 2005 on liabilities subject to compromise. This amount represents interest from the Petition Date through the effective date of the Plan. The interest amount was calculated based on the provisions of the Plan. The $749 million expense amount included approximately $452 million related to $1.7 billion of Mirant Americas Generation senior notes maturing in 2011, 2021 and 2031, which were reinstated under the Plan. This debt is included in liabilities subject to compromise in the combined balance sheet as of December 31, 2004. However, the $1.7 billion of reinstated debt of Mirant Americas Generation is not an obligation of Mirant North America and is not included in the Company’s consolidated balance sheet as of December 31, 2005. See Note 1 for further discussion.
Liabilities subject to compromise
Due to the confirmation of the Plan on December 9, 2005, the Company’s liabilities subject to compromise balances at December 31, 2005, relate only to those of its New York subsidiaries that remain in bankruptcy.
At December 31, 2004, liabilities subject to compromise included certain liabilities incurred prior to the Petition Date. The amounts of the various categories of liabilities that were subject to compromise are set forth below. Such amounts represented the Company’s estimates of known potential claims that were likely to be resolved in connection with the bankruptcy filings.
The amounts subject to compromise at December 31, 2005, and 2004 consisted of the following items (in millions):

	2005	2004

Items, absent the bankruptcy filings, that would have been considered current at:
Accounts payable and accrued liabilities—affiliate	$40	$ 740
Accounts payable and accrued liabilities—nonaffiliate	18	868
Current portion of long-term debt	—	730
Price risk management liabilities	—	80
Items, absent the bankruptcy filings, that would have been
considered noncurrent at:
Price risk management liabilities	—	460
Long-term debt	—	2,470
Other noncurrent liabilities	—	18

Liabilities subject to compromise	$58	$5,366

Reorganization items
Reorganization items, net represents expense or income and gain or loss amounts that were recorded in the combined statements of operations as a result of the bankruptcy proceedings. The following were the significant items within this category (in millions):

	For the years ended December 31,

	2005	2004	2003

Estimated claims and losses on rejected and amended contracts	$57	$112	$97
Professional fees and administrative expenses	82	47	21
Interest income, net	(22)	(10)	(3)
Gain on implementation of the Plan	(30)	—	—

Total	$87	$149	$115

New York subsidiaries
Condensed consolidated balance sheet data as of December 31, 2005 is set forth below for the Company’s New York subsidiaries that remain in bankruptcy.

December 31,
(In millions)	2005

Current assets	$32
Accounts receivable—affiliate	41
Notes receivable—affiliate	106
Property, plant and equipment, net	502
Other	5

Total assets	$686

Liabilities not subject to compromise:
Short-term debt	$12
Accounts payable and accrued liabilities	31
Payable to affiliate	6
Accrued property taxes—nonaffiliate	136
Price risk management liabilities—affiliate	19
Other noncurrent liabilities	9
Liabilities subject to compromise—affiliate	62
Liabilities subject to compromise—nonaffiliate	18
Equity	393

Total liabilities and equity	$686

4.      Inventory
Inventory at December 31 consisted of the following (in millions):

	2005	2004

Fuel	$202	$135
Purchased emissions allowances	15	58
Materials and supplies	61	68

Total	$278	$261

The increase in fuel inventory in 2005 is primarily due to rising commodity prices. The decrease in purchased emissions allowances is due to utilization of allowances during 2005.

5.      Related party arrangements and transactions
Management, personnel and services agreement with Mirant Services
Mirant Services provides the Company with various management, personnel and other services. The Company reimburses Mirant Services for amounts equal to Mirant Services’ direct costs of providing such services. The total costs incurred under the Management, Personnel and Services Agreement with Mirant Services have been included in the accompanying combined statements of operations as follows (in millions):

	For the Years Ended December 31,

	2005	2004	2003

Cost of fuel, electricity and other products—affiliate	$10	$10	$8
Operations and maintenance expense—affiliate	168	170	197

Total	$178	$180	$205

Services and risk management agreements with affiliates
The Company, through Mirant Energy Trading, and previously Mirant Americas Energy Marketing, provides energy marketing and fuel procurement services to the following affiliates: Mirant Las Vegas, LLC, Mirant Sugar Creek, LLC and Mirant Wichita Falls, LP. Amounts due from each affiliate under their respective service agreements are recorded as a net accounts payable-affiliate or accounts receivable—affiliate because of each subsidiary’s legal right to offset.
Beginning January 1, 2004, Mirant changed its allocation methodology related to its energy marketing overhead expenses. Under the new methodology, substantially all energy marketing costs are now allocated to Mirant’s operating subsidiaries. During the years ended December 31, 2005, 2004 and 2003, the total energy marketing costs were $54 million, $83 million and $23 million, respectively. During the years ended December 31, 2005, 2004 and 2003 the Company allocated approximately $8 million, $14 million and $1 million, respectively, in costs under these agreements to affiliates that are not included in the Mirant North America combined statements of operations. These costs allocated to affiliates are included in generation revenue— affiliate.
For the period from January 1, 2006 to January 31, 2006, Mirant Americas Energy Marketing continued to provide these services to the affiliates. Beginning February 1, 2006 Mirant Energy Trading began providing these services to the affiliates.
Administration arrangements with Mirant Services
In 2003 Mirant Services utilized a fixed administration charge to various subsidiaries of Mirant, including the Company, which served to reimburse Mirant Services for various indirect administrative services performed on the subsidiaries’ behalf, including information technology services, regulatory support, consulting, legal and accounting and financial services. The fixed charge was approximately $4.7 million per month in 2003. Beginning January 1, 2004, Mirant changed its allocation methodology related to the allocation of its corporate overhead expenses. Under the new methodology, substantially all of Mirant’s corporate overhead costs are now allocated to Mirant’s operating subsidiaries.
For the years ended December 31, 2005, 2004 and 2003, the Company incurred approximately $133 million, $168 million and $57 million, respectively, in costs under these arrangements, which are included in operations and maintenance-affiliate in the accompanying combined statements of operations.

Make-whole reimbursement agreement
Under the asset purchase and sale agreement for the Potomac Electric Power Company (“PEPCO”) generating assets, Mirant assumed and recorded net obligations of approximately $2.4 billion, representing the estimated fair value (at the date of acquisition) of out-of-market energy delivery and power purchase agreements (“PPAs”), which consisted of five PPAs and two transition power agreements (“TPAs”). The estimated fair value of the contracts was derived using forward prices obtained from brokers and other external sources in the market place, including brokers and trading platforms/exchanges such as New York Mercantile Exchange (“NYMEX”) and estimated load information. Mirant Americas Energy Marketing assumed these obligations from Mirant pursuant to a liability assignment agreement.
Mirant Americas and Mirant Americas Energy Marketing entered into a Make-Whole Reimbursement Agreement (the “Make-Whole Agreement”), whereby Mirant Americas was obligated to reimburse Mirant Americas Energy Marketing for losses arising from the TPAs, PPAs, and related hedges of these agreements. In any month that Mirant Americas Energy Marketing realized net gains related to the TPAs, PPAs, and related hedges, it was required to pay these amounts to Mirant Americas. Amounts received were recorded as capital contributions and amounts paid were recorded as capital distributions in the accompanying combined financial statements. Payments received from Mirant Americas under the Make-Whole Agreement in 2004 and 2003 were $7 million and $315 million, respectively. Amounts paid to Mirant Americas under the Make-Whole Agreement were $29 million in 2003. Under the Plan, claims arising out of the Make-Whole Agreement were resolved pursuant to a global settlement, whereby intercompany claims did not receive distributions.
Sales to Mirant Energy Marketing Canada
Historically, Mirant Americas Energy Marketing purchased natural gas from Mirant Energy Marketing Canada, a subsidiary of Mirant. These purchases were reflected in net trading revenue — affiliate on the combined statements of operations. The natural gas was sold to third parties; therefore, the revenue was reflected in net trading revenue — nonaffiliate in the combined statements of operations. In 2003, Mirant sold a substantial portion of the Canadian operation and decided to exit the remaining elements of their trading business in Canada. Gas purchases from Mirant Energy Marketing Canada for the years ended December 31, 2005, 2004 and 2003 were $3 million, $17 million and $718 million, respectively.
Restructuring charges
During the years ended December 31, 2005, 2004 and 2003, the Company recorded restructuring charges of $3 million, $5 million and $9 million, respectively, for severance costs and other charges, which are included in operations and maintenance — affiliate in the accompanying combined statements of operations. During the year ended December 31, 2003, the Company recorded restructuring charges of $4 million for severance costs and costs related to suspending planned power plant developments, which are included in operations and maintenance — nonaffiliate in the accompanying combined statements of operations. The severance costs and other employee termination-related charges associated with the restructuring at the Company’s locations were paid by Mirant Services and billed to the Company and are included in the amounts disclosed above for management, personnel and services.
Turbine lease facility arrangement
At December 31, 2004, the Company had accounts receivable from affiliate with Mirant Americas of $147 million and Mirant Americas Procurement, Inc. of $71 million. These amounts related to a warehouse operating lease facility arrangement. Amounts due to third parties under this arrangement were $214 million and amounts due to affiliates were $3 million. These amounts were included in liabilities subject to compromise at December 31, 2004. Pursuant to the Plan, the pre-petition receivables from affiliate were resolved pursuant to a global settlement, whereby intercompany claims did not receive any distribution.
Notes receivable from affiliate and notes payable—affiliate
During the pendency of the Chapter 11 proceedings, Mirant and certain of its subsidiaries participated in an intercompany cash management program approved by the Bankruptcy Court, pursuant to which cash balances at Mirant and the participating subsidiaries were transferred to central concentration accounts and, if necessary, lent to Mirant or any participating subsidiary to fund working capital and other needs, subject to the intercompany borrowing limits approved by the Bankruptcy Court. At December 31, 2005, the Company had current notes receivable from Mirant Americas Generation of $332 million related to the intercompany cash management program and at December 31, 2004, the Company had current notes receivable of $44 million related to this program. At December 31, 2005, the Company had current notes payable to Mirant Americas Generation of $111 million and to Mirant of $21 million. The Company had current notes receivable from affiliate of $6 million at December 31, 2004 related to the disposal of the Mirant Americas Energy Capital assets.
At December 31, 2004, unsecured noncurrent notes receivable from affiliate consisted of a $255 million note receivable from Mirant Americas, which was contributed to the Company effective January 1, 2002, when Mirant Americas transferred its ownership interest in Mirant New England to the Company. The note was payable on demand with 6% interest, which was payable monthly. Interest earned by the Company from Mirant Americas was approximately $8 million for the year ended December 31, 2003. The Company did not record any interest income on this note since the Petition Date and due to the bankruptcy proceedings, the Company classified the note receivable as long-term notes receivable from affiliate at December 31, 2004. Interest earned would have been $15 million for each of the years ended December 31, 2005 and 2004, if not for the bankruptcy proceeding. Pursuant to the Plan, this noncurrent note receivable from affiliate was resolved pursuant to a global settlement, whereby intercompany claims did not receive any distribution.
Payable to Mirant Americas pursuant to the plan
Under the Plan, the Company was required to pay $250 million to Mirant Americas within five days of the effective date of the Plan in return for Mirant’s contribution of the Trading Debtors. This amount is included in payables to affiliate at December 31, 2005 in the consolidated balance sheet and was paid in January 2006.
Mirant guarantees
In 2004 and 2003 Mirant New England, was required to sell electricity at fixed prices to Cambridge Electric Light Company (“Cambridge”) and Commonwealth Electric Company (“Commonwealth”) in order for them to meet their supply requirements to certain retail customers. In April 2002, Mirant issued a guarantee in the amount of $188 million for any obligations Mirant New England may incur under its Wholesale Transition Service Agreement with Cambridge and Commonwealth. Both the guarantee and the agreement expired in February 2005.
Mirant posted pre-petition letters of credit and a guarantee on behalf of Mirant Mid-Atlantic to provide for the rent payment reserve required in connection with Mirant Mid-Atlantic’s lease obligations in the event that it is unable to pay its lease payment obligations. In June 2005 and September 2005, the full amount of the pre-petition letters of credit was drawn in the amount of $61 million. On January 3, 2006, as part of the settlement and the Company’s emergence from bankruptcy, Mirant North America posted a $75 million letter of credit for the benefit of Mirant Mid-Atlantic to cover debt service reserve obligations on Mirant Mid-Atlantic’s leases. Upon the posting of the letter of credit, the trustee returned $56 million of cash collateral to Mirant Mid-Atlantic.
Mirant posted a post-petition letter of credit in the amount of $5 million on behalf of Mirant Texas as of December 31, 2004 related to a tolling agreement. This post-petition letter of credit was set to expire in January 2006. Upon emergence from bankruptcy, Mirant North America replaced this post-petition letter of credit with a letter of credit issued under its senior secured credit facilities. The letter of credit expires in June 2006.
Prior to 2005, Mirant entered into pre-petition letters of credit to support the Company’s asset management activities. In September 2005, several of these letters of credit were drawn in the amount of $39 million. In January 2006, the remaining pre-petition letter of credit of $7 million was drawn in full. In addition, Mirant entered into post-petition letters of credit to support its asset hedging activities. In January 2006, letters of credit from the Mirant North America senior secured credit facilities replaced the eleven post-petition letters of credit outstanding at December 31, 2005.
Preferred stock in Mirant Americas
The Plan provided for Mirant Americas, the Company’s indirect parent, to make capital contributions to Mirant Mid-Atlantic for the purpose of funding future environmental capital expenditures. These capital contributions were made in the form of mandatory redeemable series A preferred stock of Mirant Americas (the “Series A Preferred Shares”), and are as reflected as preferred stock in affiliate in the accompanying consolidated balance sheet as of December 31, 2005. The Series A Preferred Shares have a mandatory redemption scheduled for June 30 of each year (“Scheduled Redemption Date”) at a price equal to the portion of the liquidation preference (“Specified Redemption Amount”) as follows (in millions):

2007	$5
2008	31
2009	84
2010	95
2011	50

$265

The redemption of any of the Series A Preferred Shares on any Scheduled Redemption Date shall be deferred to the extent that Mirant Mid-Atlantic has not incurred prior to the Scheduled Redemption Date, or does not reasonably expect to incur within 180 days of such Scheduled Redemption Date, expenditures with respect to the installation of control technology related to environmental capital expenditures of facilities owned or leased by Mirant Mid-Atlantic. Any amounts so deferred shall be added to the amount of Series A Preferred Shares to be redeemed on the next Scheduled Redemption Date.
Mirant Mid-Atlantic has the right to put the Series A Preferred Shares to Mirant at an amount equal to the Specified Redemption Amount in the event that Mirant Americas fails to redeem the Series A Preferred Shares on a Scheduled Redemption Date.

The Series A Preferred Shares are recorded at a fair value of $208 million as a component of equity in the Company’s consolidated balance sheet at December 31, 2005. The fair value was determined using a discounted cash flow method based on the Specified Redemption Amounts using a 6.21% discount rate.
6.      Derivative financial instruments
Interest rate hedging
Historically, the Company has entered into interest rate swaps in which it agreed to exchange, at specified intervals, the difference between fixed and variable interest amounts calculated by reference to agreed-upon notional amounts. These interest rate swaps were designated to hedge the variable interest rate risk in the underlying debt obligations. For swaps that qualify as cash flow hedges, the changes in the fair value of the swaps are deferred in other OCI, and reclassified from OCI as an adjustment to interest expense over the term of the hedged instruments. Gains and losses resulting from the termination of qualifying hedges prior to their stated maturities were recognized ratably over the remaining term of the hedged instruments. At December 31, 2005, the Company was not a party to any interest rate swaps. Pursuant to the bankruptcy proceedings, interest payments were suspended on the debt associated with the Company’s interest rate swaps accounted for as qualifying hedges that had previously been settled. Therefore, the remaining losses related to these interest rate hedges totaling $52 million after tax, were reclassified from OCI to earnings in 2003, effective with the Chapter 11 filing.
Commodity financial instruments
The Company manages the risks around fuel supply and power to be generated from its physical asset positions (“asset management”), and attempts to achieve incremental returns by entering into additional energy contracts where it has specific market expertise or physical asset positions (“proprietary trading”).
The Company enters into a variety of derivative financial and physical instruments to manage its exposure to the prices of the fuel it acquires for generating electricity, as well the electricity produced that it sells. These include contractual agreements, such as forward purchase and sale agreements, futures, swaps and option contracts. Futures are traded on national exchanges and swaps are typically traded in over-the-counter financial markets. Option contracts are traded on both a national exchange and in over-the-counter financial markets. These contractual agreements have varying terms, notionals, and durations, or tenors, which range from a few days to a number of years, depending on the instrument. As part of its proprietary trading activities, the Company is exposed to certain market risks in an effort to generate gains from changes in market prices by entering into derivative instruments, including exchange-traded and over-the-counter contracts, as well as other contractual arrangements.
Derivative instruments are recorded at their estimated fair value in the Company’s accompanying combined and consolidated balance sheets as price risk management assets and liabilities except for a limited number of transactions that qualify for the normal purchase or normal sale exception election that allows accrual accounting treatment. Changes in the fair value and settlements of electricity derivative financial instruments used for asset management purposes are reflected in generation revenue and changes in the fair value and settlements of fuel derivative contracts used for asset management purposes are reflected in cost of fuel and other products in the accompanying combined statements of operations. Changes in the fair value and settlements of derivatives held for trading purposes are reflected in net trading revenues in the accompanying combined statements of operations. As of December 31, 2005, the Company does not have any derivative instruments for which hedge accounting has been elected.
The fair values of the Company’s price risk management assets and liabilities, net of credit reserves, as of December 31, 2005, are included in the following table (in millions):

	Assets		Liabilities		Net fair value at
					December 31,
	Current	Noncurrent	Current	Noncurrent	2005

Electricity	$450	$51	$(676)	$(6)	$(181)
Natural gas	113	19	(112)	(20)	—
Oil	20	—	(5)	—	15
Residual/other	21	35	(3)	(1)	52

Total	$604	$105	$(796)	$(27)	$(114)

The volumetric weighted average maturity, or weighted average tenor, of the price risk management portfolio at December 31, 2005, was seven months. The net notional amount, or net short position, of the price risk management assets and liabilities at December 31, 2005, was approximately 8 million equivalent MWh.
In January 2006, the Company entered into financial swap transactions with a third party, the effect of which economically hedged the Company’s Mid-Atlantic expected on-peak coal fired generation by approximately 80%, 50% and 50% for 2007, 2008 and 2009, respectively.
The fair values of the Company’s price risk management assets and liabilities, net of credit reserves, as of December 31, 2004, are included in the following table (in millions):

	Assets		Liabilities		Net fair value at
					December 31,
	Current	Noncurrent	Current	Noncurrent	2004

Electricity	$106	$85	$(201)	$(45)	$(55)
Natural gas	59	26	(66)	(19)	—
Oil	46	1	(24)	(1)	22
Residual/other	5	—	—	—	5

Total	$216	$112	$(291)	$(65)	$(28)

7.      Property, plant and equipment
Property, plant and equipment consisted of the following at December 31, 2005 and 2004 (in millions):

			Depreciable
	2005	2004	lives (years)

Production	$3,059	$3,016	9 to 42
Land	40	40	—
Oil pipeline	26	25	25
Construction work in progress	74	70	—
Other	3	6	28
Suspended construction projects	173	174	—
Less accumulated depreciation	(571)	(504)

Total property, plant and equipment, net	$2,804	$2,827

The Company does not expect to independently complete its suspended construction projects. The Company plans to either pursue partnerships to complete one or more of the projects, sell the projects, or abandon the projects. In the year ended December 31, 2004, the Company completed the sale of turbines that had been part of a suspended construction project at its Bowline facility. These turbines had a book value of $107 million. The proceeds received in 2004 were $42 million and the Company collected an additional $4 million in March 2005.
Depreciation of the recorded cost of depreciable property, plant and equipment is recognized on a straight-line basis over the estimated useful lives of the assets. The Company received emissions allowances in the acquisition of the PEPCO assets for both SO2 and NOx emissions and the right to future allowances. The acquired allowances related to owned facilities are included in production assets above, and are depreciated over the average life of the related assets. Mirant North America does not depreciate its suspended construction project costs.
The Company evaluates its long-lived assets (property, plant and equipment) and definite-lived intangibles for impairment whenever events or changes in circumstances indicate that the Company may not be able to recover the carrying amount of the asset. An asset impairment charge must be recognized if the sum of the undiscounted expected future cash flows from a long-lived asset or definite-lived intangible is less than the carrying value of that asset. The amount of any impairment charge is calculated as the excess of the carrying value of the asset over its fair value. Fair value is estimated based on the discounted future cash flows from that asset or determined by other valuation techniques. In the case of assets the Company expects to sell, the impairment charge is based on the estimated sales value less costs to sell.
Following is a summary of long-lived asset impairment charges related to property, plant and equipment recorded for the year ended December 31, 2003 (in millions):

Property, plant and equipment, in service	$726
Suspended construction projects	132

Total	$858

For purposes of testing for impairment losses, the Company groups long-lived assets and definite-lived intangibles at the lowest level at which separate cash flows can be identified, which generally was determined to be the individual generating assets or several generating assets operated as a group. The long-lived assets evaluated for impairment consist of property, plant and equipment, construction work in progress, development rights, trading rights, acquired emissions allowances and other definite-lived intangibles.
8.      Goodwill and other intangible assets
Goodwill
The Company evaluated goodwill and indefinite-lived intangible assets for impairment at least annually and periodically if indicators of impairment were present. The results of the Company’s analysis in 2003 indicated that goodwill was impaired and the Company recorded an impairment charge of $1.9 billion, representing the entire balance of goodwill, in the accompanying combined statement of operations for the year ended December 31, 2003.
The critical assumptions used in the Company’s impairment analysis included the following: assumptions as to the future electricity and fuel prices; future levels of gross domestic product growth; levels of supply and demand; future operating and capital expenditures; and estimates of the Company’s weighted average cost of capital.
The above assumptions were critical to the Company’s determination of the fair value of its goodwill. The combined subjectivity and sensitivity of the assumptions and estimates used in the goodwill impairment analysis could result in a reasonable person concluding differently on those critical assumptions and estimates, possibly resulting in an impairment charge having been required for a lesser amount.
Other intangible assets
Following is a summary of other intangible assets at December 31, 2005 and 2004 (in millions):

		2005		2004
	Weighted
	average	Gross		Gross
	amortization	carrying	Accumulated	carrying	Accumulated
	lives	amount	amortization	amount	amortization

Trading rights	26 years	$27	$(2)	$27	$(1)
Development rights	40 years	62	(7)	62	(7)
Emissions allowances	32 years	151	(21)	131	(15)
Other intangibles	30 years	13	(2)	13	(2)

Total other intangible assets		$253	$(32)	$233	$(25)

Trading rights represent intangible assets recognized in connection with asset purchases that represent the Company’s ability to generate additional cash flows by incorporating the Company’s proprietary trading activities with the acquired generating facilities.
Development rights represent the right to expand capacity at certain acquired generating facilities. The existing infrastructure, including storage facilities, transmission interconnections, and fuel delivery systems, and contractual rights acquired by the Company provide the opportunity to expand or repower certain generation facilities.
Emissions allowances recorded in intangible assets relate to allowances granted for the leasehold baseload units at the Morgantown and Dickerson facilities, as well as the Company’s units in California. Allowances granted by the EPA for other owned assets are recorded within property, plant and equipment, net on the combined and consolidated balance sheets.
Substantially all of Mirant North America’s other remaining intangible assets are subject to amortization and are being amortized on a straight-line basis over their estimated useful lives.
Amortization expense was approximately $8 million, $8 million and $17 million for the years ended December 31, 2005, 2004 and 2003, respectively. Assuming no future acquisitions, dispositions or impairments of intangible assets, amortization expense is estimated to be $8 million for each of the next five years.
Following is a summary of impairment charges related to intangible assets recorded for the year ended December 31, 2003 (in millions):

Trading rights	$145
Development rights	81
Emissions allowances	6

Total	$232

9.      Dispositions and assets held for sale
Disposition of assets
On September 13, 2005, Mirant Mid-Atlantic executed an agreement to sell its Mirant service center building and accompanying 68 acres located in Upper Marlboro, Maryland for $13 million. Mirant expects to close on a sale of the building on or before December 31, 2006.
During the fourth quarter of 2004, the Company entered into an agreement to dispose of three natural gas turbines related to a suspended construction project. The sale resulted in the Company receiving $42 million in the fourth quarter of 2004 and $4 million in the first quarter of 2005. As a result, the Company in the year ended December 31, 2004, recognized a loss related to these turbines of $65 million which is included in loss (gain) on sales of assets, net in the combined statements of operations. In 2003, the Company recognized a gain of $15 million on the sale of firm transportation agreements to Cargill, and a gain of $3 million on the sale of crude oil.
Discontinued operations
In the first quarter of 2003, the Company completed the sale of its Neenah generating facility for approximately $109 million. The asset was sold at approximately book value. In May and August 2003, Mirant Americas Energy Capital completed the sale of its two remaining investments for approximately $41 million and $3 million, respectively, which approximated book value.
A summary of operating results for these discontinued operations prior to their disposal for the year ended December 31, 2003 follows (in millions):

Operating revenues	$1
Operating expenses, including other income (expense), net	(21)

Loss before income taxes	(20)
Income taxes	1

Net loss	$(21)

Discontinuance of activities
Certain of the Contributed Subsidiaries do not have significant ongoing operating activities. The historical nature of the entities is described below.
Mirant Americas Energy Capital was formed in 1999 to engage in the business of providing equity investment or secured financing to independent oil and gas producers for the purpose of developing, acquiring, or refinancing proved or producing oil and gas properties in the United States. Mirant Americas Energy Capital did in some instances use its affiliate, Mirant Americas Energy Marketing, to market the gas of the entities in which it invested. Mirant Americas Energy Capital Assets was later formed as a subsidiary of Mirant Americas Energy Capital to engage in similar activities. Mirant Americas Production Company was formed in 2001 for the purpose of acquiring non-operating, undivided interests in certain oil and gas producing properties. Mirant disposed of the majority of the significant assets and operations of Mirant Americas Energy Capital, Mirant Americas Energy Capital Assets, and Mirant Americas Production Company in a series of transactions between December 2002 and August 2003. As of December 31, 2004, Mirant Americas Energy Capital had notes receivable from affiliate of

$6 million. Pursuant to the Plan, the pre-petition notes receivable from affiliate was resolved pursuant to a global settlement, whereby intercompany claims did not receive any distribution.
Mirant Americas Development and Mirant Americas Development Capital were formed to support Mirant’s business development activities. For example, permits or other contracts would be entered into by Mirant Americas Development and later transferred to a new Mirant subsidiary once formed. Mirant Americas Development Capital was the entity used to facilitate a turbine lease facility. The activities of these entities related to greenfield development projects and substantially ceased in 2003. As of December 31, 2004, Mirant Americas Development had receivables from affiliate of $224 million. Pursuant to the Plan, the pre-petition receivables from affiliate were resolved pursuant to a global settlement, whereby intercompany claims did not receive any distribution.
Assets held for sale
The Company reclassified $7 million related to the Mirant service center building from property, plant and equipment to assets held for sale as of December 31, 2005 and 2004, in the accompanying combined and consolidated balance sheets.
10.      Long-term debt
Long-term debt at December 31 was as follows (in millions):

				Secured/
	Interest rate	2005	2004	unsecured

Long-term debt:
Mirant North America Notes, due 2013	7.375%	$850	$—	Unsecured
Capital Leases, due 2012 through 2015	8.19% and 9.5%	47	50	—

Total		897	50
Less: current portion of long-term debt		3	4

Total long-term debt, excluding current portion		$894	$46

Senior secured credit facilities
The Mirant North America senior secured credit facilities are comprised of an $800 million six-year senior secured revolving credit facility and a $700 million seven-year senior secured term loan. The full amount of the senior secured revolving credit facility is available for the issuance of letters of credit. The senior secured term loan was made in a single drawing at closing and will amortize in nominal quarterly installments aggregating 0.25% of the original principal of the term loan per quarter for the first 27 quarters, with the remainder payable on the final maturity date. In connection with the closing, $200 million of drawings under the senior secured term loan were deposited into a cash collateral account to support the issuance of up to $200 million of letters of credit issued under the senior secured term loan.
Loans under the senior secured credit facilities are available at either of the following rates: (i) a fluctuating rate of interest per annum equal to on any given day the greater of (a) the interest rate per annum publicly announced by JPMorgan Chase Bank, N.A. as its prime rate in effect at its principal office in New York City on that day, and (b) the federal funds rate in effect on that day plus 0.50%, plus the applicable margin described below (“base rate”), or (ii) a fixed rate determined for certain interest periods selected equal to U.S. dollar London InterBank Offered Rate (“LIBOR”) plus the applicable margin described below (“Eurodollar rate”).

The applicable margin with respect to loans under the senior secured revolving credit facility is 1.25% in the case of base rate loans, or 2.25% in the case of Eurodollar rate loans. The applicable margin will also be subject to a possible reduction of up to 0.50% based on the achievement and maintenance of certain leverage ratios by Mirant North America. The applicable margin with respect to the senior secured term loan is 0.75% in the case of base rate loans, or 1.75% in the case of Eurodollar rate loans.
Senior notes
Mirant North America Escrow, LLC (“Mirant North America Escrow”) and its wholly-owned subsidiary, MNA Finance Corp. issued notes in an aggregate principal amount of $850 million which bear interest at 7.375%, and mature on December 31, 2013 (the “Notes”). Interest on the Notes is payable on each June 30 and December 31, commencing June 30, 2006. Mirant North America Escrow was a wholly-owned subsidiary of Mirant North America. Upon emergence, Mirant North America Escrow was merged with and into Mirant North America with Mirant North America as the surviving entity. Upon the consummation of the merger, Mirant North America assumed all of the obligations of Mirant North America Escrow and MNA Finance Corp. became a direct, wholly-owned subsidiary of Mirant North America. MNA Finance Corp. was formed and exists solely for the purpose of serving as a co-issuer of the notes and as a guarantor of the senior secured credit facilities.
The Notes are redeemable at the option of Mirant North America, in whole or in part, at any time prior to December 31, 2009, at a price equal to 100% of the principal amount, plus accrued and unpaid interest, plus a make-whole premium. At any time on or after December 31, 2009, Mirant North America may redeem the Notes at specified redemption prices, together with accrued and unpaid interest, if any, to the date of redemption. At any time prior to December 31, 2008, Mirant North America may redeem up to 35% of the original principal amount of the Notes with the proceeds of certain equity offerings at a redemption price of 107.375% of the principal amount of the Notes, together with accrued and unpaid interest, if any, to the date of redemption. Under the terms of the Notes, the occurrence of a change of control will be a triggering event requiring Mirant North America to offer to purchase all or a portion of the Notes at a price equal to 101% of their principal amount, together with accrued and unpaid interest, if any, to the date of purchase. In addition, certain asset dispositions or casualty events will be triggering events which may require Mirant North America to use the proceeds from those asset dispositions or casualty events to make an offer to purchase the notes at 100% of their principal amount, together with accrued and unpaid interest, if any, to the date of purchase if such proceeds are not otherwise used, or committed to be used, within certain time periods, to repay senior secured indebtedness, to repay indebtedness under the senior secured credit facilities (with a corresponding reduction in commitments) or to invest in capital assets related to its business.
At December 31, 2005, the annual scheduled maturities of debt, during the next five years and thereafter were as follows (in millions):

2006	$3
2007	3
2008	4
2009	4
2010	5
Thereafter	878

Total	$897

Concurrent with the emergence from bankruptcy of the Company and its subsidiaries, the following senior unsecured Mirant Americas Generation indebtedness was terminated in conjunction with settlement provisions of the Plan. The Company and its subsidiaries have no outstanding obligations with respect to the following indebtedness (in millions):

Principal

Mirant Americas Generation Debt:
Mirant Americas Generation Bonds (7.625%, 2006)	$500
Mirant Americas Generation Bonds (7.20%, 2008)	300
Mirant Americas Generation Credit Facilities	300
Mirant Americas Energy Marketing Commodity Prepay	216
Mirant Americas Development Capital Turbine Lease Facility	214

Total	$1,530

Pursuant to the Plan, Mirant Americas Generation reinstated $1.7 billion of senior notes maturing in 2011, 2021 and 2031, and agreed to pay $452 million of accrued interest. This debt is included in liabilities subject to compromise in the combined balance sheet as of December 31, 2004. However, this $1.7 billion of reinstated debt of Mirant Americas Generation is not an obligation of Mirant North America pursuant to the Plan and is not included in the Company’s consolidated balance sheet as of December 31, 2005. See Note 1 for further discussion.
Capital leases
Long-term debt includes the Company’s two capital leases. At December 31, 2005 and 2004, the total amount outstanding under the capital leases was $47 million and $50 million, respectively. At December 31, 2005 and 2004, the current portion of the long-term debt under these capital leases was $3 million and $4 million, respectively.
The amount outstanding under the Mirant Peaker electric power generation facility capital lease which matures in 2015 is $36 million with an 8.19% annual interest rate. The annual principal payments under this lease are approximately $3 million in 2006 through 2010 and $21 million thereafter.
The amount outstanding under the Mirant Zeeland capital lease which matures in 2012 is $11 million with a 9.5% annual interest rate. This lease is of a pipeline to the Mirant Zeeland generation facility. The annual principal payments under this lease are less than $1 million in 2006 and 2007, approximately $1 million in 2008 and 2009, $2 million in 2010 and $6 million thereafter.
The following is a summary of the assets under each respective capital lease, recorded in property, plant and equipment, net at December 31, 2005 and 2004 (in millions):

	December 31, 2005		December 31, 2004

	Gross	Accumulated	Gross	Accumulated
	amount	depreciation	amount	depreciation

Mirant Peaker	$24	$(8)	$24	$(7)
Mirant Zeeland	12	(2)	12	(1)

Total	$36	$(10)	$36	$(8)

Debtor-in-possession financing
In 2005, the Company and its subsidiaries participated in an intercompany cash management program for the Mirant Debtors approved by the Bankruptcy Court and were parties to the debtor-in-possession credit facility dated November 5, 2003 (the “DIP Facility”). The parties to the DIP Facility, including the Company, were in compliance with the DIP Facility covenants, or had received affirmative waivers of compliance where compliance was not attained, as of December 31, 2005. In October 2005, the Bankruptcy Court approved an extension of the DIP Facility through January 31, 2006. The DIP Facility was terminated on the emergence of the Mirant Debtors on January 3, 2006.
Sources of funds and capital structure
The principal sources of liquidity for the Company’s future operations and capital expenditures are expected to be: (i) existing cash on hand and cash flows from the operations of the Company’s subsidiaries; (ii) borrowings under the Company’s $800 million six year senior secured revolving credit facility; (iii) $200 million of letters of credit capacity under the Company’s $700 million term loan; and (iv) proceeds from the preferred shares issued by Mirant Americas to Mirant Mid-Atlantic to fund capital expenditures.
The Company and certain of its subsidiaries are holding companies and as a result, such subsidiaries are dependent upon dividends, distributions and other payments from their respective subsidiaries to generate the funds necessary to meet their obligations. The ability of certain of the Company’s subsidiaries to pay dividends and distributions is restricted under the terms of their debt or other agreements. Under its leveraged leases, Mirant Mid-Atlantic is not permitted to make any dividends, distributions and other restricted payments unless (1) it satisfies the fixed charge coverage ratio on a historical basis for the last period of four fiscal quarters, (2) it is projected to satisfy the fixed charge coverage ratio for the next two periods of four fiscal quarters, and (3) no significant lease default or event of default has occurred and is continuing. In the event of a default under the leveraged leases or if the restricted payments test is not satisfied, the cash of Mirant Mid-Atlantic would not be able to be distributed. Based on the Company’s calculation of the fixed charge coverage ratios under the leveraged leases as of December 31, 2005, Mirant Mid-Atlantic meets the required 1.7 to 1.0 ratio for restricted payments, both on a historical and projected basis. During bankruptcy, cash movements among the Mirant Debtors were made pursuant to intercompany loans. During bankruptcy, the Mirant Debtors did not make dividends, distributions or capital contributions.
The Company’s senior secured credit facilities and notes include certain covenants typical in such credit facilities and notes, including restrictions on dividends, distributions and other restricted payments. Further, the senior secured credit facilities include financial covenants that will exclude from the calculation of compliance with such covenants the financial results of any subsidiary that is unable to make distributions or dividends at the time of such calculation. Thus, the ability of Mirant Mid-Atlantic to make distributions to the Company under the leveraged lease transaction is expected to have a material impact on the calculation of the financial covenants under the senior secured credit facilities and other debt of Mirant North America.
Debtor-in-possession financing for New York subsidiaries
The Company, together with Mirant Americas Energy Marketing, entered into an agreement (the ”New York DIP Agreement”) to make secured debtor-in-possession financing in an amount of (i) $20 million, plus (ii) an amount equal to the amount of credit support provided on behalf of (w) Mirant New York, (x) Mirant Bowline, (y) Mirant Lovett, and (z) Hudson Valley Gas Corporation (collectively, the “New York DIP Borrowers”), to the extent such amounts are collateralized with cash or cash equivalents by the New York DIP Borrowers. The facility is available on a joint and several basis to the New York DIP Borrowers. On January 31, 2006, all the assets of Mirant Americas Energy Marketing were transferred to Mirant Energy Trading, and Mirant Energy Trading succeeded to all rights and assumes all obligations of Mirant Americas Energy Marketing under the New York DIP Agreement. The financing under the New York DIP Agreement can be utilized through borrowings by the New York DIP Borrowers, the issuance of letters of credit for the account of any of the New York DIP Borrowers or in support of commercial transactions entered into by Mirant Energy Trading for the benefit of the New York DIP Borrowers, the posting of cash in respect of obligations incurred for the benefit of any of the New York DIP Borrowers, including the making of prepayments for fuel and other commodities for the benefit of any of the New York DIP Borrowers. Under the New York DIP Agreement, the amount which represents the excess on the effective date of the Plan of (x) credit support posted for the benefit of the New York DIP Borrowers by the lenders in respect of transactions entered into on their behalf over (y) the amount of cash collateral posted by the New York DIP Borrowers to the lenders is deemed to be a loan made to the New York DIP Borrowers on such date. The New York DIP Borrowers have posted $16.1 million cash collateral with Mirant Energy Trading in accordance with the February 28, 2006, collateral allocation performed in good faith by Mirant Energy Trading. To the extent that the required level of credit support provided to the New York DIP Borrowers is reduced, the amount of such reduction is required to be returned to the New York DIP Borrowers. The financing under the New York DIP Agreement has a stated maturity of 180 days, subject to renewal or extension, and is available until the earlier of (x) the expiration of such period or (y) with respect to each of the New York DIP Borrowers, the effective date of a confirmed plan of reorganization for such New York DIP Borrower in its Chapter 11 case. Subject to the authorization of the Bankruptcy Court, the obligations of the New York DIP Borrowers under the New York DIP Agreement, pursuant to Section 364 (c) of the Bankruptcy Code, (i) constitute a claim having priority over any or all administrative expenses of the kind specified in sections 503(b) or 507(b) of the Bankruptcy Code, (ii) are secured by a lien on property of the estates of the New York DIP Borrowers that is not otherwise subject to a lien and (iii) are secured by a junior lien on property of the estates of the New York DIP Borrowers that is subject to a lien. The financing is expected to bear interest at a rate to be determined and to be subject to Bankruptcy Court approval. The New York DIP Agreement contains certain events of default, and the ability of the New York DIP Borrowers to borrow thereunder is subject to certain conditions precedent. In addition, the New York DIP Agreement contains covenants that, among other things, restrict the ability of the New York DIP Borrowers to engage in mergers, acquisitions and asset sales, to make investments and to incur indebtedness.
11.      Other comprehensive (loss) income
Other comprehensive (loss) income includes unrealized gains and losses on certain derivatives that qualified as cash flow hedges and unrealized gains on available for sale securities.

Changes in accumulated other comprehensive (loss) income, net of tax are as follows (in millions):

Balance, December 31, 2002	$(55)
Other comprehensive income for the period:
Reclassification to earnings, net of tax effect of $29	55

Balance, December 31, 2003	—
Balance, December 31, 2004	—
Other comprehensive income for the period:
Unrealized gain on available-for-sale securities	27

Balance, December 31, 2005	$27

The $55 million in accumulated other comprehensive loss at December 31, 2002, is primarily associated with deferred interest rate swap hedging losses accounted for as qualifying hedges under SFAS No. 133 that had been previously settled.
Pursuant to the bankruptcy proceedings, interest payments were suspended on the debt associated with the Company’s interest rate swaps. Therefore, the deferred interest rate swap hedging losses were reclassified from other comprehensive loss to earnings in 2003, effective with the Chapter 11 filing.
The $27 million in accumulated other comprehensive income at December 31, 2005 is associated with unrealized gains on available for sale securities. The unrealized gains will be reclassified to earnings when the securities are sold.
12.      Income taxes
Details of the income tax provision (benefit) are as follows (in millions):

	For the years ended December 31,

	2005	2004	2003

Current:
Federal	$7	$(10)	$77
State	9	(6)	1
Deferred:
Federal	(12)	2	6
State	1	(1)	27

Provision (benefit) for income taxes	$5	$(15)	$111

A reconciliation of the Company’s expected federal statutory income tax (benefit) provision to the effective income tax provision (benefit) for continuing operations adjusted for reorganization items is as follows (in millions):

	For the years ended December 31,

	2005	2004	2003

U.S. federal statutory income tax (benefit) provision	$(265)	$32	$(1,073)
State and local income taxes, net of federal income taxes	1	(1)	(72)
LLC income (loss) not subject to federal taxation	315	(44)	110
Change in deferred tax asset valuation allowance	(534)	(4)	658
Impact of non-deductible goodwill impairment	—	—	465
Impact of the Plan	466	—	—
Other, net	22	2	23

Tax provision (benefit)	$5	$(15)	$111

The tax effects of temporary differences that give rise to significant portions of deferred tax assets and liabilities are as follows at December 31, 2005 and 2004 (in millions):

	2005	2004

Deferred tax assets:
Revenue subject to refund	$—	$154
Property and intangible assets	99	435
Net operating loss carryforwards	79	165
Other, net	45	28

Deferred tax assets	223	782
Valuation allowance	(223)	(757)

Net deferred tax assets	—	25

Deferred tax liabilities:
Price risk management liabilities	—	(10)
Other, net	—	(25)

Total	—	(35)

Net deferred tax liabilities	$—	$(10)

Several changes to the Company’s tax posture occurred as a result of the Plan. Implementation of the Plan included the conversion of certain of the Company’s regarded corporate entities to limited liability companies coupled with the liquidation and/or merger of certain regarded corporate entities into other disregarded corporate entities for income tax purposes. As a result, certain subsidiaries previously treated as regarded corporate entities for income tax purposes have either been liquidated or converted into disregarded entities for income tax purposes pursuant to the Plan. Additionally, certain partnerships owned by regarded corporate entities were also liquidated, and now form part of disregarded entities for income tax purposes. The result of the above Plan effects was to eliminate the Company’s recording of tax expense and benefit prospectively with respect to the liquidated regarded corporate entities. Furthermore, with respect to those liquidated regarded corporate entities, all previously existing deferred tax assets and liabilities were eliminated as of December 31, 2005. Certain of the Company’s other subsidiaries continue to exist as regarded corporate entities for income tax purposes, including Mirant New York, Hudson Valley Gas Corporation, Mirant Kendall, LLC and Mirant Special Procurement, Inc.

SFAS No. 109, requires that a valuation allowance be established when it is more likely than not that all or a portion of a deferred tax asset will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences are deductible. In making this determination, management considers all available positive and negative evidence affecting specific deferred tax assets, including the Company’s past and anticipated future performance, the reversal of deferred tax liabilities, and the implementation of tax planning strategies.
Objective positive evidence is necessary to support a conclusion that a valuation allowance is not needed for all or a portion of deferred tax assets when significant negative evidence exists. Cumulative prior year losses are the most compelling form of negative evidence considered by management in this determination. Additionally, management considered the fact that Mirant had not reimbursed the Company for current period NOLs since the Petition Date. In 2005, 2004 and 2003, the Company recognized total changes in its valuation allowance of $(534) million, $(4) million and $658 million, respectively, related to its net deferred tax assets.
At December 31, 2005, the Company had $182 million of NOL carryforwards for federal income tax purposes expiring from 2022 to 2025 and $322 million of NOL carryforwards for state income tax purposes expiring on various dates. These NOL carryforwards are available to offset future state income taxes.
The Company, through its parent Mirant, negotiated a settlement agreement with the Internal Revenue Service (“IRS”) for certain tax liabilities arising from their audit of the Company’s federal income tax returns for tax years the Company was a subsidiary of the Southern Company. This agreement resulted in an assessment of $14 million including interest. The Company has provided adequate tax provisions in prior years for the recognition of this liability. As this liability represented an intercompany obligation to Mirant, the liability was resolved pursuant to the Plan with no distribution for such liability. Pursuant to the Plan, Mirant has indemnified the Company with respect to this obligation.
The Company has contingent liabilities related to tax uncertainties arising in the ordinary course of business in other jurisdictions. The Company periodically assesses its contingent liabilities in connection with these uncertainties based upon the latest information available. For those uncertainties where it is probable that a loss has been incurred and the loss or range of loss can be reasonably estimated, a liability is recorded on the combined and consolidated financial statements. As additional information becomes available, the assessment and estimates of such liabilities are adjusted accordingly.
Pro forma income tax disclosures
The Company is not subject to income taxes except for those subsidiaries of the Company that are separate taxpayers. Mirant Americas and Mirant are otherwise directly responsible for income taxes related to the Company’s operations. The following reflects a pro forma disclosure of the income tax provision (benefit) that would be reported if the Company were to be allocated income taxes related to its operations.

Pro forma income tax provision (benefit) attributable to income before tax would consist of the following (in millions):

	For the years ended December 31,

	2005	2004	2003

Current provision (benefit):
Federal	$—	$—	$(6)
State	9	(8)	—
Deferred benefit:
Federal	—	—	(15)
State	—	—	(3)

Total income tax provision (benefit)	$9	$(8)	$(24)

The following table presents the pro forma reconciliation of the Company’s federal statutory income tax (benefit) provision for continuing operations adjusted for reorganization items to the pro forma effective tax provision (benefit) (in millions):

	For the Years Ended December 31,

	2005	2004	2003

U.S. federal statutory income tax (benefit) provision	$(265)	$32	$(1,073)
State and local income taxes, net of federal income taxes	—	(1)	—
Impact of non-deductible goodwill impairment	—	—	465
Change in deferred tax asset valuation allowance	(426)	(54)	590
Impact of the Plan	640	—	—
Other, net	60	15	(6)

Tax provision (benefit)	$9	$(8)	$(24)

The tax effects of temporary differences that give rise to significant portions of the pro forma deferred tax assets and liabilities would be as follows at December 31, 2005 and 2004 (in millions):

	2005	2004

Deferred tax assets:
Obligations under energy delivery and purchase commitments	$—	$240
Revenue subject to refund	182	199
Net operating loss carryforwards	413	539
Property and intangible assets	166	328
Price risk management liabilities—affiliate	105	—
Other, net	93	127

Deferred tax assets	959	1,433
Valuation allowance	(934)	(1,360)

Net deferred tax assets	25	73

Deferred tax liabilities:
Price risk management liabilities—affiliate	(10)	(32)
Other, net	(15)	(41)

Total	(25)	(73)

Net deferred tax assets	$—	$—

The ultimate utilization of the Company’s remaining NOLs will depend on several factors, including its future financial performance and certain tax elections. Specifically, the Company’s utilization of NOLs will be impacted by whether Mirant elects NOL treatment under Internal

Revenue Code Section (“§”) 382(l) (5) or § 382(l) (6). Under § 382(l)(5), Mirant would have unlimited use of its NOLs as long as there is not a change of ownership (broadly defined as 50 percent change of five percent shareholders) within two years of emergence. On a pro forma basis, the § 382(l)(5) election would require the Company to reduce its federal NOLs to approximately $794 million from $942 million due to interest accrued on debt settled with stock for the three years prior to emergence. Under § 382(l) (6), Mirant would be subject to an overall annual limitation on use of NOLs. Mirant will make the § 382(l) (5) or § 382(l) (6) election in its 2006 annual tax return filed in 2007.
The Company has not provided a pro forma deferred tax liability with respect to the Company’s investment in the Mirant Americas Preferred Stock discussed in Note 5, since the underlying transaction is disregarded for income tax purposes.
13.      Litigation and other contingencies
The Company is involved in a number of significant legal proceedings. In certain cases plaintiffs seek to recover large and sometimes unspecified damages, and some matters may be unresolved for several years. The Company cannot currently determine the outcome of the proceedings described below or the ultimate amount of potential losses and therefore has not made any provision for such matters unless specifically noted below. Pursuant to SFAS No. 5, “Accounting for Contingencies,” management provides for estimated losses to the extent information becomes available indicating that losses are probable and that the amounts are reasonably estimable. Additional losses could have a material adverse effect on the Company’s combined and consolidated financial position, results of operations or cash flows.
Chapter 11 proceedings
On the Petition Date, and various dates thereafter, the Mirant Debtors filed voluntary petitions for relief under Chapter 11 of the Bankruptcy Code. On August 21, 2003, and September 8, 2003, the Bankruptcy Court entered orders establishing a December 16, 2003, bar date (the “Bar Date”) for filing proofs of claim against the Mirant Debtors’ estates.
Most of the material claims filed against the Mirant Debtors’ estates were disallowed or were resolved and became “allowed” claims before confirmation of the Plan. For example, the claims filed by the California Attorney General, Pacific Gas & Electric (“PG&E”), various other California parties, plaintiffs in certain rate payer class action lawsuits, the plaintiffs in certain bondholder litigation, and Utility Choice, L.P., which are described in Mirant’s 2004 Form 10-K, are among the claims that were resolved prior to confirmation of the Plan. A number of claims, however, remain unresolved.
Except for claims and other obligations not subject to discharge under the Plan and unless otherwise provided below, all claims against the Mirant Debtors’ estates representing obligations that arose prior to July 14, 2003, are subject to compromise under the Plan. This means that the claimant will receive a distribution of Mirant common stock, cash, or both common stock and cash in accordance with the terms of the Plan in satisfaction of the claim. As a result, the exact amount of the claim may still be litigated, but the Company will not be required to make any payment in respect of such litigation until a resolution is obtained, through settlement, judgment or otherwise.
As of December 31, 2005, approximately 23.5 million of the shares of Mirant common stock to be distributed under the Plan have been reserved for distribution with respect to claims that are disputed by the Mirant Debtors and have not been resolved. Under the terms of the Plan, to the extent such claims are resolved now that the Company has emerged from bankruptcy, the claimants will be paid from the reserve of 23.5 million shares on the same basis as if they had been paid out when the Plan became effective. That means that their allowed claims will receive the same pro rata distributions of Mirant common stock, cash, or both common stock and cash as previously allowed claims in accordance with the terms of the Plan. The Company maintains that Mirant and Mirant Americas Generation have funded the disputed claims reserve at a sufficient level to settle the remaining unresolved proofs of claim it received during the bankruptcy proceedings and any claims resulting from the rejection of certain contracts with PEPCO, as described below in PEPCO Litigation. However, to the extent the aggregate amount of the payouts determined to be due with respect to such disputed claims ultimately exceeds the amount of the funded claim reserve, Mirant would have to issue additional shares of common stock to address the shortfall, which would dilute existing Mirant shareholders, and Mirant and Mirant Americas Generation would have to pay additional cash amounts as necessary under the terms of the Plan to satisfy such pre-petition claims.
The Company’s Lovett and Bowline generation facilities in New York are subject to disputes with local tax authorities regarding property tax assessments and with the New York State Department of Environmental Conservation, (“NYSDEC”) regarding environmental controls. Mirant Lovett is also in discussions with the Independent System Operator of New York (“NYISO”) and utilities regarding an agreement that would compensate Mirant Lovett for the contribution of the Lovett facility to the reliability of the New York electric power system. The facilities are forecasted to have negative operating cash flows at their current tax valuations. Until a settlement is reached on property taxes, environmental controls and reliability that would permit economically feasible operation, the Company’s subsidiaries that own the facilities, Mirant Lovett and Mirant Bowline, will remain in Chapter 11. Mirant Lovett and Mirant Bowline are currently in settlement discussions on all of these issues. Although negotiations are continuing, settlements may not be reached in the near future, or at all. Until such settlements are reached and the companies emerge from bankruptcy, we will not have access to the cash from operations generated from these subsidiaries. Mirant NY-Gen, which owns hydroelectric facilities at Swinging Bridge, Rio and Mongaup, and small combustion turbine facilities at Hillburn and Shoemaker, is insolvent. Its expenses are being funded under a debtor-in-possession facility made by Mirant Americas with the approval of, and under the supervision of, the Bankruptcy Court. Mirant NY-Gen is currently discussing with the Federal Energy Regulatory Commission (“FERC”) appropriate remediation for a sinkhole discovered in May 2005 in the dam at the Swinging Bridge facility. Mirant NY-Gen conducted a flood study to determine downstream consequences if the maximum capacities of the reservoirs were exceeded at its New York Swinging Bridge, Rio and Mongaup generation facilities, and Mirant NY-Gen could be requested by the FERC to remediate those dams as well. Mirant NY-Gen has initiated discussions with the FERC for surrendering its permits to operate all the hydroelectric facilities at Swinging Bridge, Rio and Mongaup, and expects to begin that formal process soon. It is not possible at this point to determine the cost of remediating the dam at Swinging Bridge and surrendering the permits, but such costs may be substantial.
PEPCO litigation
In 2000, Mirant purchased power generating facilities and other assets from PEPCO, including certain PPAs between PEPCO and third parties. Under the terms of the Asset Purchase and Sale Agreement (“APSA”), Mirant and PEPCO entered into the Back-to-Back Agreement with respect to certain PPAs, including PEPCO’s long-term PPAs with Ohio Edison Company (“Ohio Edison”) and Panda-Brandywine L.P. (“Panda”), under which (1) PEPCO agreed to resell to Mirant all capacity, energy, ancillary services and other benefits to which it is entitled under those agreements; and (2) Mirant agreed to pay PEPCO each month all amounts due from PEPCO to the sellers under those agreements for the immediately preceding month associated with such capacity, energy, ancillary services and other benefits. The Ohio Edison PPA terminated in December 2005 and the Panda PPA runs until 2021. Under the Back-to-Back Agreement, Mirant is obligated to purchase power from PEPCO at prices that are typically higher than the market prices for power.
Mirant assigned its rights and obligations under the Back-to-Back Agreement to Mirant Americas Energy Marketing. In the Chapter 11 cases of the Mirant Debtors, PEPCO asserted that an Assignment and Assumption Agreement dated December 19, 2000, that includes as parties PEPCO and various subsidiaries of ours causes our subsidiaries that are parties to the agreement to be jointly and severally liable to PEPCO for various obligations, including the obligations under the Back-to-Back Agreement. The Mirant Debtors have sought to reject the APSA, the Back-to-Back Agreement, and the Assignment and Assumption Agreement, and the rejection motions have not been resolved. Under the Plan, the obligations of the Mirant Debtors under the APSA (including any other agreements executed pursuant to the terms of the APSA and found by a final court order to be part of the APSA), the Back-to-Back Agreement, and the Assignment and Assumption Agreement are to be performed by Mirant Power Purchase, LLC (“Mirant Power Purchase”), whose performance is guaranteed by Mirant. If any of the agreements is successfully rejected, the obligations of Mirant Power Purchase, and Mirant’s guarantee obligations terminate with respect to that agreement, and PEPCO would be entitled to a claim in the Chapter 11 proceedings for any resulting damages. That claim would then be addressed under the terms of the Plan. If the Bankruptcy Court were to conclude that the Assignment and Assumption Agreement imposed liability upon the Company’s subsidiaries for the obligations under the Back-to-Back Agreement and the Back-to-Back Agreement were to be rejected, the resulting rejection damages claim could result in a claim in the Chapter 11 proceedings against the Company’s subsidiaries but any such claim would be reduced by the amount recovered by PEPCO on its comparable claim against Mirant.
California and western power markets
California Rate Payer Litigation. Certain of our subsidiaries are subject to litigation related to their activities in California and the western power markets and the high prices for wholesale electricity experienced in the western markets during 2000 and 2001. Various lawsuits were filed in 2000 through 2003 that asserted claims under California law based on allegations that certain owners of electricity generation facilities in California and energy marketers, including the Company, Mirant Americas Energy Marketing and our subsidiaries owning generating facilities in California, engaged in various unlawful and anti-competitive acts that served to manipulate wholesale power markets and inflate wholesale electricity prices in California. All of these suits have been dismissed by final orders except for six such suits that were filed between November 27, 2000, and May 2, 2001, in various California Superior Courts and consolidated before the Superior Court for the County of San Diego for pretrial purposes. Although the plaintiffs dismissed Mirant from those suits, they have not filed to dismiss certain of our subsidiaries that are also defendants. On October 3, 2005, the California state court dismissed those six consolidated suits on the grounds that the plaintiffs’ claims were barred by federal preemption as a result of the Federal Power Act. On December 5, 2005, the plaintiffs filed an appeal of the dismissal. The plaintiffs in the six consolidated suits did not file claims in the Chapter 11 proceedings, and it is the Company’s view that their claims are barred by the Plan now that it has become effective.

FERC Refund Proceedings. On July 25, 2001, the FERC issued an order requiring proceedings (the “FERC Refund Proceedings”) to determine the amount of any refunds and amounts owed for sales made by market participants, including Mirant Americas Energy Marketing, to the California Independent System Operator (“CAISO”) or the California Power Exchange (“Cal PX”) from October 2, 2000, through June 20, 2001 (the “Refund Period”). Various parties have appealed these FERC orders to the United States Court of Appeals for the Ninth Circuit (the “Ninth Circuit”) seeking review of a number of issues, including changing the Refund Period to include periods prior to October 2, 2000, and expanding the sales of electricity subject to potential refund to include bilateral sales made to the California Department of Water Resources (the “DWR”) and other parties. Any such expansion of the Refund Period or the types of sales of electricity potentially subject to refund could significantly increase the refund exposure of Mirant Americas Energy Marketing in this proceeding. Although Mirant Americas Energy Marketing is the Mirant entity that engaged in transactions with the CAISO and the Cal PX, the orders issued by the FERC in the refund proceedings, and the filings made by other parties in those proceedings, generally refer to the Mirant entity involved as Mirant without being more specific. It is the Company’s view that the Mirant entity that would actually be liable to third parties for any refunds determined by the FERC to be owed, or that would be due any receivables found to be owed to Mirant, is Mirant Americas Energy Marketing.
In the July 25, 2001, order, the FERC also ordered that a preliminary evidentiary proceeding be held to develop a factual record on whether there had been unjust and unreasonable charges for spot market bilateral sales in the Pacific Northwest from December 25, 2000, through June 20, 2001. In that proceeding, the California Attorney General, the California Public Utility Commission (the “CPUC”) and the California Electricity Oversight Board (the “EOB”) filed to recover certain refunds from parties, including Mirant Americas Energy Marketing, for bilateral sales of electricity to the DWR at the California/ Oregon border, claiming that such sales took place in the Pacific Northwest. In an order issued June 25, 2003, the FERC ruled that no refunds were owed and terminated the proceeding. On November 10, 2003, the FERC denied requests for rehearing filed by various parties. Various parties have appealed the FERC’s decision to the Ninth Circuit.
On September 9, 2004, the Ninth Circuit reversed the FERC’s dismissal of a complaint filed in 2002 by the California Attorney General that sought refunds for transactions conducted in markets administered by the CAISO and the Cal PX outside the Refund Period set by the FERC and for transactions between the DWR and various owners of generation and power marketers, including Mirant Americas Energy Marketing and subsidiaries of the Company. The Ninth Circuit remanded the proceeding to the FERC for it to determine what remedies, including potential refunds, are appropriate where entities, including Mirant Americas Energy Marketing, purportedly did not comply with certain filing requirements for transactions conducted under market-based rate tariffs. Mirant Americas Energy Marketing and other parties have filed a petition for rehearing with the Ninth Circuit that remains pending.
On January 14, 2005, Mirant and certain of its subsidiaries, including the Company, entered into a Settlement and Release of Claims Agreement (the “California Settlement”) with PG&E, Southern California Edison Company (“SCE”), San Diego Gas and Electric Company, the CPUC, the DWR, the EOB and the Attorney General of the State of California (collectively, the “California Parties”) and with the Office of Market Oversight and Investigations of the FERC. The California Settlement settled a number of disputed lawsuits and regulatory proceedings that were pursued originally in state and federal courts and before the FERC. The Mirant entities that are parties to the California Settlement (collectively, the “Mirant Settling Parties”)

include Mirant Corporation, Mirant Americas Energy Marketing, Mirant Americas Generation and the Company, (as the successor to Mirant California Investments, Inc.). The California Settlement was approved by the FERC on April 13, 2005, and became effective April 15, 2005, upon its approval by the Bankruptcy Court. The California Settlement resulted in the release of most of Mirant Americas Energy Marketing’s potential liability (1) in the FERC Refund Proceedings for sales made in the CAISO or the Cal PX markets, (2) in the proceeding also initiated by the FERC in July 2001 to determine whether there had been unjust and unreasonable charges for spot market bilateral sales in the Pacific Northwest from December 25, 2000, through June 20, 2001, and (3) in any proceedings at the FERC resulting from the Ninth Circuit’s reversal of the FERC’s dismissal of the complaint filed in 2002 by the California Attorney General. Under the California Settlement, the California Parties and those other market participants who have opted into the settlement have released the Mirant Settling Parties from any liability for refunds related to sales of electricity and natural gas in the western markets from January 1, 1998, through July 14, 2003. Also, the California Parties have assumed the obligation of Mirant Americas Energy Marketing to pay any refunds determined by the FERC to be owed by Mirant Americas Energy Marketing to other parties that do not opt into the settlement for transactions in the CAISO and Cal PX markets during the Refund Period, with the liability of the California Parties for such refund obligation limited to the amount of certain receivables assigned by Mirant Americas Energy Marketing to the California Parties under the California Settlement. Subject to applicable bankruptcy law, however, Mirant Americas Energy Marketing will continue to be liable for any refunds that the FERC determines it to owe (1) to participants in the Cal PX and CAISO markets that are not California Parties (or that did not elect to opt into the settlement) for periods outside of the Refund Period and (2) to participants in bilateral transactions with Mirant Americas Energy Marketing that are not California Parties (or that did not elect to opt into the settlement).
It is the Company’s view that the bulk of any obligations of Mirant Americas Energy Marketing to make refunds as a result of sales completed prior to July 14, 2003, in the CAISO or Cal PX markets or in bilateral transactions either have been addressed by the California Settlement or have been resolved as part of Mirant Americas Energy Marketing’s bankruptcy proceedings. To the extent that Mirant Americas Energy Marketing’s potential refund liability arises from contracts that were transferred to Mirant Energy Trading as part of the transfer of the trading and marketing business under the Plan, Mirant Energy Trading may have exposure to any refund liability related to transactions under those contracts.
FERC Show Cause Proceeding Relating to Trading Practices. On June 25, 2003, the FERC issued a show cause order (the “Trading Practices Order”) to more than 50 parties, including Mirant Americas Energy Marketing and subsidiaries of the Company, that a FERC staff report issued on March 26, 2003, identified as having potentially engaged in one or more trading strategies of the type employed by Enron Corporation and its affiliates (“Enron”), as described in Enron memos released by the FERC in May 2002. The Trading Practices Order identified certain specific trading practices that the FERC indicated could constitute gaming or anomalous market behavior in violation of the CAISO and Cal PX tariffs. The Trading Practices Order requires the CAISO to identify transactions between January 1, 2000, and June 20, 2001, that may involve the identified trading strategies, and then requires the applicable sellers involved in those transactions to demonstrate why such transactions were not violations of the CAISO and Cal PX tariffs. On September 30, 2003, the Mirant entities filed with the FERC for approval of a settlement agreement (the “Trading Settlement Agreement”) entered into between certain Mirant entities and the FERC Trial Staff, under which Mirant Americas Energy Marketing would pay $332,411 to settle the show cause proceeding, except for an issue related to sales of ancillary services, which is discussed below. In a November 14, 2003, order in a different proceeding, the FERC ruled that certain allegations of improper trading conduct with respect to the selling of ancillary services during 2000 should be resolved in the show cause proceeding. On December 19, 2003, the Mirant entities filed with the FERC for approval of an amendment to the Trading Settlement Agreement reached with the FERC Trial Staff with respect to the sale of ancillary services. Under that amendment, the FERC would have an allowed unsecured claim in Mirant Americas Energy Marketing’s bankruptcy proceeding for $3.67 million in settlement of the allegations with respect to the sale of ancillary services. The FERC approved the Trading Settlement Agreement, as amended, on June 27, 2005, and the Bankruptcy Court approved it on August 24, 2005. Certain parties have filed motions for rehearing with the FERC, which motions remain pending.
Mirant Americas Energy Marketing Contract Dispute with Nevada Power. On December 5, 2001, Nevada Power Co. filed a complaint at the FERC seeking reformation of the purchase price of energy under a contract it had entered with Mirant Americas Energy Marketing, claiming that the prices under that contract were unjust and unreasonable because, when it entered into the contract, Western power markets were dysfunctional and non-competitive markets. On June 25, 2003, the FERC dismissed this complaint. Nevada Power has appealed that dismissal to the United States Court of Appeals for the Ninth Circuit. The sales made under the contract with Nevada Power have been completed, and we expect that any refund claim related to that contract, if not now barred, will be addressed in the Chapter 11 proceedings.
Mirant Americas Energy Marketing Contract Dispute with Southern California Water. On December 21, 2001, Southern California Water Co. filed a complaint at the FERC seeking reformation of the purchase price of energy under a long-term contract it had entered with Mirant Americas Energy Marketing, claiming that the prices under that contract were unjust and unreasonable because, when it entered the contract, Western power markets were dysfunctional and non-competitive markets. On June 25, 2003, the FERC dismissed this proceeding. Southern California Water has appealed that dismissal to the United States Court of Appeals for the Ninth Circuit. The contract with Southern California Water Company continues through 2006. Upon the transfer of the assets of the trading and marketing business to Mirant Energy Trading under the Plan, Mirant Energy Trading assumed Mirant Americas Energy Marketing’s contract obligations to Southern California Water Co., including any potential refund obligations.
Bondholder litigation
Mirant Americas Generation Bondholder Suit. On June 10, 2003, certain holders of senior notes of Mirant Americas Generation maturing after 2006 filed a complaint in the Court of Chancery of the State of Delaware, California Public Employees’ Retirement System, et al. v. Mirant Corporation, et al., that named as defendants Mirant, Mirant Americas, Mirant Americas Generation, certain past and present Mirant directors, and certain past and present Mirant Americas Generation managers. Among other claims, the plaintiffs assert that a restructuring plan pursued by the Company prior to its filing a petition for reorganization under Chapter 11 of the Bankruptcy Code was in breach of fiduciary duties allegedly owed to them by Mirant, Mirant Americas and Mirant Americas Generation’s managers. In addition, the plaintiffs challenge certain dividends and distributions made by Mirant Americas Generation prior to the Petition Date. The plaintiffs seek damages in excess of $1 billion. Mirant has removed this suit to the United States District Court for the District of Delaware. This action was stayed with respect to the Mirant entities that are defendants by the filing of the Chapter 11 proceedings of these entities. The order entered by the Bankruptcy Court confirming the Plan enjoins the prosecution of this action and requires that it be dismissed. On March 8, 2006, the Bankruptcy Court entered an order compelling the plaintiffs in this action to dismiss their complaint in accordance with the terms of the Plan. On March 17, 2006, the parties filed a stipulation of dismissal dismissing the suit.
U.S. Government inquiries
Department of Justice Inquiries. In November 2002, Mirant received a subpoena from the Department of Justice (“DOJ”), acting through the United States Attorney’s office for the Northern District of California, requesting information about its activities and those of its subsidiaries for the period since January 1, 1998. The subpoena requested information related to the California energy markets and other topics, including the reporting of inaccurate information to the trade press that publish natural gas or electricity spot price data. The subpoena was issued as part of a grand jury investigation. The DOJ’s investigation of the reporting of inaccurate natural gas price information is continuing, and Mirant has held preliminary discussions with DOJ regarding the disposition of this matter. The DOJ’s investigation is based upon the same circumstances that were the subject of an investigation by the Commodity Futures Trading Commission (“CFTC”) that was settled in December 2004. As described in Mirant’s Annual Report on Form 10-K for the year ended December 31, 2004, in Legal Proceedings— Other Governmental Proceedings— CFTC Inquiry, Mirant and Mirant Americas Energy Marketing pursuant to the settlement consented to the entry of an order by the CFTC in which it made findings, which are neither admitted nor denied by Mirant and Mirant Americas Energy Marketing, that (1) from January 2000 through December 2001, certain Mirant Americas Energy Marketing natural gas traders (a) knowingly reported inaccurate price, volume, and/or counterparty information regarding natural gas cash transactions to publishers of natural gas indices and (b) inaccurately reported to index publishers transactions observed in the market as Mirant Americas Energy Marketing transactions and (2) from January to October 2000, certain Mirant Americas Energy Marketing west region traders knowingly delivered the false reports in an attempt to manipulate the price of natural gas. Under the settlement, the CFTC received a subordinated allowed, unsecured claim against Mirant Americas Energy Marketing of $12.5 million in the Chapter 11 proceedings. The DOJ could decide that further action against Mirant and Mirant Americas Energy Marketing is not appropriate or could seek indictments against one or more Mirant entities, or the DOJ and Mirant could agree to a disposition that might involve undertakings or fines, the amount of which cannot be reasonably estimated at this time but which could be material. Mirant has cooperated fully with the DOJ and intends to continue to do so. At this time, it is the Company’s view that any action taken by the DOJ against Mirant or its subsidiaries related to the reporting of natural gas price information would not involve us or our subsidiaries except to the extent that any disposition of this matter results in ongoing undertakings by Mirant Energy Trading as the recipient of the assets of Mirant Americas Energy Marketing under the Plan.
Environmental matters
EPA Information Request. In January 2001, the EPA issued a request for information to Mirant concerning the air permitting and air emissions control implications under the EPA’s new source review regulations (“NSR”) promulgated under the Federal Clean Air Act (“Clean Air Act”) of past repair and maintenance activities at the Potomac River plant in Virginia and the Chalk Point, Dickerson and Morgantown plants in Maryland. The requested information concerns the period of operations that predates the Company subsidiaries’ ownership and lease of those plants. Mirant has responded fully to this request. Under the APSA, PEPCO is responsible for fines and penalties arising from any violation associated with historical operations prior to the Company subsidiaries’ acquisition or lease of the plants. If the Mirant Debtors succeed in rejecting the APSA as described above in PEPCO Litigation, PEPCO may assert that it has no obligation to reimburse Mirant for any fines or penalties imposed upon Mirant for periods prior to the Company subsidiaries’ acquisition or lease of the plants. If a violation is determined to have occurred at any of the plants, the Company subsidiary owning or leasing the plant may be responsible for the cost of purchasing and installing emissions control equipment, the cost of which may be material. If such violation is determined to have occurred after the Company’s subsidiaries acquired or leased the plants or, if occurring prior to the acquisition or lease, is determined to constitute a continuing violation, the Company subsidiary owning or leasing the plant at issue would also be subject to fines and penalties by the state or federal government for the period subsequent to its acquisition or lease of the plant, the cost of which may be material.
Mirant Potomac River Notice of Violation. On September 10, 2003, the Virginia Department of Environmental Quality (“Virginia DEQ”) issued a Notice of Violation (“NOV”) to Mirant Potomac River alleging that it violated its Virginia Stationary Source Permit to Operate by emitting NOx in excess of the “cap” established by the permit for the 2003 summer ozone season. Mirant Potomac River responded to the NOV, asserting that the cap is unenforceable, noting that it can comply through the purchase of emissions allowances and raising other equitable defenses. Virginia’s civil enforcement statute provides for injunctive relief and penalties. On January 22, 2004, the EPA issued an NOV to Mirant Potomac River alleging the same violation of its Virginia Stationary Source Permit to Operate as set out in the NOV issued by the Virginia DEQ.
On September 27, 2004, Mirant Potomac River, Mirant Mid-Atlantic, the Virginia DEQ, the Maryland Department of the Environment, the DOJ and the EPA entered into, and filed for approval with the United States District Court for the Eastern District of Virginia, a consent decree that, if approved, will resolve Mirant Potomac River’s potential liability for matters addressed in the NOVs previously issued by the Virginia DEQ and the EPA. The consent decree requires Mirant Potomac River and Mirant Mid-Atlantic to (1) install pollution control equipment at the Potomac River plant and at the Morgantown plant leased by Mirant Mid-Atlantic in Maryland, (2) comply with declining system-wide ozone season NOx emissions caps from 2004 through 2010, (3) comply with system-wide annual NOx emissions caps starting in 2004, (4) meet seasonal system average emissions rate targets in 2008 and (5) pay civil penalties and perform supplemental environmental projects in and around the Potomac River plant expected to achieve additional environmental benefits. Except for the installation of the controls planned for the Potomac River units and the installation of selective catalytic reduction (“SCR”) or equivalent technology at Mirant Mid-Atlantic’s Morgantown Units 1 and 2 in 2007 and 2008, the consent decree does not obligate the Company’s subsidiaries to install specifically designated technology, but rather to reduce emissions sufficiently to meet the various NOx caps. Moreover, as to the required installations of SCRs at Morgantown, Mirant Mid-Atlantic may choose not to install the technology by the applicable deadlines and leave the units off either permanently or until such time as the SCRs are installed. The consent decree is subject to the approval of the district court and the Bankruptcy Court.
The owners/lessors under the lease-financing transactions covering the Morgantown and Dickerson plants (the “Owners/ Lessors”) objected to the proposed consent decree in the

Bankruptcy Court and filed a motion to intervene in the district court action. As part of a resolution of disputed matters in the Chapter 11 proceedings, the Owners/ Lessors have now agreed not to object to the consent decree, subject to certain terms set forth in the Plan and Confirmation Order.
On July 22, 2005, the district court granted a motion filed by the City of Alexandria seeking to intervene in the district court action, although the district court imposed certain limitations on the City of Alexandria’s participation in the proceedings. On September 23, 2005, the City of Alexandria filed a motion seeking authority to file an amended complaint in the action seeking injunctive relief and civil penalties under the Clean Air Act for alleged violations by Mirant Potomac River of its Virginia Stationary Source Permit to Operate and the State of Virginia’s State Implementation Plan. Based upon a computer modeling, the City of Alexandria asserted that emissions from the Potomac River plant exceed national ambient air quality standards (“NAAQS”) for SO2, nitrogen dioxide (“NO2”) and particulate matter. The City of Alexandria also contended based on its modeling analysis that the plant’s emissions of hydrogen chloride and hydrogen fluoride exceed Virginia state emissions standards. Mirant Potomac River disputes the City of Alexandria’s allegations that it has violated the Clean Air Act and Virginia law. On December 2, 2005, the district court denied the City of Alexandria’s motion seeking to file an amended complaint.
Mirant Potomac River Downwash Study. On September 23, 2004, the Virginia DEQ and Mirant Potomac River entered into an order by consent with respect to the Potomac River plant under which Mirant Potomac River agreed to perform a modeling analysis to assess the potential effect of “downwash” from the plant (1) on ambient concentrations of SO2, NO2, carbon monoxide (“CO”) and particulate matter less than or equal to 10 micrometers (“PM10”) for comparison to the applicable NAAQS and (2) on ambient concentrations of mercury for comparison to Virginia Standards of Performance for Toxic Pollutants. Downwash is the effect that occurs when aerodynamic turbulence induced by nearby structures causes emissions from an elevated source, such as a smokestack, to be mixed rapidly toward the ground resulting in higher ground level concentrations of emissions. If the modeling analysis indicates that emissions from the facility may cause exceedances of the NAAQS for SO2, NO2, CO or PM10, or exceedances of mercury compared to Virginia Standards of Performance for Toxic Pollutants, the consent order requires Mirant Potomac River to submit to the Virginia DEQ a plan and schedule to eliminate and prevent such exceedances on a timely basis. Upon approval by the Virginia DEQ of the plan and schedule, the approved plan and schedule is to be incorporated by reference into the consent order. The results of the computer modeling analysis showed that emissions from the Potomac River plant have the potential to contribute to localized, modeled instances of exceedances of the NAAQS for SO2, NO2 and PM10 under certain conditions.
On August 24, 2005, power production at all five units of the Potomac River generating facility was temporarily halted in response to a directive from the Virginia DEQ. The decision to temporarily shut down the facility arose from findings of a study commissioned under the order by consent referred to above. The Virginia DEQ’s directive was based on results from the study’s computer modeling showing that air emissions from the facility have the potential to contribute to localized, modeled exceedances of the health-based NAAQS under certain conditions. On August 25, 2005, the District of Columbia Public Service Commission filed an emergency petition and complaint with the FERC and the Department of Energy (“DOE”) to prevent the shutdown of the Potomac River facility. The matter remains pending before the FERC and the DOE. On September 21, 2005, Mirant Potomac River commenced partial operation of one unit of the plant. On December 20, 2005, due to a determination by the DOE that an emergency situation exists with respect to a shortage of electric energy, the DOE ordered Mirant Potomac River to generate electricity at the Potomac River generation facility, as requested by PJM, during any period in which one or both of the transmission lines serving the central Washington, D.C. area are out of service due to a planned or unplanned outage. In addition, the DOE ordered Mirant Potomac River, at all other times, for electric reliability purposes, to keep as many units in operation as possible and to reduce the start-up time of units not in operation. The DOE required Mirant Potomac River to submit a plan, on or before December 30, 2005, that met this requirement and did not significantly contribute to NAAQS exceedances. The DOE advised that it would consider Mirant Potomac River’s plan in consultation with the EPA. The order further provides that Mirant Potomac River and its customers should agree to mutually satisfactory terms for any costs incurred by it under this order or just and reasonable terms shall be established by a supplemental order. Certain parties filed for rehearing of the DOE order, and on February 17, 2006, the DOE issued an order granting rehearing solely for purposes of considering the rehearing requests further. Mirant Potomac River submitted an operating plan in accordance with the order. On January 4, 2006, the DOE issued an interim response to Mirant Potomac River’s operating plan authorizing immediate operation of one baseload unit and two cycling units, making it possible to bring the entire plant into service within approximately 28 hours. The DOE’s order expires after September 30, 2006, but Mirant Potomac River expects it will be able to continue to operate these units after that expiration. In a letter received December 30, 2005, the EPA invited Mirant Potomac River and the Virginia DEQ to work with the EPA to ensure that Mirant Potomac River’s operating plan submitted to the DOE adequately addresses NAAQS issues. The EPA also asserts in its letter that Mirant Potomac River did not immediately undertake action as directed by the Virginia DEQ’s August 19, 2005, letter and failed to comply with the requirements of the Virginia State Implementation Plan established by that letter. Mirant Potomac River received a second letter from the EPA on December 30, 2005, requiring Mirant to provide certain requested information as part of an EPA investigation to determine the Clean Air Act compliance status of the Potomac River facility. The facility will not resume normal operations until it can satisfy the requirements of the Virginia DEQ and the EPA with respect to NAAQS, unless, for reliability purposes, it is required to return to operation by a governmental agency having jurisdiction to order its operation. On January 9, 2006, the FERC issued an order directing PJM and PEPCO to file a long-term plan to maintain adequate reliability in the Washington D.C. area and surrounding region and a plan to provide adequate reliability pending implementation of this long-term plan. On February 8, 2006, PJM and PEPCO filed their proposed reliability plans. The Company is working with the relevant state and federal agencies with the goal of restoring all five units of the facility to normal operation in 2007. The financial and operational implications of the discontinued or limited operation of the Potomac River plant or any such modifications are not known at this time, but could be material depending on the length of time that operations are discontinued or limited.
City of Alexandria Nuisance Suit. On October 7, 2005, the City of Alexandria filed a suit against Mirant Potomac River and Mirant Mid-Atlantic in the Circuit Court for the City of Alexandria. The suit asserts nuisance claims, alleging that the Potomac River plant’s emissions of coal dust, flyash, NOx, SO2, particulate matter, hydrogen chloride, hydrogen fluoride, mercury and oil pose a health risk to the surrounding community and harm property owned by the City. The City seeks injunctive relief, damages and attorneys’ fees. On February 17, 2006, the City amended its complaint to add additional allegations in support of its nuisance claims relating to noise and lighting, interruption of traffic flow by trains delivering coal to the

Potomac River plant, particulate matter from the transport and storage of coal and flyash, and potential coal leachate into the soil and groundwater from the coal pile.
New York State Administrative Claim. On January 24, 2006, the State of New York and the NYSDEC filed a notice of administrative claims in the Mirant Debtors’ Chapter 11 proceedings asserting a claim seeking to require Mirant and Mirant Americas Generation to provide funding to the Company’s subsidiaries owning generating facilities in New York to satisfy certain specified environmental compliance obligations. The State of New York alleges that during the pendency of the Chapter 11 proceedings Mirant and its subsidiaries that have emerged from bankruptcy made decisions on behalf of the Company’s subsidiaries owning generating facilities in New York and did not appropriately maintain the corporate separateness between itself and those subsidiaries. The Company disputes those allegations. The State of New York cites various existing outstanding matters between the State and the Company’s subsidiaries owning generating facilities in New York related to compliance with environmental laws and regulations, most of which are not material. The most significant compliance obligation identified by the State of New York in its notice of administrative claim relates to a consent decree entered into on June 11, 2003 (the “2003 Consent Decree”), by Mirant New York and Mirant Lovett with the State of New York to resolve issues related to NSR requirements under the Clean Air Act related to the Lovett plant. Under the 2003 Consent Decree, Mirant Lovett is required to make an election to install certain environmental controls on units 4 and 5 of the Lovett facility or shut down those units by 2007 to 2008. The State of New York notes in its notice of administrative claim that the cost of implementing such environmental controls could exceed $200 million. The State of New York and the NYSDEC have executed a stipulated order with the Company and its New York subsidiaries to stay resolution of this administrative claim. That stipulated order was entered by the Bankruptcy Court on February 23, 2006.
Riverkeeper Suit against Mirant Lovett. On March 11, 2005, Riverkeeper, Inc. filed suit against Mirant Lovett in the United States District Court for the Southern District of New York under the Federal Water Pollution Control Act (the “Clean Water Act”). The suit alleges that Mirant Lovett’s failure to implement a marine life exclusion system at its Lovett generating plant and to perform monitoring for the exclusion of certain aquatic organisms from the plant’s cooling water intake structures violates Mirant Lovett’s water discharge permit issued by the State of New York. The plaintiff requests the court to enjoin Mirant Lovett from continuing to operate the Lovett generating plant in a manner that allegedly violates the Clean Water Act, to impose civil penalties of $32,500 per day of violation, and to award the plaintiff attorney’s fees. On April 20, 2005, the district court approved a stipulation agreed to by the plaintiff and Mirant Lovett that stays the suit until 60 days after entry of an order by the Bankruptcy Court confirming a plan of reorganization for Mirant Lovett becomes final and non-appealable.
City of Alexandria zoning action
On December 18, 2004, the City Council for the City of Alexandria, Virginia (the “City Council”) adopted certain zoning ordinance amendments recommended by the City Planning Commission that resulted in the zoning status of Mirant Potomac River’s generating plant being changed from “noncomplying use” to “nonconforming use subject to abatement.” Under the nonconforming use status, unless Mirant Potomac River applies for and is granted a special use permit for the plant during the seven-year abatement period, the operation of the plant must be terminated within a seven-year period, and no alterations that directly prolong the life of the plant will be permitted during the seven-year period. If Mirant Potomac River were to apply for and receive a special use permit for the plant, the City Council would likely impose various conditions and stipulations as to the permitted use of the plant and seek to limit the period for which it could continue to operate.
At its December 18, 2004, meeting, the City Council also approved revocation of two special use permits issued in 1989 (the “1989 SUPs”), one applicable to the administrative office space at Mirant Potomac River’s plant and the other for the plant’s transportation management plan. Under the terms of the approved action, the revocation of the 1989 SUPs was to take effect 120 days after the City Council revocation, provided, however, that if Mirant Potomac River within such 120-day period filed an application for the necessary special use permits to bring the plant into compliance with the zoning ordinance provisions then in effect, the effective date of the revocation of the 1989 SUPs would be stayed until final decision by the City Council on such application. The approved action further provides that if such special use permit application is approved by the City Council, revocation of the 1989 SUPs will be dismissed as moot, and if the City Council does not approve the application, the revocation of the 1989 SUPs will become effective and the plant will be considered a nonconforming use subject to abatement.
On January 18, 2005, Mirant Potomac River and Mirant Mid-Atlantic filed a complaint against the City of Alexandria and the City Council in the Circuit Court for the City of Alexandria. The complaint seeks to overturn the actions taken by the City Council on December 18, 2004, changing the zoning status of Mirant Potomac River’s generating plant and approving revocation of the 1989 SUPs, on the grounds that those actions violated federal, state and city laws. The complaint asserts, among other things, that the actions taken by the City Council constituted unlawful spot zoning, were arbitrary and capricious, constituted an unlawful attempt by the City Council to regulate emissions from the plant, and violated Mirant Potomac River’s due process rights. Mirant Potomac River and Mirant Mid-Atlantic request the court to enjoin the City of Alexandria and the City Council from taking any enforcement action against Mirant Potomac River or from requiring it to obtain a special use permit for the continued operation of its generating plant. On January 18, 2006, the court issued an oral ruling following a trial that the City of Alexandria acted unreasonably and arbitrarily in changing the zoning status of Mirant Potomac River’s generating plant and in revoking the 1989 SUPs. On February 24, 2006, the court entered judgment in favor of Mirant Potomac River and Mirant Mid-Atlantic declaring the change in the zoning status of Mirant Potomac River’s generating plant adopted December 18, 2004, to be invalid and vacating the City Council’s revocation of the 1989 SUPs. The City of Alexandria has filed notice of its appeal of this judgment.
PEPCO assertion of breach of Local Area Support Agreement
Following the shutdown of the Potomac River plant on August 24, 2005, Mirant Potomac River notified PEPCO on August 30, 2005, that it considered the circumstances resulting in the shutdown of the plant to constitute a force majeure event under the Local Area Support Agreement dated December 19, 2000, between PEPCO and Mirant Potomac River. That agreement imposes obligations upon Mirant Potomac River to dispatch the Potomac River plant under certain conditions, to give PEPCO several years advance notice of any indefinite or permanent shutdown of the plant, and to pay all or a portion of certain costs incurred by PEPCO for transmission additions or upgrades when an indefinite or permanent shutdown of the plant occurs prior to December 19, 2010. On September 13, 2005, PEPCO notified Mirant Potomac River that it considers Mirant Potomac River’s shutdown of the plant to be a material breach of the Local Area Support Agreement that is not excused under the force majeure provisions of the agreement. PEPCO contends that Mirant Potomac River’s actions entitle

PEPCO to recover as damages the cost of constructing additional transmission facilities. PEPCO, on January 24, 2006, filed a notice of administrative claims asserting that Mirant Potomac River’s shutdown of the Potomac River plant causes Mirant Potomac River to be liable for the cost of such transmission facilities, which cost it estimates to be in excess of $70 million. Mirant Potomac River disputes PEPCO’s interpretation of the agreement. The outcome of this matter cannot be determined at this time.
Asbestos cases
As part of the PEPCO purchase, Mirant agreed to indemnify PEPCO for certain liabilities arising in lawsuits filed after December 19, 2000, even if they relate to incidents occurring prior to that date, with certain qualifications. Since the acquisition, PEPCO has notified Mirant of more than 100 asbestos cases, distributed among three Maryland jurisdictions (Prince George’s County, Baltimore City and Baltimore County), as to which it claims a right of indemnity. Based on information and relevant circumstances known at this time, the Company does not anticipate that these suits will have a material adverse effect on its financial position, results of operations or cash flows. Under the Plan these indemnity obligations arising under the APSA with PEPCO became the obligations of Mirant Power Purchase.
New York tax proceedings
The Company’s subsidiaries that own the Bowline and Lovett generating plants in New York are the petitioners in various proceedings (“Tax Certiorari Proceedings”) initially brought in the New York state courts challenging the assessed value of those generating plants determined by their respective local taxing authorities. Mirant Bowline has challenged the assessed value of the Bowline generating facility and the resulting local tax assessments paid for tax years 1995 through 2005. Mirant Bowline succeeded to rights held by Orange & Rockland Utilities, Inc. (“Orange & Rockland”) for the tax years prior to its acquisition of the Bowline Plant in 1999 under its agreement with Orange & Rockland for the purchase of that plant. Mirant Lovett has initiated proceedings challenging the assessed value of the Lovett facility for each of the years 2000 through 2005. If the Tax Certiorari Proceedings result in a reduction of the assessed value of the generating facility at issue in each proceeding, the New York Debtor owning the facility would be entitled to a refund with interest of any excess taxes paid for those tax years.
On September 30, 2003, the Mirant Debtors filed a motion (the “Tax Determination Motion”) with the Bankruptcy Court requesting that it determine what the property tax liability should have been for the Bowline generating facility in each of the years 1995 through 2003 and for the Lovett generating facility in each of the years 2000 through 2003. The bases for the relief requested in the Tax Determination Motion on behalf of Mirant Bowline and Mirant Lovett were that the assessed values of the generating facilities made by the relevant taxing authorities had no justifiable basis and were far in excess of their actual value. The local taxing authorities have opposed the Tax Determination Motion, arguing that the Bankruptcy Court either lacks jurisdiction over the matters addressed by the Tax Determination Motion or should abstain from addressing those issues so that they can be addressed by the state courts in which the Tax Certiorari Proceedings described in the preceding paragraph were originally filed.
Collectively, Mirant Bowline and Mirant Lovett have not paid approximately $62 million assessed by local taxing authorities on the Bowline and Lovett generating facilities for 2003, which fell due on September 30, 2003, and January 30, 2004, approximately $53 million assessed by local taxing authorities on the generating facilities for 2004 that fell due on September 30, 2004, and January 30, 2005, and approximately $59 million assessed by local taxing authorities on the generating facilities for 2005 that fell due on September 30, 2005, and January 30, 2006, in order to preserve their respective rights to offset the overpayments of taxes made in earlier years against the sums payable on account of current taxes. The failure to pay the taxes due on September 30, 2003, January 30, 2004, September 30, 2004, January 30, 2005, September 30, 2005, and January 30, 2006, could subject Mirant Bowline and Mirant Lovett to additional penalties and interest.
Other legal matters
The Company is involved in various other claims and legal actions arising in the ordinary course of business. In the opinion of management, the ultimate disposition of these matters will not have a material adverse effect on the Company’s financial position, results of operations or cash flows.
Other contingencies
On May 5, 2005, Mirant NY-Gen discovered a sinkhole at its Swinging Bridge dam, located in Sullivan County, New York. In response, Mirant NY-Gen filled this sinkhole, inspected the dam’s penstock and slopes for damage, drew down the lake level, and cleaned the diversion tunnel. Mirant NY-Gen’s analysis indicates that the most probable cause of the sinkhole was erosion of soil comprising the dam through a hole in the penstock. The dam is currently stabilized, but is in need of additional repairs. Mirant NY-Gen currently expects to incur additional costs to repair the dam that could be material. Mirant NY-Gen currently expects to recover insurance proceeds for a portion of these repair costs. As a result of the sinkhole, Mirant NY-Gen was required to perform and provide to the FERC a flood study relating to the Swinging Bridge, Rio and Mongaup reservoirs to determine the maximum capacity of the reservoirs and the down stream consequences of a rain event resulting in a greater than the maximum capacity event. The flood study found that under the very extreme weather conditions assumed for the study (which included rainfall over a short period in amounts well in excess of the highest rainfall amounts recorded for such a period historically), the water flowing into the reservoirs could cause the level of the reservoirs to exceed the height of the dams at Mirant NY-Gen’s hydro facilities, leading to downstream flooding. Mirant NY-Gen is evaluating the results of the flood study and determining what modifications may be warranted to its hydro facilities based on those results. The costs of such modifications, if any are necessary, are unknown at this time, but could be significant. Mirant NY-Gen currently remains in Chapter 11. Mirant NY-Gen has requested the Bankruptcy Court to approve a debtor-in-possession loan to it from Mirant Americas to provide funding for the repairs on the Swinging Bridge dam.
14.      Asset retirement obligations
Effective January 1, 2003, the Company adopted SFAS No. 143, which requires an entity to recognize the fair value of a liability for an asset retirement obligation in the period in which it is incurred. Additionally, effective December 31, 2005, the Company adopted FIN 47, which expands the scope of asset retirement obligations to be recognized to include asset retirement obligations that may be uncertain as to the nature or timing of settlement. Upon initial recognition of a liability for an asset retirement obligation or a conditional asset retirement obligation, an entity shall capitalize an asset retirement cost by increasing the carrying amount of the related long-lived asset by the same amount as the liability. The liability is accreted to its present fair value, and the capitalized cost is depreciated over the useful life of the related asset. Asset retirement obligations associated with long-lived assets included within the scope of SFAS No. 143 and FIN 47 are those for which a legal obligation exists under enacted laws, statutes and written or oral contractions, including obligations arising under the doctrine of promissory estoppel.
The Company identified certain asset retirement obligations within its power generation operations. These asset retirement obligations are primarily related to asbestos abatement in facilities on owned or leased property and other environmental obligations related to fuel storage facilities, wastewater treatment facilities, closing of ash disposal sites and closing of owned pipelines.
Asbestos abatement is the most significant type of asset retirement obligation identified for recognition in the Company’s adoption of FIN 47. The EPA has regulations in place governing the removal of asbestos. Due to the nature of asbestos, it can be difficult to ascertain the extent of contamination in older acquired facilities unless substantial renovation or demolition takes place. Therefore, the Company incorporated certain assumptions based on the relative age and size of its facilities to estimate the current cost for asbestos abatement. However, the actual abatement cost could differ from the estimates used to measure the asset retirement obligation. As a result, these amounts will be subject to revision when actual abatement activities are undertaken.
The following represents the balance of the asset retirement obligations and the additions and accretion of the asset retirement obligations (in millions):

	For the years ended December 31,

	2005	2004	2003

Beginning balance, January 1	$10	$9	$—
Liabilities recognized upon adoption of SFAS 143	—	—	8
Revisions to cash flows for liabilities recognized upon adoption of SFAS 143	(5)	—	—
Liabilities recognized upon adoption of FIN 47	27	—	—
Accretion expense	1	1	1

Ending balance, December 31	$33	$10	$9

The following represents, on a pro forma basis, the amount of the liability for asset retirement obligations as if FIN 47 had been applied during all periods affected (in millions):

	For the years ended December 31,

	2005	2004	2003

Beginning balance, January 1	$35	$33	$—
Liabilities recognized upon adoption of SFAS 143	—	—	8
Revisions to cash flows for liabilities recognized upon adoption of SFAS 143	(5)	—	—
Liabilities recognized upon adoption of FIN 47	—	—	23
Accretion expense	3	2	2

Ending balance, December 31	$33	$35	$33

15.      Commitments and contingencies
Mirant North America has made firm commitments to buy materials and services in connection with its ongoing operations and has made financial guarantees relative to some of its investments.

Cash collateral and letters of credit
In order to sell power and purchase fuel in the forward markets and perform other energy trading and marketing activities, the Company often is required to provide trade credit support to its counterparties or make deposits with brokers. In addition, the Company often is required to provide trade credit support for access to the transmission grid, to participate in power pools, to fund debt service reserves and for other operating activities. Trade credit support includes cash collateral, letters of credit and financial guarantees. In the event of default by the Company, the counterparty can draw on a letter of credit or apply cash collateral held to satisfy the existing amounts outstanding under an open contract. Letters of credit that expired in 2005 were drawn or replaced with another form of credit support to the counterparty, as required. The Company’s outstanding issued letters of credit totaled $56 million as of December 31, 2005.
Following is a summary of cash collateral posted with counterparties and brokers and letters of credit issued at December 31 (in millions):

	2005	2004

Cash collateral posted	$685	$407
Letters of credit	56	226

Total	$741	$633

Commitments
In addition to debt and other obligations in the combined and consolidated balance sheets, Mirant North America has the following annual commitments at December 31, 2005 under various agreements (in millions):

Fiscal years ending:
	2006	2007	2008	2009	2010	Thereafter	Total

Operating leases	$109	$116	$124	$145	$143	$1,745	$2,382
Fuel and transportation commitments	296	217	—	—	—	—	513
Long-term service agreements	4	12	10	13	27	205	271
Other purchase commitments	142	—	—	—	—	—	142

Total commitments	$551	$345	$134	$158	$170	$1,950	$3,308

Operating leases
Mirant Mid-Atlantic leases the Morgantown and Dickerson baseload units and associated property through 2034 and 2029, respectively, and has an option to extend the leases. Any extensions of the respective leases would be limited to 75% of the economic useful life of the facility, as measured from the beginning of the original lease term through the end of the proposed remaining lease term. The Company is accounting for these leases as operating leases. Rent expenses associated with the Morgantown and Dickerson operating leases totaled approximately $99 million, $103 million and $96 million for the years ended December 31, 2005, 2004 and 2003, respectively. While there is variability in the scheduled payment amounts over the lease term, the Company recognizes rental expense for these leases on a straight-line basis. The rental expense based on the original scheduled rent payments is $96 million per year. The additional expense recorded in 2005 and 2004 was payable under the terms of the leases and was commensurate with the 0.5% increase in interest on the lessor notes that was payable by the lessors for the period in which Mirant Mid-Atlantic was not a reporting entity under the Securities Exchange Act of 1934. As of December 31, 2005 and 2004, Mirant Mid-

Atlantic had paid approximately $292 million and $285 million, respectively, of actual operating lease payments in accordance with the lease agreements in excess of rent expense recognized. In addition to the regularly scheduled rent payments, Mirant Mid-Atlantic paid an additional $11 million in 2004, as required by the lease agreements. A further $12 million of scheduled rent due on June 30, 2005, was funded through a draw made by the lease trustee on letters of credit arranged by the Company. In September 2005, the lease trustee made an additional draw of $49 million prior to the letters of credit expiration in September 2005. This amount is recorded in funds on deposit in the combined and consolidated balance sheets. On January 3, 2006, as part of the settlement and emergence from bankruptcy, Mirant North America posted a $75 million letter of credit for the benefit of Mirant Mid-Atlantic to cover the debt service reserve obligation on the leases. Upon posting of the letter of credit, the lease trustee returned $56 million of cash collateral held to Mirant Mid-Atlantic.
As of December 31, 2005, the total notional minimum lease payments for the remaining terms of the leases aggregated approximately $2.4 billion and the aggregate termination value for the leases was approximately $1.4 billion and generally decreases over time. Mirant Mid-Atlantic leases the Morgantown and the Dickerson baseload units from third party owner lessors. These owner lessors each own the undivided interests in these baseload generating facilities. The subsidiaries of the institutional investors who hold the membership interests in the owner lessors are called owner participants. Equity funding by the owner participants plus transaction expenses paid by the owner participants totaled $299 million. The issuance and sale of pass through certificates raised the remaining $1.2 billion needed for the owner lessors to acquire the undivided interests.
The pass through certificates are not direct obligations of Mirant Mid-Atlantic. Each pass through certificate represents a fractional undivided interest in one of three pass through trusts formed pursuant to three separate pass through trust agreements between Mirant Mid-Atlantic and State Street Bank and Trust Company of Connecticut, National Association, as pass through trustee. The property of the pass through trusts consists of lessor notes. The lessor notes issued by an owner lessor are secured by that owner lessor’s undivided interest in the lease facilities and its rights under the related lease and other financing documents.
On November 30, 2005, the Company entered into a settlement agreement with the Morgantown and Dickerson facilities’ owner lessors and the indenture trustee. Pursuant to this settlement agreement and the Plan, the Company has made several payments including a settlement payment of $6.5 million each to the owner lessors and the indenture trustee, $2.9 million as restoration payments under the leases, and a reimbursement of legal and consulting fees of approximately $22 million. With the exception of $6.5 million paid to the indenture trustee in January 2006, the remaining amounts were paid in December 2005. The total costs of $38 million have been recorded in reorganization items, net in the combined statements of operations.
The Company has commitments under other operating leases with various terms and expiration dates. Total minimum lease payments under non-cancelable operating leases is $16 million for the period from 2006 to 2010 and total $15 million thereafter. Expenses associated with these commitments totaled approximately $4 million, $5 million and $4 million during 2005, 2004 and 2003, respectively.
Fuel and transportation commitments
In April 2002, Mirant Mid-Atlantic entered into a long-term synthetic fuel purchase agreement. The fuel supplier converts coal feedstock received at Mirant Mid-Atlantic’s Morgantown facility into a synthetic fuel. Under the terms of the agreement, Mirant Mid-Atlantic is required to purchase a minimum of 2.4 million tons of fuel per annum through December 2007. Minimum purchase commitments became effective upon the commencement of the synthetic fuel plant operation at the Morgantown facility in July 2002. The purchase price of the fuel varies with the delivered cost of the coal feedstock. Based on current coal prices, as of December 31, 2005, total estimated commitments under this agreement were $200 million. Expenses associated with this agreement totaled approximately $125 million, $141 million and $115 million for the years ended December 31, 2005, 2004 and 2003, respectively, and are recorded in cost of fuel, electricity and other products— nonaffiliate on the accompanying combined statements of operations.
In addition to the coal commitment described above, the Company has approximately $245 million in purchase commitments related to an arrangement between Mirant Energy Trading, and previously Mirant Americas Energy Marketing, and the synthetic fuel supplier whereby the synthetic fuel supplier is required to purchase coal directly from the coal supplier. Mirant Energy Trading’s coal purchase commitments, and thereby the Company’s commitments, are reduced to the extent that the synthetic fuel supplier purchases coal under this arrangement. During the first quarter of 2005, the Company recognized a $13 million gain due to a net settlement in lieu of receiving certain volumes of coal from the coal supplier as a result of rail car transportation scheduling issues which resulted in lower cost of fuel-affiliate.
The Company has also entered into a fuel supply agreement with an independent third party to provide approximately 90% of the estimated coal to be burned at one of the New York facilities through 2005. The Company had total minimum commitments under fuel purchase and transportation agreements of $513 million at December 31, 2005.
This supplier concentration could adversely affect the Company’s financial position or results of operations should these parties default under the provisions of the agreements.
Long-term service agreements
As of December 31, 2005, the total estimated commitments under long-term service agreements (“LTSAs”) associated with turbines installed or in storage were approximately $271 million. These commitments are payable over the terms of the respective agreements, which range from ten to twenty years. These agreements have terms that allow for cancellation of the contracts by the Company upon the occurrence of several major events during the term of the contracts. Estimates for future commitments for the LTSAs are based on the stated payment terms in the contracts at the time of execution. These payments are subject to an annual inflationary adjustment.
Other purchase commitments
Other purchase commitments represents open purchase orders less invoices received or accrued related to open purchase orders for general procurement of products and services purchased in the ordinary course of business. These include construction, maintenance and labor activities at the Company’s generation facilities. Mirant Mid-Atlantic entered into an agreement on June 24, 2005 for an SCR System at the Morgantown generating station. The system shall be furnished and installed to comply with a State of Maryland environmental consent decree to reduce the emissions of NOx. The contract value of this capital expenditure is approximately $94 million.

16.      Condensed consolidating financial information
In December 2005, the Company’s wholly-owned subsidiary Mirant North America Escrow, LLC (“Mirant North America Escrow”) and its wholly-owned subsidiary MNA Finance Corp. issued $850 million of 7.375% senior notes, which mature on December 31, 2013. Upon Mirant’s emergence from bankruptcy, Mirant North America Escrow was merged with and into Mirant North America with Mirant North America as the surviving entity. See Note 10 for further discussion of the notes.
The notes are unsecured obligations of Mirant North America. However, they are jointly and severally and fully and unconditionally guaranteed on an unsecured senior basis by Mirant North America and certain of its subsidiaries (all of which are wholly-owned). The accompanying combined and consolidated financial information has been prepared and presented pursuant to SEC Regulation S-X Rule 3-10, “Financial Statements of Guarantors and Issuers of Guaranteed Securities Registered or being Registered.” This information is not intended to present the financial position, results of operations and cash flows of the individual companies or groups of companies in accordance with U.S. GAAP.
The following sets forth combining and consolidating financial statements of the guarantor and non-guarantor subsidiaries:
Mirant North America
guarantor/ non-guarantor
condensed combining statements of operations

	For the year ended December 31, 2005

				Mirant
				Americas
	Mirant		Non-	generation/
(Millions)	New York	Guarantor	guarantor	eliminations	Combined

Operating revenues	$433	$846	$3,739	$(1,969)	$3,049
Cost of fuel, electricity and other products	358	560	3,230	(1,980)	2,168

Gross margin	75	286	509	11	881
Operating expenses:
Generation facilities rent	—	—	99	—	99
Depreciation and amortization	22	33	77	—	132
Operations and maintenance	160	166	264	—	590
Loss (gain) on sale of asset, net	(1)	—	2	—	1

Total operating expenses	181	199	442	—	822

Operating Income (Loss)	(106)	87	67	11	59

Other Expense (Income), net	2	38	61	629	730
Reorganization items, net	(2)	(161)	157	93	87
Provision for income taxes	1	2	—	2	5

Income (Loss) before cumulative effect of changes in accounting principles	(107)	208	(151)	(713)	(763)
Cumulative effect of changes in accounting principles	(2)	(11)	(3)	—	(16)

Net Income (Loss)	$(109)	$197	$(154)	$(713)	$(779)

Mirant North America
guarantor/non-guarantor
condensed combining statements of operations

	For the year ended December 31, 2004

				Mirant
				Americas
	Mirant		Non-	generation/
(Millions)	New York	Guarantor	guarantor	eliminations	Combined

Operating revenues	$244	$1,025	$4,107	$(1,808)	$3,568
Cost of fuel, electricity and other products	131	713	3,392	(1,796)	2,440

Gross margin	113	312	715	(12)	1,128
Operating expenses:
Generation facilities rent	—	—	103	—	103
Depreciation and amortization	20	32	77	—	129
Operations and maintenance	138	178	273	(1)	588
Loss on sale of asset, net	64	—	—	1	65
Impairment loss	—	2	—	—	2

Total operating expenses	222	212	453	—	887

Operating Income (Loss)	(109)	100	262	(12)	241

Other Expense (Income), net	1	—	1	(1)	1
Reorganization items, net	15	37	51	46	149
Benefit for income taxes	(1)	(14)	—	—	(15)

Net Income (Loss)	$(124)	$77	$210	$(57)	$106

Mirant North America
guarantor/non-guarantor
condensed combining statements of operations

	For the year ended December 31, 2003

				Mirant
				Americas
	Mirant		Non-	Generation/
(Millions)	New York	Guarantor	guarantor	eliminations	Combined

Operating revenues	$226	$1,116	$3,682	$(967)	$4,057
Cost of fuel, electricity and other products	133	854	2,924	(951)	2,960

Gross margin	93	262	758	(16)	1,097
Operating expenses:
Generation facilities rent	—	—	96	—	96
Depreciation and amortization	20	67	80	—	167
Operations and maintenance	123	144	287	(2)	552
Gain on sale of asset, net	—	(3)	(15)	—	(18)
Impairment loss	61	1,360	1,613	(4)	3,030

Total operating expenses	204	1,568	2,061	(6)	3,827

Operating Loss	(111)	(1,306)	(1,303)	(10)	(2,730)

Other Expense (Income), net	(4)	7	31	188	222
Reorganization items, net	—	—	89	26	115
Provision (benefit) for income taxes	(8)	83	—	36	111

Loss from Continuing Operations	(99)	(1,396)	(1,423)	(260)	(3,178)
Loss from Discontinued Operations	—	(21)	—	—	(21)
Cumulative effect of changes in accounting principles	(1)	(1)	(8)	—	(10)

Net Loss	$(100)	$(1,418)	$(1,431)	$(260)	$(3,209)

Mirant North America
guarantor/ non-guarantor
condensed consolidating balance sheet

	December 31, 2005

		Mirant		Non-
(Millions)	Parent	New York	Guarantor	guarantor	Eliminations	Consolidated

ASSETS

Current assets:

Cash and cash equivalents	$—	$1	$2	$292	$—	$295

Funds on deposit	854	—	4	682	—	1,540

Receivables	3	25	55	606	(89)	600
Notes receivable—affiliate	1	106	225	—	—	332
Price risk management assets	8	—	1	625	(30)	604
Prepaid rent and other payments	—	2	17	128	—	147
Inventory	(2)	19	24	237	—	278
Assets held for sale	—	—	—	7	—	7
Other current assets	—	9	3	24	—	36

Total current assets	864	162	331	2,601	(119)	3,839

Property, plant and equipment, net	—	502	882	1,420	—	2,804

Noncurrent assets:
Goodwill, net	(799)	—	—	799	—	—
Other intangible assets, net	—	—	58	163	—	221
Investments in subsidiaries	5,375	—	(2)	—	(5,373)	—
Price risk management assets	12	1	—	105	(13)	105
Prepaid rent	—	—	—	208	—	208
Funds on deposit	—	4	1	—	—	5
Accounts receivable	—	17	1	1	(17)	2
Debt issuance costs, net	22	—	2	—	—	24

Total noncurrent assets	4,610	22	60	1,276	(5,403)	565

Total assets	$5,474	$686	$1,273	$5,297	$(5,522)	$7,208

Mirant North America
guarantor/ non-guarantor
condensed consolidating balance sheet (continued)

	December 31, 2005

		Mirant		Non-
(Millions)	Parent	New York	Guarantor	guarantor	Eliminations	Consolidated

LIABILITIES AND EQUITY (DEFICIT)
Current liabilities:
Notes payable—affiliate	$6	$12	$35	$79	$—	$132
Current portion of long-term debt	—	—	—	3	—	3
Accounts payable and accrued liabilities	277	37	39	495	(67)	781
Price risk management liabilities	—	19	3	804	(30)	796
Accrued property taxes	48	136	2	—	—	186

Total current liabilities	331	204	79	1,381	(97)	1,898

Noncurrent liabilities:
Long-term debt	850	—	11	33	—	894
Price risk management liabilities	—	—	—	39	(12)	27
Intercompany-long term liabilities	—	—	—	17	(17)	—
Asset retirement obligations	—	5	19	9	—	33
Other noncurrent liabilities	—	4	1	1	(1)	5

Total noncurrent liabilities	850	9	31	99	(30)	959

Liabilities subject to compromise	—	80	—	—	(22)	58

Commitments and contingencies
Equity (Deficit)	4,293	393	1,163	3,817	(5,373)	4,293

Total Liabilities and Equity (Deficit)	$5,474	$686	$1,273	$5,297	$(5,522)	$7,208

Mirant North America
guarantor/ non-guarantor
condensed combining balance sheet

	December 31, 2004

				Mirant
				Americas
	Mirant		Non-	Generation/
(Millions)	New York	Guarantor	guarantor	eliminations	Combined

ASSETS

Current assets:

Cash and cash equivalents	$—	$2	$466	$168	$636

Funds on deposit	—	4	315	—	319

Receivables	33	452	904	(541)	848
Notes receivable—affiliate	91	296	—	(337)	50
Price risk management assets	10	86	257	(137)	216
Prepaid rent and other payments	2	16	149	—	167
Inventory	19	23	235	(16)	261
Assets held for sale	—	—	7	—	7
Other current assets	—	1	—	5	6

Total current assets	155	880	2,333	(858)	2,510

Property, plant and equipment, net	517	886	1,420	4	2,827

Noncurrent assets:
Goodwill, net	—	—	799	(799)	—
Other intangible assets, net	—	40	168	—	208
Investments	—	(1)	6	1	6
Notes receivable	—	255	—	—	255
Price risk management assets	1	(5)	116	—	112
Prepaid rent	—	—	197	—	197
Funds on deposit	4	1	—	—	5
Accounts receivable, less allowance for uncollectibles	4	89	72	(138)	27
Deferred income taxes	1	24	—	(15)	10

Total noncurrent assets	10	403	1,358	(951)	820

Total assets	$682	$2,169	$5,111	$(1,805)	$6,157

Mirant North America
guarantor/ non-guarantor
condensed combining balance sheet (continued)

	December 31, 2004

				Mirant
				Americas
	Mirant		Non-	Generation/
(Millions)	New York	Guarantor	guarantor	eliminations	Combined

LIABILITIES AND EQUITY (DEFICIT)
Current liabilities:
Notes payable	$5	$14	$—	$(19)	$—
Current portion of long-term debt	—	1	3	—	4
Accounts payable and accrued liabilities	23	120	453	(126)	470
Price risk management liabilities	5	83	340	(137)	291
Revenue subject to refund	—	5	—	—	5
Transition power agreements and other obligations	—	—	9	—	9
Accrued taxes	81	42	—	54	177
Other current liabilities	—	—	—	8	8

Total current liabilities	114	265	805	(220)	964

Noncurrent liabilities:
Long-term debt	—	10	36	—	46
Price risk management liabilities	—	(5)	70	—	65
Deferred income taxes	1	116	56	(155)	18
Asset retirement obligations	2	5	3	—	10
Other noncurrent liabilities	—	15	—	(1)	14

Total noncurrent liabilities	3	141	165	(156)	153

Liabilities subject to compromise	78	751	2,247	2,290	5,366

Commitments and contingencies
Equity (Deficit)	487	1,012	1,894	(3,719)	(326)

Total liabilities and equity (deficit)	$682	$2,169	$5,111	$(1,805)	$6,157

Mirant North America
guarantor/ non-guarantor
condensed combining statements of cash flows

	For the year ended December 31, 2005

				Mirant
				Americas
	Mirant		Non-	Generation/
(Millions)	New York	Guarantor	guarantor	eliminations	Combined

Cash flows provided by (used in):
Operating activities	$10	$91	$(231)	$(62)	$(192)
Investing activities	(16)	(117)	(20)	115	(38)
Financing activities	7	26	77	(221)	(111)

Net increase (decrease) in cash and cash equivalents	1	—	(174)	(168)	(341)
Cash and cash equivalents, beginning of period	—	2	466	168	636

Cash and cash equivalents, end of period	$1	$2	$292	$—	$295

Mirant North America
guarantor/ non-guarantor
condensed combining statements of cash flows

	For the year ended December 31, 2004

				Mirant
				Americas
	Mirant		Non-	Generation/
(Millions)	New York	Guarantor	guarantor	eliminations	Combined

Cash flows provided by (used in):
Operating activities	$24	$94	$(211)	$(58)	$(151)
Investing activities	(25)	(106)	287	124	280
Financing activities	1	11	5	(13)	4

Net increase (decrease) in cash and cash equivalents	—	(1)	81	53	133
Cash and cash equivalents, beginning of period	—	3	385	115	503

Cash and cash equivalents, end of period	$—	$2	$466	$168	$636

Mirant North America
guarantor/ non-guarantor
condensed combined statements of cash flows

	For the year ended December 31, 2003

				Mirant
				Americas
	Mirant		Non-	Generation/
(Millions)	New York	Guarantor	guarantor	eliminations	Combined

Cash flows provided by (used in):
Operating activities	$4	$(1)	$74	$(215)	$(138)
Investing activities	(52)	135	(343)	71	(189)
Financing activities	48	(134)	567	47	528

Net increase (decrease) in cash and cash equivalents	—	—	298	(97)	201
Cash and cash equivalents, beginning of period	—	3	87	212	302

Cash and cash equivalents, end of period	$—	$3	$385	$115	$503

Mirant North America, LLC and Subsidiaries
(wholly-owned indirect subsidiary of Mirant Corporation)
condensed consolidated balance sheets

	March 31,	December 31,
(In millions)	2006	2005

	(unaudited

ASSETS

Current assets:

Cash and cash equivalents	$321	$295

Funds on deposit	512	1,540

Receivables:
Affiliate	27	23
Customer accounts, less allowance for uncollectibles of $10 for 2006 and 2005, respectively	334	570
Notes receivable — affiliate	125	332
Price risk management assets — affiliate	17	—
Price risk management assets — nonaffiliate	608	604
Prepaid rent and other payments	127	147
Inventory	314	278
Assets held for sale	7	7
Investment in securities available for sale	55	30
Other current assets	10	13

Total current assets	2,457	3,839

Property, plant and equipment, net	2,803	2,804

Noncurrent assets:
Other intangible assets, net	219	221
Price risk management assets — affiliate	4	—
Price risk management assets — nonaffiliate	127	105
Prepaid rent	184	208
Funds on deposit	5	5
Accounts receivable, less allowance for uncollectibles of $3 for 2006 and 2005, respectively	6	2
Debt issuance costs, net	54	24
Deferred income taxes	5	—

Total noncurrent assets	604	565

Total assets	$5,864	$7,208

See accompanying notes to unaudited condensed consolidated and combined financial statements.

Mirant North America, LLC and Subsidiaries
(wholly-owned indirect subsidiary of Mirant Corporation)
condensed consolidated balance sheets (continued)

	March 31,	December 31,
(In millions)	2006	2005

	(unaudited
LIABILITIES AND EQUITY
Current liabilities:
Notes payable — affiliate	$20	$132
Current portion of long-term debt	10	3
Claims payable	70	—
Accounts payable and accrued liabilities	286	480
Payable to affiliate	35	301
Price risk management liabilities — affiliate	4	5
Price risk management liabilities — nonaffiliate	557	791
Accrued property taxes	201	186
Deferred income taxes	5	—

Total current liabilities	1,188	1,898

Noncurrent liabilities:
Long-term debt	1,585	894
Price risk management liabilities — nonaffiliate	28	27
Asset retirement obligations	34	33
Other noncurrent liabilities	4	5

Total noncurrent liabilities	1,651	959

Liabilities subject to compromise	58	58
Commitments and contingencies
Equity:
Member’s interest	3,125	4,474
Preferred stock in affiliate	(211)	(208)
Accumulated other comprehensive income	53	27

Total equity	2,967	4,293

Total liabilities and equity	$5,864	$7,208

See accompanying notes to unaudited condensed consolidated and combined financial statements.

Mirant North America, LLC and Subsidiaries
(wholly-owned indirect subsidiary of Mirant Corporation)
March 31, 2006, condensed consolidated statements of operations (unaudited)
and
March 31, 2005, condensed combined statements of operations (unaudited)

	For the three months
	ended March 31,

(In millions)	2006	2005

Operating revenues—affiliate	$3	$35
Operating revenues—nonaffiliate	973	556

Total operating revenues	976	591

Cost of fuel, electricity and other products—affiliate	16	30
Cost of fuel, electricity and other products—nonaffiliate	307	366

Total cost of fuel, electricity, and other products	323	396

Gross margin	653	195

Operating expenses:
Operations and maintenance—affiliate, including restructuring charges of $2 in 2005	70	78
Operations and maintenance—nonaffiliate	73	61
Depreciation and amortization	32	33
Generation facilities rent	24	25
Gain on sales of assets, net	—	(1)

Total operating expenses	199	196

Operating income (loss)	454	(1)

Other expense (income), net:
Interest expense—affiliate	—	3
Interest expense—nonaffiliate	40	1
Interest income—affiliate	(1)	—
Interest income—nonaffiliate	(7)	(1)
Other, net	(1)	(1)

Total other expense (income), net	31	2

Income (loss) before reorganization items and income taxes	423	(3)
Reorganization items, net	—	30
Provision for income taxes	—	6

Net income (loss)	$423	$(39)

See accompanying notes to unaudited condensed consolidated and combined financial statements.

Mirant North America, LLC and Subsidiaries
(wholly-owned indirect subsidiary of Mirant Corporation)
condensed consolidated statements of member’s equity and
comprehensive income (unaudited)

			Accumulated
		Preferred	Other
	Member’s	stock in	comprehensive	Comprehensive
(In millions)	interest	affiliate	income	income

Balance, December 31, 2005	$4,474	$(208)	$27
Net Income	423	—	—	$423
Amortization of discount on preferred stock in affiliate	3	(3)	—	—
Settlement of member’s obligations pursuant to the Plan	(1,776)	—	—	—
Capital contribution pursuant to the Plan	1	—	—	—
Other comprehensive income	—	—	26	26

Comprehensive income				$449

Balance, March 31, 2006	$3,125	$(211)	$53

See accompanying notes to unaudited condensed consolidated and combined financial statements.

Mirant North America, LLC and Subsidiaries
(wholly-owned indirect subsidiary of Mirant Corporation)
March 31, 2006, condensed consolidated
statements of cash flows (unaudited)
and
March 31, 2005, condensed combined
statements of cash flows (unaudited)

	For the three months ended
	March 31,

(In millions)	2006	2005

Cash flows from operating activities:
Net income (loss)	$423	$(39)

Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation and amortization	34	33
Unrealized losses (gains) on price risk management assets and liabilities	(281)	57
Deferred income taxes	—	1
Non-cash charges for reorganization items	—	19
Gain on sales of assets and investments	—	(1)
Changes in certain assets and liabilities:
Affiliate accounts receivable	(4)	(53)
Customer accounts receivable	237	70
Prepaid rent	24	25
Inventory	(36)	7
Other assets	198	(85)
Accounts payable and accrued liabilities	(128)	4
Payable to affiliate	(17)	(20)
Accrued taxes, affiliate	—	21
Accrued taxes, nonaffiliate	14	(17)
Accrued property taxes, nonaffiliate	—	12
Other liabilities	17	1

Total adjustments	58	74

Net cash provided by operating activities	481	35

Cash flows from investing activities:
Capital expenditures	(21)	(23)
Repayment on notes receivable from affiliate	206	8
Proceeds received from the sales of assets, net	2	4

Net cash provided by (used in) investing activities	187	(11)

Cash flows from financing activities:
Proceeds from issuance of debt	2,015	—
Repayment of debt	(468)	(1)
Repayment of notes payable— affiliate	(112)	—
Debt issuance costs	(51)	—
Payment to affiliate under the Plan	(250)	—
Settlement of member’s obligations pursuant to the Plan	(1,776)	—

Net cash used in financing activities	(642)	(1)

Net increase in cash and cash equivalents	26	23
Cash and cash equivalents, beginning of the period	295	636

Cash and cash equivalents, end of the period	$321	$659

Supplemental cash flow disclosures:
Cash paid for interest, net of amounts capitalized	$20	$4
Cash paid for reorganization items	$—	$16
Financing Activity:
Capital contribution— non-cash	$1	$—

See accompanying notes to unaudited condensed consolidated and combined financial statements.

Mirant North America, LLC and Subsidiaries
Notes to condensed consolidated and
combined financial statements
A.      Description of business
Overview
Mirant North America, LLC including its subsidiaries (collectively, the “Company” or “Mirant North America”) is as a wholly-owned subsidiary of Mirant Americas Generation, LLC (“Mirant Americas Generation”). Mirant North America is a national independent power provider and an indirect wholly-owned subsidiary of Mirant. Mirant was incorporated in Delaware on September 23, 2005, and is the successor to a corporation of the same name that was formed in Delaware on April 3, 1993. This succession occurred by virtue of the transfer of substantially all of old Mirant’s assets to new Mirant in conjunction with old Mirant’s emergence from bankruptcy protection on January 3, 2006. Old Mirant was then renamed and transferred to a trust which is not affiliated with new Mirant. As used in this report “Mirant” refers to old Mirant prior to January 3, 2006, and to new Mirant on or after January 3, 2006.
The Company produces and sells substantially all of the output from its generating facilities in the forward and spot markets and the remainder under contracts with third parties. The Company uses derivative financial instruments, such as commodity forwards, futures, options and swaps to manage its exposure to fluctuations in electric energy and fuel prices. The Company is a Delaware limited liability company and owns or leases approximately 12,035 megawatts (“MW”) of electric generation capacity in the United States. The Company operates 72 generating units at 21 plants serving customers located near major metropolitan load centers in Maryland, California, New York, Massachusetts, Michigan, Virginia and Texas.
Pursuant to the Plan that was approved in conjunction with Mirant’s emergence from bankruptcy in December 2005, Mirant contributed its interest in Mirant Potomac River, LLC (“Mirant Potomac River”) and Mirant Peaker, LLC (“Mirant Peaker”) to our wholly-owned subsidiary Mirant Mid-Atlantic, LLC (“Mirant Mid-Atlantic”) and its interest in Mirant Zeeland, LLC (“Mirant Zeeland”), and Mirant Americas Energy Marketing, LP (“Mirant Americas Energy Marketing”), Mirant Americas Development, Inc., Mirant Americas Production Company, Mirant Americas Energy Capital, LLC, Mirant Americas Energy Capital Assets, LLC, Mirant Americas Development Capital, LLC, Mirant Americas Retail Energy Marketing, LP, and Mirant Americas Gas Marketing, LLC (collectively, the “Trading Debtors”) to the Company. All of the contributed subsidiaries were under the common control of Mirant and are collectively referred to as the “Contributed Subsidiaries.” On January 31, 2006, the trading and marketing business of the Trading Debtors was transferred to Mirant Energy Trading, LLC (“Mirant Energy Trading”), a wholly-owned subsidiary of Mirant North America. After these transfers took place, the Trading Debtors were transferred to a trust created under the Plan that is not affiliated with the Company.
The accompanying unaudited condensed consolidated financial statements include the accounts of Mirant North America and its subsidiaries. The accompanying unaudited condensed combined financial statements present the results of operations and cash flows of the Company based on the assets, liabilities and operations of the predecessor Mirant Corporation Contributed Subsidiaries and include the assets, liabilities and operations of Mirant Americas Generation. The effects of the Plan are reflected as of December 31, 2005. As a result, the

Company’s condensed consolidated balance sheet as of December 31, 2005 does not include the assets and liabilities of Mirant Americas Generation.
The Company has a number of service agreements for labor and administrative services with Mirant Services, LLC (“Mirant Services”). In addition, Mirant Energy Trading, and previously Mirant Americas Energy Marketing, provides services to other Mirant affiliates related to the sale of electric power and the procurement of fuel and emissions allowances.
Basis of presentation
The accompanying unaudited condensed consolidated and combined financial statements of Mirant North America have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) for interim financial information and with the instructions for Form 10-Q and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by GAAP for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included.
The accompanying unaudited condensed consolidated and combined financial statements include the accounts of Mirant North America and its wholly-owned subsidiaries, the Contributed Subsidiaries and Mirant Americas Generation as discussed above and have been prepared from records maintained by Mirant North America, its subsidiaries, the Contributed Subsidiaries and Mirant Americas Generation. All significant intercompany accounts and transactions have been eliminated in preparing the consolidated and combined financial statements. Certain prior period amounts have been reclassified to conform to the current year financial statement presentation.
New accounting standards not yet adopted
In September 2005, the Financial Accounting Standards Board (“FASB”) ratified Emerging Issues Task Force (“EITF”) Issue 04-13, “Accounting for Purchases and Sales of Inventory with the Same Counterparty” (“EITF 04-13”), which requires companies to account for exchanges of inventory with the same counterparty as one transaction. EITF 04-13 will be applied to new arrangements, and modifications or renewals of existing arrangements, beginning in the first interim or annual reporting period after March 15, 2006. The Company will adopt EITF 04-13 on April 1, 2006. EITF 04-13 will impact the Company’s accounting for emissions allowances classified as inventory to the extent the allowances are exchanged in a transaction with the same counterparty.
In February 2006, the FASB issued Statement of Financial Accounting Standards Board (“SFAS”) No. 155, “Accounting for Certain Hybrid Financial Instruments” (“SFAS No. 155”), which allows fair value measurement for any hybrid financial instrument that contains an embedded derivative that otherwise would require bifurcation. SFAS No. 155 is effective for all financial instruments acquired, issued or subject to a re-measurement event beginning in the first fiscal year after September 15, 2006. At the date of adoption, any difference between the total carrying amount of the existing bifurcated hybrid financial instrument and the fair value of the combined hybrid financial instrument will be recognized as a cumulative effect adjustment to beginning retained earnings. The Company will adopt SFAS No. 155 on January 1, 2007. The adoption of SFAS No. 155 is not expected to have a material impact on the Company’s statements of operations, financial position or cash flows.
In March 2006, the FASB issued SFAS No. 156, “Accounting for Servicing of Financial Assets” (“SFAS No. 156”), which requires all separately recognized servicing assets and servicing liabilities to be measured initially at fair value and permits, but does not require, an entity to subsequently measure those servicing assets or liabilities at fair value. SFAS No. 156 is effective at the beginning of the first fiscal year after September 15, 2006. All requirements for recognition and initial measurement of servicing assets and servicing liabilities will be applied prospectively to all transactions occurring after the adoption of this statement. The Company will adopt SFAS No. 156 on January 1, 2007. The adoption of SFAS No. 156 is not expected to have a material impact on the Company’s statements of operations, financial position or cash flows.
In April 2006, the FASB issued FASB Staff Position (“FSP”) FASB Interpretation (“FIN”) 46R-6, “Determining the Variability to Be Considered in Applying FASB Interpretation No. 46R” (“FSP FIN 46R-6”). The variability that is considered in applying FIN 46R affects the determination of whether an entity is a variable interest entity (“VIE”), which interests are variable interests in the entity, and which party, if any, is the primary beneficiary of the VIE. According to FSP FIN 46R-6, the variability to be considered should be based on the nature of the risks of the entity and the purpose for which the entity was created. The guidance in FSP FIN 46R-6 is applicable prospectively to an entity at the time a company first becomes involved with such entity and is applicable to all entities previously required to be analyzed under FIN 46R when a reconsideration event has occurred beginning the first reporting period after June 15, 2006. Retrospective application to the date of the initial application of FIN 46R is permitted but not required. The Company will adopt FSP FIN 46R-6 on July 1, 2006, on a prospective basis.
B.      Bankruptcy related disclosures
Mirant’s Plan was confirmed by the United States Bankruptcy Court for the Northern District of Texas (the “Bankruptcy Court”) on December 9, 2005, and Mirant and the Company emerged from bankruptcy on January 3, 2006. For financial statement presentation purposes, Mirant and the Company recorded the effects of the Plan at December 31, 2005.
Pursuant to the Plan, the Company paid $1,776 million to settle obligations of Mirant Americas Generation in the first quarter of 2006.
In the first quarter of 2006, Mirant Corporation and Mirant Americas Generation contributed to the Company a $70 million escrow account and the related $70 million bankruptcy claim. These amounts are included in funds on deposit and claims payable, respectively, in the unaudited condensed consolidated balance sheet at March 31, 2006.
Financial statements of subsidiaries in bankruptcy
Mirant North America’s New York subsidiaries remain in bankruptcy and include the following entities: Mirant Lovett, LLC (“Mirant Lovett”), Mirant Bowline, LLC (“Mirant Bowline”), Mirant NY-Gen, LLC (“Mirant NY-Gen”), Mirant New York, Inc. (“Mirant New York”) and Hudson Valley

Gas Corporation. Unaudited condensed consolidated financial statements of Mirant North America’s New York subsidiaries are set forth below.
New York Subsidiaries
unaudited condensed consolidated statements of operations

	For the three months
	ended March 31,

(In millions)	2006	2005

Operating revenues	$118	$65
Total cost of fuel, electricity and other products	43	49
Operating expenses	42	38

Operating income (loss)	33	(22)
Other expense, net	2	—
Reorganization items, net	(1)	—
Provision for income taxes	—	1

Net income (loss)	$32	$(23)

New York Subsidiaries
unaudited condensed consolidated balance sheet data

	March 31,	December 31,
(In millions)	2006	2005

Current assets	$103	$31
Affiliate receivables	97	149
Property, plant and equipment, net	498	502
Other	8	4

Total assets	$706	$686

Liabilities not subject to compromise
Current liabilities	$173	$168
Affiliate payables	19	36
Noncurrent liabilities	9	9
Liabilities subject to compromise-affiliate	62	62
Liabilities subject to compromise-nonaffiliate	18	18
Member’s equity	425	393

Total liabilities and member’s equity	$706	$686

New York Subsidiaries
unaudited condensed consolidated statements
of cash flows

	For the three months
	ended March 31

(In millions)	2006	2005

Net cash provided by (used in):
Operating activities	$(2)	$5
Investing activities	74	(6)
Financing activities	2	1

Net increase in cash and cash equivalents	74	—
Cash and cash equivalents, beginning of period	1	—

Cash and cash equivalents, end of period	$75	$—

Liabilities subject to compromise
The Company’s liabilities subject to compromise are $58 million and $58 million at March 31, 2006, and December 31, 2005, respectively, and relate to its New York subsidiaries that remain in bankruptcy.
The amounts subject to compromise at March 31, 2006, and December 31, 2005, consisted of the following items (in millions):

	March 31,	December 31,
	2006	2005

Items, absent the bankruptcy filings, that would have been considered current:
Accounts payable and accrued liabilities— affiliate	$40	$40
Accounts payable and accrued liabilities— nonaffiliate	18	18

	$58	$58

Reorganization items, net
For the three months ended March 31, 2006, reorganization items, net were less than $1 million and relate to the New York subsidiaries. For the three months ended March 31, 2005, reorganization items, net represent amounts that were recorded in the unaudited condensed combined financial statements as a result of the bankruptcy proceedings.
The following were the significant items within this category (in millions):

Three months ended
March 31, 2005

Estimated claims and losses on rejected and amended contracts	$19
Professional fees and administrative expenses	16
Interest income, net	(5)

Total	$30

C.      Related party arrangements and transactions
Management, personnel and services agreement with Mirant Services
Mirant Services provides the Company with various management, personnel and other services. The Company reimburses Mirant Services for amounts equal to Mirant Services’ direct costs of providing such services. The total costs incurred under the Management, Personnel and Services Agreement with Mirant Services have been included in the accompanying unaudited condensed consolidated and combined statements of operations for the three months ended March 31, 2006 and 2005 as follows (in millions):

	2006	2005

Cost of fuel, electricity and other products— affiliate	$2	$3
Operations and maintenance expense— affiliate	38	42

Total	$40	$45

Services and risk management agreements with affiliates
For the three months ended March 31, 2006, the Company provided energy marketing and fuel procurement services through Mirant Americas Energy Marketing (through January 31, 2006) and Mirant Energy Trading (after January 31, 2006) to the following affiliates: Mirant Las Vegas, LLC, Mirant Sugar Creek, LLC, Mirant Shady Hills, LLC, Mirant West Georgia, LLC and Mirant Wichita Falls, LP. Amounts due from each affiliate under their respective services agreements are recorded as a net accounts payable-affiliate or accounts receivable-affiliate because of each subsidiary’s legal right to offset. For the three months ended March 31, 2006 and 2005, the Company earned approximately $1 million and $2 million, respectively, under these agreements with affiliates which are included in operating revenue — affiliate in the accompanying unaudited condensed consolidated and combined statements of operations.
Administration arrangements with Mirant Services
Substantially all of Mirant’s corporate overhead costs are allocated to Mirant’s operating subsidiaries. For the three months ended March 31, 2006 and 2005, the Company incurred approximately $32 million and $36 million, respectively, in costs under these arrangements, which are included in operations and maintenance — affiliate in the accompanying unaudited condensed consolidated and combined statements of operations.
Notes receivable from affiliate and notes payable to affiliate
During the pendency of the Chapter 11 proceedings, Mirant and certain of its subsidiaries participated in an intercompany cash management program approved by the Bankruptcy Court, pursuant to which cash balances at Mirant and the participating subsidiaries were transferred to central concentration accounts and, if necessary, lent to Mirant or any participating subsidiary to fund working capital and other needs, subject to the intercompany borrowing limits approved by the Bankruptcy Court. At March 31, 2006 and December 31, 2005, the Company had current notes receivable from Mirant Americas Generation of $125 million and $332 million, respectively, related to the intercompany cash management program. At March 31, 2006, and December 31, 2005, the Company had current notes payable to affiliate of $20 million and $132 million, respectively. For the three months ended March 31, 2006 and 2005, the Company incurred less than $1 million and $3 million, respectively, of interest expense under this arrangement, which are recorded in interest expense— affiliate in the accompanying unaudited consolidated and combined financial statements.

Payable to Mirant Americas pursuant to the plan
Pursuant to the Plan, the Company was required to pay $250 million to Mirant Americas, Inc. (“Mirant Americas”) within five days of the effective date of the Plan in return for Mirant’s contribution of the Trading Debtors. This amount is included in payable to affiliate at December 31, 2005, in the consolidated balance sheet and was paid in January 2006.
Mirant guarantees
Mirant posted pre-petition letters of credit and a guarantee on behalf of Mirant Mid-Atlantic to provide for the rent payment reserve required in connection with Mirant Mid-Atlantic’s lease obligations in the event that it was unable to pay its lease payment obligations. On January 3, 2006, as part of the settlement and Mirant’s emergence from bankruptcy, Mirant North America posted a $75 million letter of credit for the benefit of Mirant Mid-Atlantic to cover debt service reserve obligations on Mirant Mid-Atlantic’s leases. Upon the posting of the letter of credit, the trustee returned $56 million of cash collateral to Mirant Mid-Atlantic.
Mirant posted a post-petition letter of credit in the amount of $5 million on behalf of Mirant Texas, LP (“Mirant Texas”), as of December 31, 2004, related to a tolling agreement. This post-petition letter of credit was set to expire in January 2006. Upon Mirant’s emergence from bankruptcy, Mirant North America replaced this post-petition letter of credit with a letter of credit issued under its senior secured credit facilities. The letter of credit expires in June 2006.
Prior to 2005, Mirant entered into pre-petition letters of credit to support the Company’s asset management activities. In September 2005, several of these letters of credit were drawn in the amount of $39 million. In January 2006, the remaining pre-petition letter of credit of $7 million was drawn in full. In addition, Mirant entered into post-petition letters of credit to support its asset hedging activities. In January 2006, letters of credit from the Mirant North America senior secured credit facilities replaced the eleven post-petition letters of credit outstanding at December 31, 2005.
Preferred Stock in Mirant Americas
For the three months ended March 31, 2006, the Company recorded $3 million in Preferred Stock in affiliate and Member’s Interest in the unaudited condensed consolidated balance sheet related to the amortization of the discount on the preferred stock in Mirant Americas.
Debtor in possession financing for New York subsidiaries
Mirant North America and Mirant Americas Energy Marketing, (the “Primary DIP Lenders”) entered into an agreement (the ”Primary New York DIP Agreement”) to make secured debtor-in-possession financing in an amount of (i) $20 million, plus (ii) an amount equal to the amount of credit support provided on behalf of Mirant New York, Mirant Bowline, Mirant Lovett, and Hudson Valley Gas Corporation (collectively, the ”New York DIP Borrowers”), to the extent such amounts are collateralized with cash or cash equivalents by the New York DIP Borrowers. The facility is available on a joint and several basis to the New York DIP Borrowers. On January 31, 2006, all the assets of Mirant Americas Energy Marketing were transferred to Mirant Energy Trading, with Mirant Energy Trading to succeed to all rights and assume all obligations of Mirant Americas Energy Marketing under the Primary New York DIP Agreement. The New York DIP Borrowers have posted $21.6 million cash collateral with Mirant Energy Trading in accordance with the March 31, 2006, collateral allocation performed in good faith by Mirant Energy Trading. To the extent that the required level of credit support provided to the New York DIP Borrowers is reduced, the amount of such reduction is required to be returned to the New York DIP Borrowers.
Contemporaneous with their entry into the Primary New York DIP Agreement, the New York DIP Borrowers also entered into an agreement for secured financing with Mirant (the “Secondary New York DIP Agreement”). The Secondary New York DIP Agreement permits Mirant to make secured debtor-in-possession financing in the maximum amount of $50 million to the New York DIP Borrowers, and the borrowings are available solely for cash collateral postings by any one or more of the New York DIP Borrowers.
The Bankruptcy Court has approved a debtor-in-possession loan to Mirant NY-Gen from Mirant Americas under which Mirant Americas, subject to certain conditions, would lend up to $4.5 million to Mirant NY-Gen to provide funding for the repairs on the Swinging Bridge dam.
D.      Price risk management assets and liabilities
The fair values of the Company’s price risk management assets and liabilities, net of credit reserves, at March 31, 2006, are included in the following table (in millions):

	Assets	Assets	Liabilities	Liabilities	Net
	current	noncurrent	current	noncurrent	fair value

Electricity	$547	$108	$(512)	$(14)	$129
Natural gas	52	11	(44)	(13)	6
Oil	13	—	—	—	13
Residual/other	13	12	(5)	(1)	19

Total	$625	$131	$(561)	$(28)	$167

Of the $167 million net fair value asset at March 31, 2006, a $63 million net price risk management asset relates to the remainder of 2006, a net price risk management asset of $46 million relates to 2007 and a net price risk management asset of $58 million relates to periods thereafter. The volumetric weighted average maturity, or weighted average tenor, of the price risk management portfolio at March 31, 2006, was approximately 14 months. The net notional amount of the price risk management assets and liabilities at March 31, 2006, was a net short position of approximately 25 million equivalent megawatt-hours (“MWh”).
In January 2006, the Company entered into financial swap transactions with a counterparty, the effect of which was to hedge its Mid-Atlantic expected on-peak coal fired generation by approximately 80%, 50% and 50% for 2007, 2008 and 2009, respectively.
The following table provides a summary of the factors impacting the change in net fair value of the price risk management asset and liability accounts in the first quarter of 2006 (in millions):

	Proprietary	Asset
	trading	management	Total

Net fair value of portfolio at December 31, 2005	$40	$(154)	$(114)
Gains (losses) recognized in the period, net	17	211	228
Contracts settled during the period, net	(5)	58	53

Net fair value of portfolio at March 31, 2006	$52	$115	$167

E.      Assets held for sale
Current assets held for sale as of March 31, 2006 and December 31, 2005, include $7 million related to the Mirant service center building and accompanying land. The Company expects to close the sale on or before December 31, 2006.
F.      Debt
Senior secured credit facilities
Mirant North America, entered into senior secured credit facilities in January 2006, which are comprised of an $800 million six-year senior secured revolving credit facility and a $700 million seven-year senior secured term loan. The full amount of the senior secured revolving credit facility is available as cash or for the issuance of letters of credit. On January 3, 2006, the Company drew $465 million under its senior secured revolving credit facility. All amounts were repaid during the quarter. The senior secured term loan was fully drawn at closing and will amortize in nominal quarterly installments aggregating 0.25% of the original principal of the term loan per quarter for the first 27 quarters, with the remainder payable on the final maturity date. At the closing, $200 million drawn under the senior secured term loan was deposited into a cash collateral account to support the issuance of up to $200 million of letters of credit.
Loans under the senior secured credit facilities are available at either of the following rates: (i) a fluctuating rate of interest per annum equal to, on any given day, the greater of (a) the interest rate per annum publicly announced by JPMorgan Chase Bank, N.A. as its prime rate in effect at its principal office in New York City on that day, and (b) the federal funds rate in effect on that day plus 0.50%, plus the applicable margin described below (the “base rate”), or (ii) a fixed rate determined for selected interest periods of one, two, three or six months equal to U.S. dollar London InterBank Offered Rate (“LIBOR”), plus the applicable margin described below (the “Eurodollar rate”).
The applicable margin with respect to loans under the senior secured revolving credit facility is 1.25% in the case of base rate loans or 2.25% in the case of Eurodollar rate loans. The applicable margin is subject to a reduction of up to 0.50% based on the achievement and maintenance of certain leverage ratios by Mirant North America. The applicable margin with respect to the senior secured term loan is 0.75% in the case of base rate loans or 1.75% in the case of Eurodollar rate loans.
Senior notes
In December 2005, the Company issued senior notes in an aggregate principal amount of $850 million that bear interest at 7.375% and mature on December 31, 2013. Interest on the notes is payable on each June 30 and December 31, commencing June 30, 2006.
The proceeds of the notes offering initially were placed in escrow pending the emergence of Mirant from bankruptcy. The proceeds were released from escrow in connection with Mirant’s emergence from bankruptcy and the closing of the senior secured credit facilities.
Pursuant to the financial reporting covenant set forth in the Indenture for the senior notes, the Company previously delivered audited general purpose financial statements for the year ended December 31, 2005, and unaudited condensed financial statements for the quarterly period ended March 31, 2006, to the trustee. However, the delivery of the aforementioned financial statements did not include certain additional information required as described in the

Indenture for the senior notes. Absent receipt of written notice from the trustee of noncompliance, which written notice has not been received by the Company, and the expiration of the 30 day grace period after receipt of such notice, the Company does not believe such noncompliance is an event of default, as defined in the Indenture for the senior notes, that would enable the trustee or the holders thereof to accelerate payment of the senior notes. Upon the filing of this registration statement on Form S-4, the referenced noncompliance will be cured. As such, the senior notes are classified in the March 31, 2006, consolidated balance sheet according to the contractual maturity dates under the Indenture and the senior notes.
G.      Litigation and other contingencies
The Company is involved in a number of significant legal proceedings. In certain cases plaintiffs seek to recover large and sometimes unspecified damages, and some matters may be unresolved for several years. The Company cannot currently determine the outcome of the proceedings described below or the ultimate amount of potential losses and therefore has not made any provision for such matters unless specifically noted below. Pursuant to SFAS No. 5, “Accounting for Contingencies,” management provides for estimated losses to the extent information becomes available indicating that losses are probable and that the amounts are reasonably estimable. Additional losses could have a material adverse effect on the Company’s consolidated and combined financial position, results of operations or cash flows.
Chapter 11 proceedings
On July 14, 2003, and various dates thereafter, Mirant Corporation and certain of its subsidiaries (collectively, the “Mirant Debtors”), including the Company and its subsidiaries, filed voluntary petitions for relief under Chapter 11 of the Bankruptcy Code in the Bankruptcy Court. On August 21, 2003, and September 8, 2003, the Bankruptcy Court entered orders establishing a December 16, 2003, bar date (the “Bar Date”) for filing proofs of claim against the Mirant Debtors’ estates.
Most of the material claims filed against the Mirant Debtors’ estates were disallowed or were resolved and became “allowed” claims before confirmation of the Plan that became effective for Mirant, the Company, and most of the Mirant Debtors on January 3, 2006. For example, the claims filed by the California Attorney General, Pacific Gas & Electric Company (“PG&E”), various other California parties, plaintiffs in certain rate payer class action lawsuits, the plaintiffs in certain bondholder litigation, and Utility Choice, L.P., which are described in Mirant’s 2004 Annual Report on Form 10-K, are among the claims that were resolved prior to confirmation of the Plan. A number of claims, however, remain unresolved.
Except for claims and other obligations not subject to discharge under the Plan and unless otherwise provided below, all claims against the Mirant Debtors’ estates representing obligations that arose prior to July 14, 2003, are subject to compromise under the Plan. This means that the claimant will receive a distribution of Mirant common stock, cash or both Mirant common stock and cash in accordance with the terms of the Plan in satisfaction of the claim. As a result, the exact amount of the claim may still be litigated, but the Company will not be required to make any payment in respect of such litigation until a resolution is obtained, through settlement, judgment or otherwise.
As of March 31, 2006, approximately 21.4 million of the shares of Mirant common stock to be distributed under the Plan have not yet been distributed and have been reserved for distribution with respect to claims that are disputed by the Mirant Debtors and have not been resolved. A settlement entered into on May 30, 2006, among Potomac Electric Power Company (“PEPCO”), Mirant, MC 2005, LLC f/k/a Mirant Corporation (“Old Mirant”), and various subsidiaries of Mirant, including subsidiaries of the Company, if approved in the Chapter 11 proceedings, would result in the distribution of up to 18 million of the reserved shares to PEPCO. Under the terms of the Plan, to the extent other such unresolved claims are resolved now that Mirant has emerged from bankruptcy, the claimants will be paid from the reserved shares on the same basis as if they had been paid out when the Plan became effective. That means that their allowed claims will receive the same pro rata distributions of Mirant common stock, cash, or both common stock and cash as previously allowed claims in accordance with the terms of the Plan. To the extent the aggregate amount of the payouts determined to be due with respect to such disputed claims ultimately exceeds the amount of the funded claim reserve, Mirant would have to issue additional shares of common stock to address the shortfall, which would dilute existing Mirant shareholders, and Mirant and Mirant Americas Generation would have to pay additional cash amounts as necessary under the terms of the Plan to satisfy such pre-petition claims.
The Company’s Lovett and Bowline generation facilities in New York are subject to disputes with local tax authorities regarding property tax assessments and with the New York State Department of Environmental Conservation (“NYSDEC”) regarding environmental controls. Mirant Lovett is also in discussions with the State of New York and other parties regarding an agreement that would compensate Mirant Lovett for the contribution of the Lovett facility to the reliability of the New York electric power system. The facilities are forecasted to have negative operating cash flows at their current property taxation levels. Until a settlement is reached on property taxes, environmental controls and reliability that would permit economically feasible operation, the Company’s subsidiaries that own the facilities, Mirant Lovett and Mirant Bowline, will remain in Chapter 11. Mirant Lovett and Mirant Bowline are currently in settlement discussions on all of these issues. Although negotiations are continuing, settlements may not be reached in the near future, or at all. Until such settlements are reached and the companies emerge from bankruptcy, Mirant North America will not have access to the cash from operations generated from these subsidiaries. Mirant NY-Gen, which owns hydroelectric facilities at Swinging Bridge, Rio and Mongaup, and small combustion turbine facilities at Hillburn and Shoemaker, is insolvent. Its expenses are being funded under a debtor-in-possession facility made by Mirant Americas with the approval of, and under the supervision of, the Bankruptcy Court. Mirant NY-Gen is currently discussing with the Federal Energy Regulatory Commission (“FERC”) appropriate remediation for a sinkhole discovered in May 2005 in the dam at the Swinging Bridge facility. Mirant NY-Gen conducted a flood study to determine downstream consequences if the maximum capacities of the reservoirs were exceeded at its New York Swinging Bridge, Rio and Mongaup generation facilities, and Mirant NY-Gen could be requested by the FERC to remediate those dams as well. Mirant NY-Gen has initiated discussions with the FERC for surrendering its permits to operate all the hydroelectric facilities at Swinging Bridge, Rio and Mongaup, and expects to begin that formal process soon. It is not possible at this time to determine the cost of remediation of the dam at Swinging Bridge and surrendering the permits, but such costs may be substantial.
PEPCO litigation
In 2000, Mirant purchased power generating facilities and other assets from PEPCO, including certain power purchase agreements (“PPAs”) between PEPCO and third parties. Under the terms of the Asset Purchase and Sale Agreement (“APSA”), Mirant and PEPCO entered into a contractual agreement (the “Back-to-Back Agreement”) with respect to certain PPAs, including

PEPCO’s long-term PPAs with Ohio Edison Company (“Ohio Edison”) and Panda-Brandywine L.P. (“Panda”), under which (1) PEPCO agreed to resell to Mirant all capacity, energy, ancillary services and other benefits to which it is entitled under those agreements; and (2) Mirant agreed to pay PEPCO each month all amounts due from PEPCO to the sellers under those agreements for the immediately preceding month associated with such capacity, energy, ancillary services and other benefits. The Ohio Edison PPA terminated in December 2005 and the Panda PPA runs until 2021. Under the Back-to-Back Agreement, Mirant is obligated to purchase power from PEPCO at prices that typically are higher than the market prices for power.
Mirant assigned its rights and obligations under the Back-to-Back Agreement to Mirant Americas Energy Marketing. In the Chapter 11 cases of the Mirant Debtors, PEPCO asserted that an Assignment and Assumption Agreement dated December 19, 2000, that includes as parties PEPCO and various subsidiaries of ours causes our subsidiaries that are parties to the agreement to be jointly and severally liable to PEPCO for various obligations, including the obligations under the Back-to-Back Agreement. The Mirant Debtors have sought to reject the APSA, the Back-to-Back Agreement, and the Assignment and Assumption Agreement, and the rejection motions have not been resolved. Under the Plan, the obligations of the Mirant Debtors under the APSA (including any other agreements executed pursuant to the terms of the APSA and found by a final court order to be part of the APSA), the Back-to-Back Agreement, and the Assignment and Assumption Agreement are to be performed by Mirant Power Purchase, LLC (“Mirant Power Purchase”), whose performance is guaranteed by Mirant. If any of the agreements is successfully rejected, the obligations of Mirant Power Purchase and Mirant’s guarantee obligations terminate with respect to that agreement, and PEPCO would be entitled to a claim in the Chapter 11 proceedings for any resulting damages. That claim would then be addressed under the terms of the Plan. If the Bankruptcy Court were to conclude that the Assignment and Assumption Agreement imposed liability upon the Company’s subsidiaries for the obligations under the Back-to-Back Agreement and the Back-to-Back Agreement were to be rejected, the resulting rejection damages claim could result in a claim in the Chapter 11 proceedings against the Company’s subsidiaries but any such claim would be reduced by the amount recovered by PEPCO on its comparable claim against Mirant.
On May 30, 2006, Mirant; Mirant Power Purchase; Old Mirant; Mirant Mid-Atlantic, LLC; Mirant Potomac River, LLC; Mirant Chalk Point, LLC; Mirant Piney Point, LLC; Mirant MD Ash Management, LLC; Mirant Energy Trading; Mirant Services, LLC; and a trust established pursuant to the Plan to which ownership of Old Mirant and Mirant Americas Energy Marketing was transferred (collectively the “Mirant Settling Parties”) entered into a Settlement Agreement and Release (the “Settlement Agreement”) with PEPCO; Conectiv Energy Supply, Inc.; Pepco Energy Services, Inc.; Pepco Gas Services, Inc.; Pepco Holdings, Inc.; and Potomac Capital Investment Corporation (collectively the “PEPCO Settling Parties”). Once it becomes effective, the Settlement Agreement will fully resolve the contract rejection motions that remain pending in the bankruptcy proceedings, as well as other matters currently disputed between PEPCO and Mirant and its subsidiaries.
Under the Settlement Agreement, Mirant Power Purchase will perform any remaining obligations under the APSA, and Mirant will guaranty its performance. The Back-to-Back Agreement will be rejected and terminated as of May 31, 2006, unless Mirant exercises an option given to it by the Settlement Agreement to have the Back-to-Back Agreement assumed under certain conditions as described below. With respect to the other agreements executed as part of the closing of the APSA (the “Ancillary Agreements”) and other agreements between

PEPCO and subsidiaries of Mirant, including subsidiaries of the Company, the Mirant subsidiary that is a party to each agreement will assume the agreement and Mirant will guaranty that subsidiary’s performance. Mirant Power Purchase’s obligations under the APSA do not include any obligations related to the Ancillary Agreements. If the Back-to-Back Agreement is rejected pursuant to the terms of the Settlement Agreement, the Settlement Agreement provides that a future breach of the APSA or any Ancillary Agreement by a party to such agreement will not entitle the non-defaulting party to terminate, suspend performance under, or exercise any other right or remedy under or with respect to any of the remainder of such agreements. If, however, Mirant elects to have the Back-to-Back Agreement assumed and assigned to Mirant Power Purchase under the conditions set out in the Settlement Agreement, then the Settlement Agreement provides that nothing in its terms prejudices the argument currently being made by PEPCO in the contract rejection proceedings that the APSA, the Back-to-Back Agreement, and the Ancillary Agreements constitute a single non-severable agreement, the material breach of which would entitle PEPCO to suspend or terminate its performance thereunder, or any defense of Mirant and its subsidiaries to such an argument by PEPCO.
Under the Settlement Agreement, PEPCO receives a claim against Old Mirant in Old Mirant’s bankruptcy proceedings that will result in its receiving common stock of Mirant and cash having a value, after liquidation of the stock by PEPCO, equal to $520 million, subject to certain adjustments. Upon the approval of the Settlement Agreement in the bankruptcy proceedings and that approval order becoming a final order not subject to any appeal, Mirant will distribute shares to PEPCO to satisfy its claim. Mirant has no obligation to distribute more than 18 million shares to PEPCO, with the difference between the value of the shares distributed upon liquidation and $520 million to be paid in cash by Mirant. If the closing price of Mirant’s stock is less than $16.00 on four business days in a 20 consecutive business day period, and no distribution of shares has been made by Mirant to PEPCO on its claim, then Mirant can have the Back-to-Back Agreement assumed and assigned to Mirant Power Purchase rather than rejecting it by giving notice to PEPCO within 10 business days. If Mirant exercises this right to have the Back-to-Back Agreement assumed, then the $520 million is reduced to $70 million.
The PEPCO Settling Parties and the Mirant Settling Parties will release each other from all known claims, including the fraudulent transfer claims brought by Old Mirant and several of its subsidiaries against PEPCO in July 2005. The Settlement Agreement will not become effective until it has been approved by the Bankruptcy Court, and that approval order has become a final order no longer subject to appeal. PEPCO also has the right through June 13, 2006, to terminate the Settlement Agreement if it believes that any applicable regulatory agency opposes the settlement. If an appeal is filed from an order by the Bankruptcy Court approving the Settlement Agreement, the parties will continue to perform their obligations under the Back-to-Back Agreement until the appeal is resolved and the approval order has become a final order. Unless the Back-to-Back Agreement is assumed, PEPCO will refund to Mirant Power Purchase all payments received under the Back-to-Back Agreement for energy, capacity or other services delivered after May 31, 2006, through the date the Settlement Agreement becomes effective.
California and western power markets
FERC Refund Proceedings. On July 25, 2001, the FERC issued an order requiring proceedings (the “FERC Refund Proceedings”) to determine the amount of any refunds and amounts owed for sales made by market participants, including Mirant Americas Energy Marketing, to the

California Independent System Operator (“CAISO”) or the California Power Exchange (“Cal PX”) from October 2, 2000, through June 20, 2001 (the “Refund Period”). Various parties have appealed these FERC orders to the United States Court of Appeals for the Ninth Circuit (the “Ninth Circuit”) seeking review of a number of issues, including changing the Refund Period to include periods prior to October 2, 2000, and expanding the sales of electricity subject to potential refund to include bilateral sales made to the California Department of Water Resources (the “DWR”) and other parties. Any such expansion of the Refund Period or the types of sales of electricity potentially subject to refund could significantly increase the refund exposure of Mirant Americas Energy Marketing in this proceeding.
In the July 25, 2001, order, the FERC also ordered that a preliminary evidentiary proceeding be held to develop a factual record on whether there had been unjust and unreasonable charges for spot market bilateral sales in the Pacific Northwest from December 25, 2000, through June 20, 2001. In that proceeding, the California Attorney General, the California Public Utility Commission (the “CPUC”) and the California Electricity Oversight Board (the “EOB”) filed to recover certain refunds from parties, including Mirant Americas Energy Marketing, for bilateral sales of electricity to the DWR at the California/ Oregon border, claiming that such sales took place in the Pacific Northwest. In an order issued June 25, 2003, the FERC ruled that no refunds were owed and terminated the proceeding. On November 10, 2003, the FERC denied requests for rehearing filed by various parties. Various parties have appealed the FERC’s decision to the Ninth Circuit.
On September 9, 2004, the Ninth Circuit reversed the FERC’s dismissal of a complaint filed in 2002 by the California Attorney General that sought refunds for transactions conducted in markets administered by the CAISO and the Cal PX outside the Refund Period set by the FERC and for transactions between the DWR and various owners of generation and power marketers, including Mirant Americas Energy Marketing and subsidiaries of the Company. The Ninth Circuit remanded the proceeding to the FERC for it to determine what remedies, including potential refunds, are appropriate where entities, including Mirant Americas Energy Marketing, purportedly did not comply with certain filing requirements for transactions conducted under market-based rate tariffs. Mirant Americas Energy Marketing and other parties have filed a petition for rehearing with the Ninth Circuit that remains pending.
On January 14, 2005, Mirant and certain of its subsidiaries, including the Company, entered into a Settlement and Release of Claims Agreement (the “California Settlement”) with PG&E, Southern California Edison Company (“SCE”), San Diego Gas and Electric Company, the CPUC, the DWR, the EOB and the Attorney General of the State of California (collectively, the “California Parties”) and with the Office of Market Oversight and Investigations of the FERC. The California Settlement settled a number of disputed lawsuits and regulatory proceedings that were pursued originally in state and federal courts and before the FERC. The Mirant entities that are parties to the California Settlement (collectively, the “Mirant Settling Parties”) include Mirant Corporation, Mirant Americas Energy Marketing, Mirant Americas Generation and the Company (as the successor to Mirant California Investments, Inc.). The California Settlement was approved by the FERC on April 13, 2005, and became effective April 15, 2005, upon its approval by the Bankruptcy Court. The California Settlement resulted in the release of most of Mirant Americas Energy Marketing’s potential liability (1) in the FERC Refund Proceedings for sales made in the CAISO or the Cal PX markets, (2) in the proceeding also initiated by the FERC in July 2001 to determine whether there had been unjust and unreasonable charges for spot market bilateral sales in the Pacific Northwest from December 25, 2000, through June 20, 2001, and (3) in any proceedings at the FERC resulting from the

Ninth Circuit’s reversal of the FERC’s dismissal of the complaint filed in 2002 by the California Attorney General. Under the California Settlement, the California Parties and those other market participants who have opted into the settlement have released the Mirant Settling Parties from any liability for refunds related to sales of electricity and natural gas in the western markets from January 1, 1998, through July 14, 2003. Also, the California Parties have assumed the obligation of Mirant Americas Energy Marketing to pay any refunds determined by the FERC to be owed by Mirant Americas Energy Marketing to other parties that do not opt into the settlement for transactions in the CAISO and Cal PX markets during the Refund Period, with the liability of the California Parties for such refund obligation limited to the amount of certain receivables assigned by Mirant Americas Energy Marketing to the California Parties under the California Settlement. Subject to applicable bankruptcy law, however, Mirant Americas Energy Marketing will continue to be liable for any refunds that the FERC determines it to owe (1) to participants in the Cal PX and CAISO markets that are not California Parties (or that did not elect to opt into the settlement) for periods outside of the Refund Period and (2) to participants in bilateral transactions with Mirant Americas Energy Marketing that are not California Parties (or that did not elect to opt into the settlement).
It is the Company’s view that the bulk of any obligations of Mirant Americas Energy Marketing to make refunds as a result of sales completed prior to July 14, 2003, in the CAISO or Cal PX markets or in bilateral transactions either have been addressed by the California Settlement or have been resolved as part of Mirant Americas Energy Marketing’s bankruptcy proceedings. To the extent that Mirant Americas Energy Marketing’s potential refund liability arises from contracts that were transferred to Mirant Energy Trading as part of the transfer of the trading and marketing business under the Plan, Mirant Energy Trading may have exposure to any refund liability related to transactions under those contracts.
FERC Show Cause Proceeding Relating to Trading Practices. On June 25, 2003, the FERC issued a show cause order (the “Trading Practices Order”) to more than 50 parties, including Mirant Americas Energy Marketing and subsidiaries of the Company, that a FERC staff report issued on March 26, 2003, identified as having potentially engaged in one or more trading strategies of the type employed by Enron Corporation and its affiliates (“Enron”), as described in Enron memos released by the FERC in May 2002. The Trading Practices Order identified certain specific trading practices that the FERC indicated could constitute gaming or anomalous market behavior in violation of the CAISO and Cal PX tariffs. The Trading Practices Order requires the CAISO to identify transactions between January 1, 2000, and June 20, 2001, that may involve the identified trading strategies, and then requires the applicable sellers involved in those transactions to demonstrate why such transactions were not violations of the CAISO and Cal PX tariffs. On September 30, 2003, the Mirant entities filed with the FERC for approval of a settlement agreement (the “Trading Settlement Agreement”) entered into between certain Mirant entities and the FERC Trial Staff, under which Mirant Americas Energy Marketing would pay $332,411 to settle the show cause proceeding, except for an issue related to sales of ancillary services, which is discussed below. In a November 14, 2003, order in a different proceeding, the FERC ruled that certain allegations of improper trading conduct with respect to the selling of ancillary services during 2000 should be resolved in the show cause proceeding. On December 19, 2003, the Mirant entities filed with the FERC for approval of an amendment to the Trading Settlement Agreement reached with the FERC Trial Staff with respect to the sale of ancillary services. Under that amendment, the FERC would have an allowed unsecured claim in Mirant Americas Energy Marketing’s bankruptcy proceeding for $3.67 million in settlement of the allegations with respect to the sale of ancillary services. The

FERC approved the Trading Settlement Agreement, as amended, on June 27, 2005, and the Bankruptcy Court approved it on August 24, 2005. Certain parties have filed motions for rehearing with the FERC, which motions remain pending.
Mirant Americas Energy Marketing Contract Dispute With Nevada Power. On December 5, 2001, Nevada Power Co. filed a complaint at the FERC seeking reformation of the purchase price of energy under a contract it had entered with Mirant Americas Energy Marketing, claiming that the prices under that contract were unjust and unreasonable because, when it entered into the contract, Western power markets were dysfunctional and non-competitive markets. On June 25, 2003, the FERC dismissed this complaint. Nevada Power has appealed that dismissal to the United States Court of Appeals for the Ninth Circuit. The sales made under the contract with Nevada Power have been completed, and we expect that any refund claim related to that contract, if not now barred, will be addressed in the Chapter 11 proceedings.
Mirant Americas Energy Marketing Contract Dispute With Southern California Water. On December 21, 2001, Southern California Water Co. filed a complaint at the FERC seeking reformation of the purchase price of energy under a long-term contract it had entered with Mirant Americas Energy Marketing, claiming that the prices under that contract were unjust and unreasonable because, when it entered the contract, Western power markets were dysfunctional and non-competitive markets. On June 25, 2003, the FERC dismissed this proceeding. Southern California Water has appealed that dismissal to the United States Court of Appeals for the Ninth Circuit. The contract with Southern California Water Company continues through 2006. Upon the transfer of the assets of the trading and marketing business to Mirant Energy Trading under the Plan, Mirant Energy Trading assumed Mirant Americas Energy Marketing’s contract obligations to Southern California Water Company, including any potential refund obligations.
U.S. Government inquiries
Department of Justice Inquiries. In November 2002, Mirant received a subpoena from the Department of Justice (“DOJ”), acting through the United States Attorney’s office for the Northern District of California, requesting information about its activities and those of its subsidiaries for the period since January 1, 1998. The subpoena requested information related to the California energy markets and other topics, including the reporting of inaccurate information to the trade press that publish natural gas or electricity spot price data. The subpoena was issued as part of a grand jury investigation. The DOJ’s investigation of the reporting of inaccurate natural gas price information is continuing, and Mirant has held preliminary discussions with DOJ regarding the disposition of this matter. The DOJ’s investigation is based upon the same circumstances that were the subject of an investigation by the Commodity Futures Trading Commission (“CFTC”) that was settled in December 2004. As described in Mirant’s Annual Report on Form 10-K for the year ended December 31, 2004, in Legal Proceedings— Other Governmental Proceedings— CFTC Inquiry, pursuant to the settlement Mirant and Mirant Americas Energy Marketing consented to the entry of an order by the CFTC in which it made findings, which are neither admitted nor denied by Mirant and Mirant Americas Energy Marketing, that (1) from January 2000 through December 2001, certain Mirant Americas Energy Marketing natural gas traders (a) knowingly reported inaccurate price, volume, and/or counterparty information regarding natural gas cash transactions to publishers of natural gas indices and (b) inaccurately reported to index publishers transactions observed in the market as Mirant Americas Energy Marketing transactions and (2) from January to October 2000, certain Mirant Americas Energy Marketing west region traders knowingly delivered the false reports in an attempt to manipulate the price of natural gas. Under the settlement, the CFTC received a subordinated allowed, unsecured claim against Mirant Americas Energy Marketing of $12.5 million in the Chapter 11 proceedings. The DOJ could decide that further action against Mirant and Mirant Americas Energy Marketing is not appropriate or could seek indictments against one or more Mirant entities, or the DOJ and Mirant could agree to a disposition that might involve undertakings or fines, the amount of which cannot be reasonably estimated at this time but which could be material. Mirant has cooperated fully with the DOJ and intends to continue to do so. At this time, it is the Company’s view that any action taken by the DOJ against Mirant or its subsidiaries related to the reporting of natural gas price information would not involve the Company or its subsidiaries except to the extent that any disposition of this matter results in ongoing undertakings by Mirant Energy Trading as the recipient of the assets of Mirant Americas Energy Marketing under the Plan.
Environmental matters
EPA Information Request. In January 2001, the Environmental Protection Agency (the “EPA”) issued a request for information to Mirant concerning the air permitting and air emissions control implications under the EPA’s new source review (“NSR”) regulations promulgated under the Federal Clean Air Act (“Clean Air Act”) of past repair and maintenance activities at the Potomac River plant in Virginia and the Chalk Point, Dickerson and Morgantown plants in Maryland. The requested information concerns the period of operations that predates the Company subsidiaries’ ownership and lease of those plants. Mirant has responded fully to this request. Under the APSA, PEPCO is responsible for fines and penalties arising from any violation associated with historical operations prior to the Company subsidiaries’ acquisition or lease of the plants. If a violation is determined to have occurred at any of the plants, the Company subsidiary owning or leasing the plant may be responsible for the cost of purchasing and installing emissions control equipment, the cost of which may be material. If such violation is determined to have occurred after the Company’s subsidiaries acquired or leased the plants or, if occurring prior to the acquisition or lease, is determined to constitute a continuing violation, the Company subsidiary owning or leasing the plant at issue would also be subject to fines and penalties by the state or federal government for the period subsequent to its acquisition or lease of the plant, the cost of which may be material.
Mirant Potomac River Notice of Violation. On September 10, 2003, the Virginia Department of Environmental Quality (“Virginia DEQ”) issued a Notice of Violation (“NOV”) to Mirant Potomac River alleging that it violated its Virginia Stationary Source Permit to Operate by emitting nitrogen oxide (“NOx”) in excess of the “cap” established by the permit for the 2003 summer ozone season. Mirant Potomac River responded to the NOV, asserting that the cap is unenforceable, noting that it can comply through the purchase of emissions allowances and raising other equitable defenses. Virginia’s civil enforcement statute provides for injunctive relief and penalties. On January 22, 2004, the EPA issued an NOV to Mirant Potomac River alleging the same violation of its Virginia Stationary Source Permit to Operate as set out in the NOV issued by the Virginia DEQ.
On September 27, 2004, Mirant Potomac River, Mirant Mid-Atlantic, the Virginia DEQ, the Maryland Department of the Environment (the “MDE”), the DOJ and the EPA entered into, and filed for approval with the United States District Court for the Eastern District of Virginia, a proposed consent decree (the “Original Consent Decree”) that, if approved, would resolve Mirant Potomac River’s potential liability for matters addressed in the NOVs previously issued by the Virginia DEQ and the EPA. The Original Consent Decree requires Mirant Potomac River and Mirant Mid-Atlantic to (1) install pollution control equipment at the Potomac River plant and at the Morgantown plant leased by Mirant Mid-Atlantic in Maryland, (2) comply with declining system-wide ozone season NOx emissions caps from 2004 through 2010, (3) comply with system-wide annual NOx emissions caps starting in 2004, (4) meet seasonal system average emissions rate targets in 2008 and (5) pay civil penalties and perform supplemental environmental projects in and around the Potomac River plant expected to achieve additional environmental benefits. Except for the installation of the controls planned for the Potomac River units and the installation of selective catalytic reduction (“SCR”) or equivalent technology at Mirant Mid-Atlantic’s Morgantown Units 1 and 2 in 2007 and 2008, the Original Consent Decree does not obligate the Company’s subsidiaries to install specifically designated technology, but rather to reduce emissions sufficiently to meet the various NOx caps. Moreover, as to the required installations of SCRs at Morgantown, Mirant Mid-Atlantic may choose not to install the technology by the applicable deadlines and leave the units off either permanently or until such time as the SCRs are installed. The Original Consent Decree is subject to the approval of the district court and the Bankruptcy Court. As described below, the Original Consent Decree has not yet been approved and the parties have filed an amended proposed consent decree.
The owners/lessors under the lease-financing transactions covering the Morgantown and Dickerson plants (the “Owners/ Lessors”) objected to the Original Consent Decree in the Bankruptcy Court and filed a motion to intervene in the district court action. As part of a resolution of disputed matters in the Chapter 11 proceedings, the Owners/ Lessors agreed not to object to the Original Consent Decree, subject to certain terms set forth in the Plan and Confirmation Order.
On July 22, 2005, the district court granted a motion filed by the City of Alexandria seeking to intervene in the district court action, although the district court imposed certain limitations on the City of Alexandria’s participation in the proceedings. On September 23, 2005, the City of Alexandria filed a motion seeking authority to file an amended complaint in the action seeking injunctive relief and civil penalties under the Clean Air Act for alleged violations by Mirant Potomac River of its Virginia Stationary Source Permit To Operate and the State of Virginia’s State Implementation Plan. Based upon a computer modeling, the City of Alexandria asserted that emissions from the Potomac River plant cause or contribute to exceedances of national ambient air quality standards (“NAAQS”) for sulfur dioxide (“SO2”), nitrogen dioxide (“NO2”) and particulate matter. The City of Alexandria also contended based on its modeling analysis that the plant’s emissions of hydrogen chloride and hydrogen fluoride exceed Virginia state standards. Mirant Potomac River disputes the City of Alexandria’s allegations that it has violated the Clean Air Act and Virginia law. On December 2, 2005, the district court denied the City of Alexandria’s motion seeking to file an amended complaint.
In early May 2006, the parties to the Original Consent Decree and Mirant Chalk Point, LLC entered into and filed for approval with the United States District Court for the Eastern District of Virginia an amended consent decree (the “Amended Consent Decree”) that, if approved, will resolve Mirant Potomac River’s potential liability for matters addressed in the NOVs previously issued by the Virginia DEQ and the EPA. The district court and the Bankruptcy Court must approve the Amended Consent Decree for it to become effective. The Amended Consent Decree includes the requirements that were to be imposed under the terms of the Original Consent Decree as described above. It also defines the rights and remedies of the parties in the event of a rejection in bankruptcy or other termination of any of the long-term leases under which Mirant Mid-Atlantic leases the coal units at the Dickerson and Morgantown plants. The

Amended Consent Decree provides that if Mirant Mid-Atlantic rejects or otherwise loses one or more of its leasehold interests in the Morgantown and Dickerson plants and ceases to operate one or both of the plants, Mirant Mid-Atlantic, Mirant Chalk Point and/or Mirant Potomac will (i) provide the EPA, Virginia DEQ and the MDE with the written agreement of the new owner or operator of the affected plant or plants to be bound by the obligations of the Amended Consent Decree and (ii) where the affected plant is the Morgantown plant, offer to any and all prospective owners and/or operators of the Morgantown plant to pay for completion of engineering, construction and installation of the SCRs required by the Amended Consent Decree. If the new owner or operator of the affected plant or plants does not agree to be bound by the obligations of the Amended Consent Decree, it requires Mirant Mid-Atlantic, Mirant Chalk Point and/or Mirant Potomac to install an alternative suite of environmental controls at the plants they continue to own.
On April 26, 2006, Mirant Mid-Atlantic and the MDE entered into an agreement to allow Mirant Mid-Atlantic to implement the consent decree with respect to the Morgantown plant, if the consent decree receives the necessary approvals. Under the agreement, Mirant Mid-Atlantic agreed to certain ammonia and particulate matter emissions limits and to submit testing results to the MDE.
Mirant Potomac River Downwash Study. On September 23, 2004, the Virginia DEQ and Mirant Potomac River entered into an order by consent with respect to the Potomac River plant under which Mirant Potomac River agreed to perform a modeling analysis to assess the potential effect of “downwash” from the plant (1) on ambient concentrations of SO2, NO2, carbon monoxide (“CO”) and particulate matter less than or equal to 10 micrometers (“PM10”) for comparison to the applicable NAAQS and (2) on ambient concentrations of mercury for comparison to Virginia Standards of Performance for Toxic Pollutants. Downwash is the effect that occurs when aerodynamic turbulence induced by nearby structures causes emissions from an elevated source, such as a smokestack, to be mixed rapidly toward the ground resulting in higher ground level concentrations of emissions. If the modeling analysis indicates that emissions from the facility may cause exceedances of the NAAQS for SO2, NO2, CO or PM10, or exceedances of mercury compared to Virginia Standards of Performance for Toxic Pollutants, the consent order requires Mirant Potomac River to submit to the Virginia DEQ a plan and schedule to eliminate and prevent such exceedances on a timely basis. Upon approval by the Virginia DEQ of the plan and schedule, the approved plan and schedule is to be incorporated by reference into the consent order. The results of the computer modeling analysis showed that emissions from the Potomac River plant have the potential to contribute to localized, modeled instances of exceedances of the NAAQS for SO2, NO2 and PM10 under certain conditions.
On August 24, 2005, power production at all five units of the Potomac River generating facility was temporarily halted in response to a directive from the Virginia DEQ. The decision to temporarily shut down the facility arose from findings of a study commissioned under the order by consent referred to above. The Virginia DEQ’s directive was based on results from the study’s computer modeling showing that air emissions from the facility have the potential to contribute to localized, modeled exceedances of the health-based NAAQS under certain conditions. On August 25, 2005, the District of Columbia Public Service Commission filed an emergency petition and complaint with the FERC and the Department of Energy (“DOE”) to prevent the shutdown of the Potomac River facility. The matter remains pending before the FERC and the DOE. On September 21, 2005, Mirant Potomac River commenced partial operation of one unit of the plant. On December 20, 2005, due to a determination by the DOE that an emergency situation exists with respect to a shortage of electric energy, the DOE ordered Mirant Potomac River to generate electricity at the Potomac River generation facility, as requested by Pennsylvania-New Jersey-Maryland Interconnection, LLC (“PJM”), during any period in which one or both of the transmission lines serving the central Washington, D.C. area are out of service due to a planned or unplanned outage. In addition, the DOE ordered Mirant Potomac River, at all other times, for electric reliability purposes, to keep as many units in operation as possible and to reduce the start-up time of units not in operation without contributing to any NAAQS exceedances. The DOE required Mirant Potomac River to submit a plan, on or before December 30, 2005, that met these requirements. The DOE advised that it would consider Mirant Potomac River’s plan in consultation with the EPA. The order further provides that Mirant Potomac River and its customers should agree to mutually satisfactory terms for any costs incurred by it under this order or just and reasonable terms shall be established by a supplemental order. Certain parties filed for rehearing of the DOE order, and on February 17, 2006, the DOE issued an order granting rehearing solely for purposes of considering the rehearing requests further. Mirant Potomac River submitted an operating plan in accordance with the order. On January 4, 2006, the DOE issued an interim response to Mirant Potomac River’s operating plan authorizing operation of the units of the Potomac River facility on a reduced basis, but making it possible to bring the entire plant into service within approximately 28 hours when necessary for reliability purposes. The DOE’s order expires after September 30, 2006, but Mirant Potomac River expects it will be able to continue to operate these units after that expiration. In a letter received December 30, 2005, the EPA invited Mirant Potomac River and the Virginia DEQ to work with the EPA to ensure that Mirant Potomac River’s operating plan submitted to the DOE adequately addresses NAAQS issues. The EPA also asserts in its letter that Mirant Potomac River did not immediately undertake action as directed by the Virginia DEQ’s August 19, 2005, letter and failed to comply with the requirements of the Virginia State Implementation Plan established by that letter. Mirant Potomac River received a second letter from the EPA on December 30, 2005, requiring Mirant to provide certain requested information as part of an EPA investigation to determine the Clean Air Act compliance status of the Potomac River facility. The facility, in accordance with the operating plan submitted to the DOE, is currently operating at reduced capacity except when one or both of the transmission lines serving the central Washington, D.C. area are out of service. On June 1, 2006, Mirant entered into an Administrative Consent Order (“ACO”) with the EPA, which will enable Mirant to increase electric generation at the Potomac River plant without causing or contributing to violations of NAAQS. Accordingly, on June 2, 2006, in Docket No. EO-05-01, DOE issued a letter of instruction directing Mirant to operate the plant in accordance with the ACO. Pursuant to the ACO, for an 18-month period, Mirant is required to undertake a Model Evaluation Study (“MES”), which allows Mirant to operate the plant using day-ahead forecasted weather data rather than the historical 5-year, worst-case weather data in the EPA-approved model. In addition, the MES requires the installation of six ambient SO2 air monitors in the vicinity of the plant to monitor ambient air quality impacts of the plant. The MES will be used to determine the best performing model for predicting ambient air quality impacts from the plant operations. The ACO eliminates the previous limitations on Mirant to operate only specific units at the plant and allows Mirant to define daily operations based on predicted weather conditions. The MES may begin once a minimum of three SO2 monitors are installed, which is expected in June 2006.

PJM and PEPCO Reliability Plans
On January 9, 2006, the FERC issued an order directing PJM and PEPCO to file a long-term plan to maintain adequate reliability in the Washington D.C. area and surrounding region and a plan to provide adequate reliability pending implementation of this long-term plan. On February 8, 2006, PJM and PEPCO filed their proposed reliability plans, but the FERC has not ruled on the plans at this time.
City of Alexandria Nuisance Suit. On October 7, 2005, the City of Alexandria filed a suit against Mirant Potomac River and Mirant Mid-Atlantic in the Circuit Court for the City of Alexandria. The suit asserts nuisance claims, alleging that the Potomac River plant’s emissions of coal dust, flyash, NOx, SO2, particulate matter, hydrogen chloride, hydrogen fluoride, mercury and oil pose a health risk to the surrounding community and harm property owned by the City. The City seeks injunctive relief, damages and attorneys’ fees. On February 17, 2006, the City amended its complaint to add additional allegations in support of its nuisance claims relating to noise and lighting, interruption of traffic flow by trains delivering coal to the Potomac River plant, particulate matter from the transport and storage of coal and flyash, and potential coal leachate into the soil and groundwater from the coal pile.
New York State Administrative Claim. On January 24, 2006, the State of New York and the NYSDEC filed a notice of administrative claims in the Mirant Debtors’ Chapter 11 proceedings asserting a claim seeking to require the Mirant Debtors to provide funding to the Company’s subsidiaries owning generating facilities in New York to satisfy certain specified environmental compliance obligations. The State of New York alleges that during the pendency of the Chapter 11 proceedings the Mirant Debtors that have emerged from bankruptcy made decisions on behalf of the Company’s subsidiaries owning generating facilities in New York and did not appropriately maintain the corporate separateness between themselves and those subsidiaries. The Company disputes those allegations. The State of New York cites various existing outstanding matters between the State and the Company’s subsidiaries owning generating facilities in New York related to compliance with environmental laws and regulations, most of which are not material. The most significant compliance obligation identified by the State of New York in its notice of administrative claim relates to a consent decree entered into on June 11, 2003 (the “2003 Consent Decree”), by Mirant New York and Mirant Lovett with the State of New York to resolve issues related to NSR requirements under the Clean Air Act related to the Lovett plant. Under the 2003 Consent Decree, Mirant Lovett is required to make an election to install certain environmental controls on units 4 and 5 of the Lovett facility or shut down those units by 2007 to 2008. The State of New York notes in its notice of administrative claim that the cost of implementing such environmental controls could exceed $200 million. The State of New York and the NYSDEC have executed a stipulated order with the Company, its New York subsidiaries and the other Mirant Debtors to stay resolution of this administrative claim. That stipulated order was approved by the Bankruptcy Court on February 23, 2006.
Riverkeeper Suit Against Mirant Lovett. On March 11, 2005, Riverkeeper, Inc. filed suit against Mirant Lovett in the United States District Court for the Southern District of New York under the Federal Water Pollution Control Act (the “Clean Water Act”). The suit alleges that Mirant Lovett’s failure to implement a marine life exclusion system at its Lovett generating plant and to perform monitoring for the exclusion of certain aquatic organisms from the plant’s cooling water intake structures violates Mirant Lovett’s water discharge permit issued by the State of New York. The plaintiff requests the court to enjoin Mirant Lovett from continuing to operate the Lovett generating plant in a manner that allegedly violates the Clean Water Act, to impose civil penalties of $32,500 per day of violation, and to award the plaintiff attorney’s fees. On April 20, 2005, the district court approved a stipulation agreed to by the plaintiff and Mirant Lovett that stays the suit until 60 days after entry of an order by the Bankruptcy Court confirming a plan of reorganization for Mirant Lovett becomes final and non-appealable.
City of Alexandria zoning action
On December 18, 2004, the City Council for the City of Alexandria, Virginia (the “City Council”) adopted certain zoning ordinance amendments recommended by the City Planning Commission that resulted in the zoning status of Mirant Potomac River’s generating plant being changed from “noncomplying use” to “nonconforming use subject to abatement.” Under the nonconforming use status, unless Mirant Potomac River applies for and is granted a special use permit for the plant during the seven-year abatement period, the operation of the plant must be terminated within a seven-year period, and no alterations that directly prolong the life of the plant will be permitted during the seven-year period. If Mirant Potomac River were to apply for and receive a special use permit for the plant, the City Council would likely impose various conditions and stipulations as to the permitted use of the plant and seek to limit the period for which it could continue to operate.
At its December 18, 2004, meeting, the City Council also approved revocation of two special use permits issued in 1989 (the “1989 SUPs”), one applicable to the administrative office space at Mirant Potomac River’s plant and the other for the plant’s transportation management plan. Under the terms of the approved action, the revocation of the 1989 SUPs was to take effect 120 days after the City Council’s action, provided, however, that if Mirant Potomac River within such 120-day period filed an application for the necessary special use permits to bring the plant into compliance with the zoning ordinance provisions then in effect, the effective date of the revocation of the 1989 SUPs would be stayed until final decision by the City Council on such application. The approved action further provides that if such special use permit application is approved by the City Council, revocation of the 1989 SUPs will be dismissed as moot, and if the City Council does not approve the application, the revocation of the 1989 SUPs will become effective and the plant will be considered a nonconforming use subject to abatement.
On January 18, 2005, Mirant Potomac River and Mirant Mid-Atlantic filed a complaint against the City of Alexandria and the City Council in the Circuit Court for the City of Alexandria. The complaint seeks to overturn the actions taken by the City Council on December 18, 2004, changing the zoning status of Mirant Potomac River’s generating plant and approving revocation of the 1989 SUPs, on the grounds that those actions violated federal, state and city laws. The complaint asserts, among other things, that the actions taken by the City Council constituted unlawful spot zoning, were arbitrary and capricious, constituted an unlawful attempt by the City Council to regulate emissions from the plant, and violated Mirant Potomac River’s due process rights. Mirant Potomac River and Mirant Mid-Atlantic request the court to enjoin the City of Alexandria and the City Council from taking any enforcement action against Mirant Potomac River or from requiring it to obtain a special use permit for the continued operation of its generating plant. On January 18, 2006, the court issued an oral ruling following a trial that the City of Alexandria acted unreasonably and arbitrarily in changing the zoning status of Mirant Potomac River’s generating plant and in revoking the 1989 SUPs. On February 24, 2006, the court entered judgment in favor of Mirant Potomac River and Mirant Mid-Atlantic declaring the change in the zoning status of Mirant Potomac River’s generating plant adopted December 18, 2004, to be invalid and vacating the City Council’s revocation of the 1989 SUPs. The City of Alexandria has filed notice seeking to appeal this judgment.
PEPCO assertion of breach of Local Area Support Agreement
Following the shutdown of the Potomac River plant on August 24, 2005, Mirant Potomac River notified PEPCO on August 30, 2005, that it considered the circumstances resulting in the shutdown of the plant to constitute a force majeure event under the Local Area Support Agreement dated December 19, 2000, between PEPCO and Mirant Potomac River. That agreement imposes obligations upon Mirant Potomac River to dispatch the Potomac River plant under certain conditions, to give PEPCO several years advance notice of any indefinite or permanent shutdown of the plant, and to pay all or a portion of certain costs incurred by PEPCO for transmission additions or upgrades when an indefinite or permanent shutdown of the plant occurs prior to December 19, 2010. On September 13, 2005, PEPCO notified Mirant Potomac River that it considers Mirant Potomac River’s shutdown of the plant to be a material breach of the Local Area Support Agreement that is not excused under the force majeure provisions of the agreement. PEPCO contends that Mirant Potomac River’s actions entitle PEPCO to recover as damages the cost of constructing additional transmission facilities. PEPCO, on January 24, 2006, filed a notice of administrative claims asserting that Mirant Potomac River’s shutdown of the Potomac River plant causes Mirant Potomac River to be liable for the cost of such transmission facilities, which cost it estimates to be in excess of $70 million. Mirant Potomac River disputes PEPCO’s interpretation of the agreement. The outcome of this matter cannot be determined at this time.
If it is approved by the Bankruptcy Court and becomes effective, the Settlement Agreement entered into on May 30, 2006, by the Mirant Settling Parties and the Pepco Settling Parties would resolve all claims asserted by PEPCO against Mirant Potomac River arising out of the suspension of operations of the Potomac River plant in August 2005. Under the Settlement Agreement, PEPCO would release all claims it has asserted against Mirant Potomac River related to the shutdown of the plant in return for the claim PEPCO receives in the Mirant bankruptcy proceeding.
Asbestos cases
As part of the PEPCO purchase, Mirant agreed to indemnify PEPCO for certain liabilities arising in lawsuits filed after December 19, 2000, even if they relate to incidents occurring prior to that date, with certain qualifications. Since the acquisition, PEPCO has notified Mirant of more than 100 asbestos cases, distributed among three Maryland jurisdictions (Prince George’s County, Baltimore City and Baltimore County), as to which it claims a right of indemnity. Based on information and relevant circumstances known at this time, the Company does not anticipate that these suits will have a material adverse effect on its financial position, results of operations or cash flows. Under the Plan these indemnity obligations arising under the APSA with PEPCO became the obligations of Mirant Power Purchase. As a result, the Company recognized a non-cash capital contribution of $1 million in the first quarter of 2006.
New York tax proceedings
The Company’s subsidiaries that own the Bowline and Lovett generating plants in New York are the petitioners in various proceedings (“Tax Certiorari Proceedings”) initially brought in the New York state courts challenging the assessed value of those generating plants determined by their respective local taxing authorities. Mirant Bowline has challenged the assessed value of the Bowline generating facility and the resulting local tax assessments paid for tax years 1995 through 2005. Mirant Bowline succeeded to rights held by Orange & Rockland Utilities, Inc. (“Orange & Rockland”) for the tax years prior to its acquisition of the Bowline Plant in 1999 under its agreement with Orange & Rockland for the purchase of that plant. Mirant Lovett has initiated proceedings challenging the assessed value of the Lovett facility for each of the years 2000 through 2005. If the Tax Certiorari Proceedings result in a reduction of the assessed value of the generating facility at issue in each proceeding, the New York Debtor owning the facility would be entitled to a refund with interest of any excess taxes paid for those tax years.
On September 30, 2003, the Mirant Debtors filed a motion (the “Tax Determination Motion”) with the Bankruptcy Court requesting that it determine what the property tax liability should have been for the Bowline generating facility in each of the years 1995 through 2003 and for the Lovett generating facility in each of the years 2000 through 2003. The bases for the relief requested in the Tax Determination Motion on behalf of Mirant Bowline and Mirant Lovett were that the assessed values of the generating facilities made by the relevant taxing authorities had no justifiable basis and were far in excess of their actual value. The local taxing authorities have opposed the Tax Determination Motion, arguing that the Bankruptcy Court either lacks jurisdiction over the matters addressed by the Tax Determination Motion or should abstain from addressing those issues so that they can be addressed by the state courts in which the Tax Certiorari Proceedings described in the preceding paragraph were originally filed.
Collectively, Mirant Bowline and Mirant Lovett have not paid approximately $62 million assessed by local taxing authorities on the Bowline and Lovett generating facilities for 2003, which fell due on September 30, 2003, and January 30, 2004, approximately $53 million assessed by local taxing authorities on the generating facilities for 2004 that fell due on September 30, 2004, and January 30, 2005, and approximately $59 million assessed by local taxing authorities on the generating facilities for 2005 that fell due on September 30, 2005, and January 30, 2006, in order to preserve their respective rights to offset the overpayments of taxes made in earlier years against the sums payable on account of current taxes. The failure to pay the taxes due on September 30, 2003, January 30, 2004, September 30, 2004, January 30, 2005, September 30, 2005, and January 30, 2006, could subject Mirant Bowline and Mirant Lovett to additional penalties and interest.
Other legal matters
The Company is involved in various other claims and legal actions arising in the ordinary course of business. In the opinion of management, the ultimate disposition of these matters will not have a material adverse effect on the Company’s financial position, results of operations or cash flows.
Other contingencies
On May 5, 2005, Mirant NY-Gen discovered a sinkhole at its Swinging Bridge dam, located in Sullivan County, New York. In response, Mirant NY-Gen filled this sinkhole, inspected the dam’s penstock and slopes for damage, drew down the lake level, and cleaned the diversion tunnel. Mirant NY-Gen’s analysis indicates that the most probable cause of the sinkhole was erosion of soil comprising the dam through a hole in the penstock. The dam is currently stabilized, but is in need of additional repairs. Mirant NY-Gen currently expects to incur additional costs to repair the dam that could be material and to recover insurance proceeds for a portion of these repair costs. As a result of the sinkhole, Mirant NY-Gen was required to perform and provide to the FERC a flood study relating to the Swinging Bridge, Rio and Mongaup reservoirs to determine the maximum capacity of the reservoirs and the down stream consequences of a rain event resulting in a “greater than the maximum capacity” event. The flood study found that under the very extreme weather conditions assumed for the study (which included rainfall over a short period in amounts well in excess of the highest rainfall amounts recorded for such a period historically), the water flowing into the reservoirs could cause the level of the reservoirs to exceed the height of the dams at Mirant NY-Gen’s hydro facilities, leading to downstream flooding. Mirant NY-Gen is evaluating the results of the flood study and determining what modifications may be warranted to its hydro facilities based on those results. The costs of such modifications, if any are necessary, are unknown at this time, but could be significant. Mirant NY-Gen currently remains in Chapter 11. The Bankruptcy Court has approved a debtor-in-possession loan to Mirant NY-Gen from Mirant Americas under which Mirant Americas, subject to certain conditions, would lend up to $4.5 million to Mirant NY-Gen to provide funding for the repairs on the Swinging Bridge dam.
H.      Income taxes
The Company is a limited liability company treated as a branch of Mirant Americas for income tax purposes. As a result, Mirant Americas and Mirant have direct liability for the majority of the federal and state income taxes relating to the Company’s operations. Through December 31, 2005, the Company has allocated current and deferred income taxes to each regarded corporate member entity of its consolidated and combined group as if each regarded corporate entity member were a single taxpayer utilizing the asset and liability method to account for income taxes except with respect to recognizing certain current period tax benefits. Specifically, the Company did not record current period tax benefits on each regarded corporate entity’s ability to carry back its separate company current year net operating loss as realization of such losses were dependent on reimbursements from Mirant, which were at Mirant’s discretion under the tax sharing agreement.
Several significant changes to the Company’s tax posture occurred as a result of the Plan including the conversion of certain of the Company’s regarded corporate entities to limited liability companies coupled with the liquidation and/or merger of these regarded corporate entities into other disregarded corporate entities for income tax purposes, and certain partnerships owned by the regarded corporate entities were also liquidated and now form part of these disregarded entities for income tax purposes. The result eliminates the Company’s recording of tax expense and benefit beginning January 1, 2006, with respect to the liquidated regarded corporate entities. Furthermore, with respect to those liquidated regarded corporate entities, all previously existing deferred tax assets and liabilities were eliminated as of December 31, 2005.
Certain of the Company’s other subsidiaries continue to exist as regarded corporate entities for income tax purposes. For those corporate regarded entities, the Company allocates current and deferred income taxes to each regarded corporate entity as if such entity were a single taxpayer utilizing the asset and liability method to account for income taxes. To the extent the Company provides tax expense or benefit, any related tax payable or receivable to Mirant is reclassified to equity in the same period.
If the Company were to be allocated income taxes attributable to all its operations, there would be no pro forma income tax expense attributable to income before tax for the period ended March 31, 2006. The pro forma income tax expense attributable to income before tax would be $1 million for the three months ended March 31, 2005. The pro forma balance of the Company’s deferred income taxes is zero as of March 31, 2006.

I.      Condensed consolidating financial information
In December 2005, the Company’s wholly-owned subsidiary Mirant North America Escrow, LLC (“Mirant North America Escrow”) and its wholly-owned subsidiary MNA Finance Corp. issued $850 million of 7.375% senior notes, which mature on December 31, 2013. Upon Mirant’s emergence from bankruptcy, Mirant North America Escrow was merged with and into Mirant North America with Mirant North America as the surviving entity. See Note F for further discussion of the notes.
The notes are unsecured obligations of Mirant North America. However, they are jointly and severally and fully and unconditionally guaranteed on an unsecured senior basis by Mirant North America and certain of its subsidiaries (all of which are wholly-owned). The accompanying condensed consolidating and combining financial information has been prepared and presented pursuant to SEC Regulation S-X Rule 3-10, “Financial Statements of Guarantors and Issuers of Guaranteed Securities Registered or being Registered.” This information is not intended to present the financial position, results of operations and cash flows of the individual companies or groups of companies in accordance with U.S. GAAP.
The following sets forth condensed consolidating and combining financial statements of the guarantor and non-guarantor subsidiaries:
Mirant North America
Guarantor/ Non-Guarantor
condensed consolidating statements of operations (unaudited)
for the three months ended March 31, 2006

		Mirant		Non-
(Millions)	Parent	New York	Guarantor	Guarantor	Eliminations	Consolidated

Operating revenues	$—	$118	$212	$936	$(290)	$976
Cost of fuel, electricity and other products	18	43	72	480	(290)	323

Gross margin	(18)	75	140	456	—	653
Operating expenses:
Operations and maintenance	—	38	40	65	—	143
Depreciation and amortization	—	4	8	20	—	32
Generation facilities rent	—	—	—	24	—	24

Total operating expenses	—	42	48	109	—	199

Operating Income (Loss)	(18)	33	92	347	—	454

Other Expense (Income), net	(441)	1	1	(5)	475	31

Net Income (Loss)	$423	$32	$91	$352	$(475)	$423

Mirant North America
Guarantor/ Non-Guarantor
condensed combining statements of operations (unaudited)
for the three months ended March 31, 2005

				Mirant
				Americas
	Mirant		Non-	Generation/
(millions)	New York	Guarantor	Guarantor	Eliminations	Combined

Operating revenues	$65	$190	$770	$(434)	$591
Cost of fuel, electricity and other products	49	104	680	(437)	396

Gross margin	16	86	90	3	195
Operating expenses:
Operations and maintenance	34	41	65	(1)	139
Depreciation and amortization	5	8	19	1	33
Generation facilities rent	—	—	25	—	25
Gain on sale of asset, net	(1)	—	—	—	(1)

Total operating expenses	38	49	109	—	196

Operating Income (Loss)	(22)	37	(19)	3	(1)

Other Expense (Income), net	—	—	2	—	2
Reorganization items, net	—	2	13	15	30
Provision for income taxes	1	5	—	—	6

Net Income (Loss)	$(23)	$30	$(34)	$(12)	$(39)

Mirant North America
Guarantor/ Non-Guarantor
condensed consolidating balance sheet (unaudited)
March 31, 2006

		Mirant		Non-
(millions)	Parent	New York	Guarantor	Guarantor	Eliminations	Consolidated

ASSETS
Current Assets:
Cash and cash equivalents	$99	$75	$—	$147	$—	$321
Funds on deposit	201	—	73	238	—	512
Receivables	3	48	42	375	(107)	361
Notes receivable — affiliate	17	32	291	339	(554)	125
Price risk management assets	—	—	26	627	(28)	625
Prepaid rent and other payments	—	2	14	111	—	127
Inventory	(20)	21	26	287	—	314
Assets held for sale	—	—	—	7	—	7
Investment in securities available for sale	—	—	—	55	—	55
Other current assets	—	5	3	2	—	10

Total current assets	300	183	475	2,188	(689)	2,457

Property, Plant and Equipment, net	—	498	877	1,427	1	2,803

Noncurrent Assets:
Goodwill, net	(799)	—	—	799	—	—
Other intangible assets, net	—	—	58	161	—	219
Investments in subsidiaries	5,578	—	—	—	(5,578)	—
Price risk management assets	—	—	10	131	(10)	131
Prepaid rent	—	—	—	184	—	184
Funds on deposit	—	4	1	—	—	5
Accounts receivable	—	21	1	2	(18)	6
Debt issuance costs, net	54	—	—	—	—	54
Deferred income taxes	6	—	(1)	—	—	5

Total noncurrent assets	4,839	25	69	1,277	(5,606)	604

Total Assets	$5,139	$706	$1,421	$4,892	$(6,294)	$5,864

LIABILITIES AND EQUITY
Current Liabilities:
Notes payable-affiliate	$538	$14	$21	$—	$(553)	$20
Current portion of long-term debt	7	—	—	3	—	10
Claims payable	—	—	70	—	—	70
Accounts payable and accrued liabilities	31	27	28	320	(85)	321
Price risk management liabilities	—	—	2	588	(29)	561
Accrued property taxes	48	151	1	1	—	201
Deferred income taxes	6	—	—	—	(1)	5

Total current liabilities	630	192	122	912	(668)	1,188

Noncurrent Liabilities:
Long-term debt	1,541	—	11	33	—	1,585
Price risk management liabilities	—	—	—	37	(9)	28
Intercompany long term liabilities	—	—	—	17	(17)	—
Asset retirement obligations	—	5	20	9	—	34
Other noncurrent liabilities	1	4	—	—	(1)	4

Total noncurrent liabilities	1,542	9	31	96	(27)	1,651

Liabilities Subject to Compromise	—	80	—	—	(22)	58

Commitments and Contingencies Equity	2,967	425	1,268	3,884	(5,577)	2,967

Total Liabilities and Equity	$5,139	$706	$1,421	$4,892	$(6,294)	$5,864

Mirant North America
Guarantor/ Non-Guarantor
condensed consolidating balance sheet
December 31, 2005

		Mirant		Non-
(millions)	Parent	New York	Guarantor	Guarantor	Eliminations	Consolidated

ASSETS
Current Assets:
Cash and cash equivalents	$—	$1	$2	$292	$—	$295
Funds on deposit	854	—	4	682	—	1,540
Receivables	3	25	55	599	(89)	593
Notes receivable — affiliate	1	106	225	—	—	332
Price risk management assets	8	—	1	625	(30)	604
Prepaid rent and other payments	—	2	17	128	—	147
Inventory	(2)	19	24	237	—	278
Assets held for sale	—	—	—	7	—	7
Investment in securities available for sale	—	—	—	30	—	30
Other current assets	—	9	3	1	—	13

Total current assets	864	162	331	2,601	(119)	3,839

Property, Plant and Equipment, net	—	502	882	1,420	—	2,804

Noncurrent Assets:
Goodwill, net	(799)	—	—	799	—	—
Other intangible assets, net	—	—	58	163	—	221
Investments in subsidiaries	5,375	—	(2)	—	(5,373)	—
Price risk management assets	12	1	—	105	(13)	105
Prepaid rent	—	—	—	208	—	208
Funds on deposit	—	4	1	—	—	5
Accounts receivable	—	17	1	1	(17)	2
Debt issuance costs, net	22	—	2	—	—	24

Total noncurrent assets	4,610	22	60	1,276	(5,403)	565

Total Assets	$5,474	$686	$1,273	$5,297	$(5,522)	$7,208

LIABILITIES AND EQUITY
Current Liabilities:
Notes payable — affiliate	$6	$12	$35	$79	$—	$132
Current portion of long-term debt	—	—	—	3	—	3
Accounts payable and accrued liabilities	277	37	39	495	(67)	781
Price risk management liabilities	—	19	3	804	(30)	796
Accrued property taxes	48	136	2	—	—	186

Total current liabilities	331	204	79	1,381	(97)	1,898

Noncurrent Liabilities:
Long-term debt	850	—	11	33	—	894
Price risk management liabilities	—	—	—	39	(12)	27
Intercompany-long term liabilities	—	—	—	17	(17)	—
Asset retirement obligations	—	5	19	9	—	33
Other noncurrent liabilities	—	4	1	1	(1)	5

Total noncurrent liabilities	850	9	31	99	(30)	959

Liabilities Subject to Compromise	—	80	—	—	(22)	58

Commitments and Contingencies					—
Equity	4,293	393	1,163	3,817	(5,373)	4,293

Total Liabilities and Equity	$5,474	$686	$1,273	$5,297	$(5,522)	$7,208

Mirant North America
Guarantor/ Non-Guarantor
condensed consolidating statement of cash flows (unaudited)
For the three months ended March 31, 2006
(millions)

Cash Flows Provided By		Mirant		Non-
(Used In):	Parent	New York	Guarantor	Guarantor	Eliminations	Consolidated

Operating Activities	$112	$(2)	$(466)	$609	$228	$481
Investing Activities	(16)	74	(67)	(354)	550	187
Financing Activities	3	2	531	(400)	(778)	(642)

Net increase (decrease) in cash and cash equivalents	99	74	(2)	(145)	—	26
Cash and cash equivalents, beginning of period	—	1	2	292	—	295

Cash and cash equivalents, end of period	$99	$75	$—	$147	$—	$321

Mirant North America
Guarantor/ Non-Guarantor
condensed combining statement of cash flows (unaudited)
For the three months ended March 31, 2005
(millions)

				Mirant
				Americas
	Mirant		Non-	Generation/
Cash Flows Provided By (Used In):	New York	Guarantor	Guarantor	Eliminations	Combined

Operating Activities	$5	$31	$14	$(15)	$35
Investing Activities	(6)	(30)	(17)	42	(11)
Financing Activities	1	(1)	(1)	—	(1)

Net increase (decrease) in cash and cash equivalents	—	—	(4)	27	23
Cash and cash equivalents, beginning of period	—	2	466	168	636

Cash and cash equivalents, end of period	$—	$2	$462	$195	$659

$850,000,000
Mirant North America, LLC
MNA Finance Corp.
Offer to Exchange $850,000,000
7.375% New Senior Notes Due 2013 registered under the
Securities Act of 1933
for $850,000,000 aggregate principal amount of its outstanding unregistered
7.375% Senior Notes due 2013

PROSPECTUS

June 29, 2006

PART II. INFORMATION NOT REQUIRED IN PROSPECTUS
Item 20.     Indemnification of Directors and Officers
With regard to Mirant North America, section 18-108 of the Delaware Limited Liability Company Act (“DLLCA”) provides that a limited liability company may, and shall have the power to, indemnify and hold harmless any member or manager or other person from and against any and all claims and demands whatsoever, subject to such standards and restrictions, if any, as are set forth in its limited liability company agreement.
Mirant North America’s Limited Liability Company Agreement (“Agreement”) provides that the Company must indemnify to the full extent permitted by the laws of the State of Delaware any person made or threatened to be made a party to any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person or such person’s testator or intestate is or was a manager or officer of the Company or serves or served any other enterprise as a manager or officer at the request of the Company. The Agreement also requires that the Company advance expenses, including attorneys’ fees, incurred by any person to be indemnified upon receipt of an undertaking of or on behalf of the person to be indemnified to repay the amounts advanced if it is determined that the person is not entitled to be indemnified by the Company.
Notwithstanding the foregoing, the Company may not indemnify a manager or officer against liability for any intentional misconduct, any knowing violation of the law or any transaction in which the manager or officer receives a personal benefit in violation or breach of the DLLCA or the Agreement.
The Agreement limits the personal liability of Mirant North America’s members, managers or officers to the fullest extent not prohibited by the DLLCA or other applicable law for the debts, obligations or liabilities of the Company, whether arising in contract, tort or otherwise. The Agreement also provides that the failure of the Company to observe any formalities or requirements relating to the exercise of its powers or management of its business or affairs under the DLLCA or the Agreement shall not be grounds for imposing personal liability on the member, manager or officer for the liabilities of the Company.
With regard to MNA Finance Corp., section 145 of the Delaware General Corporation Law (“DGCL”) provides generally that all directors and officers (as well as other employees and agents) may be indemnified against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with certain specified actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation (a “derivative action”)), if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, if they had no reasonable cause to believe that their conduct was unlawful. A similar standard of care applies in derivative actions, except that indemnification extends only to expenses (including attorneys’ fees) actually and reasonably incurred in connection with defense or settlement of an action, and the DGCL requires court approval before there can be any indemnification if the person seeking indemnification has been found liable to the corporation.
Section 145 provides that indemnification shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct. This determination shall be made, with respect to a person who is a director or officer at the time of such determination, (1) by a majority vote of the directors who are not parties to the action, suit or proceeding, even though less than a quorum, (2) by a committee of directors designated by majority vote of such directors, (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders.
Section 145 further states that to the extent that a present or former director or officer has been successful on the merits or otherwise in defense of any specified action, suit or proceeding, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred in connection therewith.
Section 145 permits a corporation to advance expenses to or on behalf of a person to be indemnified upon receipt of an undertaking to repay the amounts advanced if it is determined that the person is not entitled to be indemnified. Finally, Section 145 provides that the rights conferred thereby are not exclusive of any other right that any person may be entitled to under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, and Section 145 authorizes a corporation to purchase and maintain insurance on behalf of directors, officers, employees and agents against any liability asserted against them and incurred by them in any such capacity, whether or not the corporation otherwise would have the power to indemnify them under Section 145.
Article VII of MNA Finance Corp.’s Bylaws provides similarly for indemnification by MNA Finance Corp. of its directors and officers to the fullest extent authorized by the DGCL, except that MNA Finance Corp. shall not indemnify any director or officer in connection with any proceeding initiated by such director or officer unless such proceeding was authorized in writing by the Board of Directors. Article VII provides further for mandatory advancement of expenses by MNA Finance Corp. so long as the indemnitee undertakes to repay the amounts advanced if it is determined by a final adjudication that the indemnitee is not entitled to indemnification.
Article VII of MNA Finance Corp.’s Certificate of Incorporation provides that to the fullest extent permitted by the DGCL as it now exists or may hereafter be amended, none of its director shall be personally liable to MNA Finance Corp. or its stockholders for monetary damages arising from a breach of the duty of care or other duty owed to MNA Finance Corp. or its stockholders.
All of the managers and officers of Mirant North America and the directors and officers of MNA Finance Corp. are covered by insurance policies against certain liabilities for actions taken in their capacities as such, including liabilities under the Securities Act of 1933.
Item 21.     Exhibits and Financial Statement Schedules
(a) The following exhibits are filed as part of this Registration Statement:

Exhibit No.		Description of Exhibit

2	.1*	Amended and Restated Joint Chapter 11 Plan of Reorganization for Registrant and its Affiliated Debtors (incorporated by reference from the Current Report on Form 8-K of Mirant Corporation filed December 15, 2005 as Exhibit 2.1)
3	.1**	Certificate of Formation of Mirant North America, LLC
3	.2**	Mirant North America, LLC Limited Liability Company Agreement

Exhibit No.		Description of Exhibit

3	.3**	Certificate of Incorporation of MNA Finance Corp.
3	.4**	Bylaws of MNA Finance Corp.
4	.1*	Indenture, dated December 23, 2005, among Mirant North America Escrow, LLC, Mirant North America, LLC, MNA Finance Corp., the subsidiary guarantors and Law Debenture Trust Company of New York, as Trustee (incorporated by reference from the Annual Report on Form 10-K of Mirant Corporation (file no. 001-16107), filed on March 14, 2006 as Exhibit 4.2)
4	.2**	Registration Rights Agreement, dated December 23, 2005, among Mirant North America Escrow, LLC, Mirant North America, LLC, MNA Finance Corp., the subsidiary guarantors and the Initial Purchasers listed on a schedule thereto
5	.1**	Opinion of Alston & Bird LLP
10	.1*	California Settlement Agreement dated January 13, 2005 (Designated on Mirant Corporation Form 10-K for the year ended December 31, 2004 as Exhibit 10.39)
10	.2*	Administrative Services Agreement dated as of January 3, 2006 between [Mirant North America] and Mirant Services, LLC
10	.3*	Power Sale, Fuel Supply and Services Agreement dated as of January 3, 2006 among Mirant Americas Energy Marketing, LP, Mirant Bowline, LLC, Mirant Lovett, LLC, and Mirant NY-Gen, LLC (Designated on Mirant Americas Generation, LLC Form 10-K for the year ended December 31, 2005 as Exhibit 10.6)
10	.4*	Power Sale, Fuel Supply and Services Agreement dated as of January 3, 2006 among Mirant Americas Energy Marketing, LP, Mirant Canal, LLC, and Mirant Kendall, LLC (Designated on Mirant Americas Generation, LLC Form 10-K for the year ended December 31, 2005 as Exhibit 10.7)
10	.5*	Power Sale, Fuel Supply and Services Agreement dated as of January 3, 2006 between Mirant Americas Energy Marketing, LP and Mirant Chalk Point, LLC (Designated on Mirant Americas Generation, LLC Form 10-K for the year ended December 31, 2005 as Exhibit 10.8)
10	.6*	Power Sale, Fuel Supply and Services Agreement dated as of January 3, 2006 between Mirant Americas Energy Marketing, LP and Mirant Mid-Atlantic, LLC (Designated on Mirant Americas Generation, LLC Form 10-K for the year ended December 31, 2005 as Exhibit 10.9)
10	.7*	Power Sale, Fuel Supply and Services Agreement dated January 3, 2006 between Mirant Americas Energy Marketing, LP and Mirant Potomac River, LLC (Designated on Mirant Americas Generation, LLC Form 10-K for the year ended December 31, 2005 as Exhibit 10.10)
10	.8*	Power Sale, Fuel Supply and Services Agreement dated January 3, 2006 between Mirant Americas Energy Marketing, LP and Mirant Texas, LP (Designated on Mirant Americas Generation, LLC Form 10-K for the year ended December 31, 2005 as Exhibit 10.11)
10	.9*	Power Sale, Fuel Supply and Services Agreement dated January 3, 2006 among Mirant Americas Energy Marketing, LP, Mirant Delta, LLC, and Mirant Potrero, LLC (Designated on Mirant Americas Generation, LLC Form 10-K for the year ended December 31, 2005 as Exhibit 10.12)

Exhibit No.		Description of Exhibit

10	.10*	Power Sale, Fuel Supply and Services Agreement dated January 3, 2006 among Mirant Americas Energy Marketing, LP and Mirant Zeeland, LLC (Designated on Mirant Americas Generation, LLC Form 10-K for the year ended December 31, 2005 as Exhibit 10.13)
10	.11*	2005 Omnibus Incentive Compensation Plan (Designated on Mirant Corporation Form 8-K filed January 3, 2006 as Exhibit 10.1)
10	.12*	Mirant North America, LLC — Credit Agreement with Deutsche Bank Securities Inc., Goldman Sachs Credit Partners L.P., and JPMorgan Chase Bank, N.A. (incorporated by reference from the Annual Report on Form 10-K of Mirant Corporation (file no. 001-16107), filed on March 14, 2006 as Exhibit 10.33)
12	.1**	Statement of the Computation of the Ratio of Earnings to Fixed Charges
21	.1**	Subsidiaries of Mirant North America, LLC
23	.1**	Consent of KPMG LLP, Independent Registered Public Accounting Firm
23	.2**	Consent of Alston & Bird LLP (included in Exhibit 5.1)
24	.1**	Power of Attorney for the Managers and Officers of Mirant North America, LLC
24	.2**	Power of Attorney for the Directors and Officers of MNA Finance Corp.
24	.3**	Powers of Attorney for the Managers, Directors and Officers of the Guarantors
25	.1**	Statement of Eligibility of Trustee on Form T-1
99	.1**	Form of Letter of Transmittal and related documents to be used in conjunction with the Exchange Offer
99	.2**	Purchase Agreement, dated December 20, 2005, among Mirant North America Escrow, LLC, Mirant North America, LLC, MNA Finance Corp., the subsidiary guarantors and J.P. Morgan Securities Inc., as representative of the Initial Purchasers listed on a schedule thereto

* Asterisk indicates exhibits incorporated by reference.
** Previously filed.
Item 22.     Undertakings
A. Rule 415 Offering
The undersigned registrant hereby undertakes:
(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

•	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

•	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of Securities offered (if the total dollar value of Securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

•	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(4) That, for the purposes of determining liability under the Securities Act of 1933 to any purchaser:
Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.
(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:
The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

•	any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

•	any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by this undersigned registrant;

•	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

•	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

B. Indemnification of Officers, Directors and Controlling Persons
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person of the registrant in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.
C. Information Requests
The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.
The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on June 28, 2006.

MIRANT NORTH AMERICA, LLC

By:	/s/ J. William Holden III

J. William Holden III
Senior Vice President, Chief Financial Officer
and Treasurer
Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on June 28, 2006:

Name		Title

/s/ Robert E. Driscoll* Robert E. Driscoll		President and Chief Executive Officer (Principal Executive Officer)

/s/ Robert M. Edgell* Robert M. Edgell		Chairman

/s/ Thomas Legro* Thomas Legro		Senior Vice President, Controller (Principal Accounting Officer)

/s/ J. William Holden III J. William Holden III		Senior Vice President, Chief Financial Officer and Treasurer (Principal Financial Officer)

/s/ James V. Iaco* James V. Iaco		Manager

/s/ Edward R. Muller* Edward R. Muller		Manager

*By:	/s/ J. William Holden III J. William Holden III Attorney in Fact

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on June 28, 2006.

MNA FINANCE CORP.

By:	/s/ J. William Holden III

J. William Holden III
Senior Vice President, Chief Financial
Officer and Treasurer
Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on June 28, 2006:

Title
Name

/s/ Robert E. Driscoll* Robert E. Driscoll		President and Chief Executive Officer (Principal Executive Officer)

/s/ Robert M. Edgell* Robert M. Edgell		Chairman

/s/ Thomas Legro* Thomas Legro		Senior Vice President, Controller (Principal Accounting Officer)

/s/ J. William Holden III J. William Holden III		Senior Vice President, Chief Financial Officer and Treasurer (Principal Financial Officer)

/s/ James V. Iaco* James V. Iaco		Director

/s/ Edward R. Muller* Edward R. Muller		Director

*By:	/s/ J. William Holden III J. William Holden III Attorney in Fact

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on June 28, 2006.

MIRANT TEXAS MANAGEMENT, LLC

By:	/s/ J. William Holden III

J. William Holden III
Senior Vice President and Treasurer
Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on June 28, 2006:

Title
Name

/s/ Robert A. Hayes* Robert A. Hayes		President and Manager (Principal Executive Officer)

/s/ J. William Holden III J. William Holden III		Senior Vice President, Treasurer and Manager (Principal Financial Officer and Principal Accounting Officer)

*By:	/s/ J. William Holden III J. William Holden III Attorney in Fact

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on June 28, 2006.

MIRANT TEXAS, LP
By: Mirant Texas Management, LLC
Its: General Partner

By:	/s/ J. William Holden III

J. William Holden III
Senior Vice President and Treasurer—Mirant Texas Management, LLC
Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on June 28, 2006:

Title
Name

By:	Mirant Texas Management, LLC
Its:	General Partner
/s/ Robert A. Hayes* Robert A. Hayes		President—Mirant Texas Management, LLC (Principal Executive Officer)

By:	Mirant Texas Management, LLC
Its:	General Partner

/s/ J. William Holden III J. William Holden III		Senior Vice President and Treasurer—Mirant Texas Management, LLC (Principal Financial Officer and Principal Accounting Officer)

*By:	/s/ J. William Holden III J. William Holden III Attorney in Fact

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on June 28, 2006.

MIRANT CALIFORNIA, LLC

By:	/s/ J. William Holden III

J. William Holden III
Senior Vice President and Treasurer
Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on June 28, 2006:

Title
Name

/s/ Robert M. Edgell* Robert M. Edgell		Chief Executive Officer (Principal Executive Officer)

/s/ J. William Holden III J. William Holden III		Senior Vice President, Treasurer and Manager (Principal Financial Officer and Principal Accounting Officer)

/s/ Robert E. Driscoll* Robert E. Driscoll		Chairman

/s/ Robert A. Hayes* Robert A. Hayes		Manager

*By:	/s/ J. William Holden III J. William Holden III Attorney in Fact

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on June 28, 2006.

MIRANT POTRERO, LLC

By:	/s/ J. William Holden III

J. William Holden III
Senior Vice President and Treasurer
Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on June 28, 2006:

Title
Name

/s/ Robert M. Edgell* Robert M. Edgell		Chief Executive Officer (Principal Executive Officer)

/s/ J. William Holden III J. William Holden III		Senior Vice President, Treasurer and Manager (Principal Financial Officer and Principal Accounting Officer)

/s/ Robert E. Driscoll* Robert E. Driscoll		Chairman

/s/ Robert A. Hayes* Robert A. Hayes		Manager

*By:	/s/ J. William Holden III J. William Holden III Attorney in Fact

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on June 28, 2006.

MIRANT DELTA, LLC

By:	/s/ J. William Holden III

J. William Holden III
Senior Vice President and Treasurer
Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on June 28, 2006:

Title
Name

/s/ Robert M. Edgell* Robert M. Edgell		Chief Executive Officer (Principal Executive Officer)

/s/ J. William Holden III J. William Holden III		Senior Vice President, Treasurer and Manager (Principal Financial Officer and Principal Accounting Officer)

/s/ Robert E. Driscoll* Robert E. Driscoll		Chairman

/s/ Robert A. Hayes* Robert A. Hayes		Manager

*By:	/s/ J. William Holden III J. William Holden III Attorney in Fact

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on June 28, 2006.

MIRANT CANAL, LLC

By:	/s/ J. William Holden III

J. William Holden III
Senior Vice President and Treasurer
Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on June 28, 2006:

Title
Name

/s/ Robert M. Edgell* Robert M. Edgell		Chief Executive Officer (Principal Executive Officer)

/s/ J. William Holden III J. William Holden III		Senior Vice President, Treasurer and Manager (Principal Financial Officer and Principal Accounting Officer)

/s/ Robert E. Driscoll* Robert E. Driscoll		Chairman

/s/ Jeffrey R. Perry* Jeffrey R. Perry		Manager

*By:	/s/ J. William Holden III J. William Holden III Attorney in Fact

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on June 28, 2006.

MIRANT KENDALL, LLC

By:	/s/ J. William Holden III

J. William Holden III
Senior Vice President and Treasurer
Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on June 28, 2006:

Title
Name

/s/ Robert M. Edgell* Robert M. Edgell		Chief Executive Officer (Principal Executive Officer)

/s/ J. William Holden III J. William Holden III		Senior Vice President, Treasurer and Manager (Principal Financial Officer and Principal Accounting Officer)

/s/ Robert E. Driscoll* Robert E. Driscoll		Chairman

/s/ Jeffrey R. Perry* Jeffrey R. Perry		Manager

*By:	/s/ J. William Holden III J. William Holden III Attorney in Fact

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on June 28, 2006.

MIRANT ZEELAND, LLC

By:	/s/ J. William Holden III

J. William Holden III
Senior Vice President and Treasurer
Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on June 28, 2006:

Title
Name

/s/ Robert M. Edgell* Robert M. Edgell		Chief Executive Officer (Principal Executive Officer)

/s/ J. William Holden III J. William Holden III		Senior Vice President, Treasurer and Manager (Principal Financial Officer and Principal Accounting Officer)

/s/ Robert E. Driscoll* Robert E. Driscoll		Chairman

/s/ Robert A. Hayes* Robert A. Hayes		Manager

*By:	/s/ J. William Holden III J. William Holden III Attorney in Fact

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on June 28, 2006.

MIRANT SPECIAL PROCUREMENT, INC.

By:	/s/ J. William Holden III

J. William Holden III
Senior Vice President and Treasurer
Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on June 28, 2006:

Title
Name

/s/ Robert E. Driscoll* Robert E. Driscoll		Chief Operating Officer and Director (Principal Executive Officer)

/s/ J. William Holden III J. William Holden III		Senior Vice President, Treasurer and Director (Principal Financial Officer and Principal Accounting Officer)

*By:	/s/ J. William Holden III J. William Holden III Attorney in Fact

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on June 28, 2006.

MLW DEVELOPMENT, LLC

By:	/s/ J. William Holden III

J. William Holden III
Senior Vice President and Treasurer
Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on June 28, 2006:

Title
Name

/s/ Robert A. Hayes* Robert A. Hayes		President (Principal Executive Officer)

/s/ J. William Holden III J. William Holden III		Senior Vice President and Treasurer (Principal Financial Officer and Principal Accounting Officer)

By:	Mirant Texas Management, LLC
Its:	Sole Member

/s/ J. William Holden III J. William Holden III		Senior Vice President and Treasurer— Mirant Texas Management, LLC

*By:	/s/ J. William Holden III J. William Holden III Attorney in Fact